                                                     FILED PURSUANT TO
                                                     RULE NO. 424(b)(1)
                                                     REGISTRATION NO. 333-69459


PROSPECTUS

                       Offer to Exchange all outstanding
              10 1/2% Senior Exchangeable Preferred Stock due 2008
                                      for
              10 1/2% Senior Exchangeable Preferred Stock due 2008
                      which have been registered under the
                       Securities Act of 1933, as amended

             [LOGO] OF GLOBAL CROSSING HOLDINGS LTD. APPEARS HERE

Investment in these securities involves certain risks. See "Risk Factors" beginning on page 16.

  The Company:

    .We are developing the world's first independent global fiber optic network.

    .Global Crossing Holdings Ltd.
     Wessex House, 45 Reid Street
     Hamilton, Bermuda HM12
     (441) 296-8600
     www.globalcrossing.bm

  Proposed Trading Format:

    .The over-the-counter market, negotiated transactions, or a combination of these methods.

  The Exchange Offer:

    . The Exchange Offer expires at 5:00 p.m., New York City time, on March
      9, 1999, unless extended.

    . All outstanding preferred stock that is validly tendered and not withdrawn will be exchanged.

    . Tenders of outstanding preferred stock may be withdrawn at any time prior to the expiration of the Exchange Offer.

    . The exchange of outstanding preferred stock for exchange preferred stock should not be a taxable event for U.S. federal income tax purposes.

    . We will not receive any proceeds from the Exchange Offer.

  The Exchange Preferred Stock:

    . The terms of the exchange preferred stock are substantially identical to the outstanding preferred stock, except that the exchange preferred stock will be freely tradeable.

  The New Exchange Notes:

    . The terms of the new exchange notes are substantially identical to the exchange notes, except that the new exchange notes will be freely tradeable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 4, 1999.

  In this prospectus, the "Issuer" refers to Global Crossing Holdings Ltd., and the "Company," "Global Crossing," "We," "Our" and "Us" refers to the Issuer and its consolidated subsidiaries (unless the context otherwise requires). "GCL" refers to Global Crossing Ltd., the parent company of the Issuer.

  This prospectus uses a number of technical terms, such as DWDM, indefeasible right of use, ISP and xDSL, that are not easily understandable. Certain technical terms used in this prospectus are defined in the glossary which is included at the end of this prospectus.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Service of Process and Enforcement of Liabilities........................   ii
Information Regarding Forward-Looking Statements.........................   ii
Summary..................................................................    1
Risk Factors.............................................................   16
Use of Proceeds..........................................................   27
Capitalization...........................................................   27
Selected Consolidated Financial Data.....................................   28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   31
The Exchange Offer.......................................................   42
Business.................................................................   50
Management...............................................................   65
Principal Shareholders...................................................   75
Certain Transactions.....................................................   77
Description of Preferred Stock...........................................   83
Description of Exchange Notes............................................  100
Description of Certain Indebtedness......................................  134
Tax Considerations.......................................................  137
Plan of Distribution.....................................................  147
Available Information....................................................  148
Legal Matters............................................................  148
Experts..................................................................  148
Index to Consolidated Financial Statements...............................  F-1
Glossary of Certain Defined Terms........................................ GL-1

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

  We are organized under the laws of Bermuda. In addition, certain of our directors and officers live outside of the United States and a large amount of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of process upon those directors and officers who live outside the United States. Also, it may be difficult for you to enforce judgments of the courts of the United States under the U.S. federal securities laws against our assets that are located outside the United States. Furthermore, our Bermuda counsel, Appleby Spurling & Kempe, has advised us that it may be hard for you to bring a case in Bermuda based on U.S. federal securities laws. They have also advised us that it may be difficult for you to enforce a judgment of a U.S. court based upon U.S. federal securities laws.

  Since we are organized in a jurisdiction other than the United States, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting the Borough of Manhattan, The City of New York for the purposes of any suit action or proceeding arising out of this offering. We have appointed CT Corporation to accept service of process in any such action.

                               ----------------

  In this prospectus, references to "dollars" and "$" are to United States dollars, the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction and the term "Exchange Offer" means the offer by Global Crossing to exchange restricted preferred stock for unrestricted preferred stock. See "Summary--Summary of Terms of the Exchange Offer."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  We have included "forward-looking statements" throughout this prospectus. These statements describe our attempt to predict future occurrences. We use the words "believes," "anticipates," "expects," and similar expressions to identify forward-looking statements. Forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as:

  . risks associated with our ability to complete our systems within currently estimated time frames and budgets,

  .  risks associated with our ability to sell capacity on our systems,

  . risks associated with our successful transition from a system development company to an operating company, and

  . risks associated with our ability to effectively compete in a rapidly evolving and price competitive marketplace.

  This list is only an example of some of the risks, uncertainties and assumptions that may affect our forward-looking statements. If any of these risks or uncertainties materialize (or fail to materialize), or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements. We do not intend to update or revise any forward-looking statements included in this prospectus to reflect future events. You should consider the information provided in the section "Risk Factors" and other information in this prospectus before investing in these securities.

                                    SUMMARY

  This summary highlights some information from this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. To understand this Exchange Offer you should read the entire prospectus, especially "Risk Factors" and the Consolidated Financial Statements and notes.

                                Global Crossing

  We are developing the world's first independent global fiber optic network, consisting of both undersea and terrestrial digital fiber optic cable systems. We operate as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international Internet and telecommunications services. Our cable systems under development will form a state-of-the-art interconnected worldwide high capacity fiber optic network (the "Global Crossing Network"). The undersea component of the Global Crossing Network will initially total 51,600 km and the terrestrial component will add 9,500 km for a combined total of 61,100 km. We are also planning several new cable systems and evaluating other business development opportunities which, if implemented, will complement the Global Crossing Network.

  Our business is designed to meet the varying needs of the global carrier market. We offer customers the ability to purchase capacity which is available on demand, thereby:

  . eliminating their need to commit in advance the substantial capital which would otherwise be required to build cable capacity, and

  . decreasing the risks associated with forecasting their future capacity requirements.

Compared with traditional cable systems, we offer more comprehensive, flexible and low-cost purchasing alternatives.

  We meet current market requirements of international carriers and Internet service providers and provide them with:

  .  direct international city-to-city connectivity,

  .  the ability to purchase capacity periodically,

  . discounts based upon aggregate volume purchased on the Global Crossing Network, and

  .  one-stop shopping and customer service.

  We are engineering and constructing the Global Crossing Network to allow for multiple upgrades to its initial circuit capacity at a fraction of the original network cost. We are focusing on expanding the products and services we offer to our customers in order to increase revenues and profits. We anticipate that our future revenues, beyond the sale of capacity on the initial components of the Global Crossing Network, will derive from several sources, including:

  .  the sale of additional capacity resulting from system upgrades,

  .  the development of additional undersea cable projects,

  . the development or purchase of additional terrestrial fiber capacity, and

  .  the introduction of new services.

                               Business Strategy

  Global Crossing's mission is to create the world's first independent global fiber optic network designed to offer the highest quality city-to-city communications connectivity among approximately 100 of the largest metropolitan communications markets worldwide. The principal elements of our business strategy are to:

  Create a Worldwide Network. Upon completion, the currently announced segments of the Global Crossing Network will directly connect Asia, North America, Europe, Central America and the Caribbean utilizing state-of-the-art fiber optic technology. By developing or acquiring terrestrial capacity, we offer customers low cost global city-to-city connectivity. We also intend to actively pursue additional opportunities for the expansion and utilization of the Global Crossing Network, including complementary businesses and facilities.

  Maintain Position as a Leading Wholesale Service Provider. We are the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of digital fiber optic cable systems. Our products are segmented to meet the varying needs of the global carrier market, with shore-to-shore capacity, city-to-city capacity and network purchasing options. We also offer volume-based purchasing flexibility.

  Utilize State-of-the-Art Technology. The Global Crossing Network is being engineered and constructed using the latest cable technology which we believe will:

  .  provide a cost advantage over existing alternatives,

  .  make it more reliable than competing systems,

  . allow us to offer substantially more capacity than existing cable systems, and

  . enable system capacity to be upgraded rapidly at a fraction of the initial cost.

  Maintain Position as Low-Cost Provider. Global Crossing believes that its low-cost position results from:

  . ownership of state-of-the-art facilities, resulting in low unit costs and low operating and maintenance costs,

  .  low sales, marketing and general and administrative costs, and

  .  purchasing efficiencies.

  Provide "One-Stop" Sales and Service. We offer one-stop sales and service to carrier customers worldwide. Our marketing professionals located in our Bermuda headquarters and in major cities throughout the world facilitate the sale of our telecommunications capacity and increase market awareness and name recognition.

  Leverage Extensive Management Experience. Global Crossing has assembled and will continue to build a strong management team comprised of executives with extensive operating experience in the telecommunications industry and the undersea cable sector. For more information, see "Management."

                          The Global Crossing Network

  The following table contains summary information regarding the Company's currently planned systems:

                                                                  Estimated
                                                                 System Cost      Expected Initial
           System                           Market               (millions)           RFS Date
-----------------------------  --------------------------------- ----------- ---------------------------
Atlantic Crossing ("AC-1")         United States and Europe        $  750         May 1998 (US-UK)
                                                                              February 1999 (Full Ring)
Pacific Crossing ("PC-1")           United States and Asia          1,200            March 2000
                                                                                July 2000 (Full Ring)
Mid-Atlantic Crossing ("MAC")   United States and the Caribbean       330           December 1999
Pan American Crossing ("PAC")       Western United States,            475           February 2000
                               Central America and the Caribbean
Pan European Crossing ("PEC")     18 European cities and AC-1         700    December 1999 (First Phase)
Global Access Limited ("GAL")      Cities in Japan and PC-1           110    December 1999 (First Phase)
                                                                   ------
                                                                   $3,565
                                                                   ======

                        Organization of Global Crossing


                 [LOGO OF GLOBAL CROSSING NETWORK APPEARS HERE]

* We have a 58% economic interest in PC-1 and a 49% economic interest in GAL. All other subsidiaries of the Issuer are wholly-owned.

  Our executive offices are located at Wessex House, 45 Reid Street, Hamilton, Bermuda and our telephone number is (441) 296-8600. Our home page on the Internet is http://www.globalcrossing.bm.

                                 Financing Plan

  As of September 30, 1998, we have incurred approximately $708.6 million of the $750 million in total estimated costs for AC-1 (excluding upgrades). All future costs excluding upgrades with respect to AC-1 are fully financed. We estimate that the total cost of developing and deploying PC-1, MAC, PAC, PEC and GAL is approximately $2,815 million (excluding costs of potential future upgrades and the amounts capitalized with respect to the warrants (the "PCG Warrants") issued pursuant to the Warrant Agreement, dated as of January 21, 1998, as amended), which is comprised of $1,200 million for PC-1, $330 million for MAC, $475 million for PAC, $700 million for PEC and $110 million for GAL.

  On May 18, 1998, we consummated an offering (the "Senior Notes Offering") pursuant to which we issued an aggregate of $800 million in principal amount of notes (the "Senior Notes"). We utilized approximately $295 million of the net proceeds of the Senior Notes Offering to refinance certain obligations incurred as part of the initial financing of AC-1. The balance will be utilized to make equity investments in certain of our systems and for general corporate purposes.

  On August 13, 1998, Global Crossing Ltd., our parent, and certain of its shareholders sold 24,150,000 shares of common stock (the "GCL Common Stock") offered in concurrent offerings made in the United States, Canada and internationally (the "GCL Stock Offerings"). We received approximately $392.1 million of the net proceeds from the GCL Stock Offerings in the form of a capital contribution from our parent. We intend to use these proceeds as follows: (i) to make investments in the Global Crossing Network, (ii) to make minority investments in telecommunications companies and Internet service providers, (iii) to fund our equity investment in GAL and (iv) for general corporate purposes.

                              Recent Developments

Lucent Agreement

  On January 26, 1999, GCL announced that it signed a technology cooperation agreement with Lucent Technologies Inc. that will give us access to Lucent's terrestrial and undersea fiber optic systems. In addition, we entered into a supply contract with Lucent to provide fiber and equipment for PEC. As part of the supply contract, Lucent will provide financing for PEC. The supply contract also provides that Lucent will provide financing for future systems if Lucent is selected as contractor.

Financial Results

  Our consolidated unaudited revenues for the three and twelve months ended December 31, 1998 amounted to approximately $205 million and $424 million, respectively, and resulted in consolidated net earnings applicable to common shareholder of approximately $60 million and a consolidated net loss applicable to common shareholder of $96 million, respectively for such periods.

                     Summary of Terms of the Exchange Offer

  The Exchange Offer relates to the exchange of up to $500,000,000 aggregate liquidation preference of our outstanding 10 1/2% Senior Exchangeable Preferred Stock due 2008 ("Old Preferred Stock") for up to an equal aggregate liquidation preference of our 10 1/2% Senior Exchangeable Preferred Stock due 2008 (the "Exchange Preferred Stock"), which has been registered under the Securities Act of 1933. The shares of the Exchange Preferred Stock will be our obligations governed by our bye-laws, as amended (the "Bye-laws"). The form and terms of the shares of the Exchange Preferred Stock are identical in all material respects to the form and terms of the shares of the Old Preferred Stock except:

  . that the shares of the Exchange Preferred Stock have been registered under the Securities Act,

  . that the shares of the Exchange Preferred Stock are not entitled to certain registration rights which are applicable to the shares of the Old Preferred Stock under a registration rights agreement, and

  . for certain contingent interest rate provisions.

  The shares of the Old Preferred Stock and the shares of the Exchange Preferred Stock are together referred to herein as the "Preferred Stock." For more information, see "Description of Preferred Stock."

The Exchange Offer..........  We are offering to exchange $100 liquidation preference of Exchange Preferred Stock for each $100 liquidation preference of Old Preferred Stock.

                              As of the date hereof, $500,000,000 in aggregate liquidation preference of Old Preferred Stock is outstanding. The Old Preferred Stock was originally issued in a private placement. As a condition to the purchase of the Old Preferred Stock, the initial purchasers required that we make a registered offer to exchange the Old Preferred Stock for other securities substantially similar to the Old Preferred Stock. We are making this Exchange Offer to satisfy this contractual obligation.

Resale......................  Based on an interpretation by the staff of the
                              Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, or a broker-dealer which acquired the Old Preferred Stock directly from the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that you are acquiring the Exchange Preferred Stock in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Preferred Stock. Each participating broker-dealer that receives shares of Exchange Preferred Stock for its own account pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the shares of Exchange Preferred Stock. See "Plan of Distribution."

                              Any holder of Old Preferred Stock who (i) is an affiliate of the Company, (ii) does not acquire Exchange Preferred Stock in the ordinary course of its business, (iii) tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Preferred Stock, or (iv) is a broker-dealer which acquired the Old Preferred Stock directly from the Company, cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in Exxon Capital Holdings Corporation (as defined), Morgan Stanley & Co. Incorporated (as defined) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the Exchange Preferred Stock.

Expiration Date.............  5:00 p.m., New York City time, on March 9, 1999,
                              (at least 20 business days after effectiveness of the registration statement of which this prospectus is a part), unless we extend the Exchange Offer, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Dividends on the
 Exchange Preferred Stock
 and the Old Preferred
 Stock......................
                              The shares of Exchange Preferred Stock will accrue dividends from December 2, 1998. If your shares of Old Preferred Stock are accepted for exchange, you will not receive accrued dividends on the shares of Old Preferred Stock, and will be deemed to have waived the right to receive any payment in respect of interest on such shares of Old Preferred Stock from and after December 2, 1998.

Certain Conditions to the
 Exchange Offer.............
                              The Exchange Offer is subject to certain customary conditions, which we may waive. For more information, see "The Exchange Offer-- Certain Conditions to the Exchange Offer."

Procedures for Tendering
 Shares of Old Preferred
 Stock......................  If you wish to accept the Exchange Offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof (the "Letter of Transmittal"), in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the shares of Old Preferred Stock and any other required documentation to the Exchange Agent (as defined) at the address set forth in the Letter of Transmittal. If you hold Old Preferred Stock through the Depositary (initially The Depository Trust Company ("DTC")) and wish to accept the Exchange Offer, you must do so pursuant to DTC's Automated Tender Offer Program, by which you will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, you will represent to us that, among other things, you are, or the person receiving such shares of Exchange Preferred Stock is, acquiring the shares of the Exchange Preferred Stock in the ordinary course of business and that neither you nor any such other person has any arrangement or understanding with any person to participate in the distribution of such shares of the Exchange Preferred Stock within the meaning of the Securities Act of 1933.

Special Procedures for
 Beneficial Holders.........
                              If you are a beneficial owner whose shares of Old Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should contact the person in whose name your shares of Old Preferred Stock are registered promptly and instruct such person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Preferred Stock in your name or obtain a properly completed bond power from the person whose name your shares of Old Preferred Stock are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery           If you wish to tender your shares of Old
 Procedures.................  Preferred Stock and your shares of Old Preferred
                              Stock are not immediately available or you cannot deliver your shares of Old Preferred Stock, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration
                              Date, you must tender your shares of Old
                              Preferred Stock according to the guaranteed delivery procedures set forth in "The Exchange
                              Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal Rights."

Acceptance of Old Preferred
 Stock and Delivery of
 Exchange Preferred Stock...
                              We will accept for exchange any and all shares of Old Preferred Stock that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The shares of Exchange Preferred Stock will be delivered promptly after the Expiration Date. For more details, see "The Exchange Offer--Terms of the Exchange Offer."

Certain Tax Consequences....  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. For more details, see "Tax Considerations--Tax Consequences of the Exchange Offer."

Exchange Agent..............  EquiServe-First Chicago Trust Division is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

             Summary Description of the Securities to be Registered

Exchange Preferred Stock

Exchange Preferred Stock ...  5,000,000 shares of 10 1/2% Senior Exchangeable
                              Preferred Stock mandatorily redeemable on
                              December 1, 2008.

Dividends...................  . Dividends will accumulate at 10 1/2% per annum of the liquidation preference per share of Exchange Preferred Stock.

                              .Payment frequency--every six months on June 1
                                and December 1.

                              . First payment--June 1, 1999.

                              . Before June 1, 2002, we have the option to pay
                                dividends in cash or additional shares of Exchange Preferred Stock. On or after June 1, 2002, we are required to pay dividends only in cash.

Ranking.....................  The Exchange Preferred Stock will be junior in right of payment to all of our consolidated indebtedness and other liabilities.

                              Assuming the offering of the Old Preferred Stock had been completed on September 30, 1998 and the proceeds had been applied as intended, the Exchange Preferred Stock would have been junior in right of payment to $1,327.7 million of our consolidated indebtedness and other liabilities.

Liquidation Preference......  $100.00 per share, plus accumulated and unpaid dividends.

Mandatory Redemption........  On December 1, 2008, we must redeem all outstanding shares of the Exchange Preferred
                              Stock. The redemption prices are discussed under the caption "Description of Preferred Stock-- Redemption--Mandatory Redemption."

Optional Redemption.........  On or after December 1, 2003, we may redeem some or all of the Exchange Preferred Stock at any time at the redemption prices listed in the "Description of Preferred Stock" section under the heading "Redemption--Optional Redemption."

                              Before December 1, 2001, we may redeem up to 35% of the liquidation preference of the Exchange Preferred Stock with the proceeds of one or more equity offerings at the price listed in the "Description of Preferred Stock--Redemption-- Optional Redemption."

                              Before December 1, 2003, if we experience specific kinds of changes in control, we may also redeem all, but not part, of the Exchange Preferred Stock. See "Description of Preferred Stock--Redemption--Optional Redemption."

Optional Tax Redemption.....  If there is a Change in Tax Law (as defined)
                              requiring the payment of Additional Amounts (as defined) by Global Crossing, we may redeem the Exchange Preferred Stock, in whole but not in part, at the price listed in the "Description of Preferred Stock" section under the heading "Redemption-- Optional Tax Redemption."

Mandatory Offer to            If we sell certain assets or experience specific
 Repurchase.................  kinds of changes of control and do not exercise our rights to redeem the Exchange Preferred Stock in full, we must offer to repurchase the Exchange
                              Preferred Stock at the prices listed in the "Description of Preferred Stock" section.

Basic Covenants of the Bye-   We will issue the Exchange Preferred Stock
 Laws.......................  pursuant to terms of the Bye-laws. The Bye-laws will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

                              . borrow money;

                              . pay dividends on stock or purchase stock;

                              . make investments; and

                              . sell certain assets or merge with or into other
                                companies.

                              For more details, see the "Description of Preferred Stock" section under the heading "Certain Covenants."

Exchange....................  Subject to certain conditions, we may exchange all, but not less than all, outstanding shares of Exchange Preferred Stock for New Exchange Notes (as defined) on any date on which we are scheduled to pay any dividends.

Voting Rights...............  The holders of the Exchange Preferred Stock will have no voting rights, except as:

                              . required by law; and

                              . provided in the terms of the Exchange Preferred
                                Stock.

                              The terms of the Exchange Preferred Stock will provide that the holders of a majority of the then outstanding shares of Exchange Preferred Stock, voting as a separate single class, will be entitled to elect two members to the Issuer's Board of Directors upon certain voting rights triggering events. The accumulation of accrued and unpaid dividends on the outstanding Exchange Preferred Stock in an amount equal to three semi-annual dividend payments is one of the voting rights triggering events.

                              These voting rights will continue until all dividends in arrears have been paid in full and all other voting rights triggering events have been cured or waived.

                              In addition, holders of at least two-thirds of the then outstanding Exchange Preferred Stock must approve certain changes that would be materially adverse to their rights.

New Exchange Notes

New Exchange Notes .........  10 1/2% Senior Subordinated Exchange Notes due
                              2008 (the "New Exchange Notes"). (The Exchange Preferred Stock and the New Exchange Notes will be referred to herein as the "Securities.") The New Exchange Notes are issuable at our option in exchange for Exchange Preferred Stock in an aggregate principal amount equal to the liquidation preference of the Exchange Preferred Stock so exchanged, plus, without duplication, accumulated and unpaid dividends to the date fixed for the exchange thereof, plus any additional New Exchange Notes issued from time to time in lieu of cash interest.

Maturity....................  December 1, 2008.

Interest....................  Annual fixed rate--10 1/2%.

                              Payment frequency--every six months on June 1 and December 1.

                              First payment--the first June 1 or December 1 following the date the New Exchange Notes were issued.

                              Before June 1, 2002, we have the option to pay interest in cash or additional New Exchange Notes. On or after June 1, 2002, we are required to pay interest only in cash.

Ranking.....................  The New Exchange Notes are senior subordinated indebtedness. They rank behind all of our current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the New Exchange Notes.

Optional Redemption.........  On or after December 1, 2003, we may redeem some or all of the New Exchange Notes at any time at the redemption prices listed in the "Description of Exchange Notes" section under the heading "Optional Redemption."

                              Before December 1, 2001, we may redeem up to 35% of the principal amount of the New Exchange Notes with the proceeds of one or more equity offerings at the redemption price listed in the "Description of Exchange Notes--Optional Redemption."

                              Before December 1, 2003, if we experience specific kinds of changes in control, we may redeem all, but not part, of the New Exchange Notes.

Optional Tax Redemption.....  If there is a Change in Tax Law requiring the payment of Additional Amounts by Global Crossing, we may redeem the New Exchange Notes, in whole but not in part, at the price listed in the "Description of Exchange Notes" section under the heading "Optional Tax Redemption."

Mandatory Offer to            If we sell certain assets or experience specific
 Repurchase.................  kinds of changes of control, and do not exercise our rights to redeem the New Exchange Notes in full, we must offer to repurchase the New

                              Exchange Notes at the prices listed in the "Description of Exchange Notes" section.

Basic Covenants of            We will issue the New Exchange Notes under an
 Indenture..................  indenture that will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

                              . borrow money;

                              . pay dividends on stock or purchase stock;

                              . make investments;

                              . use assets as security in other transactions;
                                and

                              . sell certain assets or merge with or into other
                                companies.

                              For more details, see the "Description of Exchange Notes" section under the heading "Certain Covenants."

General
Exchange Offer;               Holders of Exchange Preferred Stock and New
 Registration Rights........  Exchange Notes are not entitled to registration rights with respect to such securities. To remove the transferability restrictions on the Old
                              Preferred Stock, we have agreed:
                              . to file the registration statement of which
                                this prospectus is a part with the Securities and Exchange Commission under the Securities Act of 1933, to exchange the Old Preferred Stock for the Exchange Preferred Stock by March 2, 1999,

                              . to use our reasonable best efforts to cause the
                                registration statement to be declared effective under the Securities Act by May 28, 1999, and

                              . to keep the Exchange Offer open for not less
                                than 20 business days.

                              If the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, or a holder is not otherwise able to exchange its shares of the Old Preferred Stock for certain reasons, we will file with the Securities and Exchange Commission, subject to our receipt of certain information, a shelf registration statement to register the shares of Old Preferred Stock for public resale. If we default on any of these registration obligations, we will pay certain liquidated damages to each holder of shares of Old Preferred Stock. For more information, see "Description of Exchange Notes-- Exchange Offer; Registration Rights."

Use of Proceeds.............  We will not receive any cash proceeds from the
                              Exchange Offer. For more details, see the "Use of Proceeds" section.

               Summary Consolidated Financial and Operating Data

  The summary data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1997 and for the period from March 19, 1997 (date of inception) through December 31, 1997 are derived from the Consolidated Financial Statements of the Company included herein, which financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report thereon included elsewhere in this prospectus. The financial data as of and for the three and nine months ended September 30, 1998 are derived from the Company's unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, that management considers necessary for fair presentation of the financial position as of September 30, 1998 and results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. The operating data presented below are derived from the Company's records. The financial data presented herein and elsewhere in this prospectus are not necessarily indicative of the financial position or results of operations of the Company in the future. You should read the summary data below along with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this prospectus.

                                                                For the Period
                                Three Months    Nine Months     March 19, 1997
                                    Ended          Ended      (Date of Inception)
                                September 30,  September 30,    to December 31,
                                    1998           1998              1997
                                -------------  -------------  -------------------
Statement of Operations Data:
Sales and Operating Revenues..  $117,692,925   $ 218,948,792     $        --
                                ------------   -------------     ------------
Expenses:
 Cost of Capacity Sold........    49,237,947      90,438,176              --
 Sales, General,
  Administrative and Other
  (1).........................    24,063,902     192,430,368        3,101,708
                                ------------   -------------     ------------
Total Expenses................    73,301,849     282,868,544        3,101,708
                                ------------   -------------     ------------
Operating Income (Loss).......    44,391,076     (63,919,752)      (3,101,708)
Equity in loss of Pacific
 Crossing Ltd.................    (1,036,536)     (1,036,536)             --
Interest Income (Expense)
 Interest Income..............     8,265,769      12,939,207        2,941,352
 Interest Expense.............   (17,983,947)    (25,659,937)             --
Provision for Income Taxes
 (2)..........................    (7,331,590)    (16,331,590)             --
Extraordinary Loss on
 Retirement of GTH Senior
 Notes (3)....................           --      (19,709,472)             --
                                ------------   -------------     ------------
Net Income (Loss).............    26,304,772    (113,718,080)        (160,356)
GTH Preference Share Non-Cash
 Dividends (4)................           --       (8,306,433)     (12,689,923)
Redemption of GTH Preference
 Shares (5)...................           --      (34,140,067)             --
                                ------------   -------------     ------------
Net Income (Loss) Applicable
 to Common Shareholder........  $ 26,304,772   $(156,164,580)    $(12,850,279)
                                ============   =============     ============

                                                     As of          As of
                                                 September 30,   December 31,
                                                      1998           1997
                                                 --------------  ------------
Balance Sheet Data:
Cash and Restricted Cash (6).................... $  877,499,797  $26,727,880
Accounts Receivable, Net of Allowance for
 Doubtful Accounts..............................     62,750,201           --
Construction in Progress and Capacity Available
 for Sale (7)...................................    870,976,856   518,518,509
Investment in Pacific Crossing Ltd. (8).........    162,109,023           --
Deferred Finance and Organizational Costs, Net
 of Accumulated Amortization....................     41,599,923    25,934,021
Other Assets....................................     34,160,267     1,015,958
                                                 --------------  ------------
Total Assets.................................... $2,049,096,067  $572,196,368
                                                 ==============  ============
Long Term Debt and Other Obligations(9)......... $1,164,255,472  $315,334,000
GTH Preference Shares(10).......................            --     90,643,919
Shareholder's Equity:
  GCL Common Stock..............................         12,000        12,000
  Other Shareholder's Equity....................    835,226,100    74,269,032
  Accumulated Deficit...........................   (113,878,436)     (160,356)
                                                 --------------  ------------
Total Shareholder's Equity......................    721,359,664    74,120,676
                                                 --------------  ------------
Total Capitalization............................ $1,885,615,136  $480,098,595
                                                 ==============  ============

                                                        As of
                                                    September 30,
                                                         1998
                                                    --------------
Operating Data:
Executed CPAs.....................................   $767 million
                                                    Estimated (11)
                                                    --------------
Route Kilometers
 In Service.......................................      13,400
 Under Contract...................................      54,200
 Announced........................................      61,100
Network Service Capacity
 (STM-1 Circuits).................................       128
Estimated System Costs (excluding potential future
 upgrades and amounts capitalized with respect to
 the PCG Warrants)
  AC-1 ...........................................   $750 million
  Other Systems Under Development (PC-1, MAC, PAC,
   PEC and GAL)...................................  $2,815 million

--------
 (1) Includes a charge for the Advisory Services Agreement Termination on June 30, 1998. See "Certain Transactions." GCL acquired the rights on behalf of the Company of those entitled to fees payable under the Advisory Services Agreements in consideration for the issuance of GCL Common Stock having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to GCL under a related advance agreement. As a result of this transaction, the Company has recorded a non-recurring charge in the approximate amount of $137.7 million during the nine months ended September 30, 1998. Also, during the nine months ended September 30, 1998, we recognized $8.2 million from a total of $22.9 million of stock-related expense relating to stock options issued during such period, which entitle the holders to purchase GCL Common Stock. The remaining $14.7 million will be recognized as follows: $1.7 million in the fourth quarter of 1998, $6.8 million in 1999, $5.0 million in 2000 and $1.2 million in 2001.
 (2) Reflects income taxes on profits earned during the three and nine months ended September 30, 1998 attributable to both United States and other foreign jurisdictions. A significant portion of our operating losses have been incurred in non-taxable jurisdictions and therefore these operating losses cannot be applied to offset our future taxable earnings.
 (3) On May 18, 1998, a portion of the proceeds from the issuance of the Senior Notes was used to repurchase the 12% Senior Notes Due 2004 ("GTH Senior Notes") of Global Telesystems Holdings Ltd., a direct subsidiary of the Company. We recognized an extraordinary loss of $19.7 million on this repurchase, comprising a repurchase premium of approximately $9.8 million and a write-off of approximately $9.9 million of unamortized deferred financing costs.
 (4) The holders of the 14% senior increasing rate redeemable exchangeable preference shares of GTH (the "GTH Preference Shares") were entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preference share dividends include cumulative 14% dividends and amortization of the discount and issuance costs. Effective June 17, 1998, we used proceeds from the Senior Notes to redeem all outstanding GTH Preference Shares. All dividends prior to the redemption had been paid through the issuance of additional preference shares and charged against additional paid-in-capital.
 (5) As a result of the redemption of the GTH Preference Shares, we incurred a one time $34.1 million charge against additional paid-in-capital. The charge was comprised of: (i) a $15.9 million charge for the redemption premium and (ii) a write-off of $18.2 million of unamortized discount and unamortized deferred financing costs.
 (6) The majority of Cash and Restricted Cash is comprised of proceeds from the issuance of the Senior Notes and from the GCL Stock Offerings contributed to the Company.
 (7) Construction in Progress and Capacity Available for Sale includes direct and indirect expenditures for construction of AC-1 and other systems and is stated at cost. Includes costs incurred under (i) the construction contracts; (ii) advisory, consulting and legal fees; (iii) interest (including amortization of debt issuance costs incurred during the construction phase); and (iv) other costs necessary for developing AC-1 and other systems. Additionally, GCL granted the PCG Warrants to Pacific Capital Group, Inc. ("PCG"), a shareholder of GCL, for the PC-1, MAC and PAC systems and related rights. The $275.3 million value of the GCL Common Stock issued under the PCG Warrants was contributed to the Company and allocated to Construction in Progress in the amount of $112.2 million and as Investment in Pacific Crossing Ltd. ("PCL") in the amount of $163.1 million.
 (8) Includes $163.1 million as of September 30, 1998, as described above, representing the value of the PCG Warrants applicable to Pacific Crossing Ltd., less $1.0 million representing the Company's equity share in the loss of PCL for the nine months ended September 30, 1998.
 (9) Not including current portion of borrowings under the AC-1 Credit Facility of $27.4 million and $33.3 million current portion of obligations under inland service agreements and capital leases.
(10) The December 31, 1997 amount is comprised of (i) $100 million of GTH Preference Shares originally issued, plus (ii) $9.8 million of GTH Preference Shares issued as dividends thereon, less (iii) $19.2 million reflecting the unamortized discount and issue costs associated therewith. The Company redeemed all of the outstanding GTH Preference Shares effective as of June 17, 1998.
(11) Assumes full completion of AC-1, PC-1, MAC, PAC, PEC and GAL based upon our current estimates, including anticipated financing costs. See "Risk Factors--Risks Related to Completing our Cable Systems" and "--Risk of Error in Forward-Looking Statements."

                                  RISK FACTORS

  Before you participate in the Exchange Offer, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating your participation in the Exchange Offer.

Consequences of Failure to Exchange Old Preferred Stock

  We will issue Exchange Preferred Stock in exchange for the Old Preferred Stock pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering Shares of Old Preferred Stock." Such procedures and conditions include timely receipt by the Exchange Agent of such shares of Old Preferred Stock, and of a properly completed and duly executed Letter of Transmittal. Shares of Old Preferred Stock which you do not tender or we do not accept will, following the Exchange Offer, continue to be restricted securities and you may not offer or sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law.

  Any shares of Old Preferred Stock tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Old Preferred Stock outstanding. Following the Exchange Offer, if you did not tender your shares of Old Preferred Stock you generally will not have any further registration rights, and such shares of Old Preferred Stock will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such shares of Old Preferred Stock could be adversely affected. The shares of Old Preferred Stock are currently eligible for sale pursuant to Rule 144A through the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. Because we anticipate that most holders of Old Preferred Stock will elect to exchange such shares of Old Preferred Stock, we anticipate that the liquidity of the market for any shares of Old Preferred Stock remaining after the consummation of the Exchange Offer may be substantially limited.

Lack of Public Market for the Securities

  The shares of Exchange Preferred Stock will be new securities for which there currently is no established trading market. We do not intend to apply for listing of the Exchange Preferred Stock on a national securities exchange or automatic quotation system. Although the initial purchasers of the Old Preferred Stock have informed us that they currently intend to make a market in the Exchange Preferred Stock, the initial purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the shares of Exchange Preferred Stock will depend upon the number of holders of the Exchange Preferred Stock, the interest of securities dealers in making a market in the Exchange Preferred Stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the shares of Exchange Preferred Stock. If an active trading market for the shares of Exchange Preferred Stock does not develop, the market price and liquidity of the shares of Exchange Preferred Stock may be adversely affected. If the shares of Exchange Preferred Stock are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial performance and certain other factors. The liquidity of, and trading markets for, the shares of Exchange Preferred Stock also may be adversely affected by general declines in the market for payment-in-kind preferred stock. Such declines may adversely affect the liquidity of, and trading markets for, the shares of Exchange Preferred Stock, independent of our financial performance or prospects.

  Historically, the market for payment-in-kind preferred stock has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Preferred Stock. There can be no assurance that the market, if any, for the shares of Exchange Preferred Stock will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Exchange Preferred Stock.

Limited Operating History

  Global Crossing was organized in March 1997 and has a limited operating history. Our financial information relates principally to a period in which we were constructing and developing AC-1 and, until June 1998, had minimal revenues and operating costs. Despite recognizing approximately $218.9 million in revenues, we have incurred a net loss applicable to common shareholder of approximately $169.0 million for the period from March 19, 1997 (date of inception) through September 30, 1998, due primarily to the termination of certain advisory services agreements, awards under our Stock Incentive Plan, the extraordinary loss on the retirement of the GTH Senior Notes and the redemption of GTH Preference Shares. Global Crossing has financed its net losses, debt service, capital expenditures and other cash needs to date through the proceeds of sales of common and preferred equity and the issuance of debt, including non-recourse indebtedness of Atlantic Crossing Ltd., PCL and Mid-Atlantic Crossing Ltd. In addition, we will require substantial additional capital in order to carry out our business plan. For more information, see "-- Substantial Future Capital Requirements."

  Our success will depend substantially on sales of capacity on our systems. We have been marketing and selling capacity primarily on AC-1 which has resulted in executed capacity purchase agreements and inland capacity purchase agreements as of September 30, 1998 to purchase capacity totaling $767 million, including related sales of terrestrial capacity. We cannot be certain that we will continue to be successful in selling capacity on AC-1 or our other systems under development. Additionally, we cannot be certain that we will be able to realize our business plan. Furthermore, even if we realize our plan, we still may not be able to sustain operating profitability or generate sufficient cash flow to service our indebtedness. For more information, see "--Sales of Capacity; Realization of Other Revenues," "--Termination of Capacity Purchase Agreements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Leverage

  We have incurred a high level of debt. As of September 30, 1998, we had a total of $1,328 million of total liabilities, including approximately $1,213 million in senior indebtedness, of which $365 million was secured. In addition, PCL has entered into a $850 million non-recourse credit facility with respect to PC-1, under which as of September 30, 1998, PCL had incurred $200 million of indebtedness. Furthermore, in November 1998, Mid-Atlantic Crossing Ltd. entered into a $260 million non-recourse credit facility with respect to MAC. We have also entered into a $300 million commitment letter for project financing for PAC. For more information, see "Description of Certain Indebtedness."

  The amount of our debt could have important consequences for our future, including, among other things:

  . restrictive debt covenants may impair our ability to pay cash dividends or make required redemption payments on the Preferred Stock,

  . cash from operations may be insufficient to meet the principal and interest on our indebtedness, including the Exchange Notes, as they become due,

  . payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations, and

  . restrictive debt covenants may impair our ability to obtain additional financing.

  For more information see "Description of Certain Indebtedness."

  Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to repay our obligations. Our operating subsidiaries intend to enter into various credit arrangements. Accordingly, once they enter into these credit arrangements, the payment of dividends from our operating subsidiaries and the making and repayments of loans and advances will become subject to statutory, contractual and other restrictions.

  In addition, if we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our long term debt. There can be no assurance that we would be able to successfully renegotiate such terms or refinance our indebtedness when required or that satisfactory terms of any such refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as:

  .sales of certain assets to meet our debt service obligations,

  .sales of equity,

  .negotiations with our lenders to restructure applicable indebtedness, or

  .other options available to us under applicable law.

Substantial Future Capital Requirements

  We will require substantial capital investment to implement our business plan. Because we anticipate that each of our systems will require separate financing in addition to our equity investment in each system, we intend to raise additional non-recourse debt or equity capital at the system level to meet these financing requirements. We currently estimate that our capital resources, together with the additional capital that we intend to raise at the system level, will be sufficient to fund our currently planned systems. If we are unable to fund the development of our systems, our business, financial condition and results of operations will be materially adversely affected. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Risks Related to Completing our Cable Systems

  Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our planned cable systems as well as on achieving substantial capacity sales on these systems once they become operational. The construction of our systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond our control. There can be no assurance that each of these systems will be completed at the cost and in the time frame currently estimated by Global Crossing, or even at all. Although we will be awarding contracts for construction of our systems to certain suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule, and to provide guarantees in respect of completion dates and system design specifications, there can be no assurance that the actual construction costs or the time required to complete these systems will not exceed our current estimates. Such circumstances could have a material adverse effect on our results of operations or financial condition. For more information, see "Business--Suppliers."

  Our successful completion of our cable systems will depend, among other things, upon:

  .our ability to manage their construction effectively,

  .our ability to obtain all construction permits and licenses,

  .third-party contractors performing their obligations on schedule, and

  .our ability to enter into favorable construction contracts with a limited number of suppliers.

  Failure with respect to any of the foregoing may significantly delay or prevent completion of one or more of our systems, which could have a material adverse effect on our business, financial condition and results of operations.

Holding Company Structure; Effective Subordination of the Securities

  We are a holding company and derive substantially all of our revenues from our subsidiaries. We intend to lend or contribute all of the net proceeds from the offering of the Old Preferred Stock to certain of our subsidiaries. We will rely on payments from our subsidiaries to be able to meet our obligations. We will not be able to pay out cash dividends on the Preferred Stock, redeem the Preferred Stock or pay interest and principal on the Exchange Notes or redeem the Exchange Notes without receiving dividends from our subsidiaries. Our subsidiaries' ability to make such payments to us will be subject to the availability of sufficient cash. Some subsidiaries' abilities to pay dividends to us may also be subject to restrictive covenants in existing or future debt agreements.

Subordination

  The Exchange Notes, if and when issued, will rank behind all of our existing indebtedness (other than trade payables) and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Exchange Notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of our Company will be entitled to be paid in full in cash before any payment may be made with respect to the Exchange Notes.

  In addition, all payments on the Exchange Notes will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

  In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our Company, holders of the Exchange Notes will participate with trade creditors and all other holders of subordinated indebtedness of the Company in the assets remaining after we have paid all of the senior debt. However, because the indenture will require that amounts otherwise payable to holders of the Exchange Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Exchange Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of Exchange Notes may receive less, ratably, than the holders of senior debt.

  Assuming we had completed the offering of the Old Preferred Stock on September 30, 1998, the Exchange Notes would have been subordinated to $1,213 million of senior debt. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Sales of Capacity; Realization of Other Revenues

  Our ability to achieve our business objectives will also depend in large part upon our sales and marketing capabilities. Through our wholly-owned subsidiary, Global Crossing International, Ltd. ("GCI"), we have assembled a dedicated sales and marketing force. We depend upon the ability of such employees to effectively market and sell capacity. We cannot be certain that we will be able to effectively sell capacity on our cable systems. If we are unable to effectively sell capacity on our cable systems, our results of operations could be materially affected.

  We intend to grow revenues and profits by:

  .upgrading capacity on our planned systems,

  .developing additional undersea cable projects,

  .developing or purchasing additional terrestrial fiber capacity, and

  .introducing new services.

  For more information, see "Business." If we are unable to effect these upgrades, develop additional cable projects or develop or obtain additional terrestrial capacity, our business, financial condition and results of operations could be adversely affected.

Termination of Capacity Purchase Agreements

  Under all of our capacity purchase agreements for AC-1, the customer may terminate the agreement for capacity on any segment other than the United States-United Kingdom segment if the ready for service date for the applicable segment has not occurred by June 30, 1999. Furthermore, under some AC-1 capacity purchase agreements, the customer will receive a refund on the United States-United Kingdom segment if the ready for service date for the full AC-1 system has not occurred by June 30, 1999. In addition, under some AC-1 capacity purchase agreements, the customer may terminate the agreement if we do not obtain and hold certain governmental authorizations, approval, consents, licenses and permits. Capacity purchase agreements for our other systems may contain similar provisions. If a substantial number of capacity purchase agreements are terminated for any of the foregoing reasons, our business, financial condition and results of operations could be adversely affected. For more information, see "Business--Sales and Marketing" and "-- Summary of Principal Terms of Standard Contractual Documentation."

Competition

  The international telecommunications industry is highly competitive. We face competition from existing and planned systems along each of our planned routes. We also compete with satellite providers, including existing geosynchronous satellites and low-earth orbit systems now under construction. On certain routes, we compete against terrestrial cable systems. We compete primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of our systems. Traditionally, carriers have made substantial long term investments in ownership of cable capacity. This has meant that low price and high-end service have not been determining factors in such carriers' decisions to purchase additional capacity. Accordingly, there can be no assurance that we will be able to compete successfully against systems to which prospective customers have made long term commitments.

  The routes underlying our systems are currently served by several undersea cables, terrestrial systems as well as satellites. Primary future sources of competition for Global Crossing may result from, among others:

  (1) TAT-14, a transatlantic cable system which is being developed by its consortium members,

  (2) Gemini, a transatlantic cable system being operated and marketed by MCI WorldCom, Inc., and Cable & Wireless PLC,

  (3) FLAG Atlantic-1, a transatlantic system which is being developed by FLAG Telecom and Global TeleSystems Group, Inc.,

  (4) China-US, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC Communications Inc., MCI WorldCom, Inc, AT&T Corp. and Sprint Corp., most of whom have traditionally sponsored consortium cables, and

  (5) the Japan-US Cable Network, a transpacific system being developed by a consortium of major telecommunications carriers including MCI WorldCom, Inc., AT&T Corp., KDD, Nippon Telegraph & Telephone Corp., Cable & Wireless PLC and GTE Corporation.

Other regional and global systems are being considered by developers, including Project Oxygen, a global system being evaluated by CTR Group, Ltd. We believe that the other transatlantic systems will directly compete with AC-1 and may reduce customer demand on AC-1. We believe that the other planned transpacific systems will not satisfy the demand for capacity between the United States and Japan and that there is currently enough demand projected to accommodate all such systems. Nevertheless, the other planned transpacific systems will receive commitments for capacity that PC-1 could have received in their absence. In addition, we may face competition from existing and planned regional undersea cable systems and satellites on our MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base. Furthermore, we will face competition on PEC from various carriers who are either currently building or planning to build trans-European network assets. For more information, see "-- Rapid Growth in a Changing Industry; Pricing Uncertainties" and "Business-- Competition."

Relationship with Principal Shareholders; Conflicts of Interest

  As of September 30, 1998, Pacific Capital Group, Inc. ("PCG") had a 23.51% beneficial ownership interest in GCL. Global Crossing and GCL have entered into various transactions with PCG and have assumed the on-going development of PC-1, PAC and MAC from an affiliate of PCG. Mr. Gary Winnick, Co-Chairman of GCL's Board of Directors, controls PCG and its subsidiaries. In addition, several other officers and directors of GCL and the Company are affiliated with PCG. Furthermore, through an affiliate, Canadian Imperial Bank of Commerce ("CIBC") had a 22.39% beneficial ownership interest in GCL as of September 30, 1998. An affiliate of CIBC was an initial purchaser of the Old Preferred Stock, was an underwriter in the GCL Stock Offerings, was an initial purchaser in the Senior Notes Offering, and CIBC and its affiliates have also entered into certain financing transactions with Global Crossing in connection with the development and construction of its systems. Several members of GCL's Board of Directors are affiliated with CIBC. For more information, see "Management," "Principal Shareholders," and "Certain Transactions."

  Upon completion of the GCL Stock Offerings, PCG and CIBC collectively beneficially owned 46.46% of the outstanding GCL Common Stock. Accordingly, PCG and CIBC may be able to determine the vote on matters submitted to a vote of the stockholders of GCL, including the election of directors of GCL.

  Certain of GCL's officers and directors also serve as officers and directors of other companies. Additionally certain of GCL's officers and directors are active investors in the telecommunications industry. For more information, see "Management." Service as GCL's director or officer and as a director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for GCL or Global Crossing and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are officers of both GCL and another company. The pursuit of these other business interests could distract these officers and directors from pursuing opportunities on GCL's behalf. Such conflicts of interest could have a material adverse affect on our financial condition.

Transition from Management to Operating Company

  The transition from a development stage company to an operating company places significant demands on our management and operations. We are in the process of expanding the management and operational capabilities necessary for this transition.

  Our ability to manage this transition successfully will depend on, among other things:

  . expanding, training and managing our employee base, including attracting, retaining and motivating highly skilled personnel,

  . taking over or outsourcing our customer interface and operations, administrative and maintenance systems,

  .procuring terrestrial capacity to provide connectivity to inland cities, and

  .controlling expenses.

  There can be no assurance that we will succeed in developing all or any of these capabilities, and any failure to do so could have a material adverse effect on our results of operations. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

Rapid Growth in a Changing Industry; Pricing Uncertainties

  Part of our strategy is to construct several cable systems in a short time frame in order to take advantage of the supply and demand imbalance that currently exists and is projected to exist in the global marketplace. Each of our currently announced systems is expected to be operational between now and 2000. As a result of this aggressive strategy, we are experiencing rapid expansion and expect it to continue for the foreseeable future. This growth has increased our operating complexity. At the same time, the international telecommunications industry is changing rapidly due to, among other things:

  .the easing of regulatory constraints,

  .the privatization of established carriers,

  .the expansion of telecommunications infrastructure,

  .the globalization of the world's economies, and

  .the changing technology for wireless and satellite communication.

  Much of our planned growth is predicated upon the growth in demand for international telecommunications capacity. There can be no assurance that such anticipated demand growth will occur.

  The fiber optic cable transmission industry has experienced significant per circuit price declines resulting from technological advances in fiber optic technology. Recent changes in technology caused prices for circuits to go down even further. If there is less demand than we project or a bigger drop in prices per circuit than we project, there could be a material adverse effect on our business, financial condition and results of operations. There can be no assurance, even if our projections with respect to such factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

Rapid Technological Change

  The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in the transmission capacity of both new and existing fiber. The introduction of new products or the emergence of new technologies also may reduce the cost and increase the supply of certain services similar to those provided by Global Crossing. While we believe that being the first to construct and to market cable systems with significant capacity on certain routes may stop competitors from overbuilding in those situations, we cannot predict the behavior of potential competitors who might otherwise build a system even if it would be uneconomical. We believe that for the foreseeable future, technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder our ability to deploy the state-of-the-art technology. However, we cannot predict the effect of technological changes on our operations and such changes could have a material effect on our business, financial condition and results of operations.

Operations Risks

  Each of our systems will be subject to the risks inherent in a large-scale, complex fiber optic telecommunications system. The operations, administration, maintenance and repair of these systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. There can be no assurance that, even if built to specifications, our systems will function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

  AC-1 has, and each of our other systems are expected to have, a design life of not less than 25 years; however, there can be no assurance of the actual useful life of any of these systems. A number of factors will affect the useful life of each of our systems, including, among other things:

  .quality of construction,

  .unexpected deterioration, and

  .technological or economic obsolescence.

  Failure of any of our systems to operate for its full design life could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Key Personnel

  Our future success depends on the skills, experience and efforts of certain of the officers and key technical and sales employees of GCL and of Global Crossing. Some of these officers and employees are new to Global Crossing. We cannot be certain that we will be able to integrate new management into our existing operations. In addition, competition for these individuals is intense, and we may not be able to attract, motivate and retain highly skilled qualified personnel. We do not have "key person" life insurance policies covering any of our employees. For more information, see "Management--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Risks Associated with International Operations

  We will derive substantial revenues from international operations. We intend to have substantial physical assets in several jurisdictions along the routes of our planned systems.

  Accordingly, our business is subject to certain risks inherent in international operations. These risks include:

  .political and economic conditions,

  .unexpected changes in regulatory environments,

  .exposure to different legal standards, and

  .difficulties in staffing and managing operations.

  We have not experienced any material adverse effects with respect to our foreign operations arising from such factors. However, problems associated with such risks could arise in the future. Finally, managing operations in multiple jurisdictions will place further strain on our ability to manage our overall growth.

Foreign Exchange; Exchange Controls

  We will invoice the majority of our sales in U.S. dollars, and the majority of our customers will incur maintenance and other obligations denominated in U.S. dollars. Many of our actual and prospective customers derive their revenues in currencies other than U.S. dollars. Such customers will have to pay more money for the same maintenance if their currencies devalue relative to the U.S. dollar. Furthermore, such customers may be or may become subject to exchange control regulations which might restrict or prohibit the conversion of their revenue currencies into dollars. We then may be unable to receive payment because the customer may not have any U.S. dollars available to it. We cannot be certain that the occurrence of any such factors will not have a material adverse effect on our business, financial condition and results of operations.

Effect of Government Regulation

  We will be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in foreign jurisdictions where our cables land and exist. In particular, undersea cable landing or similar licenses will be required in many of the jurisdictions where Global Crossing's systems will land and exist. These licenses are typically issued for a term of years, subject to renewal. Moreover, these licenses may subject our business and operations to varying forms of regulation, which could change over the course of time.

If we fail to obtain or renew a license or if there is a material change in the nature of the regulation to which we are subject, there could be a material adverse effect on our business, financial condition and results of operations. In addition, political developments and national and locals laws may affect our international operations. Specifically, we must obtain construction and operating licenses during the construction phase of each of our cable systems. Although Global Crossing intends that the construction contracts for each of its cable systems will impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of such systems, there can be no assurance that such contractor will successfully obtain such permits and licenses. If we or the contractor fails to obtain or maintain any construction or operating license, there could be a material adverse effect on our business, financial condition and results of operations. For more information, see "Business--Regulation."

Dependence on Third Parties

  We depend and will continue to depend upon third parties to:

  .construct systems and provide equipment,

  .provide access to certain origination and termination points of our systems in various countries,

  .construct and operate landing stations in certain countries,

  .acquire rights of way,

  .provide terrestrial capacity to our customers through contractual arrangements, and

  .act as joint venture participants with regard to PC-1, GAL and other possible future systems.

  There can be no assurance that such third parties will perform their contractual obligation or that they will not be subject to political or economic events which may have a material adverse effect on our business, financial condition and results of operations.

Risk of Error in Forward-Looking Statements

  We have included "forward-looking statements" throughout this prospectus. These statements describe our attempt to predict future occurrences. We use the words "believes," "anticipates," "expects," and similar expressions to identify forward-looking statements. Forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as:

  . risks associated with our ability to complete our systems within currently estimated time frames and budgets,

  .  risks associated with our ability to sell capacity on our systems,

  . risks associated with our successful transition from a system development company to an operating company, and

  . risks associated with our ability to effectively compete in a rapidly evolving and price competitive marketplace.

  This list is only an example of some of the risks, uncertainties and assumptions that may affect our forward-looking statements. If any of these risks or uncertainties materialize (or fail to materialize), or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements. We do not intend to update or revise any forward-looking statements included in this prospectus to reflect future events. Factors that could cause actual results to differ materially are those set forth in this section of the prospectus. You should carefully read this section before making any decision to purchase these Securities.

Covenant Restrictions

  The terms of the Exchange Preferred Stock and the New Exchange Notes will impose certain operating and financial restrictions on us and our Restricted Subsidiaries. These restrictions will significantly limit or prohibit, among other things, our ability and our Restricted Subsidiaries' ability to:

  . incur additional indebtedness,

  . repay indebtedness prior to stated maturities,

  . sell assets,

  . make investments,

  . engage in transactions with shareholders and affiliates,

  . issue capital stock,

  . create liens, or

  . engage in mergers or acquisitions.

These restrictions could also limit our ability and our Restricted Subsidiaries' ability to:

  . effect future financings,

  . make needed capital expenditures,

  . withstand a future downturn in our business or the economy in general, or

  . otherwise conduct necessary corporate activities.

  Our ability and our Restricted Subsidiaries' ability to comply with the covenants and restrictions contained in the Bye-laws or the Indenture may be affected by events beyond our control, including prevailing economic and financial concerns. If we or our Restricted Subsidiaries fail to comply with these restrictions, it could lead to a default under the terms of the Preferred Stock or the Exchange Notes. In addition, in such circumstances we and our Restricted Subsidiaries may not be able to meet our respective debt service obligations. In the event of a default, holders of the Preferred Stock or the Exchange Notes could elect to declare all of the indebtedness to be due and payable together with accrued and unpaid interest. In such event, a significant portion of our and our Restricted Subsidiaries' other indebtedness may become immediately due and payable and there can be no assurance that we and our Restricted Subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. See "Description of Preferred Stock--Certain Covenants" and "Description of Exchange Notes--Certain Covenants."
Purchase of Securities Upon a Change of Control

  The terms of the Preferred Stock and the Exchange Notes will require us to make an offer to purchase the Securities upon the occurrence of a Change of Control (if we do not exercise our rights to redeem the Preferred Stock in full) at a purchase price equal to 101% of the liquidation preference of the Preferred Stock or the principal amount of the Exchange Notes, plus accumulated and unpaid dividends at the time of purchase or interest to the date of purchase. Prior to commencing such an offer to purchase, we would be required to (i) repay in full all of our indebtedness that would prohibit the purchase of the Securities or (ii) obtain any requisite consent to permit the purchase. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to purchase the Securities and such failure will constitute a voting rights triggering event under the terms of the Preferred Stock or an event of default under the terms of the Exchange Notes. There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including purchases of Securities) as described above. See "Description of Preferred Stock--Repurchase at the Option of Holders--Change of Control" and "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control."

Tax Matters

  We believe that a significant portion of the income derived from our subsea systems will not be subject to tax by any of (i) Bermuda, which currently does not have a corporate income tax, or (ii) certain other countries in which we conduct activities or in which our customers are located, including the United States. However, we base our belief upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities. Our position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). We cannot predict the amount of tax to which we may become subject. We cannot be certain that any of the foregoing factors would not have a material adverse effect on our business, financial condition and results of operations. For more information, see "Tax Considerations."

Foreign Personal Holding Company, Passive Foreign Investment Company, Controlled Foreign Corporation and Personal Holding Company Rules

  It is possible that the Issuer or one of its non-United States subsidiaries will be classified as a foreign personal holding company (an "FPHC") under the United States Internal Revenue Code. If you are a United States Holder as defined below and the Issuer or one of its non-United States subsidiaries is classified as an FPHC, then you would be required to pay tax on your pro-rata share of the Issuer's (or its relevant subsidiary's) undistributed FPHC income. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to United States Holders under these rules, to the extent such management of our affairs is consistent with our business goals. However, there can be no assurance that we will be successful in this endeavor.

  The Issuer believes that it is not a passive foreign investment company (a "PFIC") and does not expect to become a PFIC in the future. However, there can be no assurance in this regard. In addition, this belief is based, in part, on the Issuer 's interpretations of existing law that the Issuer believes are reasonable, but which have not been approved by any taxing authority. If the Issuer were a PFIC and you are a United States Holder, then you could be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon certain distributions by the Issuer or when you sell the Preferred Stock at a gain. For more information, see "Tax Considerations."

  Furthermore, additional tax considerations would apply if the Issuer or any of its affiliates were a controlled foreign corporation (a "CFC") or a personal holding company (a "PHC"). For more information, see "Tax Considerations."

                                USE OF PROCEEDS

  We will not receive any proceeds from the Exchange Offer.

                                 CAPITALIZATION

  The following table sets forth as of September 30, 1998 (i) the historical consolidated capitalization of the Company and (ii) the capitalization as adjusted to reflect the offering of the Old Preferred Stock and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this prospectus.

                                                  As of September 30, 1998
                                                ------------------------------
                                                    Actual      As Adjusted(1)
                                                --------------  --------------
                                                 (unaudited)     (unaudited)
   Long Term Debt:
     AC-1 Credit Facility(2)..................  $  337,754,772  $  337,754,772
     9 5/8% Senior Notes due 2008(3)..........     796,370,623     796,370,623
     Long term deferred revenue...............      12,406,592      12,406,592
     Obligations under inland service agree-
      ments and capital leases(4).............      17,723,485      17,723,485
                                                --------------  --------------
       Total Long Term Debt...................   1,164,255,472   1,164,255,472
                                                --------------  --------------
   10 1/2% Senior Exchangeable Preferred Stock
    due 2008(5)...............................             --      483,000,000
   Shareholder's Equity:
     GCL Common Stock.........................          12,000          12,000
     Other Shareholder's Equity...............     835,226,100     835,226,100
     Accumulated Deficit......................    (113,878,436)   (113,878,436)
                                                --------------  --------------
       Total Shareholder's Equity.............     721,359,664     721,359,664
                                                --------------  --------------
       Total Capitalization...................  $1,885,615,136  $2,368,615,136
                                                ==============  ==============

--------
(1) As adjusted to reflect the offering of the Old Preferred Stock.

(2) The AC-1 Credit Facility provides non-recourse financing at the ACL level for the construction and development of AC-1. A total of $482.0 million was available to be borrowed under this facility, of which $337.8 million (not including current portion totaling $27.4 million) was outstanding as of September 30, 1998. See "Description of Certain Indebtedness--AC-1 Credit Facility."

(3) The Senior Notes provided funds for refinancing corporate indebtedness and investments in the Company's PC-1, MAC and PAC systems.

(4) Net of the $33.3 million current portion of such obligations.

(5) Net of $17 million in unamortized commissions and expenses from the offering of the Old Preferred Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
  The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1997 and for the period from March 19, 1997 (date of inception) through December 31, 1997 are derived from the Consolidated Financial Statements of the Company included herein, which financial statements are prepared in accordance with U.S. GAAP and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report thereon included elsewhere in this prospectus. The financial data as of and for the three and nine months ended September 30, 1998 are derived from the Company's unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, that management considers necessary for fair presentation of the financial position as of September 30, 1998 and results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. The operating data presented below are derived from the Company's records. The financial data presented herein and elsewhere in this prospectus is not necessarily indicative of the financial position or results of operations of the Company in the future. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this prospectus.

                                                               For the Period
                                              Nine Months      March 19, 1997
                                                 Ended       (Date of Inception)
                          Three Months Ended September 30,     to December 31,
                          September 30, 1998      1998              1997
                          ------------------ --------------  -------------------
Statement of Operations
 Data
Sales and Operating
 Revenues...............     $117,692,925    $  218,948,792     $        --
                             ------------    --------------     ------------
Expenses:
Cost of Capacity Sold...       49,237,947        90,438,176              --
Operations,
 Administration and
 Maintenance............        8,182,206        10,652,206              --
Sales and Marketing.....        6,342,016        13,655,010        1,366,724
Network Development.....        2,912,062         7,233,645           78,000
General and
 Administrative.........        3,773,808        10,760,377        1,656,984
Termination of Advisory
 Services Agreement(1)..              --        139,669,340              --
Stock Related
 Compensation(2)........        1,654,932         8,248,795              --
Provision for Doubtful
 for Accounts...........        1,198,878         2,210,995              --
                             ------------    --------------     ------------
                               73,301,849       282,868,544        3,101,708
                             ------------    --------------     ------------
Operating Income
 (loss).................       44,391,076       (63,919,752)      (3,101,708)
Equity in Loss of
 Pacific Crossing Ltd...       (1,036,536)       (1,036,536)             --
Interest Income
 (Expense):                                                              --
  Interest Income.......        8,265,769        12,939,207        2,941,352
  Interest Expense......      (17,983,947)      (25,659,937)             --
Provision for Income
 Taxes (3)..............       (7,331,590)      (16,331,590)             --
Extraordinary Loss on
 Retirement of GTH
 Senior Notes (4).......              --        (19,709,472)             --
                             ------------    --------------     ------------
Net Income (loss).......       26,304,772      (113,718,080)        (160,356)
Preference Share Non-
 cash Dividends (5).....              --         (8,306,433)     (12,689,923)
Redemption of GTH
 Preference Shares (6)..              --        (34,140,067)             --
                             ------------    --------------     ------------
Net Income (Loss)
 Applicable to Common
 Shareholders...........     $ 26,304,772    $ (156,164,580)    $(12,850,279)
                             ============    ==============     ============
Other Financial Data:
Ratio of Earnings to
 Fixed Charges (13).....             1.72               --               --
Pro Forma Ratio of
 Earnings to Fixed
 Charges (14)...........             1.72               --               --
Excess of Earnings over
 Fixed Charges (Excess
 of Fixed Charges over
 Earnings) (13).........     $ 22,020,673    $ (112,620,959)    $ (9,937,123)
                             ============    ==============     ============
Pro Forma Excess
 Earnings over Fixed
 Charges (Fixed Charges
 over Earnings) (14)....     $ 22,020,673    $ (112,620,959)    $ (9,937,123)
                             ============    ==============     ============
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Dividends
 (13)...................             1.72               --               --
Pro Forma Ratio of
 Earnings to Combined
 Fixed Charges and
 Preferred Dividends
 (14)...................             1.20               --               --
Excess of Earnings over
 Combined Fixed Charges
 and Preferred Dividends
 (Excess of Combined
 Fixed Charges and
 Preferred Dividends
 over Earnings) (13)....     $ 22,020,673    $ (120,927,392)    $(22,627,046)
                             ============    ==============     ============
Pro Forma Excess of
 Earnings over Combined
 Fixed Charges and
 Preferred Dividends
 (Excess of Combined
 Fixed Charges and
 Dividends over
 Earnings) (14).........     $  8,895,673    $ (160,302,392)    $(63,907,868)
                             ============    ==============     ============

                                                   As of           As of
                                               September 30,    December 31,
                                                    1998            1997
                                               --------------  --------------
Balance Sheet Data:

Current Assets Including Cash and Restricted
 Cash (7)..................................... $  940,770,580  $   27,743,838
Long Term Accounts Receivable.................     33,639,685             --
Construction in Progress and Capacity
 Available for Sale (8).......................    870,976,856     518,518,509
Deferred Finance and Organization Costs, Net
 of Accumulated Amortization..................     41,599,923      25,934,021
Investment in Pacific Crossing Ltd. (9).......    162,109,023             --
                                               --------------  --------------
                                               $2,049,096,067  $  572,196,368
                                               ==============  ==============
Current Liabilities........................... $  154,162,431  $   92,097,773
Long Term Debt................................    337,754,772     162,325,000
Senior Notes..................................    796,370,623     150,000,000
Long Term Deferred Revenue....................     12,406,592             --
Obligations under inland service agreements
 and capital leases (10)......................     17,723,485       3,009,000
Deferred income taxes.........................      9,318,500             --
GTH Preference Shares (11)....................            --       90,643,919
Shareholder's Equity..........................
  GCL Common Stock............................         12,000          12,000
  Other Shareholder's Equity..................    835,226,100      74,269,032
  Accumulated Deficit.........................   (113,878,436)       (160,356)
                                               --------------  --------------
Total Shareholder's Equity....................    721,359,664      74,120,676
                                               --------------  --------------
Total Liabilities and Shareholder's Equity.... $2,049,096,067  $  572,196,368
                                               ==============  ==============
Other Financial Data:
Debt to Equity Ratio..........................         1.84:1          5.50:1

                                                                      As of
                                                                  September 30,
                                                                       1998
                                                                  --------------

Operating Data:
Executed CPAs.................................................... $  767 million

                                                                 Estimated(12)
                                                                 --------------

Route Kilometers
 In Service....................................................          13,400
 Under Contract................................................          54,200
 Announced.....................................................          61,100
Network Service Capacity
 (STM-1) Circuits).............................................             128
Estimated System Costs (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants)
 AC-1 .........................................................  $  750 million
 Other Systems Under Development (PC-1, MAC, PAC, PEC and
  GAL).........................................................  $2,815 million

--------
 (1) Includes a charge for the Advisory Services Agreement Termination on June 30, 1998. See "Certain Transactions." GCL acquired the rights on behalf of the Company of those entitled to fees payable under the Advisory Services Agreements in consideration for the issuance of GCL Common Stock having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to GCL under a related advance agreement. As a result of this transaction, the Company has recorded a non-recurring charge in the approximate amount of $137.7 million.

 (2) During each of the three and nine months ended September 30, 1998, the Company recognized $1.7 and $8.2 million, respectively, from a total of $22.9 million of stock-related expense relating to stock options issued during nine months ended September 30, 1998. The remaining $14.7 million will be recognized as follows: $1.7 million in the fourth quarter of 1998, $6.8 million in 1999, $5.0 million in 2000 and $1.2 million in 2001.

 (3) Reflects income taxes on profits earned during the nine months ended September 30, 1998 attributable to both United States and foreign jurisdictions. A significant portion of the Company's operating losses have been incurred in non-taxable jurisdictions and therefore these operating losses cannot be applied to future taxable earnings of the Company.

 (4) On May 18, 1998, a portion of the proceeds from the issuance of the Senior Notes was used to repurchase the GTH Senior Notes. The Company recognized an extraordinary loss of $19.7 million on repurchase comprising a premium of approximately $9.8 million and a write-off of approximately $9.9 million of unamortized deferred financing costs.

 (5) The holders of GTH Preference Shares were entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preference share dividends include cumulative 14% dividends and amortization of the discount and issuance costs. Effective June 17, 1998, the Company used proceeds from the Senior Notes to redeem all outstanding GTH Preference Shares. All dividends prior to the redemption had been paid through the issuance of additional preference shares and charged against additional paid-in-capital.

 (6) As a result of the redemption of the GTH Preference Shares, the Company incurred a one-time $34.1 million charge against additional paid-in capital. The charge was comprised of: (i) a $15.9 million charge for the redemption premium and (ii) a write-off of $18.2 of unamortized discount and unamortized deferred financing costs.

 (7) The majority of Cash and Restricted Cash is comprised of proceeds from the issuance of the Senior Notes and from the GCL Stock Offerings, contributed to the Company.

 (8) Construction in Progress and Capacity Available for Sale includes direct and indirect expenditures for construction of AC-1 and other Systems and is stated at cost. Includes costs incurred under (i) the construction contracts; (ii) advisory, consulting and legal fees; (iii) interest (including amortization of debt issuance costs incurred during the construction phase); and (iv) other costs necessary for developing AC-1. Additionally, GCL granted the PCG Warrants to PCG, a shareholder of GCL, for the PC-1, MAC and PAC systems and related rights. The $275.3 million value of the GCL Common Stock issued under the PCG Warrants was contributed to the Company and recorded as Construction in Progress in the amount of $112.2 million and Investment in Pacific Crossing Ltd. in the amount of $163.1 million.

 (9) Includes $163.1 million as of September 30, 1998, as described above, representing the value of the PCG Warrants applicable to Pacific Crossing Ltd., less $1.0 million representing the Company's equity share in the loss of Pacific Crossing Ltd. for the nine months ended September 30, 1998.

(10) Certain contracts to acquire terrestrial capacity and certain capital leases require payments over a 25-year period. The amount shown reflects the present value of such payments, net of the $33.3 million ($30.2 million as of December 31, 1997) current portion of such payments, which is included under "Current Liabilities."

(11) The December 31, 1997 amount is comprised of (i) $100 million of GTH Preference Shares originally issued, plus (ii) $9.8 million of GTH Preference Shares issued as dividends thereon, less (iii) $19.2 million reflecting the unamortized discount and issue costs associated therewith. The Company has redeemed all of the outstanding GTH Preference Shares effective as of June 17, 1998.

(12) Assumes full completion of AC-1, PC-1, MAC, PAC, PEC and GAL based upon current Company estimates, including anticipated financing costs. See "Risk Factors--Risks Related to Completing our Cable Systems" and "--Risk of Error in Forward-Looking Statements."

(13) For the purposes of this computation, earnings are defined as income
     (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).

(14) For the purposes of this pro forma computation, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). This computation gives effect to the November 24, 1998 issuance of the Preferred Stock assuming that the Preferred Stock had been issued at the beginning of each of the periods presented.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the notes thereto contained in this prospectus.

Overview

  The Company is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea and terrestrial digital fiber optic cable systems. The Company commenced operations in March 1997, when it entered into a fixed price contract with Tyco Submarine Systems Ltd. ("TSSL"), formerly AT&T Submarine Systems, Inc., for the design, development, construction and installation of AC-1, and obtained commitments for AC-1's initial financing. AC-1, the first of Global Crossing's planned fiber optic cable systems, is designed to be a four fiber pair system connecting (i) the United States to the United Kingdom, (ii) the United Kingdom to The Netherlands and Germany, (iii) The Netherlands to Germany and (iv) Germany to the United States. The first segment of AC-1, the United States to United Kingdom route, was completed and commenced operations on May 26, 1998. The Company currently anticipates that the full AC-1 system will be completed and commence operations by February 1999. See "Risk Factors--Risks Related to Completing our Cable Systems."

  Until May 26, 1998, the Company was a development stage company and since its inception, has been involved in the planning, financing, marketing, organization, development, design and construction of the AC-1 system. In addition, the Company has been engaged in the planning, developing and financing of the five other planned systems currently under active development by the Company (PC-1, MAC, PAC, PEC and GAL). The Company has also achieved a number of significant milestones, including (i) the recruitment of experienced professionals in undersea cable and telecommunications operations, (ii) the signing of construction contracts on AC-1, PC-1, MAC and PAC, (iii) the execution of the AC-1, PC-1 and MAC credit facilities and the execution of a financing commitment with respect to PAC, (iv) the construction and activation of the United States to United Kingdom segment of AC-1, (v) the issuance of an aggregate of $800 million in principal amount of the Company's Senior Notes,
(vi) the initial public offering of GCL Common Stock by the Company's parent, GCL and (vii) the execution of over $767 million of capacity purchase agreements ("CPAs") and inland capacity purchase agreements ("ICPAs"). Effective May 26, 1998, the United States--United Kingdom segment of AC-1 achieved "ready-for-service" ("RFS") and the Company began recognizing revenue from the sale of capacity. Accordingly, the Company is no longer a development stage company.

  In March 1998, Global Crossing Ltd., LDC ("Old GCL"), a limited duration company formed under the laws of the Cayman Islands, formed a wholly-owned subsidiary in Bermuda known as Global Crossing Holdings Ltd. and contributed its investment in Global Telesystems Holdings Ltd. to Global Crossing Holdings Ltd. In April 1998, Global Crossing Holdings Ltd. changed its name to Global Crossing Ltd. and formed the Issuer as a wholly-owned subsidiary. Global Crossing Ltd. then contributed its investment in Global Telesystems Holdings Ltd. to the Issuer. Prior to the GCL Stock Offerings, substantially all of the shareholders of Old GCL exchanged their equity interests in Global Crossing Ltd., LDC for GCL Common Stock of Global Crossing Ltd.

  The Company, together with other partners, formed a joint venture company, PCL, which on April 21, 1998 entered into a contract with TSSL to construct the PC-1 cable system. The estimated cost of the PC-1 system is approximately $1.2 billion (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants) and will be financed through a $400 million equity contribution by the joint venture partners and through borrowings under the credit facility discussed below. PC-1 is an undersea fiber optic cable system connecting California, Washington and two landing sites in Japan. The Company has approximately a 58% economic interest in PCL, represented by a 50% direct voting interest in PCL and, through an equity ownership interest in one of the other joint venture partners, a further 8% economic non-voting interest. The Company's funding commitment in respect of the $400 million of equity in PCL totals $231 million, which is proportional to its economic interest. PCL has obtained an $850 million senior secured, non-recourse credit facility from certain lenders to finance the remaining construction costs of the PC-1 system. The Company accounts for its investment in PCL on an equity basis.

  Effective June 2, 1998, the Company, through its wholly-owned subsidiary Mid-Atlantic Crossing Ltd. ("MACL"), entered into a contract with Alcatel Submarine Networks ("Alcatel") for the construction of MAC, an undersea fiber optic cable system connecting New York, the Caribbean and Florida. The estimated costs of the MAC system is approximately $330 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants). This will be financed through a $110 million equity contribution and through borrowings under a non-recourse credit facility. Effective November 25, 1998, MACL obtained $220 million in non-recourse course project financing from certain lenders to finance the initial construction costs of MAC.

  Effective July 21, 1998, the Company, through its wholly-owned subsidiary Pan American Crossing Ltd. ("PACL"), entered into a contract with TSSL to construct PAC, an undersea fiber optic cable system connecting California with two landing sites in Mexico, Panama and the Caribbean. The estimated costs of the PAC system of approximately $475 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants) will be financed through a $175 million equity contribution and through borrowings under a non-recourse credit facility. On July 21, 1998, PACL entered into a commitment letter to obtain $300 million of non-recourse indebtedness.

  In October 1998, the Company announced its plans to build PEC, which upon completion, will interconnect AC-1 and 18 European cities including London, Paris, Amsterdam, Rotterdam, Antwerp, Brussels, Hamburg, Hanover, Dusseldorf, Cologne, Frankfurt, Strasbourg and Copenhagen. The Company also has future plans to connect additional European cities to the system. PEC is being initially planned as a 8,200 km system with 24 to 72 fiber pairs. The Company is currently negotiating with various parties for the construction of PEC and, based on those negotiations we believe that the construction cost for the system will be approximately $700 million.

  In December 1998, the Company announced its plans to build GAL, which will among other things interconnect PC-1 and Tokyo, Osaka and Nagoya. GAL is being initially planned as a 1,300 km system. The Company is currently negotiating with various parties for the construction of GAL and, based on those negotiations, the Company believes that the construction cost for the system will be approximately $110 million.

  Sales of capacity by the Company on its cable systems are effected through CPAs pursuant to which the Company's customers obtain an indefeasible right of use ("IRU") for a certain number of circuits. Each IRU entitles the customer to the use of the related capacity for a period ending 25 years after the RFS date for the related system. Global Crossing also sells terrestrial capacity through ICPAs, linking certain of the Company's landing stations with major cities in order to provide city-to-city connectivity to its customers. Terrestrial capacity purchased by the Company through Inland Services Agreements ("ISAs") from the owners of terrestrial cable systems is resold by the Company to its customers through ICPAs. The CPAs and ICPAs generally provide for a cash deposit upon execution, followed by full payment upon activation of the related capacity pursuant to the terms of the agreements. The Company also offers customers multi-year CPAs for capacity across the entire Global Crossing Network at tiered pricing.

  The Company's basic pricing structure currently provides for volume-based discounts to its customers as well as discounts for early purchases on a particular system. Customers are generally provided options in their CPAs to purchase additional capacity in the future at prices which reflect the aggregate purchases made by such customers. Consequently, the prices under such options in the future are often lower than the current price paid by such customers for their initial capacity.

Revenues

  Revenues from CPAs and ICPAs are recognized in the period during which (i) the purchaser obtains the right to use the capacity, which can only be suspended following a failure of the purchaser to pay the full purchase price or fulfill its contractual obligations, (ii) the purchaser becomes obligated to pay OA&M costs and (iii) the segment of the system related to the capacity purchased is ready for service.

  CPAs for capacity that do not meet the Company's revenue recognition policy are not recorded in the Company's consolidated financial statements.

  Since the RFS date for the United States--United Kingdom segment of AC-1, which occurred on May 26, 1998, the Company's revenues have been comprised principally of revenues from sales of cable capacity on AC-1 and the sale of associated terrestrial capacity.

  Pursuant to the CPAs, the Company bills its customers for operations, direct administration and maintenance costs incurred, plus 10%, subject to certain annual maximum amounts.

Cost of Capacity Sold; Construction in Progress; Capacity Available for Sale

  Construction costs incurred with respect to each segment of an undersea cable system are reflected as "Construction in Progress" in the Company's consolidated balance sheet until a segment becomes operational, at which time such costs are reflected as Capacity Available For Sale. Capacity Available For Sale is recorded at the lower of cost or fair value less cost to sell and is charged to Cost of Capacity Sold in the period the related revenues are recognized. Fair value of capacity is derived from a third party consultant's market study of expected sales of capacity.

  The Company capitalizes the cost of acquiring terrestrial capacity and records in Capacity Available for Sale amounts equal to the present value of future payments associated with the acquisition of such terrestrial capacity (excluding from such payments amounts attributable to operations and maintenance costs).

  Construction in Progress includes direct expenditures for construction of systems, including advisory, consulting and legal fees, interest during construction and amortized debt issuance costs incurred during the construction phase.

  Amounts charged to Cost of Capacity Sold are calculated based on the ratio of capacity revenues recognized in a period to total expected capacity revenues over the life of the system, multiplied by the total cost to construct the system. Management's forecast of revenues expected over the life of the system will be supported by an independent consultant's forecast. Changes in management's estimate of the expected revenues to be derived from sales of a cable system's capacity will result in adjustments to the calculations of Cost of Capacity Sold. These adjustments will be recorded on a prospective basis over future periods commencing with the period when management revises its estimate. The cost of acquiring terrestrial capacity is charged to Cost of Capacity Sold in the period during which the related revenues are recognized.

Operating Expenses

  In addition to Cost of Capacity Sold, the Company's operating expenses principally comprise sales and marketing, operations and maintenance, general and administrative and network development costs. Costs relating to the Company's evaluation of possible additional systems are expensed as incurred.

Results of Operations for the Period from March 19, 1997 (Date of Inception) to December 31, 1997

  Interest Income. Pursuant to the purchase agreement relating to the sale of its outstanding $150 million GTH Senior Notes, the Company was required to maintain certain amounts in restricted cash and cash equivalents accounts to fund future semi-annual interest payments on such notes. Interest income earned on this balance, together with interest income earned on cash raised from financing and cash on CPA deposits, totaled approximately $2.9 million for the period from March 19, 1997 to December 31, 1997. The Company utilized a portion of the net proceeds from the Note Offering to repurchase the GTH Senior Notes. See "--Liquidity and Capital Resources."

  Expenses. During the period ended December 31, 1997, the Company incurred expenses of $3.1 million. Of this amount, approximately $1.4 million was attributable to sales and marketing expenses, relating principally to AC-1, $0.1 related to network development and approximately $1.6 million was attributable to general and administrative expenses.

  GTH Preference Share Dividends. The GTH Preference Shares accrued compounding dividends at an annual rate of 14%. During the period ended December 31, 1997, the Company recorded preference share dividends of approximately $12.7 million. This amount is comprised of $11.1 million in paid-in-kind ("PIK") dividends, $1.0 million in amortization of the discount on issuance and $0.6 million in amortization of issuance costs. The $11.1 million in PIK dividends includes $1.3 million accrued but unpaid as of December 31, 1997.

  In connection with the issuance of the GTH Preference Shares, the exclusive placement agent thereof, CIBC Wood Gundy Securities Corp., received a total of 19,852,950 shares of Class A common stock of Global Crossing Ltd., LDC ("Old GCL") for no additional consideration. The Company has recorded the $13,235,000 estimated fair value of such shares as a discount in the carrying value of the GTH Preference Shares, which discount is being amortized over the term of such shares. See "Certain Transactions--Transactions Regarding Class A Shares of Old GCL."

  The Company utilized a portion of the net proceeds from the Note Offering to redeem the GTH Preference Shares effective June 17, 1998. See "--Liquidity and Capital Resources."

  Net Loss and Net Loss Applicable to Common Shareholder. During the period ended December 31, 1997, the Company had a net loss applicable to common shareholder of $12.9 million, resulting primarily from the $12.7 million of dividends on the GTH Preference Shares described above.

Results of Operations for the Three Months Ended September 30, 1998 and September 30, 1997

 Revenues

  During the three months ended September 30, 1998, the Company executed CPAs and ICPAs totaling approximately $211.3 million, bringing the total since inception to $767.3 million. Of this amount, the Company recognized revenues of $115.9 million on sales of capacity relating to AC-1 for the three months ended September 30, 1998, in addition to revenues from operation and maintenance services of $1.8 million. Of the $767.3 million executed CPAs and ICPAs, $550.6 million has not yet been reflected in the financial statements because the segment has not reached RFS or the purchaser has not obtained the right to use the capacity. During the three months ended September 30, 1998, the Company entered into CPAs and ICPAs with two additional international telecommunications carriers and sold approximately 10% of the minimum projected sales capacity of 512 circuits on the AC-1 system.

 Expenses

  Cost of capacity sold. For the three months ended September 30, 1998, the Company recognized $49.2 million in cost of capacity sold, resulting in a gross margin on capacity sales of 58%. The Company calculates cost of capacity sold for AC-1 based on the ratio of the period's actual revenue to total expected revenues given a minimum projected sales capacity of 512 circuits times the construction cost of the system. This calculation of cost of sales matches costs with the relative value of each sale. Cost of capacity sold also includes the cost of terrestrial capacity sold of approximately $7.7 million during the three months ended September 30, 1998. There were no sales or related costs recognized in the three months ended September 30, 1997, as the Company was in its development stage.

  Operations, administration and maintenance ("OA&M"). The Company incurred OA&M costs on AC-1 of $8.2 million during the three months ended September 30, 1998. The Company has entered into an agreement with TSSL relating to operations, administration and maintenance of AC-1 which limits the Company's total OA&M expense for the system. Following the AC-1 full system RFS date, the Company anticipates that its OA&M costs will be largely recovered through charges to its customers under the terms of CPAs. There were no OA&M costs in the three months ended September 30, 1997, as the Company was in its development stage.

  Sales and marketing. During the three months ended September 30, 1998, the Company incurred sales and marketing expenses of $6.3 million, including commissions of $3.4 million incurred on the capacity sales recognized during this period. During the three months ended September 30, 1997, the Company incurred sales and marketing costs of approximately $0.1 million. The increase from 1997 was due to additions in headcount, occupancy costs, plus marketing, commissions paid and other promotional expenses to support the Company's rapid growth.

  Network development. The Company incurred network development costs during the three months ended September 30, 1998 of $2.9 million relating to the development of systems. No such costs were incurred during the three months ended September 30, 1997.

  General and administrative. General and administrative expenses totaled $3.8 million during the three months ended September 30, 1998, and was comprised principally of salaries, employee benefits and recruiting fees reflecting the Company's staffing for multiple systems, travel, insurance costs, rent expenses, plus depreciation and amortization. During the three months ended September 30, 1997, the Company incurred general and administrative costs of approximately $0.6 million.

  Stock related compensation expense. The Company recognized approximately $1.7 million of compensation expense during the three months ended September 30, 1998 relating to options issued under GCL's Stock Incentive Plan. GCL's Stock Incentive Plan commenced on January 21, 1998 and therefore no issuances were made during the three months ended September 30, 1997.

  Equity in loss of Pacific Crossing Ltd. During April 1998, the Company entered into a joint venture to construct an undersea cable system, PC-1. PC-1 is owned and operated by PCL. The Company has an economic interest in PCL represented by a 50% direct voting interest and, through one of the joint venture partners, owns a further 8% economic non-voting interest. The $1.0 million loss represents the Company's 58% equity in the loss of this joint venture for the three months ended September 30, 1998.

  Interest Income and Interest Expense

  Interest income. The Company earned interest income of $8.3 million and $1.2 million in the three months ended September 30, 1998 and 1997, respectively. Such interest income represents earnings on cash raised from financings, the Stock Offerings of GCL which were contributed to the Company and on CPA deposits.

  Interest expense. During the three months ended September 30, 1998, the Company incurred $30.7 million in interest costs, including the amortization of finance costs and debt discount. Of this amount, the Company capitalized to construction in progress interest of $12.7 million, and expensed $18.0 million. During the three months ended September 30, 1997, the Company incurred interest costs of $0.3 million, all of which was capitalized to construction in progress.

 Provision for income taxes

  The income tax provision of $7.3 million for the three months ended September 30, 1998, provides for taxes on profits earned from capacity sales and OA&M revenues where subsidiaries of the Company have a presence in taxable jurisdictions. During the three months ended September 30, 1997, the Company has incurred operating losses, which relate to non-taxable jurisdictions and therefore, such losses cannot be applied against future taxable earnings. Accordingly, no tax provision or deferred tax benefit was recorded in 1997.

 Preference share dividends

  During the three months ended September 30, 1998, there were no preference share dividends since the preference shares were redeemed during June 1998. Preference share dividends for the three months ended September 30, 1997, were $4.2 million.

 Net income and Net income (loss) applicable to common shareholder

  During the three months ended September 30, 1998 the Company reported net income of $26.3 million compared to net income of $0.5 million in the three months ended September 30, 1997.

  During the three months ended September 30, 1998, the Company reported net income applicable to common shareholder of $26.3 million. During the three months ended September 30, 1997, the Company reported a net loss applicable to the common shareholder of $3.7 million resulting from $4.2 million of dividends on preference shares.

Results of Operations for the Nine Months Ended September 30, 1998 and the Period from March 19, 1997 (date of inception) to September 30, 1997

 Revenues

  During the nine months ended September 30, 1998, the Company executed CPAs and ICPAs totaling approximately $626.3 million bringing the total since inception to $767.3 million. Of this amount, the Company recognized revenues of $216.7 million on sales of capacity relating to AC-1 for the nine months ended September 30, 1998, in addition to revenues from operations and maintenance services of $2.2 million. The remaining $550.6 million has not yet been reflected in the financial statements because the segment has not reached RFS, or the purchaser has not obtained the right to use the capacity. During the nine months ended September 30, 1998, the Company entered into CPAs and ICPAs with 24 international telecommunications carriers and sold approximately 30% of the minimum projected sales capacity of 512 circuits on the AC-1 system.

 Expenses

  Cost of capacity sold. For the nine months ended September 30, 1998, the Company recognized $90.4 million in cost of capacity sold, resulting in a gross margin on capacity sales of 58%. The Company calculates cost of capacity sold for AC-1 based on the ratio of the period's actual revenue to total expected revenues, assuming minimum projected sales capacity of 512 circuits, times the construction cost of the system. This calculation of cost of sales matches costs with the relative value of each sale. Cost of capacity sold also includes the cost of terrestrial capacity sold of approximately $16.6 million during the nine months ended September 30, 1998. There were no sales or related costs recognized in the nine months ended September 30, 1997, as the Company was in its development stage.

  Operations, administration and maintenance ("OA&M"). The Company incurred OA&M costs of $10.7 million during the nine months ended September 30, 1998. The Company entered into an agreement with TSSL relating to operations, administration and maintenance of AC-1, which limits the Company's total OA&M expense for the system. Following the AC-1 full system RFS date, the Company anticipates that its OA&M costs will be largely recovered through charges to its customers under the terms of CPAs. There were no OA&M costs during the period March 19, 1997 (Date of Inception) to September 30, 1997, as the Company was in its development stage.

  Sales and marketing. During the nine months ended September 30, 1998, the Company incurred sales and marketing expenses of $13.7 million, including commissions of $7.5 million incurred on the capacity sales recognized during this period. During the period from March 19, 1997 (Date of Inception) to September 30, 1997, the Company incurred sales and marketing costs of approximately $0.1 million. The increase from 1997 was due to additions in headcount and occupancy costs, plus marketing, commissions paid and other promotional expenses to support the Company's rapid growth.

  Network development. The Company incurred network development costs during the nine months ended September 30, 1998 of $7.2 million relating to the development of systems. No such costs were incurred during the period from March 19, 1997 (Date of Inception) to September 30, 1997.

  General and administrative. General and administrative expenses totaled $10.8 million during the nine months ended September 30, 1998, and comprised principally of salaries, employee benefits and recruiting fees reflecting the Company's staffing for multiple systems, travel, insurance costs and rent expenses, plus depreciation and amortization. During the period from March 19, 1997 (Date of Inception) to September 30, 1997, the Company incurred general and administrative costs of $0.7 million.

  Termination of Advisory Services Agreement with PCG Telecom Services LLC. In connection with the development and construction of AC-1, GCL entered into an Advisory Services Agreement with PCG Telecom Services LLC, an affiliate of the Company, providing for the payment by the Company of an advisory fee of 2.0% of the gross revenues of ACL. GCL's Board of Directors also approved similar advisory fees and authorized GCL to enter into similar agreements with respect to other cable systems being developed by the Company. GCL has acquired the rights of the persons entitled to the fees payable under these agreements in consideration for the issuance of GCL Common Stock which had at the time of issuance an aggregate value of $135.0 million, and the cancellation of approximately $2.7 million owed to GCL under a related advance agreement. This charge of $137.7 million relating to the termination of the Advisory Services Agreement was contributed to the Company and is reflected in the statement of operations for the nine month period ended September 30, 1998. In addition, the Company recognized approximately $2.0 million of advisory fees incurred prior to termination of the contract.

  Stock related compensation expense. The Company recognized approximately $8.2 million of stock related compensation expense during the nine months ended September 30, 1998 relating to options issued under GCL's Stock Incentive Plan. GCL's Stock Incentive Plan commenced on January 21, 1998 and therefore no issuances were made during the period from March 19, 1997 (Date of Inception) to September 30, 1997. During the nine months ended September 30, 1998, the Company also recorded stock-related expense of $2.3 million relating to shares issued during this period.

  Equity in loss of Pacific Crossing Ltd. During April 1998, the Company entered into a joint venture to construct a cable system project, PC-1. PC-1 is owned and operated by PCL. The Company has an economic interest in PCL represented by a 50% direct voting interest and, through one of the joint venture partners, owns a further 8% economic non-voting interest. The $1.0 million loss represents the Company's 58% equity in the loss of this joint venture for the nine months ended September 30, 1998.

 Interest Income and Interest Expense

  Interest income. The Company reported interest income of $12.9 million in the nine months ended September 30, 1998 and $2.5 million during the period from March 19, 1997 (Date of Inception) to September 30, 1997. Such interest income represents earnings on cash raised from financings, the GCL Stock Offerings of GCL which was contributed to the Company and on CPA deposits.

  Interest expense. During the nine months ended September 30, 1998, the Company incurred $62.6 million in interest costs, including the amortization of finance costs and debt discount. Of this amount, the Company capitalized to construction in progress interest of $36.9 million, and expensed $25.7 million. During the period from March 19, 1997 (Date of Inception) to September 30, 1997, the Company incurred interest expense of $4.6 million, all of which was capitalized to construction in progress.

 Provision for income taxes

  The income tax provision of $16.3 million for the nine months ended September 30, 1998, provides for taxes on profits earned from capacity sales and OA&M revenues where subsidiaries of the Company have a presence in taxable jurisdictions. During the period from March 19, 1997 (Date of Inception) to September 30, 1997, the Company has incurred operating losses, which relate to non-taxable jurisdictions and therefore, such losses incurred to date cannot be applied against future taxable earnings. Accordingly, no tax provision or deferred tax benefit was recorded in 1997.

 Extraordinary item

  On May 18, 1998, the Company recognized an extraordinary loss of $19.7 million on the repurchase of the Global Telesystems Holding Ltd.'s senior notes ("GTH Senior Notes"), comprised of a premium of $9.8 million and a write-off of $9.9 million of unamortized deferred financing costs.

 Preference share dividends

  The former GTH Preference Shares accrued compounding dividends at an annual rate of 14%. During the nine months ended September 30, 1998, the Company recorded preference share dividends of approximately $8.3 million. Preference share dividends for the period from March 19, 1997 (Date of Inception) to September 30, 1997 were $8.4 million.

 Redemption of preference shares

  The redemption of the GTH Preference Shares occurred on June 17, 1998 and resulted in a $34.1 million charge against equity. This amount was comprised of a $15.9 million redemption premium and a write-off of $18.2 million of unamortized discount and issuance costs. The redemption premium and write-off of unamortized discount and issuance costs are treated as a deduction to arrive at net loss applicable to common shareholders in the consolidated statement of operations.

 Net income (loss) and Net income (loss) applicable to common shareholder

  The Company incurred a net loss of $113.7 million for the nine months ended September 30, 1998, compared to net income of $1.7 million in the period from March 19, 1997 (Date of Inception) to September 30, 1997. The net loss for the nine months ended September 30, 1998 reflects an extraordinary loss on retirement of the GTH Senior Notes of $19.7 million and a non-recurring charge of $139.7 million relating to the termination of its Advisory Services Agreement. The Company's net income before these items would have been $45.7 million.

  During the nine months ended September 30, 1998, the Company reported a net loss applicable to common shareholder of $156.2 million. This loss reflects GTH Preference Share dividends of $8.3 million and the redemption of GTH Preference Shares of $34.1 million. During the period from March 19, 1997 (Date of Inception) to September 30, 1997, the Company incurred a net loss applicable to common shareholder of $6.7 million after GTH Preference Share dividends of $8.4 million.

 Balance Sheet as of September 30, 1998

  Cash and cash equivalents. At September 30, 1998, cash and cash equivalents of $485.7 million include proceeds of GCL's Stock Offerings of $392.1 million, which was contributed to the Company.

  Restricted cash and cash equivalents. At September 30, 1998, restricted cash and cash equivalents includes: $231.0 million for the collateralization of the credit facility used to make initial payments on the PC-1 construction, $74.8 million reserved for funding future interest payable on the Senior Notes, and $86.0 million received pursuant to CPAs and ICPAs on AC-1 only in accordance with the terms of the AC-1 credit facility.

These funds may be used only for purchases of terrestrial capacity relating to AC-1, interest and principal payments on the AC-1 credit facility and to fund reserves for future upgrades to AC-1.

  Capacity available for sale, Construction in progress and Investment in PCL. The Company's investment in capacity available for sale, construction in progress, and investment in PCL totaled approximately $1,033 million as of September 30, 1998. Upon the GCL Stock Offerings each PCG Warrant then outstanding was converted into a fraction of a share of GCL Common Stock based upon the ratio of the per share valuation at the time of conversion less the per share exercise price of the warrants, divided by the per share valuation at the time of conversion, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of shares at an exercise price equal to $19.00 (the Price to Public per share of the GCL Stock Offerings). These amounts were contributed to the Company and increased additional paid-in-capital by $275.3 million. This amount was allocated on a pro rata basis to PCL, PAC and MAC according to the estimated cost of each system. Accordingly, the Company recorded $163.1 million as an investment in PCL and $64.6 million and $47.6 million as Construction in Progress for PAC and MAC, respectively.

  Long term debt and Senior Notes. The long term debt of $337.8 million as of September 30, 1998 represents the long term portion of the Company's outstanding balance on the AC-1 Credit Facility. The Senior Notes balance of $796.4 million represents the net proceeds from the Company's issuance of the Senior Notes, adjusted for amortization of the original issue discount.

  During the nine months ended September 30, 1998, the Company paid fees of $7.0 million to PCG, a shareholder of GCL, relating to system evaluation costs incurred by PCG. This amount was treated as a dividend and charged against additional paid-in-capital.

Liquidity and Capital Resources

  The Company's principal capital expenditure requirements involve the construction of undersea and terrestrial cable systems. As of September 30, 1998 and September 30, 1997, the Company had incurred approximately $764.2 million and $298.5 million, respectively, of capital expenditures in respect of AC-1, principally for system construction costs and purchases of terrestrial capacity. The Company was also committed to a further $44.1 million and $364.5 million, respectively, of capital expenditures under the AC-1 Contract in connection with the completion of AC-1. Terrestrial capacity purchases are recorded at the present value of future payments (excluded from such payments are amounts attributable to OA&M required to be made by the Company for such capacity).

  The total cost of AC-1 is estimated at approximately $750 million, excluding purchases of terrestrial capacity and potential future upgrades but including financing costs capitalized during the period AC-1 is under construction. As of September 30, 1998 and September 30, 1997, the Company had borrowings outstanding of $365.1 million and $5.0 million, respectively, under the AC-1 Credit Facility.

  On May 18, 1998, the Company obtained $796.2 million in proceeds from the issuance of its Senior Notes. The Company utilized the net proceeds from these notes (i) to purchase all of the $150 million outstanding GTH Senior Notes,
(ii) to redeem all of the $100 million outstanding GTH Preference Shares, (iii) to repay in full the $67.2 million outstanding under a bridge credit facility,
(iv) to make approximately $315 million of equity investments in certain of the Company's systems and (v) for general corporate purposes, including $74 million to fund a one-year interest reserve on the Senior Notes.

  During August 1998, GCL completed its GCL Stock Offerings and received net proceeds of $392.1 million. This amount was contributed to the Company and the Company intends to use the proceeds for (i) construction of the Global Crossing Network, (ii) investment in telecommunications companies and Internet service providers, (iii) investment in GAL and (iv) general corporate purposes. As of September 30, 1998, these proceeds were invested in short-term, interest-bearing U.S. Government securities and certain other short term, investment grade securities.

  Cash provided by operating activities was approximately $82.6 million for the nine months ended September 30, 1998, and $2.7 million for the period from March 19, 1997 (Date of Inception) to September 30, 1997, and principally represents cash received from deposits and payments for activated capacity pursuant to signed CPAs, plus interest income received, less sales and marketing, network development, and general and administrative expenses paid.

  Cash provided by financing activities was approximately $689.1 million for the nine months ended September 30, 1998, and primarily represents borrowings under the AC-1 Credit Facility, proceeds from the issuance of the Senior Notes and proceeds from the GCL Stock Offerings, less the redemption of the GTH Preference Shares and the retirement of the GTH Senior Notes and less the increase in proceeds on borrowings held in restricted cash and cash equivalents. Cash provided by financing activities of $296.8 million for the period from March 19, 1997 (Date of Inception) to September 30, 1997, relates to net proceeds from the issuance of common stock, GTH Preference Shares and GTH Senior Notes, and borrowings under the AC-1 Credit Facility, less finance and organization costs paid, and less costs related to the issuance of common and preferred stock.

  Cash used in investing activities was approximately $287.4 million and $262.5 million for the nine months ended September 30, 1998, and the period from March 19, 1997 (Date of Inception) to September 30, 1997, respectively, and represents cash paid for Construction in Progress and Capacity Available for Sale.

  The Company is currently actively developing five additional systems, PC-1, MAC, PAC, PEC and GAL. The Company estimates that the costs of constructing these systems will total approximately $2,815 million, including financing costs but excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants. The Company expects to use approximately $315 million of the net proceeds from the Senior Notes to fund initial investments in PC-1, MAC and PAC.

  Effective July 21, 1998, the Company signed a commitment letter for $300 million non-recourse project debt financing of PAC. Effective July 30, 1998, the Company entered into a credit agreement for the $850 million non-recourse project debt financing of PC-1 (including $50 million for the initial upgrade of the PC-1 system). Effective November 25, 1998, the Company entered into a credit agreement for the $260 million non-recourse project debt financing of MAC (including $30 million for the initial upgrade of the MAC system).

  Because the Company's cost of developing and constructing its systems, as well as operating its business, will depend on a variety of factors (including the Company's ability to successfully negotiate construction supply contracts at favorable prices, the ability of the Company to generate sufficient sales to customers, changes in the competitive environment of the markets served by the Company, the estimated levels of participation by the Company's joint venture partners and changes in technology), actual costs and revenues may vary from expected amounts, possibly materially, and such variations will likely impact the Company's future capital requirements. The development of additional systems, which may be pursued by the Company, would lead to additional future capital requirements.

  The Company has raised or expects to raise the additional capital required to finance these cable systems through a combination of commercial bank borrowings, non-recourse project financings, public and private offerings of debt and equity securities, vendor financing and sales of dark fiber on PEC. In this regard, subsequent to the period ending September 30, 1998, the Company has signed an agreement with Cable & Wireless PLC for the sale of dark fiber on the PEC network for a purchase price of approximately $100 million. There can be no assurance that the Company will be successful in raising additional capital at all or on terms acceptable to the Company. See "Risk Factors-- Substantial Future Capital Requirements" and "Risk Factors--Risks Related to Completing our Cable Systems."

  During April 1998, a supply contract (the "PC-1 Contract") was entered into with TSSL to construct PC-1. The estimated total cost of PC-1 is $1,200 million, including financing costs which will be capitalized during the period PC-1 is under construction. Of this amount, the Company will be required to contribute equity in the amount of approximately $231 million. This amount has been placed in escrow pursuant to the terms of the PC-1 credit facility and is included in amounts shown as restricted cash. The balance of the $1,200 million will be funded by the joint venture partners and the PC-1 credit facility. During June 1998, the Company entered into a supply contract (the "MAC Contract") with Alcatel requiring construction payments of approximately $221 million to construct MAC. In July 1998, the Company entered into a supply contract (the "PAC Contract") requiring construction payments of approximately $313 million with TSSL to construct PAC.

  The Company has extended financing to a small number of customers in connection with certain CPAs. The financing terms provide for installment payments over a period of up to four years. The Company believes that its extension of financing to its customers will not have a material effect on the Company's liquidity.

  The Company has entered into commission sharing agreements providing for the payment to third parties of commissions with respect of marketing of capacity on the AC-1 and PC-1 systems. Payments by the Company of these commissions is fully contingent upon the receipt by the Company of cash payment under the related CPAs and, accordingly, payment by the Company of these commissions has no material effect on its liquidity.

Foreign Currency Exposure

  Most of the Company's sales and most of its expenditures are denominated in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies at year end are translated into U.S. dollars at the rate of exchange at that date. Resulting gains or losses on exchange are recorded in the statement of operations.

Inflation

  Management does not believe that its business is impacted by inflation to a significantly different extent than the general economy.

Year 2000 Compliance

  Global Crossing believes that its computer information systems are or will be Year 2000 ("Y2K") compliant. The Company has received assurances regarding AC-1, the Company's only active system at this time, from TSSL and Lucent Technologies stating Y2K compliance status of their respective systems. The Company does not currently have such information regarding other suppliers of the Company's networks under development.

  The Company is also subject to external forces that generally affect industry and commerce, such as utility, transportation or other infrastructure failures and interruptions. In addition to reviewing its own systems, the Company is submitting requests to third party service providers to obtain information as to their compliance efforts. In the event that any of the Company's significant third parties do not successfully and timely achieve Y2K compliance, the Company's business or operations could be adversely affected. The Company is developing contingency plans to address any potential Y2K compliance failure.

  Management does not believe that the costs of addressing Y2K issues will have a material adverse impact on the Company's financial condition or results of operations. The costs of Y2K compliance and the dates on which the Company believes it will complete Y2K remediation and modifications are based on management's best estimates of future events, including the continued availability of certain resources, third-party modifications, plans, and other factors. Actual results could differ from those anticipated.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

  The Issuer issued and sold the Old Preferred Stock to the initial purchasers on November 24, 1998 pursuant to a purchase agreement. The initial purchasers subsequently resold the Old Preferred Stock in reliance on Rule 144A and other exemptions from registration under the Securities Act of 1933. The initial purchasers required as a condition to the purchase of the shares of Old Preferred Stock that the Issuer grant the purchasers of the shares of Old Preferred Stock certain registration rights pursuant to a registration rights agreement (the "Registration Rights Agreement"). The Registration Rights Agreement required the Issuer to file with the Securities and Exchange Commission following the closing of the offering of the shares of Old Preferred Stock on December 2, 1998 (the "Closing Date"), a registration statement relating to an exchange offer pursuant to which shares which are substantially identical to the shares of Old Preferred Stock would be offered in exchange for the then outstanding shares of Old Preferred Stock tendered at the option of the holders thereof. The form and terms of the shares of Exchange Preferred Stock will be identical in all material respects to the form and terms of the shares of Old Preferred Stock except:

  . that the shares of Exchange Preferred Stock will have been registered under the Securities Act,

  . that the shares of Exchange Preferred Stock will not be entitled to certain registration rights which are applicable to the shares of Old Preferred Stock under the Registration Rights Agreement, and

  . certain contingent dividend rate provisions applicable to the shares of Old Preferred Stock are generally not applicable to the shares of Exchange Preferred Stock.

  New Exchange Notes issuable in exchange for shares of Exchange Preferred Stock will have the same terms as Exchange Notes issuable in exchange for shares of Old Preferred Stock. In the event that the applicable interpretations of the staff of the Securities and Exchange Commission do not permit the Issuer to effect the Exchange Offer, the Issuer agreed to use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the shares of Old Preferred Stock and to keep such resale registration statement effective for a period of at least two years. The Issuer is making the Exchange Offer to satisfy its contractual obligations under the Registration Rights Agreement.

  The holders of any shares of Old Preferred Stock not tendered in the Exchange Offer will not be entitled to require the Issuer to file a resale registration statement, and the dividend rate on such shares of Old Preferred Stock will remain at 10 1/2%. For more information, see "Description of the Exchange Notes--Exchange Offer; Registration Rights."

Terms of the Exchange Offer

  Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange Old Preferred Stock which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The shares of Exchange Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. The Issuer will issue $100 liquidation preference of Exchange Preferred Stock in exchange for each $100 liquidation preference of outstanding Old Preferred Stock accepted in the Exchange Offer.

  Based on an interpretation by the staff of the Securities and Exchange Commission set forth in SEC no-action letters issued to unrelated third parties, the Issuer believes that shares of Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for shares of Old Preferred Stock may be offered for resale, resold and otherwise transferred by the holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that such shares of Exchange Preferred Stock are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such shares of Exchange Preferred Stock. See "K-III Communications Corporation," SEC No-Action Letter (available May 14, 1993); "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives shares of Exchange Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such shares of Exchange Preferred Stock. For more information, see "Plan of Distribution."

  If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Security and Exchange Commission's interpretation, such person:

  . could not rely on the position of the staff of the Security and Exchange
    Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

Accordingly, each eligible holder wishing to accept the Exchange Offer must represent to the Issuer in the letter of transmittal that the conditions described above have been met.

  In connection with the issuance of the shares of Old Preferred Stock, the Issuer arranged for the inclusion of the Old Preferred Stock initially purchased by qualified institutional buyers on the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. The Issuer also arranged for the shares of Old Preferred Stock initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of the Depository, acting as depository, and in the DTC's Same-Day Funds Settlement System. The shares of Exchange Preferred Stock will also be issuable and transferable in book-entry form through the Depository in the Same-Day Funds Settlement System.

  As of the date of this prospectus, $500,000,000 in aggregate liquidation preference of the Old Preferred Stock is outstanding.

  This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of shares of Old Preferred Stock as of February 5, 1999 (the "Record Date").

  The Issuer shall be deemed to have accepted validly tendered shares of Old Preferred Stock when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of shares of Old Preferred Stock for the purpose of receiving shares of Exchange Preferred Stock from the Issuer and delivering shares of Exchange Preferred Stock to such holders.

  If any tendered shares of Old Preferred Stock are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted shares of Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

Expiration Date; Extensions; Amendments

  The term "Expiration Date" means 5:00 p.m., New York City time, on March 9, 1999; provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  The Issuer expressly reserves the right:

  . to delay acceptance of any shares of Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept shares of Old Preferred Stock not previously accepted, if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Issuer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and

  . to amend the terms of the Exchange Offer in any manner deemed by the Issuer to be advantageous to the holders of the shares of Old Preferred Stock.

The Issuer will notify any holder as promptly as practicable either orally or by written notice of any such delay in acceptance, extension, termination or amendment. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of shares of Old Preferred stock of such amendment.

  Without limiting the manner in which the Issuer may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Issuer shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Accrual of Dividends on the Exchange Preferred Stock

  The Exchange Preferred Stock will accrue dividends from December 2, 1998, payable semi-annually in arrears on June 1 and December 1 of each year commencing on June 1, 1999, at the rate per annum equal to 10 1/2% of the liquidation preference per share of the Exchange Preferred Stock. Holders of shares of Old Preferred Stock whose shares of Old Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on such shares of Old Preferred Stock accrued from December 2, 1998 until the date of the issuance of the Exchange Preferred Stock.

Procedures for Tendering Shares of Old Preferred Stock

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the shares of Old Preferred Stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another eligible institution (an "Eligible Institution") unless the share of Old Preferred Stock tendered pursuant thereto are tendered by:

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

  .for the account of an Eligible Institution.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the shares of Old Preferred Stock by causing the DTC to transfer such shares of Old Preferred Stock into the Exchange Agent's account in accordance with the DTC's procedure for such transfer. Although delivery of shares of Old Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at the DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

  The tender by a holder of shares of Old Preferred Stock will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Holders must deliver all documents to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  Holders may choose any method of delivery of the shares of Old Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent. It is recommended that holders use an overnight or hand delivery service, instead of delivery by mail. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or shares of Old Preferred Stock should be sent to the Issuer.

  Only a holder of shares of Old Preferred Stock may tender such shares of Old Preferred Stock in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name shares of Old Preferred Stock are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder or any person whose shares of Old Preferred Stock are held of record by DTC who desires to deliver such shares of Old Preferred Stock at DTC.

  Any beneficial holder whose shares of Old Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender his shares of Old Preferred Stock should contact the registered holder promptly and instruct such registered holder to tender on his/her behalf. If such beneficial holder wishes to tender on his/her own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his/her shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Preferred Stock in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Preferred Stock listed therein, such shares of Old Preferred Stock must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the shares of Old Preferred Stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the shares of Old Preferred Stock.

  If the Letter of Transmittal or any shares of Old Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. In addition, unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered shares of Old Preferred Stock will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all shares of Old Preferred Stock not validly tendered or any shares of Old Preferred Stock the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular shares of Old Preferred Stock. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Old Preferred Stock must be cured within such time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Old Preferred Stock nor shall any of them incur any liability for failure to give such notification. Tenders of shares of Old Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such shares of Old Preferred Stock unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each holder will represent to the Issuer that, among other things:

  . the shares of Exchange Preferred Stock acquired pursuant to the Exchange
    Offer are being obtained in the ordinary course of such holder's business,

  . such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of such shares of Exchange Preferred Stock,

  . such holder is not an "affiliate," as defined under Rule 405 of the Securities Act of 1933, of the Issuer, and

  . such holder is not a broker-dealer who acquired shares of Old Preferred
    Stock directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933.

Tender of Old Preferred Stock Held Through DTC

  The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may, in lieu of physically completing and signing the applicable Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer shares of Old Preferred Stock to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

  The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an expressed acknowledgment from a participant in DTC that is tendering shares of Old Preferred Stock which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the Company may enforce such agreement against such participant.

Guaranteed Delivery Procedures

  Holders who wish to tender their shares of Old Preferred Stock and whose shares of Old Preferred Stock are not immediately available or who cannot deliver their shares of Old Preferred Stock or any other documents required by the Letter of Transmittal to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their shares of Old Preferred Stock according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:

  . such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such holder,

  . on or prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such tendered shares of Old Preferred Stock, and the principal amount of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the shares of Old Preferred Stock to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, and

  . such properly completed and executed Letter of Transmittal and all documents required by the Letter of Transmittal, together with the certificate(s) representing all tendered shares of Old Preferred Stock in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of shares of Old Preferred Stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

  Tenders of Old Preferred Stock may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of shares of Old Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at one of its addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

  . specify the name of the person having deposited the shares of Old
    Preferred Stock to be withdrawn (the "Depositor"),

  . identify the shares of Old Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such shares of Old Preferred Stock),

  . be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the transfer agent with respect to the Old Preferred Stock to register the transfer of such shares of Old Preferred Stock into the name of the Depositor withdrawing the tender, and

  . specify the name in which any such shares of Old Preferred Stock are to be registered, if different from that of the Depositor.

  All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any shares of Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no shares of Exchange Preferred Stock will be issued with respect thereto unless the shares of Old Preferred Stock so withdrawn are validly retendered. Any shares of Old Preferred Stock which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures described above under "-- Procedures for Tendering Shares of Old Preferred Stock" at any time prior to the Expiration Date.

Certain Conditions to the Exchange Offer

  Notwithstanding any other term of the Exchange Offer, the Issuer will not be obligated to consummate the Exchange Offer if the shares of Exchange Preferred Stock to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act of 1933 and the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. Such condition will be deemed to be satisfied unless a holder provides the Issuer with an opinion of counsel reasonably satisfactory to the Issuer to the effect that the shares of Exchange Preferred Stock received by such holder will not be tradeable without restriction under the Securities Act of 1933 and the Securities Exchange Act of 1934 and without material restrictions under the blue sky laws of substantially all of the states of the United States. The Issuer may waive this condition.

  If the condition described above exists, the Issuer will be entitled to refuse to accept any shares of Old Preferred Stock and, in the case of such refusal, will return all tendered shares of Old Preferred Stock to exchanging holders of the shares of Old Preferred Stock. See "Description of Exchange Notes--Exchange Offer; Registration Rights."

Exchange Agent

  EquiServe--First Chicago Trust Division has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


  By Registered or Certified Mail:       By Hand Delivery: EquiServe--First

EquiServe--First Chicago Trust Division     Equi-Serve Chicago Trust Division
        P.O. Box 2569                           100 William  Street Attn:
  Jersey City, New Jersey  07303-2569           New York, New York 10005
    Attn: Corporate Actions                      Attn:Corporate Actions


                            By Overnight Delivery:
                   EquiServe--First Chicago Trust Division
              14 Wall Street,8th Floor New York, New York 10005
                            Attn: Corporate Actions


  Delivery of the Letter of Transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such Letter of Transmittal.

Fees and Expenses

  The Issuer will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Issuer estimates that the cash expenses to be incurred and paid by it in connection with the Exchange Offer will in the aggregate be approximately $700,000.

Transfer Taxes

  Holders who tender their shares Old Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if holders instruct the Issuer to deliver to, register or issue Exchange Preferred Stock in the name of, or request that shares of Old Preferred Stock not tendered or not accepted in the Exchange Offer be delivered to, registered or issued in the name of, any person other than the registered holder, or if tendered shares of Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of shares of Old Preferred Stock to the Issuer or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Accounting Treatment

  No gain or loss for accounting purposes will be recognized by the Issuer upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be recorded as a reduction of the preferred share face value and amortized over the term of the Exchange Preferred Stock under generally accepted accounting principles.

                                    BUSINESS

  Global Crossing is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea and terrestrial digital fiber optic cable systems. As such, the Company believes it is the first to offer "one-stop shopping" for its customers to multiple destinations worldwide. The Company operates as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international telecommunications services. Capacity on the Global Crossing Network is offered to all customers on an open, equal access basis. The cable systems under development by the Company, together with associated terrestrial capacity, will form a state-of-the-art interconnected worldwide high capacity fiber optic network: AC-1, an undersea system connecting the United States and Europe; PC-1, an undersea system connecting the United States and Asia; MAC, an undersea system connecting the eastern United States and the Caribbean; PAC, an undersea system connecting the western United States, Mexico, Panama and the Caribbean; PEC, a terrestrial system, connecting 18 European cities to AC-1; and GAL a terrestrial system connecting certain cities in Japan to PC-1. The undersea component of this initial network totals 51,600 km and the terrestrial component adds 9,500 km for a combined total of 61,100 km. The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network.

  Global Crossing's business is designed to meet the varying needs of the global carrier market. The Company offers customers the ability to purchase capacity on demand, thereby (i) eliminating their need to commit the substantial capital which would otherwise be required to build cable capacity and (ii) decreasing the risks associated with forecasting their future capacity requirements. Compared with traditional cable systems, the Company offers more comprehensive, flexible and low-cost purchasing alternatives designed to meet current market requirements of international carriers and licensed Internet service providers, including direct international city-to-city connectivity, the ability to purchase capacity periodically and discounts based upon aggregate volume purchased on the Global Crossing Network.

  The Global Crossing Network is being engineered and constructed to allow multiple upgrades to its initial circuit capacity at a fraction of the initial system cost, and the Company is exploring opportunities to expand its undersea and terrestrial systems, as well as the range of the products it offers. The Company anticipates that its future revenues, beyond those obtained from the sale of the initial capacity of its first five cable systems, will derive from several sources. First, each of the currently-planned systems under development by the Company is upgradeable to capacities significantly beyond the initial capacity at a fraction of the original system cost. These upgrades can be used to meet growth in market demand for telecommunications capacity and to achieve additional revenues. In addition, the Company is currently evaluating a number of additional undersea and terrestrial cable projects. These potential projects will be pursued to the extent that they further the Company's strategy of developing an integrated global network that serves approximately 100 of the largest metropolitan communications markets worldwide. As the Company's global network is developed, additional wholesale revenues may be generated from the sale of additional products and services. See "Risk Factors--Sales of Capacity; Realization of Other Revenues."

  Global Crossing was formed to capitalize on the accelerating growth of international voice and data telecommunications traffic. The significant increase in Internet usage and other bandwidth-intensive applications and the growing use of corporate networks have substantially increased the demand for international fiber optic cable capacity. The proliferation of telecommunications service providers due, in large part, to industry deregulation has further contributed to increased demand for such international cable capacity. Additionally, the Company believes that other technological developments, such as improvements in "last mile" access technology, including xDSL and cable modems, and the increasing video content of Internet applications, will result in further capacity demand growth.

  The Company commenced operations in March 1997, when it contracted for the construction of AC-1, a 14,300 km digital fiber optic undersea cable system that will link the United States, the United Kingdom, The

Netherlands and Germany and will initially offer 40 Gbps of service capacity, which is upgradeable to a minimum of 80 Gbps, increasing the existing undersea fiber optic cable capacity along the heavily trafficked transatlantic route by approximately 65% prior to upgrades. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a four fiber pair self-healing ring, is scheduled for completion by February 1999. In April 1998, Global Crossing contracted for the construction of PC-1, a 21,000 km digital undersea cable system that will link the United States and Japan and will initially offer 80 Gbps of service capacity, upgradeable to a minimum of 160 Gbps. PC-1, a four fiber pair self healing ring, is scheduled to commence initial service in March 2000. In June 1998, Global Crossing contracted for the construction of MAC, a 9,300 km digital subsea cable system that will connect New York, the Caribbean and Florida and will initially offer 20 Gbps of service capacity, upgradeable to a minimum of 40 Gbps. In addition, in July 1998, Global Crossing contracted for the construction of PAC, a 7,000 km two fiber pair digital undersea cable that will connect California, Mexico, Panama and the Caribbean and will initially offer 20 Gbps of service capacity, upgradeable to a minimum of 40 Gbps.

  In addition to the announced segments of the Global Crossing Network, the Company has made, and expects to continue to make, acquisitions of fiber capacity which complement its core cable businesses and which address customer demands for global city-to-city connectivity. Global Crossing intends to pursue such connectivity in approximately 100 of the largest metropolitan communications markets worldwide. In October 1998, Global Crossing announced PEC, a 8,200 km terrestrial system, with 24 to 72 fiber pairs that will link 18 European cities with the United States, Asia and Latin America. The Company recently obtained a 49% economic interest in GAL, a 1,300 km fiber optic terrestrial system being developed by Marubeni that among other things, will connect PC-1 with Tokyo and Osaka. Once completed, the undersea and terrestrial segments of the Global Crossing Network will form an integrated worldwide network with multiple access points offering low-cost wholesale capacity.

Market Opportunity

  The Global Crossing Network is being developed to capitalize on certain trends in the international telecommunications industry:

  Rapid Growth of International Internet and Telecommunications Traffic. While international voice traffic from 1996-2000 is expected to grow at a rate of 13% annually, international data traffic growth is expected to significantly outpace voice traffic growth. One of the key factors contributing to the growth in data traffic is the increasing use of broadband applications dominated by the Internet, which has grown at a compound annual rate of 86% for the past five years as measured by the number of Internet hosts. Reflecting this growth, the number of ISPs is growing explosively on a global basis. ISPs outside the United States, particularly in Europe, Asia and Latin America, are expected to require significant subsea optical circuit capacity to provide efficient service to their customers to popular Internet web sites in the United States. In addition, improvements in "last mile" technology, such as xDSL and cable modems, are contributing to the significant increase in the number of subscribers using such bandwidth-intensive applications. Several additional key factors are expected to drive the rapid growth in worldwide telecommunications traffic, including:

  . the worldwide growth in the use of bandwidth-intensive applications, such as video conferencing and corporate intranets,

  .  increased globalization of commerce, and

  .  a general decline in international tariffs.

  Impact of Global Deregulation. The continued deregulation of the global telecommunications industry has resulted in a significant increase in the number of competitors, including traditional carriers, wireless operators, ISPs and new local exchange service providers, due in large part to:

  .  the breadth and volume of privatization activity globally, and

  . the ability of new entrants to compete effectively against the formerly protected incumbent providers. This change in the global competitive landscape is generating significant demand for broadband communications capacity as carriers seek to secure sufficient capacity for their expansion plans. As of July 1998, the ITU estimated that there were 1,000 international carriers, representing a 181% increase since the end of 1996. In addition, further telecom privatization is expected during 1999, which in turn is expected to generate increased global competition.

  Shortage of Available Capacity. The Company believes that additional network capacity and faster response times will be required to satisfy current and anticipated growth in telecommunications traffic. While there has been a significant increase in the demand for global telecommunications capacity, there has not been a corresponding growth in the number of new transport facilities, especially in the undersea cable industry. The Company believes that construction of competing undersea cable systems will be limited in the near future due to barriers to entry, including:

  . the extensive lead time required to engineer and construct cable systems,

  . the limited number of major undersea cable supply and construction companies,

  . the limited number of qualified personnel with extensive experience in the undersea cable industry, and

  .  the significant capital required to develop undersea cable systems.

  Increasing Challenges for Consortia Systems. Historically, the planning and ownership of undersea cable systems was conducted through large consortia typically led by the monopoly telecommunications providers. Global Crossing believes that the consortium approach to constructing, owning and operating undersea cable systems is becoming far less effective as:

  . carriers increasingly view significant long term capital investments in capacity to be a suboptimal utilization of resources,

  . deregulation of international telecommunications markets leads to direct competition among consortia members for customers,

  . competition from new entrants makes carriers' market share and capacity requirements increasingly difficult to predict, and

  . the rapid pace of technological change creates difficulties in the ability of carriers to accurately forecast the growth of telecommunications traffic.

  Acceptance of Privately Sponsored Cable Systems. The Company believes that telecommunications service providers have become increasingly receptive to the advantages of independent, privately-owned cable systems. In connection with the marketing of capacity on the Global Crossing Network, carriers have responded positively to the Company's ability to offer:

  . capacity as and when needed without the incurrence of significant initial capital investments,

  . a wide range of purchasing options appealing to both established carriers and new market entrants,

  . state-of-the-art system quality combined with cost-effective high quality operations, administration and maintenance support, and

  .  the absence of direct competition with its customers.

Business Strategy

  Global Crossing's mission is to create the world's first independent global fiber optic network designed to offer its customers the highest quality city-to-city communications connectivity among approximately 100 of the largest metropolitan communications markets worldwide. The principal elements of the Company's business strategy are to:

  Create a Worldwide Network. Upon completion, the currently announced segments of the Global Crossing Network will directly connect Asia, North America, Europe, Central America and the Caribbean utilizing state-of-the-art fiber optic technology. By developing or acquiring terrestrial capacity, we offer customers low-cost global city-to-city connectivity. The Company also intends to actively pursue additional opportunities for the expansion and utilization of the Global Crossing Network, including complementary businesses and facilities.

  The Company has entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide terrestrial capacity in Germany and The Netherlands. In addition, the Company entered into an agreement with Qwest Communications International Inc. ("Qwest") whereby Global Crossing will receive access to over 25 U.S. metropolitan communications markets on Qwest's terrestrial network and is in discussions with other carriers regarding other arrangements for terrestrial capacity in the U.S.

  Additionally, the Company, through PEC plans to provide terrestrial services to 18 European cities. Furthermore, through GAL, the Company intends to offer terrestrial services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company has obtained a 49% investment interest in GAL, a fiber optic terrestrial system being developed by Marubeni which will connect the PC-1 cable stations with Tokyo, Osaka and Nagoya.

  Maintain Position as a Leading Wholesale Service Provider. Global Crossing is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea and terrestrial digital fiber optic cable systems. The Company's products are segmented to meet the varying needs of the global carrier market, with shore-to-shore capacity offered to major carriers that have their own terrestrial capacity and city-to-city capacity provided to other customers that require such service. Global Crossing also offers carriers, through wholesale channels, a combination of volume-based purchasing flexibility, typically according to a tiered scale with various incentive levels, and volume discounts for purchases of capacity on one cable system based upon purchases previously made on the Company's other systems. See "--Sales and Marketing."

  Utilize State-of-the-Art Technology. The Global Crossing Network is being engineered and constructed using the latest in fiber optic technology, self-healing ring structures, erbium doped fiber amplifier repeaters, DWDM and redundancies of capacity to ensure instantaneous restoration. The Company believes that incorporating such technology in the Global Crossing Network will:

  .  provide a cost advantage over existing alternatives,

  .  make it more reliable than competing systems,

  . allow the Company to offer substantially more capacity than existing cable systems, and

  . enable the capacity of each of the Company's cable systems to be upgraded at the landing stations rapidly and at a fraction of the initial system cost without physical modification of the submerged portion of the system.

  Maintain Position as Low-Cost Provider. The Company plans to maintain its position as a low-cost provider of facilities and services to its carrier customers relative to its competitors. Global Crossing believes that this low-cost position results from a combination of:

  . low sales, marketing and general and administrative costs, reflecting a commitment to wholesale customers,

  . ownership of state-of-the-art facilities, resulting in low unit costs and low operating and maintenance costs that will be passed on to its customers, and

  .  purchasing efficiencies.

  Provide "One-Stop" Sales and Service. Through both its marketing and sales force, as well as its ongoing operations, administrative and maintenance support, Global Crossing plans to offer one-stop sales and service to customers worldwide. The Company currently employs 21 marketing professionals located in the Company's headquarters in Bermuda and in major cities throughout the world in order to facilitate the sales of its telecommunications capacity and increase market awareness and name recognition. See "--Sales and Marketing." The efforts of the sales force have resulted in significant contractual arrangements to date with international telecommunications carriers. In addition, Global Crossing is developing a centralized operations, administration and maintenance support system to serve the entire Global Crossing Network, including a customer care center, network operations center and technical support center. Through such integrated customer support, in combination with its sales force, the Company intends to enable customers to have a single point of contact regarding capacity sales and service on the Global Crossing Network.

  Leverage Extensive Management Experience. Global Crossing has assembled and will continue to build a strong management team comprised of executives with extensive operating experience in the telecommunications industry and the undersea cable sector. Prior to joining the Company, Jack Scanlon, GCL's Chief Executive Officer, was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc., responsible for approximately $6 billion in annual revenues and 16,000 employees. Mr. Scanlon has over 30 years of experience in the telecommunications industry, including 24 years with AT&T and Bell Laboratories. In addition, William Carter, the Company's senior executive in charge of system development, was formerly the President and Chief Executive Officer of AT&T Submarine Systems International ("SSI"), overseeing the research and development, engineering, implementation and integration of AT&T's international cable and satellite facilities. Mr. Carter had been at AT&T for 30 years prior to joining the Company. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry. Dan J. Cohrs, GCL's Chief Financial Officer, was formerly Vice President and Chief Planning and Development Officer at GTE, where he was responsible for corporate development activities, including mergers and acquisitions and strategic transactions, as well as strategic planning and competitive analysis. In addition, the Company's system development team includes several individuals with extensive undersea cable and telecommunications experience. See "Management."

The Global Crossing Network

  As part of Global Crossing's mission to create an integrated global, high capacity fiber optic cable network, the Global Crossing Network is being engineered and constructed to connect the most heavily trafficked international corridors in the world via AC-1 (United States to Europe) and PC-1 (United States to Asia). Furthermore, the Company will provide terrestrial services via PEC (trans-Europe) and GAL (trans-Japan). Global Crossing plans to interconnect these systems with two north-south systems (MAC and PAC), directly connecting the Caribbean, Central America and, through unaffiliated cable systems, South America. Of the fiber optic cable systems currently being constructed by Global Crossing, AC-1, MAC, PAC and PEC are wholly-owned projects by the Company, while PC-1 is being constructed through a joint venture with one or more partners, principally Marubeni. Global Crossing will initially have approximately a 58% interest in PC-1 and a 49% interest in GAL and, in conjunction with Marubeni, will manage their development, sales and operation.

  The following table contains information regarding the estimated system cost, initial RFS date and ownership structure of the Company's currently planned systems:

                  Estimated
                System Cost(1)          Expected Initial             Ownership
     System       (millions)               RFS Date(2)               Structure
     ------     --------------     ---------------------------     -------------
     AC-1           $  750               May 1998 (US-UK)          Wholly-Owned
                                    February 1999 (Full Ring)
     PC-1            1,200                 March 2000              Joint Venture
                                      July 2000 (Full Ring)
     MAC               330                December 1999            Wholly-Owned
     PAC               475                February 2000            Wholly-Owned
     PEC               700         December 1999 (First Phase)     Wholly-Owned
     GAL               110         December 1999 (First Phase)     Joint Venture
                    ------
                    $3,565
                    ======

--------
(1) Includes anticipated financing costs. Excludes the costs of potential future upgrades and any amount capitalized with respect to the PCG Warrants. The amount indicated under "Estimated System Cost" is based upon executed supply and financing documents. Certain factors, such as increases in interest rates and delays in construction, could result in higher actual costs or later RFS dates than currently estimated. See "Risk Factors--Risks Related to Completing our Cable Systems" and "Risk Factors--Risk of Error in Forward-Looking Statements."

(2) Based upon executed supply and financing documents. In the case of PEC, based upon current negotiations regarding supply arrangements. Certain factors, such as reliance upon third party suppliers, could result in timing delays. See "Risk Factors--Dependence on Third Parties."

Atlantic Crossing

  AC-1, the Company's first undersea fiber optic cable in the Atlantic region, is a 14,000 km four fiber pair self-healing ring that, upon completion, will connect the United States and Europe with landing stations in the United States, the United Kingdom, The Netherlands and Germany. AC-1 is equipped with state-of-the-art DWDM and the full ring was initially designed to offer 40 Gbps of service capacity, increasing the existing undersea fiber optic cable capacity along the heavily trafficked transatlantic route by approximately 65% prior to upgrades. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998, and the full system, encompassing a self-healing ring, is scheduled for completion by February 1999.

  The aggregate costs of AC-1, which are estimated to be approximately $750 million (excluding potential future upgrades), have been fully financed prior to the offering of Old Preferred Stock. The Company recently entered into a $50 million contract with TSSL to upgrade the capacity on AC-1 from 40 Gbps to 80 Gbps. In addition to the AC-1 Contract with TSSL for construction of the system, Global Crossing has entered into other contracts with TSSL pursuant to which TSSL will provide operations, administration and maintenance services for the system.

  The Company has successfully marketed capacity on AC-1 to licensed telecommunications providers, including PTTs, Internet service providers and established and emerging telecommunications companies. Sales of capacity on AC-1 and related backhaul commenced in October 1997 and, as of September 30, 1998, the Company had entered into CPAs and ICPAs with customers providing for payments to the Company of $767 million, and $217 million of payments (including deposits) had been received in respect thereof. These CPAs represent approximately 30% of the minimum projected sales capacity of 512 circuits on the AC-1 system. The balance of these payments is scheduled to be collected over the next four years. The Company's AC-1 customers now total more than 24 international telecommunications carriers, including Deutsche Telekom AG, GTE Intelligent Network Services Inc., Qwest, Teleglobe Canada Inc., Swisscom, PTT Telecom BV, Telia AB, Ultraline (Bermuda) Limited and a number of emerging telecommunications companies. The Company generally grants customers who have entered into CPAs options to acquire further capacity on AC-1. The amount of such capacity depends upon a number of factors, including upgrades to AC-1, future prices for AC-1 capacity and the amount of unsold capacity on AC-1 at certain dates after the AC-1 system RFS date. The timing of payments by purchasers under CPAs generally depends on when service commences on the segment or segments of AC-1 on which capacity is acquired. All of the foregoing payment amounts assume the completion of the related segment prior to specified dates falling after the scheduled RFS date for that segment.

  Based upon its current expectations regarding sales of capacity on AC-1, the Company believes that it will develop and eventually construct AC-2, an additional four fiber pair cable connecting the United States to Europe. When combined with AC-1, AC-2 would double the capacity that Global Crossing would be able to offer customers on the transatlantic route.

Pacific Crossing

  PC-1, the Company's first undersea fiber optic cable in the Pacific region, is being developed as a 21,000 km four fiber pair self-healing ring that, upon completion, will connect California, Washington and two landing sites in Japan, providing connectivity to other points in Asia through interconnection with other third party cable systems. PC-1 is designed to operate initially at 80 Gbps of service capacity and to be upgradeable to a minimum of 160 Gbps, using DWDM technology.

  In April 1998, the Company executed the PC-1 Contract with TSSL for the construction of PC-1, which provides for a system completion date of Summer 2000 at an aggregate cost of approximately $1.2 billion. Equity investments in PC-1 by Global Crossing and its partners are currently estimated at $400 million (of which $231 million will be provided by the Company), with the remaining $800 million financed through incurrence of non-recourse indebtedness at the PC-1 level. The credit agreement for the financing of such indebtedness was executed on July 30, 1998.

Mid-Atlantic Crossing

  MAC is being developed as a 9,300 km two fiber pair self-healing ring that, upon completion, will connect New York, the Caribbean and Florida. Global Crossing intends that MAC will be connected to AC-1 via its cable station in Brookhaven, New York, providing connectivity between Europe, the eastern United States and the Caribbean and, through interconnection with other non-Global Crossing submarine cable systems, South America. MAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  In June 1998, the Company executed a contract with Alcatel for the construction of MAC, which provides for a system completion date of December 1999 at an aggregate cost of approximately $330 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants), of which approximately $110 million will be financed by equity contributions by the Company and $220 million is to be financed through non-recourse indebtedness at the MAC level. Effective November 25, 1998, MACL obtained $220 million in non-recourse project financing from certain lenders to finance the initial construction costs of MAC.

Pan American Crossing

  PAC is being developed as a 7,000 km two fiber pair cable that, upon completion, will connect California, Mexico, Panama and the Carribean. PAC is being designed to interconnect with PC-1 through the Company's landing station in Grover Beach, California and with MAC through the Company's landing station in St. Croix. It is anticipated that PAC will transverse Panama via an existing terrestrial right-of-way. PAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  In July 1998, the Company executed a contract with TSSL for the construction of this system which provides for a system completion date of February 2000 and will cost approximately $475 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants), with $175 million financed through equity contributions from the Company and $300 million to be financed through non-recourse indebtedness at the PAC level. The contractual commitment for the financing of such indebtedness was obtained on July 22, 1998.

Terrestrial Capacity

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to construct and to make acquisitions of terrestrial fiber capacity which complement its undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to provide such connectivity to approximately 100 of the largest metropolitan telecommunication markets worldwide.

  Pan European Crossing. The Company recently announced plans to build PEC which, upon completion, would offer connectivity to AC-1 and 18 European cities including London, Paris, Frankfurt, Amsterdam, Rotterdam, Antwerp, Brussels, Hamburg, Hanover, Dusseldorf, Cologne, Strasbourg and Copenhagen. The Company also has future plans to connect additional European cities to the system. PEC is being initially planned as a 8,200 km system with 24 to 72 fiber pairs. The Company is currently negotiating with various parties for the construction of PEC and, based on those negotiations, the Company believes that the construction cost for the system will be approximately $700 million. The Company will develop PEC in several phases, initially providing connectivity between 13 cities. The initial phase has an anticipated completion date in the fourth quarter of 1999. The second phase will add 5 cities and has an anticipated completion date in 2000.

  In October 1998, the Company entered into an agreement with VersaTel Telecom Europe B.V. ("VersaTel") whereby the Company will secure ownership of optical fiber conduits on VersaTel's routes connecting Amsterdam, Brussels and the French border by March 31, 1999 in exchange for capacity and dark fiber on PEC. This agreement is a key step in securing rights of way for the development of PEC. In addition, in November 1998, the Company executed an agreement with Cable & Wireless PLC for the sale of dark fibers on PEC for a purchase price of approximately $100 million. Furthermore, in November, the Company executed an agreement with Gas Line for the construction of a portion of PEC located in Germany. The Company is currently negotiating with other suppliers for the construction of the remaining portions of PEC.

  Global Access. The Company recently obtained a 49% economic interest in GAL, a fiber optic terrestrial system being developed in Japan by Marubeni that, among other things, will connect the PC-1 cable stations with Tokyo, Osaka and Nagoya. Through GAL, the Company intends to offer terrestrial services to PC-1 customers at prices substantially lower than currently available alternatives. GAL is being initially planned as a 1,300 km system. The Company is currently negotiating with various parties for the construction of GAL and, based on those negotiations, the Company believes that the construction cost for GAL will be approximately $110 million.

  Purchased Capacity. The Company has acquired terrestrial connectivity between its landing stations in the United States and the United Kingdom, in New York City and London, respectively, as well as entered into other agreements to provide terrestrial service in Germany and The Netherlands. In addition the Company entered into an agreement with Qwest whereby Global Crossing may, at its option, receive access to over 25 U.S. metropolitan communication markets on Qwest's terrestrial network and is in discussions with other carriers regarding other arrangements for terrestrial capacity in the U.S.

Additional Network Expansion Opportunities

  The Company is in the process of planning several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network. There can be no assurance that the Company will ultimately elect to proceed with such opportunities or, if it elects to do so, that such opportunities will help the Company achieve and sustain operating profitability.

  Further Undersea Opportunities. The undersea routes served by the Global Crossing Network and other cable systems are projected to have substantial growth greatly exceeding all capacity currently in use and under development (including planned upgrades). To address such demand, the Company plans to evaluate and, as appropriate, build additional systems on such routes. It is anticipated that such systems, where possible, would be restored on the existing systems and would achieve further cost efficiencies through the use of existing landing stations.

  Other Development Opportunities. The Company is actively pursuing development opportunities whereby Global Crossing would provide "fee for service" expertise in the planning, design, implementation and operation of global undersea cable systems and associated terrestrial capacity.

Other Activities

  Neptune Acquisition. On November 13, 1998, GCL and the Company's indirect subsidiary GC Pacific Landing Corp. ("GC Pacific Landing") entered into an agreement and plan of merger (the "Merger Agreement") with Neptune Communications, L.L.C. ("Neptune") and its wholly-owned subsidiary, Neptune Communications Corp. ("NCC"). Under the Merger Agreement, GC Pacific Landing will merge with and into NCC in exchange for 1,052,632 shares of GCL Common Stock. Neptune is controlled by the Carlyle Group, an international investment firm ("Carlyle"), and was formed to pursue opportunities in the undersea cable business. Carlyle's managing director William Conway also serves on GCL's Board of Directors.

  Possible Investments. The Board of Directors of GCL has approved in principle the making of minority investments in telecommunications and Internet service providers that do not compete with the Company in its core business and that will also be current or prospective purchasers of capacity on the Global Crossing Network. Such investments may consist of purchases of equity securities for either cash or contributions of capacity on the Global Crossing Network. Such investments may be managed either by the Company directly or, if GCL's Board of Directors deems advisable, by one or more third-party investment advisers so as to minimize potential conflicts of interest and the amount of time allocated by the Company's senior management to such investments.

Financing Plan

  As of September 30, 1998, the Company has incurred approximately $708.6 million of the $750 million in total estimated costs for AC-1 (excluding upgrades). All future costs excluding upgrades with respect to AC-1 are fully financed.

  Global Crossing estimates that the total cost of developing and deploying PC-1, MAC, PAC, PEC and GAL is approximately $2,815 million (excluding costs of potential future upgrades and the amounts capitalized with respect to the PCG Warrants, which is comprised of $1,200 million for PC-1, $330 million for MAC, $475 million for PAC, $700 million for PEC and $110 million for GAL. Equity investments in PC-1 by Global Crossing and its partners will be $400 million (we expect to provide $231 million), with the remaining $800 million of estimated costs to be financed initially through the incurrence of non-recourse indebtedness at the PC-1 level. With respect to MAC and PAC the Company currently anticipates making equity investments of approximately $110 million in MAC and $175 million in PAC. The Company has obtained $220 million in non-recourse project financing from certain lenders to finance the initial construction costs of MAC. We expect to finance the remaining estimated $300 million in costs for PAC, through the incurrence of non-recourse indebtedness at the project level. We anticipate that additional financing will be required for AC-2 and other network expansion opportunities currently under evaluation. Global Crossing has historically been able to secure indebtedness for its systems for at least 65% of system costs and intends to finance its future expansion opportunities in a similar fashion. The actual amounts of our future capital requirements will depend on certain factors including the cost of developing our cable systems, the speed of developing our systems and the pricing of our services. There can be no assurance that financing for such systems will be available to us or, if available, that such financing can be obtained on a timely basis and on acceptable terms. See "Risk Factors-- Substantial Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

System Performance

  AC-1, PC-1, MAC, PEC and GAL are each designed utilizing self-healing ring technology to optimize system performance. Two types of protection switching, span switching and ring switching, are provided. Span switching protects a system against failures between adjacent landing sites which only affect service line traffic and not the protection fibers. Ring switching protects a system against complete failures between adjacent landing sites. Because such technology will protect any single system failure in less than 500 milliseconds, no outages will result as a consequence of a single system failure. Accordingly, the estimated system availability on any point-to-point link on such systems is 99.995%.

  As undersea and terrestrial cable systems become more powerful (i.e., carry more traffic along their transmission paths), it is important to provide a "self-restoration solution" because other systems do not have the capacity to provide restoration for these new high performance cable systems. Single span systems must enter into reciprocal arrangements with either other fiber-optic operators or satellite carriers to pick up and deliver this traffic if a system failure should occur. Providing self-restoration through this ring design with the switching techniques described above is now viewed as offering a qualitative advantage over single span systems with external restoration.

  With respect to PAC, which does not employ self-healing ring technology, the Company is exploring options to enter into restoration arrangements with terrestrial fiber optic cable operators to protect against system traffic interruptions. The Company may also enter into similar arrangements to protect against catastrophic system malfunction on its other cable systems.

Sales and Marketing

  The Company markets capacity on its systems to licensed telecommunications providers, including PTTs, Internet service providers and established and emerging telecommunications companies. The Company believes its current customers represent a broad array of telecommunications companies.

  The initial sales strategy of the Company emphasizes the sale of capacity on an IRU basis, whereby the customer purchases a unit of capacity for the remaining design life of a particular cable system. On AC-1, the Company is selling capacity at an increment of 155 megabits (Mbps), known as an STM-1, for the 25-year life of AC-1. For the other Global Crossing cable systems, the Company also expects to sell capacity to customers at the STM-1 level, and smaller increments, where warranted based upon the actual demand levels along certain routes. The Company has instituted a tiered pricing schedule for all of its systems which provides for volume discounts, thereby allowing customers to reduce their average circuit cost as more circuits are purchased. In addition, the Company offers pricing discounts on purchases of capacity prior to a system's commercial operation date, in order to induce customers to make early purchase commitments.

  To further increase the attractiveness of the Company's network, Global Crossing intends to make selective wholesale acquisitions of terrestrial capacity, thereby enabling customers to achieve city-to-city connectivity through the Global Crossing Network at prices significantly lower than if such customers had attempted to gain such connectivity by separately purchasing such terrestrial capacity. For AC-1 customers, the Company entered into contractual arrangements providing terrestrial capacity between its landing stations in the United States and the United Kingdom, and New York City and London, respectively. In addition, Deutsche Telecom and KPN provide terrestrial capacity directly to the Company's AC-1 customers in Germany and The Netherlands, respectively. In addition, the Company has entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. cities on Qwest's terrestrial network and is in discussions with other carriers regarding other arrangements for terrestrial capacity in the U.S. Furthermore, the Company through PEC plans to provide terrestrial connectivity to 18 European cities.

  Global Crossing is exploring the development of other products designed to take advantage of its ownership of several cable systems in different parts of the world. For example, the Company has offered its customers volume discounts for purchases of capacity on one system based upon purchases previously made on the Company's other systems and the ability to transfer a portion of unused capacity purchases from one Global Crossing system to another depending on customers' individual traffic needs. The Company also offers customers multi-year CPAs for capacity across the entire Global Crossing Network at tiered pricing.

  The Company's marketing entity, Global Crossing International, was established to facilitate the sales of communications capacity on the Global Crossing Network, as well as to increase market awareness and name recognition of Global Crossing. Global Crossing has been able to recruit and train a full-service sales and marketing team, including Mr. Jack Finlayson, President of Global Crossing International, a former senior executive of Motorola who joined the Company in 1998, and Mr. Patrick Joggerst, Vice President, Worldwide Sales and Marketing, who had been at TSSL and AT&T for a total of 17 years prior to joining the Company, most recently as Managing Director of TSSL's Americas Region. Mr. Joggerst directly oversees the Americas Region and is responsible for overseeing the duties of the two regional vice presidents, each being in charge of one of the two other regions of the Company's marketing organization, Europe/Middle East/Africa and Asia. Each regional vice-president oversees the performance of regional marketing directors who have direct account responsibility in certain geographic areas of the region. In total, the Company employed 21 marketing professionals as of September 30, 1998. While the Company intends to expand the current size of its marketing organization, management believes that a moderately-sized sales force is sufficient to adequately address all customers seeking to acquire undersea cable capacity on a wholesale basis.

  During the pre-operational period for AC-1, in which the Company sought to generate significant pre-sales of capacity, the Company presented project information meetings (otherwise known as data gathering meetings) in order to better educate potential customers about AC-1 and Global Crossing's other planned cable systems. Attendees of such meetings have been affiliated with both existing and prospective customers and have represented a variety of sectors of the telecommunications industry. Ongoing, the Company intends to organize at least one major international conference per year in order to provide updated information on the Global Crossing Network. The Company also intends to host regional project information meetings focusing on a particular cable system, with such meetings scheduled to precede the anticipated commercial operation date for such system.

  The Company intends to reinforce customer awareness through a variety of marketing campaigns, including its Global Crossing international conferences and regional marketing events, participation in key industry and user group conferences, speaking engagements, press conferences and promotional campaigns. In addition, Global Crossing expects its marketing team to periodically visit current and prospective customers to obtain a greater understanding of the individual needs of such customers.

Summary of Principal Terms of Standard Contractual Documentation

Capacity Purchase Agreements (CPAs)

  In general, a CPA provides for the sale of capacity by the Company on an IRU basis, whereby the purchaser owns a unit of capacity for the remaining design life of a particular system. The term of a CPA is 25 years from the RFS date for the system on which capacity is being acquired, which is the entire useful life of the system. Upon execution of a CPA prior to a segment RFS date, the Company generally receives 10% of the purchase price immediately, with the balance of the purchase price due to the Company upon the applicable RFS date for that segment. A limited number of CPAs provide for payment of the purchase price in installments over two to four year periods. Each purchaser under a CPA is required to pay its allocated share of the cost of operating, maintaining and repairing the system. A purchaser's payment obligation under a CPA shall generally terminate with respect to any purchased capacity on AC-1 other than the United States-United Kingdom segment (and, in some cases, with respect to purchased capacity on the United States-United Kingdom segment), if the RFS date for the AC-1 system has not occurred by June 30, 1999. Performance under CPAs is also contingent upon the obtaining and continuance of such approvals, consents, governmental authorizations, licenses and permits as may be required or reasonably deemed necessary by each party thereto for performance by such party thereunder and as may be satisfactory to it. The obligations of purchasers under certain CPAs are additionally contingent upon the execution of related ICPAs. See "Risk Factors--Sales of Capacity; Realization of Other Revenues" and "-- Termination of Capacity Purchase Agreements."

  Additionally, each purchaser acquiring capacity on AC-1 prior to the system RFS date is granted the right to receive additional capacity ("residual capacity") at no additional cost upon the date which is 12 1/2 years after the RFS date for the system. Furthermore, neither party is liable to the other for consequential, incidental, indirect or special damages sustained by reason of
(i) any failure in or breakdown on the system or the facilities associated with the system, (ii) the failure of any inland carrier to perform the terms and conditions of any agreement to which it and the purchaser are parties or (iii) for any interruption of service, whatever the cause and however long it shall last. Each CPA is subject to an arbitration clause. Some CPAs are supported by a parent guarantee from the purchaser.

Inland Services Agreements (ISAs)

  The Company has entered into agreements with certain terrestrial fiber cable systems to purchase inland capacity on such systems for resale to its purchasers. In general, the term of each ISA is 25 years from the RFS date of the particular system or until the system is retired, whichever occurs first. In certain cases, the Company has the option to extend the term of each ISA for an additional five years. Neither party to an ISA is responsible for any loss, damage, delay or failure of performance resulting from an event of Force Majeure (as defined therein). If an event of Force Majeure continues for a period of 30 days, the Company may terminate the ISA. Each ISA is subject to an arbitration clause.

Inland Capacity Purchase Agreements (ICPAs)

  The Company has entered into ICPAs with some of its customers. Under an ICPA, the Company provides the customer with a portion of the terrestrial capacity it purchased from owners of terrestrial cable systems under ISAs. The term of each ICPA is 25 years from the RFS date for the particular system. Upon execution of an ICPA, the Company generally receives 10% of the purchase price immediately, with the balance due no later than the RFS date for the particular segment. A limited number of ICPAs provide for payment of the purchase price in installments over two to four year periods. A purchaser's payment obligation under an ICPA generally shall terminate with respect to any purchased capacity on AC-1 other than the United States-United Kingdom segment (and, in some cases, with respect to purchased capacity on the United States-United Kingdom segment), if the RFS Date for the AC-1 system has not occurred by June 30, 1999. Unlike a CPA, the purchaser under an ICPA is generally not required to make any additional payments for costs associated with operating, maintaining and repairing the terrestrial capacity in which the IRU is granted. Neither party is liable to the other for consequential, incidental, indirect or special damages sustained (i) by reason of any failure of any inland carrier to perform the terms and conditions of any ISA to which it is a party or (ii) for any interruption of service, whatever the cause and however long it shall last. Each ICPA is subject to an arbitration clause. An ICPA may be supported by a corresponding parent guarantee from the purchaser.

Operations, Administration and Maintenance Support

  Pursuant to the AC-1 OA&M Agreement, TSSL will provide operations, administration and maintenance support on behalf of AC-1 for a term of eight years following the commencement of commercial operations. As of September 30, 1998, the Company was committed under the AC-1 OA&M Agreement to make payments totaling approximately $254 million. Such agreement is extendible at the option of the Company for two additional periods of 8.5 years each. For AC-1, TSSL's network operations center is designed to ensure the overall ongoing monitoring of the system's operation, maintenance and control systems. The network management equipment located at the Brookhaven, New York landing station provides fault management, security management, configuration management and performance management, while undersea network management equipment located at all landing stations provides system level monitoring of the undersea terminating equipment. The full integration of these control elements allows the AC-1 cable system to be "self-diagnostic," with such control elements facilitating localization and repair in the event of the occurrence of a system fault.

  In addition, Global Crossing is separately developing a worldwide operations, administration and maintenance support system to serve each of its cable systems (exclusive of AC-1 for the initial term of the TSSL OA&M Agreement). Such support will be handled through three work centers: a customer care center ("CCC"), network operations center ("NOC") and technical support center ("TSC"). It is currently anticipated that the CCC will be located in Bermuda and both the NOC and TSC will be located in Europe.

  Customer Care Center. The CCC will provide capacity purchasers with a single point of contact for service provisioning, interconnect coordination support and billing inquiries.

  Network Operations Center. The NOC will handle operations, administrative and maintenance activities for each of the Company's cable systems, including capacity provisioning, network performance, repair and restoration activities. Capacity provisioning relates to the appropriate allocation of capacity on the Company's cable systems among capacity purchasers. Management of network performance entails detection and response to system degradation and other performance parameters, as well as preventative activities.

  Technical Support Center. The TSC will be a 24-hour center managed by highly-trained experts to handle technical inquiries from purchasers regarding system performance and interconnection arrangements.

Competition

  The international telecommunications industry is highly competitive. The Company faces competition from existing and planned cable systems along each of its planned routes and from satellite providers, including existing geosynchronous satellites and low-earth orbit systems now under construction. The Company competes primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of its systems. Traditionally, carriers have made long term investments in ownership of cable capacity, making lower price and superior service less determinative in convincing such carriers to acquire additional capacity on the Company's systems than is the case in industries without such long-term relationships. See "Risk Factors--Competition."

 Existing and Planned Cable Systems

  The routes addressed by Global Crossing's planned systems are currently served by several cable systems as well as satellites. Currently, there are several fiber optic transatlantic cable systems, each of which will compete directly with AC-1. Primary future sources of transatlantic competition for the Company may result from, among others, (i) TAT-14, a transatlantic cable system which is being developed by its consortium members, including British Telecom, AT&T, France Telecom and Deutsche Telekom, (ii) FLAG Atlantic-1, a transatlantic system which is being developed by FLAG Telecom and Global TeleSystems Group, Inc. and (iii) Gemini, a transatlantic cable system being operated and marketed by MCI WorldCom, Inc. and Cable & Wireless PLC. The Company believes that such other cable systems will compete directly with AC-1 and the commitments of the developers and other carriers on these systems could substantially reduce demand for capacity on AC-1.

  Similarly, there are several cable systems currently operating between the United States and Asia, the route to be served by PC-1. Competition in the transpacific market may result from, among others, (i) China-US, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC, MCI, AT&T and Sprint, most of whom have traditionally sponsored consortium cables and (ii) Japan-US, a transpacific system being developed by a consortium of major telecommunications carriers, including MCI WorldCom, AT&T, KDD, NTT, Cable & Wireless PLC and GTE. Although the Company believes that such other cable systems will not satisfy the demand for capacity between the United States and Japan and that there is currently enough demand projected to accommodate all such systems, such other cable systems will receive commitments for capacity that PC-1 could have received in their absence.

  In addition, the Company will face competition on its planned trans-European network. There are several carriers, including Viatel, KPN-Qwest, MCI WorldCom, Inc., a joint venture between Deutsche Telekom and France Telecom, British Telecom and Hermes, who are currently planning or building trans-European network assets.

  Other regional and global systems are being considered by developers, including Project Oxygen, a global system being evaluated by CTR Group, Ltd. In addition, the Company may face competition from existing and planned regional systems and satellites on its MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base.

 Satellite Transmission

  When comparing cable transmission against satellite transmission, the Company believes that cable has a distinct advantage with respect to latency (i.e., transmission delay) and voice quality. Cable transmission has a lower cost per circuit, higher capacity and longer expected equipment life than satellite transmission. Satellite transmission is generally considered to have a comparative advantage versus cable transmission for mobile communications only in the area of point-to-multipoint broadcast and "thin route" transmission, as opposed to the more common point-to-point, high volume transmission for which cable usage is considered to be preferable.

  In early 1997, the FCC granted Ka-band licenses and orbital locations to 13 companies. The firms developing future satellite technology envision a network of satellites that will provide broadband data transmission with data rates of 2 Mbps, 20 Mbps, and even 155 Mbps. Potential participants in the field include Astrolink, Skybridge, Teledesic Corporation, CyberStar and SpaceWay, who are seeking to provide high bandwidth transmission sublet networks. Due to (i) the significant initial costs related to these systems, (ii) the risks relating to satellite launch systems and (iii) the significantly lower transmission capacity versus current fiber optic systems, the Company believes that the new satellite systems will not be able to offer competitive cost per unit of transmission capacity in the dense metropolitan markets the Company is targeting. Further, the Company believes it will have at least five years lead time to help it solidify a sustainable competitive market position before true broadband satellite service commences.

Suppliers

  There are currently three major supply companies in the undersea cable industry: TSSL, Alcatel and KDD SCS. Cable & Wireless PLC and Pirelli also have a presence in the industry and there are a number of smaller suppliers who have focused primarily on regional routes or non-repeatered systems. TSSL is completing construction of AC-1, is responsible for the design and installation of PAC and, together with KDD SCS (as a subcontractor), is responsible for design and installation of PC-1. Alcatel is responsible for design and construction of MAC. See "Risk Factors--Dependence on Third Parties."

Properties

  The Company leases executive and administrative offices at its worldwide headquarters at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. The Company owns a cable station in Brookhaven, New York and a cable station in White Sands, United Kingdom. The Company leases cable station space in Sylt, Germany and cable station space in Beverwijk, The Netherlands. Such leases run for the anticipated 25-year term of AC-1. The Company also leases office space in Amsterdam, Los Angeles, Morristown, New Jersey, Dallas, London, San Francisco, New York, Coral Gables, Florida and Buenos Aires, Argentina.

Regulation

  The Company, in the ordinary course of development, construction and operation of its fiber optic cable systems, will be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in foreign jurisdictions where its cables land, and will be subject to applicable telecommunications regulations in such jurisdictions. In particular, submarine cable landing or similar licenses will be required in many of the jurisdictions where Global Crossing's planned systems will land. With respect to AC-1, an undersea cable landing license (the "AC-1 Landing License") and a subsequent modification have been obtained from the United States Federal Communications Commission ("FCC"), which license permits AC-1 to land in the United States at the Brookhaven, New York landing site and to operate between the United

States, the United Kingdom, The Netherlands and Germany. The AC-1 Landing License authorizes the Company to provide capacity on a private carriage basis, and AC-1 is not presently regulated by the FCC as a common carrier. Global Crossing has obtained landing licenses similar to the AC-1 Landing License in each of the other jurisdictions where the AC-1 cable system will land and where such licenses are required. With respect to each of the Company's cable systems other than AC-1, the Company anticipates both filing applications for cable landing licenses with the FCC (and, where necessary, foreign regulatory agencies) and seeking private carriage status for these systems as well. These licenses are typically issued for a term of years (in the case of the FCC-issued cable landing license, 25 years), and are subject to renewal. United States law (and the law of several foreign jurisdictions, as well) limits foreign ownership, direct or indirect, of entities holding cable landing licenses, although the FCC has progressively relaxed to the rules to examine only those foreign holders that are affiliated with a foreign telecommunications carrier that has market power in the destination country. More recently, in order to implement a multilateral World Trade Organization agreement, the FCC adopted regulations that presumptively permit unlimited foreign ownership by nationals of countries that are party to that agreement. See "Risk Factors--Effect of Government Regulation."

  Construction of each of the Company's cable systems also requires the acquisition and maintenance of various permits and licenses in the ordinary course of business. Pursuant to its construction contracts for AC-1 and PC-1, TSSL is contractually obligated to obtain and maintain all such licenses and permits. Although Global Crossing intends that the construction contracts for each of the Company's other planned cable systems will impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of such systems, there can be no assurance that such contractor will successfully obtain such permits and licenses. See "Risk Factors--Risks Related to Completing our Cable Systems."

Employees

  As of December 31, 1998, the Company had approximately 148 employees. The Company considers its relations with its employees to be good.

Legal Proceedings

  The Company is not presently subject to any material legal claims or proceedings.

                                   MANAGEMENT

Directors and Executive Officers--GCL

  The following table sets forth the names, ages and positions of the directors and executive officers of GCL.

  GCL's bye-laws provide for a Board of Directors consisting of 17 members divided into three classes with terms of three years each. Mr. Casey, Mr. Brown, Mr. Porter, Mr. Phoenix, Mr. Levine and Mr. Conway were elected as Class A Directors, with a term expiring in 1999; Mr. Cook, Mr. Lee, Mr. Raben, Mr. Kent and Mr. Scanlon were elected as Class B Directors, with a term expiring in 2000; and Mr. Winnick, Mr. Bloom, Mr. Kehler, Mr. Weinberger, Mr. Steed and
Mr. Ogasawara were elected as Class C Directors, with a term expiring in 2001.

   Name                     Age                          Position
   ----                     ---                          --------
   Gary Winnick............  51           Co-Chairman of the Board and Director
   Lodwrick M. Cook........  70           Co-Chairman of the Board and Director
   Thomas J. Casey.........  46 Managing Director, Vice Chairman of the Board and Director
   Jack M. Scanlon.........  57            Chief Executive Officer and Director
   David L. Lee............  49      President, Chief Operating Officer and Director
   Barry Porter............  41             Senior Vice President and Director
   Abbott L. Brown.........  55             Senior Vice President and Director
   Dan J. Cohrs............  45     Senior Vice President and Chief Financial Officer
   James C. Gorton.........  37    Senior Vice President, General Counsel and Secretary
   K. Eugene Shutler.......  60                   Senior Vice President
   Hillel Weinberger.......  45                          Director
   Jay R. Bloom............  43                          Director
   Dean C. Kehler..........  42                          Director
   Jay R. Levine...........  42                          Director
   William P. Phoenix......  42                          Director
   Bruce Raben.............  45                          Director
   Michael R. Steed........  49                          Director
   William E. Conway.......  49                          Director
   Toshiaki Ogasawara......  67                          Director
   Geoffrey J.W. Kent......  56                          Director

  Gary Winnick--Mr. Winnick, founder of Global Crossing, has been Co-Chairman of the Board of GCL since January 1998 and, prior thereto, was Chairman of the Board since the inception of the Company in March 1997. Mr. Winnick is the founder and has been the Chairman and Chief Executive Officer of Pacific Capital Group since its inception, having been in the principal equity investment and merchant banking business since 1985. Mr. Winnick holds a BA in Economics and Business Management from C.W. Post College.

  Lodwrick M. Cook--Mr. Cook has been Co-Chairman of the Board of GCL since January 1998 and Vice Chairman, Managing Director of PCG since 1997. Prior to joining PCG, Mr. Cook spent 39 years at Atlantic Richfield Co., serving as President and Chief Executive Officer from 1985 to 1995 and as Chairman of the Board of Directors from 1986 to 1995, when he became Chairman Emeritus. Mr. Cook is also a member of the Board of Directors of Castle and Cooke, Litex and Ocean Energy, Inc. Mr. Cook received BS degrees in mathematics and petroleum engineering from Louisiana State University and holds an MBA degree from Southern Methodist University.

  Thomas J. Casey--Mr. Casey was elected Vice Chairman of the Board of GCL in December 1998 and was appointed Managing Director of GCL in September, 1998. Mr. Casey also serves as president and director of PCG. Prior to joining GCL, Mr. Casey was co-head of Merrill Lynch & Co.'s Global Communications Investment Banking Group for 3 years. From 1990 to 1995, Mr. Casey also was a partner and co-head of the telecommunications and media group for the law firm of Skadden, Arps, Slate, Meagher and Flom. Mr. Casey received his BA degree from Boston College and his JD degree from George Washington University Law School.

  Jack M. Scanlon--Mr. Scanlon has been Chief Executive Officer and a director of GCL since April 1998. Prior to joining the Company, Mr. Scanlon was President and General Manager of the Cellular Networks and Space Sector of Motorola Inc. and had been affiliated with Motorola Inc. since 1990. Mr. Scanlon was Chief Operating Officer of Cambridge Technology Group from 1988 to 1990 and, prior thereto, spent 24 years with AT&T Corp. and Bell Laboratories, rising to Group Vice President at AT&T Corp. Mr. Scanlon received his BS degree from the University of Toronto and a MS degree in electrical engineering from Cornell University.

  David L. Lee--Mr. Lee has been President and Chief Operating Officer and a director of GCL since the inception of the Company in March 1997. He has also been a managing director of PCG since 1989. Prior to joining PCG, Mr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. Mr. Lee is a graduate of McGill University and holds a PhD in Physics and Economics from the California Institute of Technology.

  Barry Porter--Mr. Porter is Senior Vice President, Corporate Development and a director of GCL. Mr. Porter has been a director of the Company since 1997 and has also been a managing director of PCG since 1993. From 1986 to 1993, Mr. Porter was affiliated with Bear, Stearns & Co. Inc., rising to a Senior Managing Director in the investment banking department. Mr. Porter received his JD and MBA degrees from the University of California (Berkeley) and his BS degree from The Wharton School.

  Abbott L. Brown--Mr. Brown is Senior Vice President, Corporate Affairs and a director of GCL. Mr. Brown has been a director of the Company since 1997 and has also been a managing director and Chief Financial Officer of PCG since 1994. From 1990 through 1994, Mr. Brown was Executive Vice President, Chief Financial Officer and a member of the board of directors of Sony Pictures Entertainment Inc., a wholly-owned subsidiary of Sony Corporation. Prior thereto, Mr. Brown was a partner in the international accounting firm of Price Waterhouse LLP. Mr. Brown holds a BS degree from Lehigh University and is a Certified Public Accountant.

  Dan J. Cohrs--Mr. Cohrs has been Senior Vice President and Chief Financial Officer of GCL since May 18, 1998. From 1993 to 1998, Mr. Cohrs was affiliated with GTE Corporation, rising to the position of Vice President and Chief Planning and Development Officer in 1997. From 1990 to 1993, he was at Northwest Airlines and prior to leaving Northwest Airlines served as Vice President of International Finance (Tokyo, Japan); from 1986 to 1990, he was at the Marriott Corporation and served in such capacities as Vice President of Financial Planning and Acquisitions and Vice President of Project Finance; and from 1983 to 1986, he was a Strategy and Financial Consultant at Marakon Associates. Mr. Cohrs received his BS degree from Michigan State University in Engineering and his PhD degree from Cornell University in Economics, Finance and Public Policy.

  James C. Gorton--Mr. Gorton became Senior Vice President and General Counsel of GCL effective July 15, 1998 and Secretary of GCL effective August 9, 1998. From 1994 to 1998, Mr. Gorton was a member of the New York law firm Simpson Thacher & Bartlett and had been associated with the firm since 1986. Mr. Gorton holds a BA degree from Columbia College and a JD degree from New York University School of Law.

  K. Eugene Shutler--Mr. Shutler is a Senior Vice President of GCL and is also President of ACL. From 1996 to 1997, Mr. Shutler served as Chairman of the Board and Chief Executive Officer of Styles On Video, Inc. Prior thereto, Mr. Shutler was Executive Vice President, General Counsel and a Director of MGM Grand,

Inc. from 1991 to 1995; a member of the Los Angeles law firm of Troy and Gould from 1983 to 1991; and Vice President/General Counsel of Republic Corporation, Continental Aircraft Services (Continental Airlines) and Caesars World, Inc. Mr. Shutler holds a BA degree from the University of Pennsylvania and an LLB degree from Yale Law School.

  Hillel Weinberger--Mr. Weinberger, a director of GCL since June 1997, has been a Senior Vice President of Loews/CNA Holdings Corp. since 1988. Prior thereto, Mr. Weinberger was a Senior Vice President of Presidential Life from 1982 to 1988. Mr. Weinberger serves as director to News Communications Inc.

  Jay R. Bloom--Mr. Bloom, a director of GCL since the Company's inception in March 1997, is a managing director of CIBC Oppenheimer Corp. ("CIBC Oppenheimer"), co-head of its High Yield Group and co-head of CIBC World Markets High Yield Merchant Banking Funds. Mr. Bloom also serves on the board of directors of Heating Oil Partners, L.P., Consolidated Advisers Limited, L.L.C. and Morris Material Handling, Inc. Prior to joining CIBC Oppenheimer in August 1995, Mr. Bloom was a founder and managing director of The Argosy Group L.P. From 1984 to 1990, Mr. Bloom was a managing director in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Bloom was an investment banker associated with Lehman Brothers Kuhn Loeb Incorporated from 1982 to 1984 and, from 1981 to 1982, practiced law at Paul Weiss Rifkind Wharton & Garrison in New York. Mr. Bloom received his BS and MBA degrees from Cornell University and his JD degree from Columbia University School of Law.

  Dean C. Kehler--Mr. Kehler, a director of GCL since the Company's inception, is a managing director of CIBC Oppenheimer and co-head of its High Yield Group. In addition, he is a member of CIBC's Investment Committee and co-head of CIBC World Markets High Yield Merchant Banking Funds. Prior to joining CIBC Oppenheimer in 1995, Mr. Kehler was a founder and managing director of The Argosy Group. From 1985 to 1990, Mr. Kehler was a managing director in the Mergers and Acquisitions Group, Co-Head of Merchant Banking and a member of the Corporate Finance Executive Committee of Drexel Burnham Lambert Incorporated. Mr. Kehler serves on the board of directors of Booth Creek Group, Inc., Telebanc Financial Corporation and Heating Oil Partners, L.P. From 1979 to 1985, Mr. Kehler was an investment banker at Lehman Brothers. Mr. Kehler received his BS degree from The Wharton School.

  Jay R. Levine--Mr. Levine, a director of GCL since the Company's inception, is a managing director of CIBC Oppenheimer, and manages the CIBC World Markets High Yield Merchant Banking Funds. Prior to joining CIBC Oppenheimer in May, 1997, Mr. Levine was President of PPMJ Inc., a private consulting firm, from September 1996 to April 1997 that advised its clients on private equity investments. From August 1990 to June 1996, Mr. Levine was a senior executive in the Morningside and Springfield Group, Inc., a private investment company. Mr. Levine serves as a director of Aircraft Service International Group, Consolidated Advisers Limited, L.L.C., Heating Oil Partners, L.P. and Talton Holdings, Inc. Mr. Levine received a BS degree from Syracuse University, a JD degree from Tulane University and an LLM in Taxation from New York University.

  William P. Phoenix--Mr. Phoenix, a director of GCL since its inception, is a managing director of CIBC Oppenheimer and co-head of Credit Capital Markets. Prior to joining CIBC Oppenheimer in 1995, Mr. Phoenix had been the Managing Director of the Canadian Imperial Bank of Commerce since 1982. Mr. Phoenix serves as a director of the Electrolux Corporation. Mr. Phoenix received his BA degree from the University of Western Ontario and his MBA degree from the University of Toronto.

  Bruce Raben--Mr. Raben, a director of GCL since its inception, is a managing director of CIBC Oppenheimer. Prior to joining CIBC Oppenheimer in January 1996, Mr. Raben was a founder, managing director and co-head of the Corporate Finance Department of Jefferies & Co., Inc. since 1990. Mr. Raben serves as a director of Optical Security, Inc., Talton Holdings, Inc., Terex Corporation and Equity Marketing, Inc. Mr. Raben received his MBA degree from Columbia Business School and his AB degree from Vassar College.

  Michael R. Steed--Mr. Steed, a director of GCL since its inception, is Senior Vice President of Investments for the Union Labor Life Insurance Company, ULLICO Inc. ("ULLICO") and its Family of Companies and President of Trust Fund Advisors, ULLICO's investment management subsidiary. Mr. Steed joined ULLICO in November 1992 after serving seven years as President and Founder of A.F.I.C. Group, Ltd., a financial and investment consulting firm. From 1983 to 1985, Mr. Steed was the Executive Director of the Democratic National Committee. Mr. Steed serves as a director of The Lewis & Clark Snake River Beverage Company. He received his JD degree from Loyola University School of Law in Los Angeles and his BA degree from Loyola Marymount University in Los Angeles.

  William E. Conway--Mr. Conway became a director of GCL in August 1998. Mr. Conway has been a managing director of The Carlyle Group since 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until he jointly founded The Carlyle Group in August 1987. Mr. Conway serves as director to GTS Duratek, Inc., Nextel Communications, Inc. and Hownet International Corporation. Mr. Conway received his BA degree from Dartmouth College and his MBA in Finance from Chicago Graduate School of Business.

  Toshiaki Ogasawara--Mr. Ogasawara, a director of GCL since August 1998, has been Chairman and Publisher of The Japan Times, Limited since 1985 and President and Representative Director of Nifco Inc. since 1967. Mr. Ogasawara serves as Chairman and Representative Director for FM Inter-Wave, Inc. and Simmons Co. Ltd.

  Geoffrey J.W. Kent--Mr. Kent, a director of GCL since August 1998, is Chairman and Chief Executive Officer of the Abercrombie & Kent Group of companies and has been associated with these companies since 1967.

Additional Management

  Global Crossing's management team utilizes additional executives with extensive experience in the telecommunications industry and the undersea cable sector, including the following individuals:

  William B. Carter, Jr. is President of Global Crossing Development Co. and the Company's Senior executive in charge of development. Prior to joining the Company, Mr. Carter spent 30 years with AT&T, where he headed up the International Facilities Planning (both cable and satellite) and served as President and Chief Executive Officer for SSI and as Director of International Network Operations for AT&T. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry, with an average market share of 35-50%. Mr. Carter is a member of the World Telecommunications Advisory Council to the International Telecommunications Union (ITU) and Senior Advisory Council to the U.S. government on communications and economic development. Mr. Carter received a BEE degree from Georgia Institute of Technology and has completed the advanced program for senior managers at MIT's Sloan School.

  Jack Finlayson--Mr. Finlayson has been President of Global Crossing International, Ltd. since June 1998. Prior to joining the Company, Mr. Finlayson was corporate vice president and general manager of Motorola Inc.'s Asia Pacific Cellular Infrastructure group, where he was responsible for managing the wireless infrastructure business, and had been affiliated with Motorola Inc. since 1994. Prior to joining Motorola Inc., Mr. Finlayson was employed by AT&T, where he was sales vice president of Business Network Sales for the southeastern United States. Mr. Finlayson has more than 17 years experience in the telecommunications field. Mr. Finlayson received his BS degree in marketing from LaSalle University and holds an MBA degree in information management from St. Joseph's University.

  S. Wallace Dawson, Jr., Senior Vice President of Operations of Global Crossing Development Co., worked at SSI for 29 years, where he had overall delivery responsibility for the implementation of all submarine cable projects. Prior thereto, he held various positions at AT&T, where his work centered on specialized equipment design for military and commercial undersea cable systems and development of various network services. Mr. Dawson holds a BEE degree from the University of Virginia, and an MSEE degree from Duke University. He also completed the Advanced Management Program at INSEAD, Fountainbleu, France.

  Harold D. Grossnickle, Managing Director of Global Crossing Development Co., is responsible for directing the operations, administration and maintenance of the Global Crossing Network. Mr. Grossnickle has 28 years of experience in the telecommunications industry, including over 24 years at AT&T and AT&T Paradyne, where he served as a vice president of network management systems and services. Mr. Grossnickle received his BS from Iowa State University and his MBA from the University of Missouri.

  Patrick Joggerst is Vice President of Global Sales & Marketing of Global Crossing International Ltd. and the Company's Senior executive in charge of sales. Prior to joining the Company, Mr. Joggerst served as Managing Director for the Americas Region at TSSL. His 17-year tenure at AT&T included positions with several departments, including international services operations, organizational development/human resources, and communications products and service sales. Mr. Joggerst graduated from Georgetown University's School of Foreign Service.

  Ian McLean--Mr. McLean is Vice President of GCL and also serves as Chief Financial Officer of ACL. Prior to joining the Company in September, 1997, Mr. McLean was Chief Financial Officer and Systems Information Officer at Price Waterhouse, Bermuda from 1994 to 1997; Chief Financial Officer for Horizons Limited from 1992 to 1994; Deputy Manager, Corporate Trust at Bank of Bermuda Limited from 1988 to 1992 and Vice President of Finance for the Baillargeon Group from 1985 to 1988. Mr. McLean is a Canadian Chartered Accountant and holds a Bba degree from Bishop's University and a graduate diploma in accountancy from McGill University.

  William T. Richards is Vice President of Operations of ACL. Mr. Richards was employed at British Telecommunications for seven years, most recently as Manager of Subsea Projects & Consultancies, and served as Independent Engineer on the FLAG system. Prior to his position at British Telecommunications, he served as Business Development Manager at Dowty Magnetics. Mr. Richards received his BFc (Hons.) degree from City University of London.

  Lisa Dadouris, Director of Business Development of Global Crossing Development Co., spent 12 years at AT&T and Lucent Technologies, where she held a number of positions in business development, marketing and finance, including Chief Financial Officer for Local Service in the northeast United States and Director of Manufacturing Planning for Lucent. Ms. Dadouris graduated from Wake Forest University with a BS in business, and received her MBA in accounting from Fuqua School of Business at Duke University.

  Mool Singhi is Director of Network Planning of Global Crossing Development Co. Prior to joining the Company, Mr. Singhi served as the Director of Market Planning at TSSL. Mr. Singhi spent 27 years at AT&T, where he held various key positions in manufacturing, finance, engineering, operations and international network planning. Mr. Singhi received a bachelor's degree in mechanical engineering and a master's degree in operations research and industrial engineering from the University of Buffalo.

  Charles D. Hogan, Director of Operations of Asia Systems of Global Crossing Development Co., spent 42 years at AT&T, serving as Regional Managing Developer of AT&T's General Departments. Immediately prior to joining the Company, Mr Hogan was based in Hong Kong where he was responsible for the planning of international digital lightwave undersea cables for AT&T in the Asia/Pacific region, including the planned China-United States cable system.

  John Mercogliano, Vice President of Sales and Marketing of Global Crossing International Ltd., has over 19 years of experience in the telecommunications industry. Prior to joining the Company, Mr. Mercogliano was employed as Vice President-Europe of Bell Atlantic Network Systems (Bermuda) Ltd., where he was responsible for developing strategies and directing sales and marketing opportunities in the FLAG European region. Mr. Mercogliano received his B.A. degree from New York University and his MBA from Pace University.

Directors and Executive Officers--the Issuer

  The following table sets forth the names, ages and positions of the directors and executive officers of the Issuer.

          Name            Age                          Position
          ----            ---                          --------
S. Wallace Dawson, Jr...   52            Chief Executive Officer and Director
K. Eugene Shutler.......   60                   President and Director
Ian McLean..............   41 Senior Vice President, Chief Operating Officer and Director
Robert Klug.............   31                   Controller and Director
Douglas Molyneux........   41                          Secretary

  S. Wallace Dawson, Jr.--Mr. Dawson is the Chief Executive Officer and a Director of the Issuer. He is also Senior Vice President of Operations of Global Crossing Development Co. Prior to joining the Company, he worked at SSI for 29 years, where he had overall responsibility for the implementation of all submarine cable projects. Prior thereto, he held various positions at AT&T, where his work centered on specialized equipment design for military and commercial undersea cable systems and development of various network services. Mr. Dawson holds a BEE degree from the University of Virginia, and an MSE degree from Duke University. He also completed the Advanced Management Program at INSEAD, Fountainbleu, France.

  K. Eugene Shutler--Mr. Shutler is the President and a Director of the Issuer. He is also serves as a Senior Vice President of GCL and President of ACL. From 1996 to 1997, Mr. Shutler served as Chairman of the Board and Chief Executive Officer of Styles on Video, Inc. From 1991 to 1995, Mr. Shutler was Executive Vice President, General Counsel and a Director of MGM Grand, Inc and from 1983 to 1991, he was a member of the Los Angeles law firm of Troy and Gould. Mr. Shutler holds a BA degree from the University of Pennsylvania and an LLB degree from Yale Law School.

  Ian McLean--Mr. McLean is the Senior Vice President, Chief Operating Officer and a Director of the Issuer. Mr. McLean also serves as Vice President of GCL and Chief Financial Officer of ACL. Prior to joining the Company in September 1997, Mr. McLean was Chief Financial Officer and Systems Information Officer at Price Waterhouse in Bermuda from 1984 to 1997; and Chief Financial Officer for Horizons Limited from 1992 to 1994. Mr. McLean is a Canadian Chartered Accountant and holds a Bba degree from Bishop's University and a graduate diploma in accountancy from McGill University.

  Robert Klug--Mr. Klug is the Controller and a Director of the Issuer. He also serves as the Chief Financial Officer of PCL. Prior to joining the Company in September 1997, Mr. Klug was a manager at Price Waterhouse from 1994 to 1997 and was associated with the firm since 1989.

  Douglas Molyneux--Mr. Molyneux is the Secretary and Senior Counsel of the Issuer. Prior to joining the Company, he was a Senior Associate with Appleby, Spurling & Kempe for three years. From 1991 to 1992, Mr. Molyneux worked at Jardine Matheson Ltd. in Hong Kong; from 1986 to 1992 he worked at Citicorp Investment Bank in London. Mr. Molyneux received an honors degree in law from the University of Strathelyde (Glasgow) and is currently working to complete his MBA from the University of Edinburgh.

Compensation--GCL

  Total compensation paid or accrued to the executive officers of GCL and its consolidated subsidiaries as a group during the fiscal year ended December 31, 1997 was $155,409. Directors of GCL and its consolidated subsidiaries do not receive compensation, except as officers or employees of GCL or its consolidated subsidiaries.

Option Grants and Option Values

  The table below sets forth information as of September 30, 1998 concerning options granted since January 1, 1998 to principal officers of GCL and its subsidiaries. Options representing a total of 10,057,500 shares of GCL Common Stock have been issued to officers or directors of GCL and its subsidiaries at exercise prices ranging from $1.67 per share to $20.50 per share.

                                                                          Grant
                                                                           Date
                                       Individual Grants                 Value(1)
                         ---------------------------------------------- ----------
                         Number of
                         Securities  % of Total
                         Underlying   Options
                          Options    Granted to  Exercise or            Grant Date
                          Granted   Employees in Base Price  Expiration  Present
     Name                   (#)     Fiscal Year   ($/Share)     Date     Value($)
     ----                ---------- ------------ ----------- ---------- ----------
Jack M. Scanlon......... 1,800,000     14.83%        1.67     04/01/08  31,200,000
 Chief Executive Officer
Thomas J. Casey......... 1,000,000        (2)        4.00     09/24/08  17,875,000
 Managing Director
William B. Carter....... 1,500,000     12.36%        1.67     09/02/07  26,000,000
 President, Global
 Crossing Development
 Co.
James C. Gorton.........   750,000      6.18%        6.67     06/12/08   9,250,000
 Senior Vice President
 and General Counsel
Jack Finlayson..........   585,000      4.82%        6.67     06/12/08   7,215,000
 President, Global
 Crossing International,
 Ltd.                      150,000      1.24%       19.00     06/12/08         --

--------
(1) For options granted prior to the date of the GCL Stock Offerings, amounts are based upon the difference between exercise price and the Price to Public per Share of the GCL Stock Offerings. For options granted subsequent to the date of the GCL Stock Offerings, amounts shown are based upon the difference between exercise price and the closing market price per share of GCL Common Stock on the grant date.
(2) Thomas J. Casey has been granted economic rights to 1,000,000 shares of GCL Common Stock at an effective price of $4 per share. GCL granted him rights to 800,000 shares and an affiliate of PCG granted him rights to the remaining 200,000 shares.

  The table below sets forth information as of September 30, 1998 concerning exercises of stock options by the individuals named above for the current year and the value of such individuals' unexercised options as of such date.

                                                  Number of
                                                 Securities           Value of
                                                 Underlying         Unexercised
                                                 Unexercised        In-the-Money
                                                 Options(#)          Options($)
                           Shares     Value   ----------------- --------------------
                         Acquired on Realized   Exercisable/        Exercisable/
     Name                Exercise(#)   ($)      Unexercisable     Unexercisable(1)
     ----                ----------- -------- ----------------- --------------------
Jack M. Scanlon.........     --        --     450,000/1,350,000 8,642,250/25,926,750
 Chief Executive Officer
Thomas J. Casey(2)......     --        --       333,334/666,666 5,062,500/11,812,500
 Managing Director
William B. Carter.......     --        --     500,000/1,000,000 9,602,500/19,205,000
 President, Global
 Crossing Development
 Co.
James C. Gorton.........     --        --       187,500/562,500  2,663,438/7,990,313
 Senior Vice President
 and General Counsel
Jack Finlayson..........     --        --       292,500/442,500  4,154,963/4,436,213
 President, Global
 Crossing International,
 Ltd.

--------
(1) Amounts shown are based upon the difference between exercise price and the closing market price per share of GCL Common Stock on September 30, 1998 of $20.88.
(2) Amounts indicated are with respect to the economic rights of Mr. Casey to 1,000,000 shares of GCL Common Stock referenced above.

Compensation--the Issuer

  Total compensation paid or accrued to the executive officers of the Issuer and its consolidated subsidiaries as a group during the fiscal year ended December 31, 1997 was $155,409. Directors of the Issuer and its consolidated subsidiaries do not receive compensation, except as officers or employees of the Issuer or its consolidated subsidiaries.

Option Grants and Option Values--the Issuer

  The table below sets forth information as of September 30, 1998 concerning options granted since January 1, 1998 to principal officers of the Company. Options representing a total 5,032,500 shares of GCL Common Stock have been issued to officers and directors of the Company at exercise prices ranging from $1.67 per share to $20.50 per share.

                                                                            Grant
                                                                          Date Value
                                        Individual Grants                    (1)
                          --------------------------------------------- --------------
                           Number of   % of Total
                          Securities    Options    Exercise
                          Underlying   Granted to   or Base             Grant Date
                            Options   Employees in   Price   Expiration  Present
          Name            Granted (#) Fiscal Year  ($/Share)    Date    Value ($)
          ----            ----------- ------------ --------- ---------- ----------
S. Wallace Dawson.......    450,000       3.71%       1.67    9/02/07   7,798,500
 Chief Executive Officer     75,000       0.62%      19.00    9/15/08         --
K. Eugene Shutler ......
 President                  300,000       2.47%       1.67    8/16/07   5,199,000
Ian McLean .............
 Chief Operating Officer     75,000       0.62%       1.67    9/15/07   1,299,750
Robert Klug.............
 Controller                  45,000       0.37%       1.67    9/15/07     779,850
Douglas Molyneux........
 Secretary                   45,000       0.37%      19.00     9/1/07         --

--------
(1) For options granted prior to the date of the GCL Stock Offerings, amounts shown are based upon the difference between exercise price and the Price to Public per Share of the GCL Stock Offerings. For options granted subsequent to the date of the GCL Stock Offerings, amounts shown are based upon the difference between exercise price and the closing market price per share of GCL Common Stock on the grant date.

  The table below sets forth information as of September 30, 1998 concerning exercises of stock options by the individuals named above for the current year and the value of such individuals' unexercised options.

                                                          Number of
                                                         Securities         Value of
                                                         Underlying        Unexercised
                                                         Unexercised      In-the-Money
                                                         Options (#)       Options ($)
                          Shares Acquired    Value      Exercisable/      Exercisable/
          Name            on Exercise (#) Realized ($)  Unexercisable   Unexercisable (1)
          ----            --------------- ------------ --------------- -------------------
S. Wallace Dawson.......
 Chief Executive Officer        --            --       150,000/375,000 2,927,625/5,855,250
K. Eugene Shutler.......
 President                      --            --       100,000/200,000 1,920,500/3,841,000
Ian McLean..............
 Chief Operating Officer        --            --         25,000/50,000     480,125/960,250
Robert Klug.............
 Controller                     --            --         15,000/30,000     288,075/576,150
Douglas Molyneux........
 Secretary                      --            --              0/45,000            0/84,375

--------
(1) Amounts shown are based upon the difference between exercise price and the closing market price per share of GCL Common Stock on September 30, 1998 of $20.88.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  The 1998 Global Crossing Ltd. Stock Incentive Plan (the "Stock Incentive Plan") provides that, upon a "change in control," certain of the awards granted under the Stock Incentive Plan will vest immediately. A "change in control" is defined under the Stock Incentive Plan as the occurrence of any of the following: (i) any Person (other than a Person holding securities representing 10% or more of the combined voting power of GCL's outstanding securities as of July 15, 1998, GCL, any trustee or other fiduciary holding securities under an employee benefit plan of GCL, or any company owned, directly or indirectly, by the shareholders of GCL in substantially the same proportions as their ownership of stock of GCL) becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange Act) of securities of GCL (a) in excess of the interest held by the existing shareholders of GCL as of July 15, 1998 and (b) representing 30% or more of the combined voting power of GCL's then outstanding securities; (ii) during any period of 24 months, individuals who at the beginning of such period constitute the board of directors and any new director (other than those directors who meet certain exceptions specified in the Stock Incentive Plan) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute at least a majority of the board of directors; (iii) the shareholders of GCL approve any transaction under which GCL is merged or consolidated with any other company, other than a merger or consolidation which would result in shareholders of GCL immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of GCL or such surviving entity; or (iv) the shareholders of GCL approve a plan of complete liquidation of the company or an agreement for the sale or disposition by GCL of all or substantially all of GCL's assets, other than the liquidation of GCL into a wholly-owned subsidiary.

  GCL has entered into an employment agreement, dated as of April 1, 1998, with Mr. Jack Scanlon, providing for Mr. Scanlon's employment as GCL's Chief Executive Officer for a term of two years and continuing thereafter for successive two-year terms unless either GCL or Mr. Scanlon provides at least three months' notice in advance of the expiration of the current term. In connection with such agreement, Mr. Scanlon was issued an option to purchase a total of 1,800,000 shares of GCL Common Stock at an exercise price of $1.67 per share. Such options vest in 25% increments upon the first day of employment and at the end of each of the first three years of Mr. Scanlon's employment with GCL. Upon a "change of control", as defined in the Stock Incentive Plan, or any other "non-fault" termination as defined in Mr. Scanlon's employment agreement, vesting of all of such options shall immediately occur and Mr. Scanlon shall be entitled to terminate the agreement and receive a lump sum payment equal to the sum of two times Mr. Scanlon's then annual base salary and bonus.

  GCL has entered into an employment arrangement with Mr. Jack Finlayson which grants Mr. Finlayson the option to sell 150,000 shares of GCL Common Stock to the Company at $13.33 per share after two years of employment.

  GCL has entered into an employment arrangement with Mr. Thomas J. Casey providing for his services as GCL's managing director. In connection with such arrangement, Mr. Casey was granted economic rights to 1,000,000 shares of GCL Common Stock at $4.00 per share. 800,000 shares were granted by GCL and 200,000 shares were granted by an affiliate of PCG. The right to purchase one third of these shares vested immediately and the balance will vest over two years.

GCL Committees

  Audit Committee. The purpose of the Audit Committee of GCL is to: (i) make recommendations concerning the engagement of independent public accountants;
(ii) review with GCL management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of GCL's internal accounting controls; (v) review GCL's insurance program; and (vi) perform any other duties and functions required by any organization under which GCL's securities may be listed. Messrs. Weinberger, Conway and Kent are the current members of the Audit Committee.

  Compensation Committee. The purpose of the Compensation Committee of GCL is to establish and submit to the Board of Directors of GCL recommendations with respect to (i) compensation of officers and other key employees of GCL and (ii) awards to be made under the Stock Incentive Plan. Messrs. Cook, Steed and Levine are the current members of the Compensation Committee.

Issuer Committees

  The Issuer does not have any committees of its Board of Directors.

                             PRINCIPAL SHAREHOLDERS

  The Issuer is wholly owned by GCL. The following table and the accompanying footnotes set forth, as of September 30, 1998, certain information regarding the beneficial ownership of the common stock of GCL ("GCL Common Stock") by (i) each person or entity who is known to GCL to own beneficially five percent or more voting GCL Common Stock, (ii) each of GCL's directors and executive officers and (iii) all directors and executive officers of GCL as a group. To the knowledge of GCL, each such stockholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. The GCL Common Stock is traded on the Nasdaq Stock Market's National Market and the Bermuda Stock Exchange under the symbol "GBLX."

                                                          Beneficial Ownership
                                                          of GCL Common Stock
                                                         ----------------------
                                                           Number
                                                             of
                    Beneficial Owner                     Shares (1)  Percentage
                    ----------------                     ----------- ----------
Pacific Capital Group, Inc.(2) .........................  51,022,471   23.51%
 150 El Camino Drive, Suite 204
 Beverly Hills, California 90212
Canadian Imperial Bank of Commerce(3)...................  48,588,400   22.39%
 161 Bay Street, 8th Floor--BCE Place
 P.P. Box 500
 M5J258
 Toronto, Canada
Continental Casualty Company(4).........................  20,037,585    9.23%
 CNA Plaza, Floor 23 South
 Chicago, Illinois 60685
MRCo, Inc.(5)...........................................  16,939,097    7.80%
 111 Massachusetts Avenue NW
 Washington, DC 20001
Gary Winnick(6).........................................  51,322,471   23.65%
Lodwrick M. Cook(7).....................................   2,356,227    1.09%
Jack M. Scanlon(8)......................................     450,000      *
Thomas J. Casey(9)......................................     333,334      *
William B. Carter(10)...................................     500,000      *
Dan J. Cohrs(11)........................................     230,000      *
David L. Lee(12)........................................  11,496,239    5.30%
Abbott L. Brown(13).....................................   6,749,504    3.11%
Barry Porter(14)........................................  10,557,508    4.86%
James C. Gorton(15).....................................     187,500      *
Jack Finlayson(16)......................................     292,500      *
S. Wallace Dawson(17)...................................     153,000      *
K. Eugene Shutler(14)(18)...............................     251,986      *
Hillel Weinberger(19)...................................  21,345,900    9.83%
Jay R. Bloom(20)........................................  48,588,400   22.39%
Dean C. Kehler(20)......................................  48,588,400   22.39%
Jay R. Levine(20)(21)...................................  48,588,400   22.39%
William P. Phoenix(20)(21)..............................  48,588,400   22.39%
Bruce Raben(20)(21).....................................  48,588,400   22.39%
Michael R. Steed(22)....................................  16,954,097    7.81%
William E. Conway(23)...................................      15,000      *
Toshiaki Ogasawara(23)..................................      65,000      *
Geoffrey J.W. Kent(23)..................................      15,000      *
All Directors and Executive Officers as a Group......... 171,863,666   79.18%

--------
  *Percentage of shares beneficially owned does not exceed one percent.
 (1) As of September 30, 1998, 205,042,900 shares of GCL Common Stock were issued and outstanding. An additional 3,194,000 shares of GCL Common Stock would have been issuable upon the exercise of options within 60 days of September 30, 1998; an additional 2,554,179 shares of GCL Common Stock would have been issuable upon the exercise of the GCL Warrants; and an additional 6,250,006 shares of GCL Common Stock would have been issuable upon the exercise of the New PCG Warrants. Amounts appearing in the foregoing table include (i) all shares of GCL Common Stock outstanding as of September 30, 1998, (ii) all shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998 and (iii) all shares of GCL Common Stock issuable upon the exercise of the GCL Warrants and New PCG Warrants.

 (2) Includes 38,742,872 shares of GCL Common Stock and 1,257,894 shares of GCL Common Stock issuable upon the exercise of GCL Warrants which in May 1998 were transferred to GKW Unified Holdings, LLC, a company formed for the benefit of Gary Winnick and members of his family that is managed by PCG. Includes 3,025,002 shares of GCL Common Stock issuable upon the exercise of New PCG Warrants.

 (3) Includes 75,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998 granted to the members of GCL's Board of Directors affiliated with CIBC.

 (4) Includes 8,397,750 shares of GCL Common Stock owned by Continental Casualty Corporation and 933,150 shares of GCL Common Stock held by Continental Casualty Corp. Designated High Yield, for which Continental Casualty Corporation holds sole voting and investment power. Includes 10,706,685 shares of GCL Common Stock acquired by Continental Casualty Corp. Designated High Yield prior to the GCL Stock Offerings.

 (5) Includes 348,967 shares of GCL Common Stock issuable upon the exercise of GCL Warrants.

 (6) Includes all shares of GCL Common Stock owned by GKW Unified Holdings, LLC, of which PCG is manager, and all shares of GCL Common Stock owned by PCG, of which Mr. Winnick is Chairman and Chief Executive Officer. Includes 300,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998.

 (7) Includes 475,001 shares of GCL Common Stock issuable upon the exercise of New PCG Warrants. Includes 150,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998.

 (8) Includes 450,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998.

 (9) Includes 333,334 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998.

(10) Includes 500,000 shares of GCL Common Stock issuable upon exercise of options within 60 days of September 30, 1998.

(11) Includes 225,000 shares of GCL Common Stock issuable upon exercise of options within 60 days of September 30, 1998.

(12) Includes 4,950,411 shares of GCL Common Stock and 256,578 shares of GCL Common Stock issuable upon the exercise of GCL Warrants owned by San Pasqual Corp., of which Mr. Lee and his family are the sole shareholders. Includes 2,716,617 shares of GCL Common Stock and 75,150 shares of GCL Common Stock issuable upon the exercise of GCL Warrants owned by the David and Ellen Lee Family Trust of which Mr. Lee and his wife are the sole shareholders. Includes 150,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998. Includes 912,501 shares of GCL Common Stock issuable upon the exercise of New PCG Warrants.

(13) Includes all 3,772,709 shares of GCL Common Stock and 183,833 shares of GCL Common Stock issuable upon the exercise of GCL Warrants owned by Ridgestone Corp., of which Mr. Brown's family and a related trust are the sole shareholders. Includes 150,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998. Includes 725,001 shares of GCL Common Stock issuable upon the exercise of New PCG Warrants.

(14) Includes all 5,941,984 shares of GCL Common Stock and 282,816 shares of GCL Common Stock issuable upon the exercise of GCL Warrants owned by Galenight Corp., of which Mr. Porter is the sole shareholder. Includes 150,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998. Includes 22,317 shares of GCL Common Stock issuable upon the exercise of GCL Warrants and 912,501 shares of GCL Common Stock issuable upon the exercise of New PCG Warrants.

(15) Includes 187,500 shares of GCL Common Stock issuable upon exercise of options within 60 days of September 30, 1998.

(16) Includes 292,500 shares of GCL Common Stock issuable upon exercise of options within 60 days of September 30, 1998.

(17) Includes 150,000 shares of GCL Common Stock issuable upon exercise of options within 60 days of September 30, 1998.

(18) Includes 100,000 shares of GCL Common Stock issuable upon exercise of options within 60 days of September 30, 1998.

(19) Includes all shares of GCL Common Stock owned by Continental Casualty Company, an affiliate of Loews/CNA Holdings Corp. Mr. Weinberger is an officer of Loews/CNA Holdings Corp. Includes 1,293,315 shares of GCL Common Stock, consisting of 1,050,000 shares to be held by Global Crossing Trust 1998, of which Mr. Weinberger is a trustee and 243,315 shares to be held by a partnership of which Mr. Weinberger is a managing partner. Includes 15,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998.

(20) Includes all shares of GCL Common Stock beneficially owned by CIBC. Messrs. Bloom, Kehler, Levine, Phoenix and Raben are all affiliated with CIBC Oppenheimer, an affiliate of CIBC.

(21) Beneficial ownership of all shares of GCL Common Stock indicated is disclaimed.

(22) Includes all shares of GCL Common Stock owned by MRCo, Inc. Mr. Steed is the Senior Vice President of ULLICO and the President of MRCo, Inc., which is a wholly-owned subsidiary of ULLICO. Includes 15,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998. Includes 348,967 shares of GCL Common Stock issuable upon the exercise of GCL Warrants.

(23) Includes 15,000 shares of GCL Common Stock issuable upon the exercise of options within 60 days of September 30, 1998.

                              CERTAIN TRANSACTIONS

General

  GCL and Global Crossing have entered into certain transactions described below with entities affiliated with GCL and Global Crossing and their officers and directors.

Transactions with Pacific Capital Group (PCG) and its Affiliates

  GCL and Global Crossing have entered into certain transactions with PCG and its affiliates, including PCG Telecom Services LLC ("PCG Telecom") and Ocean Systems International LLC ("OSI"), in connection with the development by PCG and its affiliates of several of Global Crossing's systems, including AC-1, PC-1, PAC and MAC. The Board of Directors of GCL decided to assume the ongoing development of systems (other than AC-1) from OSI. Revenue from GCL comprises the sole source of revenues for PCG Telecom. PCG and its affiliates are controlled by Mr. Gary Winnick, the Co-Chairman of the Board of Directors of GCL, and certain other officers and directors of GCL are affiliated with PCG, including Messrs. Cook, Lee, Porter and Brown. See "Management" and "Principal Shareholders."

  Advisory Services Agreements. ACL entered into an Advisory Services Agreement, dated as of March 25, 1997 (as amended, the "AC-1 Advisory Agreement"), with PCG Telecom with respect to AC-1. Under the AC-1 Advisory Agreement PCG Telecom was entitled to an advisory fee of 2.0% of the gross revenues of ACL. The Board of Directors of GCL agreed that each other direct subsidiary of GCL shall from time to time enter into, or cause each of its subsidiaries to enter into, similar Advisory Services Agreements (together with the AC-1 Advisory Agreement, the "Advisory Services Agreements") with PCG Telecom, providing for an advisory services fee of 2% of such subsidiary's gross revenues (not double counting any portion of intercompany revenues on which the advisory services fee has already been calculated). The aggregate amount of all advisory fees payable under the Advisory Services Agreements was to be reduced by the amount, if any, by which principals of PCG received cash compensation (as opposed to reimbursement of expenses) from GCL other than cash compensation paid to such principals in their capacities as officers or directors of GCL as approved by the Board of Directors. In addition, until the earlier of (i) the date GCL had a public equity market value in excess of $1.5 billion and (ii) March 25, 2002 (such earlier date, the "Deferred Fee Payment Date"), the aggregate cumulative amount of the fees paid under the Advisory Services Agreements in respect of the calendar years prior to and including each calendar year set forth below was not to exceed the amounts set forth below, with any excess being deferred and paid (together with interest thereon at a rate per annum equal to LIBOR) on the Deferred Fee Payment Date:
1998--$10 million; 1999--$20 million; 2000--$30 million; and 2001--$40 million.

  Amounts payable under the AC-1 Advisory Services Agreement were to be divided annually in the following manner: 90% of the initial $5 million in advisory services fees was retained by PCG Telecom, 5% of the initial $5 million in advisory service fees was payable to ULLICO, Inc. ("ULLICO"), which is the ultimate parent of MRCo, Inc., and 5% of the initial $5 million in advisory service fees was payable to PCG. With respect to amounts over the initial $5 million annually in advisory services fees, 15.5% was payable to ULLICO, 15.5% was payable to PCG, 35% was payable to CIBC and the remaining 34% is retained by PCG Telecom. Amounts retained by PCG Telecom, after deducting associated expenses incurred by PCG relating to salaries, bonuses, overhead and an annual discretionary expense reduction, were divided amongst Messrs. Winnick, Brown, Lee, and Porter in the following percentages: 40%, 15%, 22.5%, and 22.5%, respectively.

  All amounts payable annually under each of the other Advisory Services Agreements was to be retained by PCG Telecom and, after deducting associated expenses incurred by PCG relating to salaries, bonuses, overhead and an annual discretionary expense reduction, divided amongst Messrs. Winnick, Cook, Brown, Lee, and Porter in the percentages: 50%, 8%, 12%, 15%, and 15% respectively.

  GCL acquired the rights to advisory fees payable under the Advisory Services Agreements on the behalf of the Company in consideration for the issuance, through PCG Telecom, to the persons entitled to receive such fees of shares of GCL Common Stock having an aggregate value of $135 million (based upon the Price to Public per Share ($19.00) payable in the GCL Stock Offerings) and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement (the "Advisory Services Agreement Termination"). Concurrently with the GCL Stock Offerings, all of the obligations of GCL and ACL in respect of the Advisory Services Agreements were terminated. GCL obtained a fairness opinion from an independent financial advisor in connection with this transaction. As a result of this transaction, the Company incurred a charge of approximately $137.7 million which has been reflected in its statement of operations for the period ended June 30, 1998. Of this amount, $135 million was determined by applying the 2% advisory fee to projected revenues for the Company's systems. The present value of the aggregate advisory fees was then calculated at $155.5 million, using a discount rate of 12% in respect of AC-1 and 15% in respect of systems other than AC-1. This amount was subsequently reduced to $135 million. Both the discount rates and the ultimate valuation were determined as a result of a negotiation process including a disinterested director of GCL and the various persons entitled to fees under the Advisory Services Agreements. The shares of GCL Common Stock issued in connection with the Advisory Services Agreement Termination were issued to the following persons in the following amounts:

                                                                   Shares of GCL
                               Recipient                           Common Stock
                               ---------                           -------------
      Gary Winnick (including PCG and PCG Telecom)................   3,257,577
      CIBC........................................................     670,000
      ULLICO......................................................     366,579
      Lodwrick M. Cook............................................     304,974
      Abbott L. Brown.............................................     683,711
      David L. Lee................................................     911,211
      Barry Porter................................................     911,211
                                                                     ---------
        Total.....................................................   7,105,263
                                                                     =========

  PCG Warrants. Old GCL and PCG entered into a warrant agreement, dated as of January 21, 1998 (the "PCG Warrant Agreement"), pursuant to which Old GCL issued PCG three separate warrants (collectively, the "PCG Warrants") providing PCG with the right to purchase (i) 9,226,592 of Old GCL's Class B Shares for an aggregate purchase price of $50,000,000; (ii) an additional 4,613,297 of Old GCL's Class B Shares for an aggregate purchase price of $31,250,000; and (iii) an additional 4,613,297 of Old GCL's Class B Shares for an aggregate purchase price of $37,500,000. Such PCG Warrants would entitle PCG to acquire an additional 10% of the capital stock of Old GCL (as of the date of issuance of the PCG Warrants), with the exercise price of each PCG Warrant based upon a different market valuation of the Company. In connection with issuance of the PCG Warrants, the PC-1, MAC and PAC systems (then under development) were acquired by the Company, as was the development team that had been assembled by Pacific Capital Group (led by William Carter, former President of SSI and Wally Dawson, former Senior Vice President of SSI). The exercise of each of the PCG Warrants was conditioned upon (i) an initial public offering of shares of Old GCL (or any successor thereto), underwritten by an investment banking firm of national reputation (as determined by a majority of the Board of Directors of Old GCL) from which Old GCL shall have received at least $50,000,000 in net proceeds, (ii) the investment by Old GCL in the aggregate of at least $500,000,000 of Net Attributable Capital (as defined below) in cable systems other than AC-1 and (iii) the generation in the aggregate by cable systems other than AC-1 of at least $100,000,000 in Net Attributable Revenues (as defined below). For purposes of the PCG Warrant Agreement, with respect to any cable system, (i) "Net Attributable Capital" means the aggregate debt and equity capitalization of such system multiplied by the percentage ownership of Old GCL (directly or indirectly) in such system, and (ii) "Net Attributable Revenues" means the net revenues of such system multiplied by the percentage ownership interest of Old GCL (directly or indirectly) in such system. Rights under each of the PCG Warrants were divided amongst Messrs. Winnick, Cook, Brown, Lee and Porter in the following percentages: 50%, 8%, 12%, 15% and 15%, respectively.

  The Board of Directors of Old GCL determined that upon the successful completion of the GCL Stock Offerings the conditions precedent to exercising the PCG Warrants were met and therefore the PCG Warrants were deemed exercisable. The Board of Directors of Old GCL also amended the terms of the PCG Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B Share based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion multiplied by the number of warrants to be converted, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B Share at an exercise price equal to the Price to Public per Share ($19.00) payable in the GCL Stock Offerings. The New PCG Warrants will terminate on August 13, 2003, five years from the date of issuance. Prior to the GCL Stock Offerings, PCG converted the PCG Warrants in such manner into Class B Shares and New PCG Warrants, utilizing the anticipated price of the GCL Stock Offerings as the current per share valuation for such purposes, with the Company assuming the obligations of Old GCL under the New PCG Warrants (the "PCG Warrant Conversion"). Upon the PCG Warrant Conversion, Messrs. Winnick, Cook, Brown, Lee and Porter transferred 100,000, 25,000, 25,000, 25,000 and 25,000 New PCG Warrants, respectively, to Nelson S. Zand, an employee of PCG.

  Following such transactions, shares of GCL Common Stock and New PCG Warrants issued in connection with the conversion of the PCG Warrants were issued to the following persons in the following amounts:

                                            Shares of GCL  New PCG
        Name                                Common Stock  Warrants
        ----                                ------------- ---------
        Gary Winnick.......................   6,101,589   3,025,002
        David L. Lee.......................   1,830,475     912,501
        Barry Porter.......................   1,830,475     912,501
        Abbott L. Brown....................   1,464,379     725,001
        Lodwrick M. Cook...................     976,252     475,001
        Nelson S. Zand.....................           0     200,000
                                             ----------   ---------
          Total............................  12,203,170   6,250,006
                                             ==========   =========

  Advance Agreements. GCL entered into an Advance Agreement, dated as of March 24, 1998 (the "AC-1 Advance Agreement"), with PCG Telecom, pursuant to which GCL agreed to make advances to PCG Telecom within three days of a written request from PCG in respect of fees owing to PCG Telecom under the AC-1 Advisory Agreement in an amount not to exceed 1% of the amounts payable under long-form capacity purchase agreements executed by ACL. As security for the obligation of PCG Telecom to repay such advances, PCG Telecom granted a security interest to GCL in its rights to receive payments under the AC-1 Advisory Agreement. The AC-1 Advance Agreement was terminated and the obligation of PCG Telecom to repay approximately $2.7 million to the Company thereunder cancelled in connection with the termination of the Advisory Service Agreements discussed above.

  Of the $4,669,340 advanced to PCG Telecom under the AC-1 Advance Agreement, the following amounts were paid to directors, executive officers and shareholders of GCL:

         Name                                        Amount
         ----                                      ----------
         Gary Winnick............................. $3,191,630(1)
         David L. Lee.............................    481,130
         Barry Porter.............................    481,130
         Abbott L. Brown..........................    320,754
         MRCo, Inc................................    194,696
                                                   ----------
           Total.................................. $4,669,340
                                                   ==========

--------
(1) Includes amounts received by PCG, including reimbursement of PCG expenses of $1,987,914.

  Assignment of Rights. As part of the consideration for the assumption by the Company of the rights of OSI to the ongoing development of cable systems, in the first quarter of 1998 the Company paid PCG $7.0 million for costs incurred by PCG to such date in connection with such development.

  Arrangement Fees. Additionally, during 1997, $7,250,000 in fees were paid to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder of GCL for services provided in respect of arranging the AC-1 Credit Facility, the GTH Senior Notes and GTH Preference Shares. Of such fees, the following amounts were paid to directors, executive officers and shareholders of the Company:

         Name                                           Amount
         ----                                         ----------
         Gary Winnick................................ $3,000,000
         David L. Lee................................  1,250,000
         Abbott L. Brown.............................  1,000,000
         Barry Porter................................  1,000,000
         MRCo, Inc. .................................  1,000,000
                                                      ----------
           Total..................................... $7,250,000
                                                      ==========

Transactions with CIBC and its Affiliates

  CIBC and its affiliates have entered into certain financing transactions with GCL and Global Crossing in connection with the development and construction of the Company's systems: (i) CIBC, Inc. was the arranger and initial lender under a $200 million bridge facility, which was repaid and terminated on May 18, 1998; (ii) CIBC, Inc. is one of the lead agents under the $482 million AC-1 Credit Facility, (iii) CIBC Wood Gundy Securities Corp., an affiliate of CIBC, acted as exclusive placement agent for the issuance by GTH of its $100 million outstanding GTH Preference Shares and the issuance by GTH of its $150 million outstanding GTH Senior Notes; (iv) CIBC Oppenheimer was an Initial Purchaser in connection with the issuance by the Issuer of its $800 million Senior Notes;
(v) CIBC, Inc. and other banks entered into a credit agreement with Global Crossing, effective July 30, 1998, for the $850 million non-recourse project debt financing of PC-1; (vi) CIBC, Inc. and other lenders issued a $104 million loan to Pacific Crossing Ltd. to make the initial payments with respect to the PC-1 construction contract, which was repaid and terminated on July 30, 1998,
(vii) CIBC Oppenheimer was an underwriter in the GCL Stock Offerings; (viii) CIBC Oppenheimer was an initial purchaser in the offering of the Old Preferred Stock; and (ix) CIBC, Inc. and other banks entered into a credit agreement with Global Crossing, effective November 25, 1998, for the $260 million non-recourse project debt financing of MAC. See "Description of Certain Indebtedness." GCL and Global Crossing paid CIBC approximately $25 million in 1997 and $25 million in 1998 in fees in connection with these transactions. CIBC is a substantial shareholder in GCL and certain members of the Board of Directors of the GCL are affiliated with CIBC, including Messrs. Bloom, Kehler, Phoenix, Raben and Levine. See "Management" and "Principal Shareholders." CIBC is also the ultimate parent company of CIBC Oppenheimer Corp., one of the initial purchasers of the Preferred Stock. See "Plan of Distribution."

Transactions with Worldport

  On April 7, 1998, the Company entered into a CPA with Worldport Communications, Inc. ("Worldport"), whereby Worldport acquired a total of five STM-1s of capacity on AC-1 in a transaction that occurred in the ordinary course of business of the Company and on terms and conditions no less favorable to the Company than those contained in its other CPAs. Worldport also executed an MOU to purchase capacity on PC-1, PAC and MAC. Certain officers and directors GCL, including Mr. Winnick, Mr. Cook, Mr. Scanlon, Mr. Lee, Mr. Porter, Mr. Brown, Mr. Raben, Mr. Bloom, Mr. Kehler and Mr. Steed, have direct or indirect equity ownership positions in Worldport aggregating approximately 10% of the current common stock of Worldport. In addition, Continental Casualty Corporation, with which Mr. Weinberger is affiliated, holds warrants to purchase common stock in Worldport aggregating less than 1% of the current common stock of Worldport and has also engaged in certain debt financing transactions with Worldport. Campuslink Communications Systems Inc., a private company which provides telecommunications services to colleges and universities and which is indirectly majority-owned by Mr. Winnick and Union Labor Life Insurance Company, an affiliate of MRCo, Inc., has reached an agreement in principle to be acquired by Worldport. In addition, in connection with the Company's recent decision to explore the making of minority investments in telecommunications and Internet service providers that are current or prospective customers on the Global Crossing Network, the Company is considering an investment in Worldport. If the Company chooses to make such investment, it is currently anticipated that such investment would amount to approximately $10 million of cash and two STM-1 circuits on AC-1.

Transactions with Telecommunications Development Corporation

  Prior to the GCL Stock Offerings and after giving effect to the Old GCL Exchange, Telecommunications Development Corporation, a Cayman Islands corporation ("TDC"), owned 11,016,879 shares of GCL Common Stock, as well as 291,477 GCL Warrants. TDC was formed in 1996 for the purpose of making investments in start-up telecommunications companies and one of the companies in which TDC invested was Old GCL. Mr. Lee was the Chairman and Mr. Winnick was a director of TDC. Messrs. Lee, Winnick, Brown and Porter beneficially owned a majority of the outstanding common stock of TDC and approximately 29% of the outstanding preferred stock of TDC. The balance of such stock was owned by persons not affiliated with the Company (the "Unaffiliated Shareholders"). TDC informed GCL that, in connection with the GCL Stock Offerings, it was undergoing a reorganization to facilitate the ability of Unaffiliated Shareholders to sell GCL Common Stock in the open market following the GCL Stock Offerings. In connection with this reorganization, TDC proposed a transaction (the "TDC Exchange") pursuant to which GCL acquired the 11,016,879 shares of GCL Common Stock owned by TDC in exchange for 10,866,879 newly-issued shares of GCL Common Stock (based on a Price to Public per Share in the GCL Stock Offerings of $19.00). The TDC Exchange was intended to enable TDC to achieve the reorganization without the incurrence of gain for tax purposes. Following the TDC Exchange, TDC distributed all of the shares of GCL Common Stock and GCL Warrants owned by it to the holders of its preferred and common stock and then liquidated (the "TDC Liquidation"). The TDC Exchange was approved by a committee of disinterested members of the GCL's Board of Directors. The benefit to GCL from the TDC Exchange was that it effectively acquired 150,000 shares of GCL Common Stock for no cost. Following the TDC Exchange and TDC Liquidation, shares of GCL Common Stock and GCL Warrants originally held by TDC were issued to the following persons in the following amounts:

                                                          Shares of GCL   GCL
      Name                                                Common Stock  Warrants
      ----                                                ------------- --------
      Gary Winnick.......................................   2,398,540    65,714
      David L. Lee.......................................   2,716,617    75,150
      Barry Porter.......................................     812,908    22,317
      Abbott L. Brown....................................     270,970     7,439
      Non-affiliates.....................................   4,667,844   120,857
                                                           ----------   -------
        Total............................................  10,866,879   291,477
                                                           ==========   =======

Transactions Regarding Class A Shares of Old GCL

  The Class A common stock of Old GCL was issued in connection with the sale by Old GCL of the GTH Preference Shares and was offered for nominal or no consideration as an inducement to purchase the GTH Preference Shares. The holders of Old GCL's Class B and Class C common stock agreed to the dilutive effects of issuing the Class A stock on the understanding that Class A stock not ultimately needed in connection with the sale of the GTH Preference Shares would be transferred to the holders of the Class B and Class C common stock on a pro rata basis. Of the 31,102,950 shares of Class A common stock issued by Old GCL, 11,250,000 shares were sold to purchasers of the GTH Preference Shares at a price of $.67 per Class A share. The remaining 19,852,950 shares were issued to an affiliate of CIBC Wood Gundy Securities Corporation ("CIBC

Securities"), the placement agent for the offering of the GTH Preference Shares. This affiliate of CIBC Securities transferred 14,696,150 Class A shares to purchasers from it of the GTH Preference Shares for no additional consideration and retained the remaining 5,161,800 Class A shares and CIBC Securities retained a substantial ownership interest in the GTH Preference Shares. The holders of the Old GCL Class B and Class C shares took the position that, consistent with their understanding regarding the disposition of Class A shares not needed in connection with sales by CIBC Securities of the GTH Preference Shares, the Class A shares retained by its affiliate should be transferred to the holders of Old GCL's Class B and Class C shares. Accordingly, such affiliate of CIBC Securities retained 2,580,900 of the Class A shares based upon its ownership of Class C shares and transferred the remaining 2,580,899 Class A shares as follows:

                                                        Class A
         Name                                           Shares
         ----                                          ---------
         Gary Winnick(1).............................. 1,122,213
         MRCo, Inc. ..................................   611,769
         Telecommunications Development Corporation...   382,356
         PCG Telecom LDC..............................   170,148
         Barry Porter(2)..............................   130,000
         David L. Lee(3)..............................    95,589
         Abbott L. Brown(4)...........................    68,824
                                                       ---------
           Total...................................... 2,580,899
                                                       =========

--------
(1) Shares indicated for Gary Winnick were acquired by GKW Unified Holdings, LLC, which is managed by PCG.
(2) Shares indicated for Barry Porter were acquired by Galenight Corp., of which Mr. Porter is sole shareholder.
(3) Shares indicated for David L. Lee were acquired by San Pasqual Corp., of which Mr. Lee and his family are the sole shareholders.
(4) Shares indicated for Abbott L. Brown were acquired by Ridgestone Corp., of which Mr. Brown's family and a related trust are the sole shareholders.

                         DESCRIPTION OF PREFERRED STOCK

General

  The Exchange Preferred Stock will be issued pursuant to and the terms are defined by the Bye-laws. The summary contained herein of certain provisions of the Exchange Preferred Stock to be issued by the Company in exchange for the Old Preferred Stock in the Exchange Offer does not purport to be complete and is qualified in its entirety by reference to the provisions of the Bye-laws, which are filed as an exhibit to the registration statement of which this prospectus is a part and a copy of which may be obtained upon request from the Company. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Global Crossing Holdings Ltd. and not to any of its Subsidiaries or GCL, and references to the Preferred Stock shall be deemed to include the Old Preferred Stock and the Exchange Preferred Stock.

  The shares of the Exchange Preferred Stock will be issued solely in exchange for Old Preferred Stock pursuant to the Exchange Offer. The terms of the Exchange Preferred Stock will be identical in all material respects to those of the Old Preferred Stock, except that:

  . the shares of the Exchange Preferred Stock will have been registered under the Securities Act of 1933 and will be generally freely tradeable by holders thereof who are not a Restricted Holder, and

  . the registration rights and contingent interest rate provisions applicable to the shares of the Old Preferred Stock are generally not applicable to the Exchange Preferred Stock.

  The Company is authorized to issue and have outstanding at any time 7,500,000 shares of Preferred Stock. As of the date of this prospectus, 5,000,000 shares of Old Preferred Stock are outstanding. Up to 2,500,000 shares will be designated and reserved for issuance to pay dividends on the Preferred Stock if the Company elects to pay dividends on the Preferred Stock in additional shares of Preferred Stock prior to June 1, 2002 in accordance with the terms thereof. All of the shares of Exchange Preferred Stock will be designated as shares of Preferred Stock and initially will have a liquidation preference of $100.00 per share (the "Liquidation Preference"). On December 1, 2008 (the "Mandatory Redemption Date"), the Company will be required to redeem all outstanding shares of Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the date of redemption. Subject to certain conditions, the Exchange Preferred Stock will be exchangeable for the New Exchange Notes at the option of the Company on any Dividend Payment Date. The Exchange Preferred Stock, when issued in accordance with the terms of the Exchange Offer, will be fully paid and non-assessable, and the Holders thereof will not have any subscription or preemptive rights in connection therewith.

  The transfer agent and registrar (the "Transfer Agent") for the Preferred Stock will be EquiServe--First Chicago Trust Division unless and until a successor is selected by the Company.

Ranking

  The Preferred Stock will rank junior in right of payment to all indebtedness and other liabilities of the Company. As of September 30, 1998, after giving pro forma effect to the offering of the Preferred Stock and the application of the net proceeds therefrom, the Preferred Stock would have been junior in right of payment to approximately $1,328 million of total indebtedness and other liabilities of the Company. The Company will have the ability to issue additional shares of Preferred Stock to pay dividends thereon, if it so elects, on any Dividend Payment Date prior to June 1, 2002.

  With respect to dividends and rights upon the liquidation, winding-up and dissolution of the Company, the Preferred Stock will rank (i) senior to each other class of capital stock of the Company outstanding or established after the Issue Date by the Company's Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Preferred Stock as to dividends and rights upon the liquidation, winding-up and dissolution of the Company (collectively referred to herein, together with the common stock of the Company, as "Junior Securities"); (ii) subject to certain conditions, on a parity with each other class of preferred stock established after the Issue Date by the Company's Board of Directors the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividends and rights upon the liquidation, winding-up and dissolution of the Company (collectively referred to herein as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of preferred stock established after the Issue Date by the Company's Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividends and rights upon the liquidation, winding-up and dissolution of the Company (collectively referred to herein as "Senior Securities"). The Company may not authorize any new class of Senior Securities without the approval of the Holders of at least a majority of the then outstanding shares of Preferred Stock, voting or consenting as a separate class. The Company may, however, authorize any new class of Parity Securities or Junior Securities without the approval of any holder of Preferred Stock.

Dividends

  The Holders of the Preferred Stock will be entitled to receive when, as and if dividends are declared by the Company's Board of Directors out of funds legally available therefor, dividends on the Preferred Stock from the Issue Date at the rate per annum equal to 10 1/2% of the Liquidation Preference per share of Preferred Stock, payable semi-annually in arrears on each June 1 and December 1, or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the Holders of record as of the immediately preceding May 15 and November 15 (each, a "Record Date"). Dividends will be payable in cash, except that on each Dividend Payment Date occurring prior to June 1, 2002, dividends may be paid, at the Company's option, by the issuance of additional shares of Preferred Stock (including fractional shares) having an aggregate Liquidation Preference per share of Preferred Stock equal to the amount of such dividends. The issuance of such additional shares of Preferred Stock will constitute "payment" of the related dividend for all purposes. The first dividend payment of Preferred Stock will be payable on June 1, 1999. Beginning on June 1, 2002 dividends on the Preferred Stock will be payable only in cash. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. For a discussion of certain United States federal income tax considerations relevant to Holders of the Preferred Stock with respect to the payment of dividends thereon, see "Tax Considerations--Taxation of Holders of Preferred Stock and Exchange Notes--United States Federal Income Tax Considerations."

  Dividends on the Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. In the event that dividends on the Preferred Stock are in arrears and unpaid for three or more semi-annual Dividend Periods (whether or not consecutive), Holders of the Preferred Stock will be entitled to certain voting rights. See "--Voting Rights; Amendment." The terms of the Preferred Stock will provide that the Company will take all actions required or permitted under Bermuda law to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with Bermuda law, and to make or keep funds legally available for the payment of dividends. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record of Preferred Stock on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Company's Board of Directors.

  No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities. So long as any Preferred Stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the Preferred Stock: (i) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities;
(ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities;
(iii) no shares of Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value; (iv) no warrants, rights, calls or options to purchase any Parity Securities or Junior Securities shall be directly or indirectly issued; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities.

The Senior Notes Indenture contains, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, prohibitions or restrictions on the ability of the Company to pay cash dividends on the Preferred Stock. See "Risk Factors--Covenant Restrictions" and "Description of Certain Indebtedness--9 5/8% Senior Notes." All references herein to dividends shall be deemed to include any special dividends which may become payable on the Preferred Stock.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or a reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each Holder of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the then effective Liquidation Preference per share of Preferred Stock held by such Holder, plus all accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the then effective Liquidation Preference and all accumulated and unpaid dividends thereon to which Holders of Preferred Stock are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or a reduction or decrease in its capital stock, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such Holder is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or a reduction or decrease in its capital stock.

  The Bye-laws do not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the shares of the Preferred Stock and there can be no assurance that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Company or a reduction or decrease in its capital stock that there will be funds available in an amount sufficient to pay such Liquidation Preference in full, in part or at all.

Exchange

  The Company may, at its option, on any Dividend Payment Date, exchange, in whole, but not in part, all then outstanding shares of Preferred Stock for Exchange Notes with a principal amount equal to the then effective Liquidation Preference of the Preferred Stock; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; and (ii) immediately after giving effect to such exchange, no Default or Event of Default under the Indenture or the Senior Notes Indenture (in each case as defined therein) would exist or be caused thereby. The exchange of the Preferred Stock into Exchange Notes would be restricted by the current terms of the Senior Notes Indenture, including with respect to the incurrence of Indebtedness. See "Description of Certain Indebtedness--9 5/8% Senior Notes."

  Upon any exchange pursuant to the preceding paragraph, Holders of Preferred Stock will be entitled to receive $1.00 principal amount of Exchange Notes for each $1.00 of the then effective Liquidation Preference per share of Exchange Preferred Stock held by such Holders. The Exchange Notes will be issued in registered form, without coupons and will be issued in principal amounts of $1,000 and integral multiples thereof (to the extent possible) so that the Holders of Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which the Holders of Preferred Stock are entitled; provided that the Company may pay cash in lieu of issuing Exchange Notes having a principal amount less than $1,000.

  Notice of the intention to exchange the Preferred Stock into Exchange Notes will be sent by or on behalf of the Company not more than 60 nor less than 30 days prior to the date of exchange (the "Exchange Date"), by first class mail, postage prepaid, to each Holder of record of Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which the Preferred Stock may then be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the Preferred Stock to be exchanged will cease to accumulate on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Notes have been duly executed and authenticated and deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock of the Company, but not as Preferred Stock, and all rights of the Holders thereof as shareholders of the Company will cease, except the right of such Holders to receive upon surrender of their certificates the Exchange Notes and all accrued and unpaid interest thereon.

Redemption

 Mandatory Redemption

  On the Mandatory Redemption Date, the Company will be required to redeem all outstanding shares of Preferred Stock at a price in cash equal to the then effective Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Preferred Stock. The Bye-laws will provide that the Company will take all actions required or permitted under Bermuda law to permit such redemption.

 Optional Redemption

  Except as set forth below and under "--Optional Tax Redemption," the Preferred Stock will not be redeemable at the Company's option prior to December 1, 2003. Thereafter, the Preferred Stock will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the then effective Liquidation Preference) set forth below, plus all accumulated and unpaid dividends thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2003...........................................................  105.250%
      2004...........................................................  103.500%
      2005...........................................................  101.750%
      2006 and thereafter............................................  100.000%

  Notwithstanding the foregoing, at any time prior to December 1, 2001, the Company may, on any one or more occasions, redeem up to 35% of the then effective aggregate Liquidation Preference of the Preferred Stock then outstanding at a redemption price equal to 110.500% of the then effective Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the redemption date, with the net cash proceeds received from one or more equity offerings made by the Company or GCL (to the extent such net cash proceeds received by GCL were contributed to the Company as common equity capital); provided that at least 65% of the then effective aggregate Liquidation Preference of Preferred Stock then outstanding remains outstanding immediately after the occurrence of any such redemption. The Company may make any such redemption upon not less than 30 nor more than 60 days' notice (but in no event more than 90 days after the closing of the related Equity Offering). Any such notice may be given prior to the completion of the related Equity Offering and any such redemption may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, the completion of the related equity offering.

  In addition, at any time prior to December 1, 2003, the Preferred Stock may also be redeemed at the option of the Company, in whole but not in part, upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the then effective Liquidation Preference thereof, plus the Applicable Premium as of, and all accumulated and unpaid dividends thereon to, the date of redemption (the "Redemption Date").

  "Applicable Premium" means, with respect to any share of Preferred Stock on any Redemption Date, the greater of (i) 1.0% of the then effective Liquidation Preference of such share of Preferred Stock or (ii) the excess of (a) the present value at such Redemption Date of (1) dividends on the Preferred Stock accumulating until and including December 1, 2003 (assuming payment thereof in cash on the applicable Dividend Payment Dates) and (2) the Liquidation Preference and any applicable optional redemption premium therefor payable on such Redemption Date for such share (assuming payment thereof on December 1, 2003), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the then effective Liquidation Preference of such share of Preferred Stock, if greater.

  "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2003; provided, however, that if the period from the Redemption Date to December 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

 Optional Tax Redemption

  The Preferred Stock will be subject to redemption at the option of the Company or a successor corporation at any time, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the then effective Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the redemption date if, as a result of any change in or amendment to the laws or any regulations or ruling promulgated thereunder of (x) Bermuda or any political subdivision or governmental authority thereof or therein having the power to tax, (y) any jurisdiction, other than the United States, from or through which payment on the Preferred Stock is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority thereof or therein having the power to tax or (z) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority thereof or therein having the power to tax, or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party (a "Change in Tax Law"), which becomes effective on or after the date hereof, the Company or a successor corporation is or would be required on the next succeeding dividend payment date to pay Additional Amounts with respect to the Preferred Stock (as described under "--Payment of Additional Amounts"), and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company or a successor corporation.

  In addition, the Preferred Stock will be subject to redemption at the option of the Company at any time, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the then effective Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the redemption date, if the Person formed by a consolidation or amalgamation of the Company or into which the Company is merged or to which the Company conveys, transfers or leases its properties and assets substantially as an entirety is required, as a consequence of such consolidation, amalgamation, merger, conveyance, transfer or lease and as a consequence of a Change in Tax Law occurring after the date of such consolidation, amalgamation, merger, conveyance, transfer or lease, to pay Additional Amounts in respect of any tax, assessment or governmental charge imposed on any Holder of Preferred Stock.

 Payment of Additional Amounts

  If any deduction or withholding for any present or future taxes, assessments or other governmental charges of (x) Bermuda or any political subdivision or governmental authority thereof or therein having power to tax, (y) any jurisdiction, other than the United States, from or through which payment on the Preferred Stock is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority thereof or therein having the power to tax or (z) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority thereof or therein having the power to tax shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Company or a successor corporation with respect to the Preferred Stock, the Company or a successor corporation will pay to each Holder of Preferred Stock as additional dividends, such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder of such Preferred Stock who, with respect to any such tax, assessment or other governmental charge, is not resident in, or a citizen of, such jurisdiction, after such deduction or withholding, shall be not less than the amount specified in such Preferred Stock to which such Holder is entitled; provided, however, that the Company or a successor corporation shall not be required to make any payment of Additional Amounts for or on account of:

  (i) Any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership, limited liability company or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein, (b) the presentation of Preferred Stock (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later, or (c) the presentation of Preferred Stock for payment in Bermuda or any political subdivision thereof or therein, unless such Preferred Stock could not have been presented for payment elsewhere;

  (ii) Any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

   (iii) Any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of the Liquidation Preference of or any dividends on the Preferred Stock;

  (iv) Any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Preferred Stock to comply with a request of the Company addressed to the Holder (a) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or (b) to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company) or satisfy any information or reporting requirements, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

  (v)  Any combination of items (i), (ii), (iii) and (iv) above;

nor shall Additional Amounts be paid with respect to any payment of the Liquidation Preference of or dividends on any Preferred Stock to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of (x) Bermuda or any political subdivision or governmental authority thereof or therein having the power to tax, (y) any jurisdiction, other than the United States, from or through which payment on the Preferred Stock is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority thereof or therein having the power to tax or (z) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority thereof or therein having the power to tax to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Preferred Stock.

  The Company shall provide the Transfer Agent with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of the withholding taxes, if any, by the Company. Copies of such documentation shall be made available to the Holders of the Preferred Stock or the Transfer Agent, as applicable, upon request therefor.

  All references herein to dividends on the Preferred Stock shall include any Additional Amounts payable by the Company in respect of such Preferred Stock.

Voting Rights; Amendment

  Holders of record of the Preferred Stock will have no voting rights, except as required by law and as provided in the Bye-laws. The Bye-laws, however, will provide that upon: (i) the accumulation of unpaid dividends (and, if beginning on June 1, 2002, such dividends are not paid in cash) on the outstanding Preferred Stock in an amount equal to three semi-annual dividend payments (whether or not consecutive); (ii) failure by the Company to satisfy any repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) or mandatory redemption obligation with respect to the Preferred Stock; (iii) failure by the Company to comply with the provisions described below under the caption "--Repurchase at the Option of Holders-- Change of Control"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements applicable to the Preferred Stock set forth in the Bye-laws; or (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more (each of the events described in the immediately preceding clauses (i)-(v) being referred to herein as a "Voting Rights Triggering Event"); then the Holders of a majority of the then outstanding shares of Preferred Stock, voting as a separate single class, will be entitled to elect two members to the Company's Board of Directors and the number of members of the Company's Board of Directors will immediately and automatically be increased by two. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Preferred Stock have been paid in full and all other Voting Rights Triggering Events have been cured or waived by the Holders of at least a majority of the then outstanding shares of Preferred Stock, at which time the term of office of any such members of the Company's Board of Directors so elected shall terminate and such directors shall be deemed to have resigned.

  In addition to the provisions described above under the caption "--Ranking," the Bye-laws also will provide that the Company will not, without the approval of the Holders of at least two-thirds of the then outstanding shares of Preferred Stock, amend, alter or repeal any of the provisions of the Company's Bye-laws so as to adversely affect the powers, preferences or rights of the Holders of the Preferred Stock, or reduce the time for any notice to which the Holders of the Preferred Stock may be entitled. Subject to the provisions described above under "--Ranking," the Bye-laws will provide that an amendment thereof solely to authorize or create, or to increase the amount of Junior Securities, Parity Securities or Senior Securities, shall not be deemed to adversely affect the powers, preferences or rights of the Holders of the Preferred Stock.

Repurchase at the Option of Holders

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Preferred Stock will have the right to require the Company to purchase all or any part of such Holder's Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash (the "Change of Control Payment") equal to 101% of the then effective Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date); provided, however, that the Company shall not be obligated to repurchase Preferred Stock pursuant to this covenant in the event that it has exercised its rights to redeem all of the Preferred Stock as described above under "--Optional Redemption." Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase such Holder's Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), in accordance with the procedures required by the Bye-laws and described in such notice.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this covenant by virtue thereof.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Preferred Stock properly tendered pursuant to the Change of Control Offer, (2) deposit with the Transfer Agent an amount equal to the Change of Control Payment in respect of the Preferred Stock so tendered and (3) deliver or cause to be delivered to the Transfer Agent Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of Preferred Stock being purchased by the Company. The Transfer Agent will promptly mail or deliver to each Holder of Preferred Stock so tendered the Change of Control Payment for such Preferred Stock, and the Transfer Agent will promptly countersign and mail or deliver (or cause to be transferred by book-entry) to each Holder new Preferred Stock equal in Liquidation Preference to any unpurchased portion of Preferred Stock surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Bye-laws applicable to a Change of Control Offer made by the Company, and purchases all Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

 Asset Sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors (including as to the value of all noncash consideration) and set forth in an Officer's Certificate delivered to the Transfer Agent) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor is in the form of cash and/or Cash Equivalents, and (iii) the Net Proceeds received by the Company (or such Restricted Subsidiary, as the case may be) from such Asset Sale are applied within 360 days following the receipt of such Net Proceeds (a) first, to the extent the Company (or such Restricted Subsidiary, as the case may be) elects, to the redemption or repurchase of outstanding Indebtedness and (b) to the extent of the balance of such Net Proceeds after application as described in (a) above and to the extent the Company (or such Restricted Subsidiary, as the case may be) elects, to reinvest, or enter into a legally binding agreement to reinvest, such Net Proceeds (or any portion thereof) in assets that are used or useful in a Permitted Business. The balance of such Net Proceeds, after the application of such Net Proceeds as described in the immediately preceding clauses (a) and
(b), shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million (taking into account income earned on such Excess Proceeds), the Company will be required to make an offer to all Holders of Preferred Stock (an "Asset Sale Offer") to purchase the maximum Liquidation Preference of Preferred Stock that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the effective Liquidation Preference thereof, plus all accumulated and unpaid dividends thereon to the date of purchase, in accordance with the procedures set forth in the Bye-laws. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds at its discretion. If the aggregate Liquidation Preference of Preferred Stock tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Transfer Agent shall select the Preferred Stock to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this paragraph.

  The amount of (x) any liabilities (as shown on the Company's (or such Restricted Subsidiary's, as the case may be) most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or any Restricted Subsidiary from all liability in respect thereof, (y) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale and (z) any securities, notes or other obligations received by the Company (or such Restricted Subsidiary, as the case may be) from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company (or such Restricted Subsidiary, as the case may be) into cash and/or Cash Equivalents (to the extent of the cash and/or Cash Equivalents received), will be deemed to be cash and/or Cash Equivalents for purposes of this provision.

Certain Covenants

 Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

  (a) at the time of and after giving effect to such Restricted Payment, no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

  (b) in the case of clauses (i), (ii) and (iii) above, and, in the case of any Restricted Investment that is not an Investment in a Permitted Business, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries and any Permitted Investments made pursuant to clause (h) of the definition of Permitted Investments after the date hereof (excluding Restricted Payments permitted by clauses (iii), (iv), (v), (vii), (viii) and (ix) (but, in the case of clause (ix), only to the extent that such Restricted Payments are reflected as an expense on the income statement of GCL) of the next succeeding paragraph), is less than the sum, without duplication, of (i) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) from the Issue Date through the last day of the last full fiscal quarter immediately preceding such Restricted Payment minus (y) the product of 1.5 times the cumulative Consolidated Interest Expense from the Issue Date through the last day of the last full fiscal quarter immediately preceding such Restricted Payment, plus (ii) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors) of property or assets received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and including the Preferred Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus the amount of cash or the fair market value (as determined above) of property or assets received by the Company or any Restricted Subsidiary upon such conversion or exchange, plus (iii) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, (y) proceeds realized by the Company or any Restricted Subsidiary upon the sale of such Investment to a Person other than GCL, the Company or any Subsidiary of the Company, or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any of the immediately preceding clauses
      (x), (y) or (z) the aggregate amount of Restricted Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date, plus (iv) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of proceeds (net of any cost of disposition) equal to the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions;
(ii) the payment of any dividend on the Preferred Stock; (iii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) the defeasance, redemption, retirement, repurchase or other acquisition of Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (v) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of GCL, the Company or any of its Restricted Subsidiaries held by any member of GCL's, the Company's or such Restricted Subsidiary's management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period (with unused amounts being carried over to succeeding twelve-month periods, subject to a maximum of $15.0 million in any twelve-month period); (vii) Investments in the PC-1 Companies and Global Access Limited in an aggregate amount not to exceed $275.0 million;
(viii) Investments made with the net cash proceeds received from an equity offering made by the Company or GCL (but only to the extent such net cash proceeds received by GCL were contributed to the Company as common equity capital) (provided that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (c)(ii) of the preceding paragraph) plus 50% of the net gain realized and not otherwise included in Consolidated Cash Flow from the sale of Restricted Investments;
(ix) the payment of any dividend or the making of any distribution to GCL by the Company or any Restricted Subsidiary to pay or permit GCL to pay any GCL Expenses or any Related Taxes; and (x) other Restricted Payments in an aggregate amount not to exceed $25.0 million.

  The Board of Directors may not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made (other than the amount required to capitalize such Subsidiary in connection with its organization)) as an Unrestricted Subsidiary (a "Designation") unless:
(i) no Voting Rights Triggering Event shall have occurred and be continuing at the time of or after giving effect to such Designation; (ii) the Company would, immediately after giving effect to such Designation, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described below under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (iii) the Company would not be prohibited under the terms of the Preferred Stock from making an Investment at the time of such Designation (assuming the effectiveness of such Designation for purposes of clauses (a) and (b) of the first paragraph of this covenant) in an amount equal to the fair market value of the net Investment of the Company or any other Restricted Subsidiary in such Subsidiary on such date.

  In the event of any such Designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such Designation.

  The terms of the Preferred Stock will further provide that a Designation may be revoked (a "Revocation") by a resolution of the Board of Directors delivered to the Transfer Agent, provided that the Company will not make any Revocation unless: (i) no Voting Rights Triggering Event shall have occurred and be continuing at the time of or after giving effect to such Designation and (ii) all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred at such time for all purposes under the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company (or such Restricted Subsidiary, as the case may be) pursuant to the Restricted Payment. The fair market value of any asset(s) or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors (such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million).

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock if either:

  (i) the Consolidated Leverage Ratio is less than 5.5 to 1.0 (prior to December 1, 2001) or 5.0 to 1.0 (subsequent to December 1, 2001); or

  (ii) the Consolidated Capital Ratio is less than 2.5 to 1.0.

  Notwithstanding the foregoing, the provisions of the paragraph set forth above will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (a) The incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

  (b) The incurrence of Indebtedness by the Company to any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary to the Company or any other Restricted Subsidiary (but only for so long as such Indebtedness is held by the Company or such Restricted Subsidiary);

  (c) The issuance by the Company of preferred stock to any other Restricted Subsidiary or the issuance by any Restricted Subsidiary of preferred stock to the Company or any other Restricted Subsidiary (but only for so long as such preferred stock is held by the Company or such Restricted Subsidiary);

  (d) The incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to acquisitions of capacity made in the ordinary course of business;

  (e) The incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness that is permitted to be outstanding;

  (f) The incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company; provided, however, that at the time such Restricted Subsidiary is acquired by the Company (giving effect to such acquisition), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the immediately preceding paragraph;

  (g) The incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred pursuant to the immediately preceding paragraph hereof or clauses (a),
       (f), (g), (h), (j), (m) or (n) of this paragraph;

  (h) The incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness not otherwise permitted to be incurred pursuant to this paragraph in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (h), not to exceed $50.0 million;

  (i) The incurrence of Indebtedness by a Receivables Entity in a Qualified Receivables Transaction, provided that the proceeds thereof are applied in accordance with the covenant described above under "--Repurchase at the Option of Holders--Asset Sales."

  (j) The incurrence by the Company or any Restricted Subsidiary of Purchase Money Indebtedness, provided that the amount of such Purchase Money Indebtedness does not exceed 100% of the cost of construction, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of assets (together with related costs and expenses) used in the business of the Company or such Restricted Subsidiary;

  (k)  Letters of Credit that are cash collateralized;

  (l) Letters of Credit in an aggregate principal amount equal to $200.0 million less the amount of outstanding Indebtedness under clause (m) of this paragraph;

  (m) The incurrence by the Company or any of its Restricted Subsidiaries of revolving credit Indebtedness in an aggregate amount not to exceed $200.0 million at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (m); and

  (n) The guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant.

 Merger, Consolidation, or Sale of Assets

  Without the affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, voting or consenting as a separate class, the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless: (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, or Bermuda; (ii) the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon that the Preferred Stock had immediately prior to such transactions; (iii) immediately after such transaction, except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, immediately after such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock." The terms of the Preferred Stock will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Transfer Agent a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view is obtained from an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate
Transactions: (i) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans, (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options, or other equity-related interests or other securities to employees, officers or directors in the ordinary course of business, (c) any transaction with an officer or director in the ordinary course of business not involving more than $250,000 in any one case, or (d) Management Advances and payments in respect thereof, (ii) transactions between or among the Company and/or its Restricted Subsidiaries or any Receivables Entity, (iii) payment of reasonable directors fees, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Affiliate Transactions in effect or approved by the Board of Directors on the Issue Date, including any amendments thereto (provided that the terms of such amendments are not materially less favorable to the Company or the relevant Restricted Subsidiary than the terms of such agreement prior to such amendment), (vi) transactions with respect to capacity or dark fiber between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate and joint sales and marketing pursuant to an agreement or agreements between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate (provided that in the case of this clause (vi), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party or, in the case of a transaction with an Unrestricted Subsidiary, are either (x) entered into in connection with a transaction involving the selection by a customer of cable system capacity entered into in the ordinary course of business or (y) involve the provision by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of sales and marketing services, operations, administration and maintenance services or development services for which the Company or such Restricted Subsidiary receives a fair rate of return (as determined by the Board of Directors and set forth in an Officers' Certificate delivered to the Transfer Agent) above its expenses of providing such services; (vii) any transaction entered into in the ordinary course of business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate (provided that in the case of this clause (vii), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party) and (viii) Restricted Payments that are permitted by the covenant described above under "--Restricted Payments."

 Business Activities

  The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

 Reports

  Whether or not required by the rules and regulations of the Commission, so long as any Preferred Stock is outstanding, the Company will furnish to the Holders of the Preferred Stock (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will be deemed to have satisfied such requirements if GCL files and provides reports, documents and information of the types otherwise so required by the Commission, in each case within the applicable time periods, and the Company is not required by the Commission to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by GCL. Furthermore, the Company will agree that, for so long as any Preferred Stock remains outstanding (and regardless of the immediately preceding sentence), it will furnish to the Holders of the Preferred Stock and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Governing Law

  The terms of the Preferred Stock and the Bye-laws will be governed by the laws of Bermuda. The Company will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Preferred Stock and the Bye-laws. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Service of Process and Enforcement of Liabilities."

Currency Indemnity

  U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the Preferred Stock (except for dividends thereon prior to June 1, 2002 which may be paid in additional shares of Preferred Stock), including damages. Any account received or recovered in a currency other than dollars (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the liquidation, dissolution or other winding-up of the affairs of the Company or otherwise) by any Holder of Preferred Stock in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient with respect to the Preferred Stock, the Company shall indemnify it against any loss sustained by it as a result. In any event, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder of Preferred Stock to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of Preferred Stock and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Preferred Stock.

Certain Definitions

  See "Description of Exchange Notes--Certain Definitions" for a description of certain defined terms used herein.

Book-Entry, Delivery and Form

  The Exchange Preferred Stock will be represented by one or more permanent global stock certificates in fully registered form (the "Global Security"), which will be deposited with the Transfer Agent as custodian for DTC and registered in the name of DTC or of a nominee of DTC.

  DTC has advised the Company that it is (i) a limited purpose company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry charges to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

  The Company expects that pursuant to procedures established by DTC (i) upon issuance of a Global Security, DTC will credit, on its internal system, the aggregate Liquidation Preference of the Exchange Preferred Stock of the individual beneficial interests represented by such Global Security to the respective accounts of persons who have accounts with such depository and (ii) ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership will be effected only though, records maintained by DTC (with respect to interest of Participants) and the records of Participants and Indirect Participants (with respect to interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities is definitive form. Accordingly, the ability to transfer interests in the Preferred Stock represented by a Global Security to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Preferred Stock represented by a Global Security to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered to be the sole owner or holder of the Preferred Stock represented by the Global Security for all purposes under the Bye-laws. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Exchange Preferred Stock represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Exchange Preferred Stock certificates, and will not be considered the owners or holders thereof under the Bye-laws for any purpose. Accordingly, each holder owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Preferred Stock under the Bye-laws or such Global Security. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Exchange Preferred Stock, or a holder that is an owner of a beneficial interest in a Global Security desires to take any action that DTC, as the holder of such Global

Security, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Exchange Preferred Stock by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Preferred Stock.

  Payments with respect to the Liquidation Preference of and dividends on the Preferred Stock represented by a Global Security registered in the name of DTC or its nominee on the applicable record date will be payable at the direction of DTC or its nominee in its capacity as the registered holder of the Global Security representing the Exchange Preferred Stock. Under the terms of the Bye-laws, the Company may treat the persons in whose names the Exchange Preferred Stock, including the Global Security, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Transfer Agent has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Security. Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Security will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

  DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:
(i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                         DESCRIPTION OF EXCHANGE NOTES

General

  If and when issued, the New Exchange Notes will be issued pursuant to an indenture, to be dated as of the date of first issuance (the "Exchange Date") of the New Exchange Notes (the "Indenture"), between the Company and a trustee. The terms of the New Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Exchange Notes will be subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of a form of the Indenture is an exhibit to the registration statement of which this prospectus is a part. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Global Crossing Holdings Ltd. and not to any of its Subsidiaries or GCL, and references to the Notes shall be deemed to include the Old Exchange Notes and the New Exchange Notes.

Terms of Notes

  The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt. As of September 30, 1998 the Company would have had Senior Debt outstanding of approximately $1,213 million. The Indenture will permit the Company to incur additional Senior Debt in the future.

  The Company conducts substantially all of its operations through its Subsidiaries and, therefore, the Company is dependent on the cash flow of its Subsidiaries to meet its obligations, including its obligations with respect to the Notes. The Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary that is senior to that held by the Company. As of September 30, 1998, the Company's Subsidiaries had approximately $531.4 million of Indebtedness and other liabilities (including trade payables and lease obligations) outstanding, to which the Notes would have been effectively subordinated had they been outstanding on September 30, 1998. See "Risk Factors--Covenant Restrictions."

Principal, Maturity and Interest

  The Notes will mature on December 1, 2008. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year that the Notes are outstanding to Holders of record on the immediately preceding May 15 and November 15. Before June 1, 2002, the Company may elect to pay interest in cash or additional Exchange Notes. On or after June 1, 2002, the Company is required to pay interest only in cash. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest on the Notes may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, and interest on Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof. The Trustee initially will be Paying Agent and Registrar under the Indenture, and the Company may act as Paying Agent or Registrar under the Indenture.

  The interest rate on the Notes is subject to increase under certain circumstances, as set forth herein under "--Exchange Offer; Registration Rights." All references herein to interest shall be deemed to include any special interest which may become payable on the Notes.

Subordination

  The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, in cash, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive and retain Permitted Junior Securities and payments made from the trust described below under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described below under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

  The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors-- Holding Company Structure; Effective Subordination of the Securities."

Optional Redemption

  Except as set forth below and under "--Optional Tax Redemption," the Notes will not be redeemable at the Company's option prior to December 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

            Year                               Percentage
            ----                               ----------
            2003..............................  105.250%
            2004..............................  103.500%
            2005..............................  101.750%
            2006 and thereafter...............  100.000%
                                                =======

  Notwithstanding the foregoing, at any time prior to December 1, 2001, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes originally issued pursuant to the Indenture at a redemption price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds received from one or more equity offerings made by the Company or GCL (to the extent such net cash proceeds received by GCL were contributed to the Company as common equity capital); provided that at least 65% of the then effective aggregate principal amount of Notes originally issued pursuant to the Indenture remains outstanding immediately after the occurrence of any such redemption. The Company may make any such redemption upon not less than 30 nor more than 60 days' notice (but in no event more than 90 days after the closing of the related equity offering). Any such notice may be given prior to the completion of the related equity offering and any such redemption may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, the completion of the related equity offering.

  In addition, at any time prior to December 1, 2003, the Notes may also be redeemed at the option of the Company, in whole but not in part, upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium as of, and accrued and unpaid interest thereon to, the date of redemption (the "Redemption Date).

  "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note at December 1, 2003 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through December 1, 2003 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note, if greater.

  "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2003; provided, however, that if the period from the Redemption Date to December 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Optional Tax Redemption

  The Notes will be subject to redemption at the option of the Company or a successor corporation at any time, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date if, as a result of any change in or amendment to the laws or any regulations or ruling promulgated thereunder of (x) Bermuda or any political subdivision or governmental authority thereof or therein having the power to tax, (y) any jurisdiction, other than the United States, from or through which payment on the Notes is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority thereof or therein having the power to tax or (z) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority thereof or therein having the power to tax, or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party (a "Change in Tax Law"), which becomes effective on or after the Issue Date, the Company or a successor corporation is or would be required on the next succeeding interest payment date to pay Additional Amounts with respect to the Notes (as described under "--Payment of Additional Amounts"), and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company or a successor corporation.

  In addition, the Notes will be subject to redemption at the option of the Company at any time, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, if the Person formed by a consolidation or amalgamation of the Company or into which the Company is merged or to which the Company conveys, transfers or leases its properties and assets substantially as an entirety is required, as a consequence of such consolidation, amalgamation, merger, conveyance, transfer or lease and as a consequence of a Change in Tax Law occurring after the date of such consolidation, amalgamation, merger, conveyance, transfer or lease, to pay Additional Amounts in respect of any tax, assessment or governmental charge imposed on any Holder of Notes.

Payment of Additional Amounts

  If any deduction or withholding for any present or future taxes, assessments or other governmental charges of (x) Bermuda or any political subdivision or governmental authority thereof or therein having power to tax, (y) any jurisdiction, other than the United States, from or through which payment on the Notes is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority thereof or therein having the power to tax or (z) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority thereof or therein having the power to tax shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Company or a successor corporation under the Notes, the Company or a successor corporation will pay to each Holder of Notes as additional interest, such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder of such Notes who, with respect to any such tax, assessment or other governmental charge, is not resident in, or a citizen of, such jurisdiction, after such deduction or withholding, shall be not less than the amount specified in such Notes to which such Holder is entitled; provided, however, that the Company or a successor corporation shall not be required to make any payment of Additional Amounts for or on account of:

    (i) Any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership, limited liability company or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein, (b) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later, or (c) the presentation of a Note for payment in Bermuda or any political subdivision thereof or therein, unless such Note could not have been presented for payment elsewhere;

    (ii) Any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

    (iii) Any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of principal of, premium, if any, or any interest on the Notes;

    (iv) Any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a request of the Company addressed to the Holder
  (a) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or (b) to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company) or satisfy any information or reporting requirements, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

    (v) Any combination of items (i), (ii), (iii) and (iv) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Note to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of (x) Bermuda or any political subdivision or governmental authority thereof or therein having the power to tax, (y) any jurisdiction, other than the United States, from or through which payment on the Notes is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority thereof or therein having the power to tax or (z) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority thereof or therein having the power to tax to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Note.

  The Company shall provide the Trustee with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of the withholding taxes, if any, by the Company. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agent, as applicable, upon request therefor.

  All references herein to principal of, premium, if any, and interest on the Notes shall include any Additional Amounts payable by the Company in respect of such principal, such premium, if any, and such interest.

Selection and Notice

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are then listed, or, if the Notes are not so then listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Mandatory Redemption

  Except as set forth below under "--Repurchase at the Option of Holders," the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its rights to redeem all of the Notes as described above under "--Optional Redemption." Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such notice, which date shall be no earlier than 30 and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), in accordance with the procedures required by the Indenture and described in such notice.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this covenant by virtue thereof.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail or deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, due to a Change of Control repayment provision in the Senior Notes Indenture, the Company may be unable to repurchase all of the Notes tendered upon the occurrence of a Change of Control. Furthermore, the Company's ability to purchase Notes upon a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such required purchases. See "Risk Factors--Purchase of Securities Upon a Change of Control."

  Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain provisions that prohibit or restrict the Company from repurchasing Notes. In the event a Change of Control occurs at a time when the Company is prohibited or restricted from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition or restriction. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited or restricted from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under any future credit agreement or other agreements relating to Senior Debt to which the Company becomes a party. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

 Asset Sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors (including as to the value of all noncash consideration) and set forth in an Officer's Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor is in the form of cash and/or Cash Equivalents, and (iii) the Net Proceeds received by the Company (or such Restricted Subsidiary, as the case may be) from such Asset Sale are applied within 360 days following the receipt of such Net Proceeds (a) first, to the extent the Company (or such Restricted Subsidiary, as the case may be) elects, to the redemption or repurchase of outstanding Senior Debt and (b) to the extent of the balance of such Net Proceeds after application as described in (a) above and to the extent the Company (or such Restricted Subsidiary, as the case may be) elects, to reinvest, or enter into a legally binding agreement to reinvest, such Net Proceeds (or any portion thereof) in assets that are used or useful in a Permitted Business. The balance of such Net Proceeds, after the application of such Net Proceeds as described in the immediately preceding clauses (a) and (b), shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million (taking into account income earned on such Excess Proceeds), the Company will be required to make an offer to all Holders of Notes and pari passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and pari passu Indebtedness that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture and the agreements governing such pari passu Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and pari passu Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this paragraph.

  The amount of (x) any liabilities (as shown on the Company's (or such Restricted Subsidiary's, as the case may be) most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or any Restricted Subsidiary from all liability in respect thereof, (y) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale and (z) any securities, notes or other obligations received by the Company (or such Restricted Subsidiary, as the case may be) from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company (or such Restricted Subsidiary, as the case may be) into cash and/or Cash Equivalents (to the extent of the cash and/or Cash Equivalents received), will be deemed to be cash and/or Cash Equivalents for purposes of this provision.

Certain Covenants

 Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

    (a) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) in the case of clauses (i), (ii) and (iii) above, and, in the case of any Restricted Investment that is not an Investment in a Permitted Business, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries and any Permitted Investments made pursuant to clause (h) of the definition of Permitted Investments after the date hereof (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii) and
  (viii) (but, in the case of clause (viii), only to the extent that such Restricted Payments are reflected as an expense on the income statements of
  GCL) of the next succeeding paragraph), is less than the sum, without duplication, of (i) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) from the date hereof through the last day of the last full fiscal quarter immediately preceding such Restricted Payment minus (y) the product of 1.5 times the cumulative Consolidated Interest Expense from the Issue Date through the last day of the last full fiscal quarter immediately preceding such Restricted Payment, plus (ii) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors) of property or assets received by the

  Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and including the Preferred Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus the amount of cash or the fair market value (as determined above) of property or assets received by the Company or any Restricted Subsidiary upon such conversion or exchange, plus (iii) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, (y) proceeds realized by the Company or any Restricted Subsidiary upon the sale of such Investment to a Person other than GCL, the Company or any Subsidiary of the Company, or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any of the immediately preceding clauses (x), (y) or (z) the aggregate amount of Restricted Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date, plus (iv) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of proceeds (net of any cost of disposition) equal to the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions;
(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, retirement, repurchase or other acquisition of Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of GCL, the Company or any of its Restricted Subsidiaries held by any member of GCL's, the Company's or such Restricted Subsidiary's management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period (with unused amounts being carried over to succeeding twelve-month periods, subject to a maximum of $15.0 million in any twelve-month period);
(vi) Investments in the PC-1 Companies and Global Access Limited in an aggregate amount not to exceed $275.0 million; (vii) Investments made with the net cash proceeds received from an equity offering made by the Company or GCL (but only to the extent such net cash proceeds received by GCL were contributed to the Company as common equity capital) (provided that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (c)(ii) of the preceding paragraph) plus 50% of the net gain realized and not otherwise included in Consolidated Cash Flow from the sale of Restricted Investments ; (viii) the payment of any dividend or the making of any distribution to GCL by the Company or any Restricted Subsidiary to pay or permit GCL to pay any GCL Expenses or any Related Taxes; and (ix) other Restricted Payments in an aggregate amount not to exceed $25.0 million.

  The Board of Directors may not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made (other than the amount required to capitalize such Subsidiary in connection with its organization)) as an Unrestricted Subsidiary (a "Designation") unless:
(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (ii) the Company would, immediately after giving effect to such Designation, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described below under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (iii) the Company would not be prohibited under the Indenture from making an Investment at the time of such

Designation (assuming the effectiveness of such Designation for purposes of clauses (a) and (b) of the first paragraph of this covenant) in an amount equal to the fair market value of the net Investment of the Company or any other Restricted Subsidiary in such Subsidiary on such date.

  In the event of any such Designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such Designation.

  The Indenture will further provide that a Designation may be revoked (a "Revocation") by a resolution of the Board of Directors delivered to the Trustee, provided that the Company will not make any Revocation unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred at such time for all purposes under the Indenture.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company (or such Restricted Subsidiary, as the case may be) pursuant to the Restricted Payment. The fair market value of any asset(s) or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors (such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million).

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock if either:

    (i) the Consolidated Leverage Ratio is less than 5.5 to 1.0 (prior to December 1, 2001) or 5.0 to 1.0 (subsequent to December 1, 2001); or

    (ii) the Consolidated Capital Ratio is less than 2.5 to 1.0.

  Notwithstanding the foregoing, the provisions of the paragraph set forth above will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

    (a) The incurrence by the Company of Indebtedness represented by the Notes;

    (b) The incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

    (c) The incurrence of Indebtedness by the Company to any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary to the Company or any other Restricted Subsidiary (but only for so long as such Indebtedness is held by the Company or such Restricted Subsidiary);

    (d) The issuance by the Company of Preferred Stock to any Restricted Subsidiary or the issuance by any Restricted Subsidiary of Preferred Stock to the Company or any other Restricted Subsidiary (but only for so long as such preferred stock is held by the Company or such Restricted Subsidiary);

    (e) The incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to acquisitions of capacity made in the ordinary course of business;

    (f) The incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (g) The incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company; provided, however, that at the time such Restricted Subsidiary is acquired by the Company (giving effect to such acquisition), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the immediately preceding paragraph;

    (h) The incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred pursuant to the immediately preceding paragraph hereof or clauses
  (a), (b), (g), (h), (i), (k), (n) or (o) of this paragraph;

    (i) The incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness not otherwise permitted to be incurred pursuant to this paragraph in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), not to exceed $50.0 million;

    (j) The incurrence of Indebtedness by a Receivables Entity in a Qualified Receivables Transaction, provided that the proceeds thereof are applied in accordance with the covenant described above under "--Repurchase at the Option of Holders--Asset Sales."

    (k) The incurrence by the Company or any Restricted Subsidiary of Purchase Money Indebtedness, provided that the amount of such Purchase Money Indebtedness does not exceed 100% of the cost of construction, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of assets (together with related costs and expenses) used in the business of the Company or such Restricted Subsidiary;

    (l) Letters of Credit that are cash collateralized;

    (m) Letters of Credit in an aggregate principal amount equal to $200.0 million less the amount of outstanding Indebtedness under clause (n) of this paragraph;

    (n) The incurrence by the Company or any of its Restricted Subsidiaries of revolving credit Indebtedness in an aggregate amount not to exceed $200.0 million at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (n); and

    (o) The guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant.

 No Senior Subordinated Debt

  The Company will not, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes.

 Liens

  The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness which is pari passu with or subordinated to the Notes (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or prior to, in the case of Indebtedness which is subordinated to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date hereof, (b) agreements as in effect as of the date hereof, (c) Indebtedness incurred in accordance with clause (g), (h), (i), (k) or (n) of the second paragraph of the covenant set forth above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," provided that such encumbrances or restrictions are customary with respect to such types of Indebtedness (as determined in good faith by the Chief Financial Officer of the Company) and provided further that the provisions of such Indebtedness do not prohibit payments by the Company of principal, premium, interest and Additional Amounts pursuant to the terms of the Notes and the Indenture, (e) the Indenture and the Notes, (f) applicable law, (g) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (h) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (j) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (k) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (l) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (m) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Certain restrictions under credit facilities entered into, or expected to be entered into, to finance Permitted Businesses will substantially limit the payment of dividends or distributions to the Company until the Indebtedness incurred under such facilities is retired. See "Risk Factors--Holding Company Structure; Effective Subordination of the Securities" and "Description of Certain Indebtedness--AC-1 Credit Facility."

 Merger, Consolidation, or Sale of Assets

  The Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless: (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger

(if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, or Bermuda; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, immediately after such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock." The Indenture will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Wholly Owned Restricted Subsidiaries.

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view is obtained from an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans, (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options, or other equity-related interests or other securities to employees, officers or directors in the ordinary course of business, (c) any transaction with an officer or director in the ordinary course of business not involving more than $250,000 in any one case, or (d) Management Advances and payments in respect thereof, (ii) transactions between or among the Company and/or its Restricted Subsidiaries or any Receivables Entity, (iii) payment of reasonable directors fees, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Affiliate Transactions in effect or approved by the Board of Directors on the Issue Date, including any amendments thereto (provided that the terms of such amendments are not materially less favorable to the Company or the relevant Restricted Subsidiary than the terms of such agreement prior to such amendment), (vi) transactions with respect to capacity or dark fiber between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate and joint sales and marketing pursuant to an agreement or agreements between the

Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate (provided that in the case of this clause (vi), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party or, in the case of a transaction with an Unrestricted Subsidiary, are either (x) entered into in connection with a transaction involving the selection by a customer of cable system capacity entered into in the ordinary course of business or (y) involve the provision by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of sales and marketing services, operations, administration and maintenance services or development services for which the Company or such Restricted Subsidiary receives a fair rate of return (as determined by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee) above its expenses of providing such services; (vii) any transaction entered into in the ordinary course of business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate (provided that in the case of this clause (vii), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party) and
(viii) Restricted Payments that are permitted by the covenant described above under "--Restricted Payments."

 Business Activities

  The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

 Payments for Consent

  Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend such terms or provisions of the Indenture or the Notes in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the trustee and the Holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will be deemed to have satisfied such requirements if GCL files and provides reports, documents and information of the types otherwise so required by the Commission, in each case within the applicable time periods, and the Company is not required by the Commission to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by GCL. Furthermore, the Company will agree that, for so long as any Notes remain outstanding (and regardless of the immediately preceding sentence), it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

Events of Default and Remedies

  The Indenture will provide that each of the following will constitute an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described above under the captions "--Repurchase at the Option of Holders--Change of Control," "-- Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants-- Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments not subject to appeal aggregating in excess of $25.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on, the Notes) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium also will become immediately due and payable, to the extent permitted by law, upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 1, 2003, then the premium specified in the Indenture also will become immediately due and payable, to the extent permitted by law, upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Notes.

  The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Incorporators or Shareholders

  No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company with respect to the Notes or the Indenture, or for any claim based on, or in respect or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note will waive and release any and all such liability. Such waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  The Indenture will be discharged and canceled upon the delivery by the Company to the Trustee for cancellation of all the Notes or upon irrevocable deposit with the Trustee, within not more than one year prior to the redemption of the Notes, or when the Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee, of funds sufficient for the payment or redemption of all the Notes. In addition, the Indenture will provide that the Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"), except for: (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below; (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are contained in the Indenture ("Covenant Defeasance") and, thereafter, any omission to comply with such obligations will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (but not including non-payment, bankruptcy, receivership, rehabilitation or insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance, and such Holders will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights and remedies generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (viii) the Company must deliver to the Trustee an opinion of counsel in Bermuda reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Notes will not be adversely affected under Bermuda law; and (ix) the Company must deliver to the trustee an Officers' Certificate and an opinion of counsel in the United States reasonably acceptable to the Trustee, each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as applicable, have been complied with.

Transfer and Exchange

  A Holder may transfer or exchange Exchange Notes in accordance with the procedures set forth in the Indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before (i) a selection of Notes to be redeemed, (ii) an interest payment date or (iii) the mailing of notice of a Change of Control Offer or Asset Sale Offer. The registered Holder of a Note will be treated as the owner of it for all purposes under the Indenture.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, such an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal or change the fixed maturity of any Note, or alter the redemption provisions of the Notes (other than redemption provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"); (iii) reduce the rate of, or change the time for, payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of, premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of the Indenture which relate to subordination will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of the Holders of the Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

  The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of their own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

  The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

  The Company will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and the Indenture. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Service of Process and Enforcement of Liabilities."

Currency Indemnity

  U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes, including damages. Any account received or recovered in a currency other than dollars (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the liquidation, dissolution or other winding-up of the affairs of the Company or otherwise) by any Holder of a Note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Note, the Company shall indemnify it against any loss sustained by it as a result. In any event, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of a Note and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

Certain Definitions

  Set forth below are certain defined terms used in the Indenture and in the Bye-Laws. Reference is made to the Indenture and the Bye-Laws for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "AC-1 Credit Facility" means that certain Credit Agreement, dated as of June 27, 1997 and amended as of December 15, 1997, between ACL and the lenders named therein.

  "AC" or "Atlantic Crossing" means the four fiber pair, self healing ring, fiber optic submarine cable system known as "Atlantic Crossing" or "AC-1" which will provide direct telecommunications service between the United States and Northern Europe with landing stations in the United States, United Kingdom, The Netherlands and Germany, and all extensions and upgrades thereto.

  "ACL" means Atlantic Crossing Ltd., a Bermuda company.

  "AC Subsidiaries" means GTH and all of its direct and indirect Subsidiaries.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, transfer, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business and other than any sale, lease, transfer, conveyance or other disposition of capacity or dark fiber on any cable system owned, controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity or transmission rights acquired by the Company or any Restricted Subsidiary for use in a Permitted Business (provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of its Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25.0 million or
(b) for net proceeds in excess of $25.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly

Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iv) a transfer of assets by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction and (v) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of a Permitted Business and that is disposed of in the ordinary course of business.

  "Board of Directors" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

  "Board Resolution" means a duly authorized resolution of the Board of Directors.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and
(iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

  "Change of Control" means the occurrence of any of the following: (i) any "person" (as such term is unused in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, is or becomes the beneficial owner, directly or indirectly, of 35% or more of the Voting Stock (measured by voting power rather than number of shares) of the Company or GCL, and the Permitted Holders own, in the aggregate, a lesser percentage of the total Voting Stock (measured by voting power rather than by number of shares) of the Company or GCL than such person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or GCL (for the purposes of this clause, such other person shall be deemed to "beneficially own" any Voting Stock of a specified corporation held by a parent corporation if such other person beneficially owns, directly or indirectly, more than 35% of the Voting Stock (measured by voting power rather than by number of shares) of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of Voting Stock (measured by voting power rather than by number of shares) of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation), (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company or GCL, (iii) the Company or GCL consolidates or merges with or into any other Person, other than a consolidation or merger (a) of the Company into GCL or GCL into the Company, or the Company or GCL into a Wholly Owned Restricted Subsidiary of the Company or (b) pursuant to a transaction in which the outstanding Voting Stock of the Company or GCL is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding Voting Stock of the Company or GCL, respectively, immediately prior to such transaction, beneficially own, directly or indirectly, more than 35% of the Voting Stock (measured by voting power rather than number of shares) of the surviving corporation immediately following such transaction or (iv) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of GCL or the Company and its Restricted Subsidiaries taken as a whole to any person other than a Wholly Owned Restricted Subsidiary of the Company or a Permitted Holder or a person more than 50% of the Voting Stock (measured by voting power rather than by number of shares) of which is owned, directly or indirectly, following such transaction or transactions by the Permitted Holders; provided, however, that sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on cable systems owned, controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity or transmission rights acquired by the Company or any Restricted Subsidiary for use in its business, including, without limitation, for sale, lease, transfer, conveyance or other disposition to any customer of the Company or any Restricted Subsidiary shall not be deemed a disposition of assets for purposes of this clause (iv).

  The definition of a Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of GCL or the Company and its Restricted Subsidiaries taken as a whole, as such phrase is used in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to purchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GCL or the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Consolidated Capital Ratio" means, with respect to the Company or any of its Restricted Subsidiaries, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of (i) the aggregate consolidated principal amount of Indebtedness outstanding and the liquidation preference of Disqualified Stock as of the most recent quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and any other Indebtedness incurred and Disqualified Stock issued since such balance sheet date, and the receipt and application of the proceeds therefrom to (ii) Consolidated Net Worth as of such balance sheet date after giving pro forma effect to the issuance of Equity Interests (other than Disqualified Stock) issued since the balance sheet date and the receipt and application of the proceeds therefrom.

  "Consolidated Cash Flow" means, with respect to the Company for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period plus, to the extent that any of the following items were deducted or added (without duplication) in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss (less any gain) plus any net loss (less any gain) realized in connection with any Asset Sale, plus (ii) provision for taxes based on income or profits of the Company and its Restricted Subsidiaries for such period, plus (iii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, plus (iv) any Preferred Stock dividends to the extent subtracted in arriving at net income, plus (v) depreciation, amortization (including amortization of goodwill and other intangibles and the amount of capacity available for sale charged to cost of sales), but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Restricted Subsidiaries for such period, minus (vi) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), plus (vii) any change in Deferred Revenue, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements (excluding agreements evidencing Indebtedness incurred in accordance with clause (k) of "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock", to which this provision shall not apply), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

  "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) amortization of debt issuance costs and original issue discount, (ii) non-cash interest payments,
(iii) the interest component of any deferred payment obligations, (iv) the interest component of all payments associated with Capital Lease Obligations,
(v) commissions, discounts and other fees and charges incurred in respect of Letter of Credit or bankers' acceptance financings and (vi) net payments (if any) pursuant to Hedging Obligations).

  "Consolidated Leverage Ratio" means, with respect to the Company or any of its Restricted Subsidiaries, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of (i) the aggregate consolidated principal amount of Indebtedness outstanding and the liquidation preference of Disqualified Stock as of the most recent quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and any other Indebtedness incurred and Disqualified Stock issued since such balance sheet date, and the receipt and application of the proceeds therefrom to (ii) Consolidated Cash Flow for the four full fiscal quarters ending on or prior to the date of incurrence of such Indebtedness or issuance of such Disqualified Stock for which consolidated financial statements are available.

  "Consolidated Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus, to the extent that any of the following items were deducted in computing such Consolidated Net Income, (a) non-recurring, non-cash charges (other than charges arising from write-downs of assets) and (b) non-cash compensation charges arising from stock options or other similar employee benefit or compensation plans; provided that (i) the net income (but not loss) of any Restricted Subsidiary that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly Owned Restricted Subsidiary thereof by such Restricted Subsidiary, (ii) the net income (or loss) of any Person that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period, (iii) for purposes of clause (c) of the covenant "--Certain Covenants--Restricted Payments," the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, (excluding any such restrictions relating to AC-1 to which this clause (iii) shall not apply), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, except that the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, (iv) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (v) the equity of the Company or any Restricted Subsidiary in the net income of any Unrestricted Subsidiary shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (but not in excess of the amount of the net income of such Unrestricted Subsidiary for such period) and (vi) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to the Company as of any date, the sum of (i) the consolidated equity of the common shareholders of the Company and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on the Company's balance sheet as of such date with respect to the Preferred Stock and any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by the Company upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business and other than write-ups attributable to the PCG Warrants) subsequent to the Issue Date in the book value of any asset owned by the Company or a consolidated Restricted Subsidiary of the Company, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Consolidated Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

  "Continuing Directors" means individuals who at the beginning of the period of determination constituted the Board of Directors of the Company or GCL, as the case may be, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or GCL, as the case may be, was approved by a vote of at least a majority of the directors of the Company or GCL, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is designee of any one of the Permitted Holders or any combination thereof or was nominated or elected by any such Permitted Holder(s) or any of their designees.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or beneficiary.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Deferred Revenue" means amounts appearing as a liability on the financial statements of the Company as prepared according to GAAP classified as deferred revenue to the extent of cash received in connection therewith.

  "Designated Senior Debt" means (i) Indebtedness represented by the Senior Notes, (ii) Indebtedness pursuant to paragraph (n) of the second full paragraph of "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (iii) any Senior Debt permitted to be incurred under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Notes contained in the covenant described under "--Repurchase at the Option of Holders--Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-- Repurchase at the Option of Holders--Change of Control."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means an offering for cash by GCL or the Company of its common stock, or options, warrants or rights to acquire such common stock.

  "Exchange Offer" means the registered exchange offer to be made by the Company with respect to the Preferred Stock or the Exchange Notes, as applicable, pursuant to the terms of the Registration Rights Agreement.

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date hereof, until such amounts are paid.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

  "GCL" means Global Crossing Ltd., a Bermuda Company.

  "GCL Expenses" means (i) costs (including all professional fees and expenses) incurred by GCL to comply with its reporting obligations under federal or state laws or under the Indenture, including any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) indemnification obligations of GCL owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (iii) fees and expenses payable by GCL in connection with the issuance of the Notes, (iv) other operational expenses of GCL incurred in the ordinary course of business and (v) expenses incurred by GCL in connection with any public offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as GCL shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

  "Global Access Limited" means Global Access Limited, a Japanese corporation, and all of its direct and indirect Subsidiaries.

  "GTH" means Global Telesystems Holdings Ltd., a Bermuda company.

  "Government Securities" means securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentally thereof) of the payment of which the full faith and credit of the United States of America is pledged, (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (c) obligations of a Person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the issuer's option.

  "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement.

  "Holder" means, as applicable, a Person in whose name Preferred Stock is, or Notes are, registered.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company or such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Issue Date" means December 2, 1998.

  "Letters of Credit" means one or more irrevocable direct pay letters of credit issued by a bank or other financial institution to support the payment of equity obligations of the Company to its Project Subsidiaries.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "MAC Subsidiaries" means Mid-Atlantic Crossing Holdings Ltd., a Bermuda company, and all of its direct and indirect Subsidiaries.

  "Management Advances" means loans or advances made to directors, officers or employees of GCL, the Company or any Restricted Subsidiary (i) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (ii) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (iii) in the ordinary course of business not exceeding $10.0 million in the aggregate at any time outstanding.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Officer" means any Co-Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

  "Officers Certificate" means a certificate signed by two Officers.

  "PCG Warrants" means the warrants issued pursuant to the Warrant Agreement, dated as of January 21, 1998, as amended through the date of the Senior Notes Indenture.

  "PC-1 Companies" means Pacific Crossing Ltd., a Bermuda company, and all of its direct and indirect Subsidiaries.

  "Permitted Business" means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company or any of its Restricted Subsidiaries on the date of issuance of the Preferred Stock.

  "Permitted Holder" means Pacific Capital Group, Inc. and CIBC Oppenheimer Corp., and their respective Affiliates.

  "Permitted Investments" means (a) any Investment in the Company or in Restricted Subsidiaries of the Company that are engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in a Permitted Business; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $25.0 million; (g) any Investment made in a Receivables Entity in a Qualified Receivables Transaction; and (h) any investment by the Company or a Restricted Subsidiary in any Person engaged in a Permitted Business with the Company or such Restricted Subsidiary, provided that such investment is necessary or integral to the Company's or such Restricted Subsidiary's Permitted Business and provided, further that any such investment is the minimum amount reasonably necessary for such Permitted Business and to comply with local law.

  "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

  "Permitted Liens" means (i) Liens to secure Senior Debt permitted to be incurred under the Indenture; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date hereof; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such Restricted Subsidiary; (x) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; (xi) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xii) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (xiii) Liens arising out of judgments or awards against or other court proceedings concerning the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; (xiv) any interest or title of a lessor in the property subject to any lease other than a capital lease. and
(xv) Liens not otherwise permitted by the foregoing clauses (i) through (xiv) securing Indebtedness in an aggregate amount not to exceed 10% of the Company's Consolidated Tangible Assets.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Preferred Stock" means the Company's 10 1/2% Senior Exchangeable Preferred Stock due 2008.

  "Purchase Money Indebtedness" means Indebtedness (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, financing, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of any assets used or useful in a Permitted Business, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any receivables (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, and the proceeds of such receivables.

  "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company may make an Investment and to which the Company or any Subsidiary of the Company transfers receivables and related assets) which engages in no activities other than in connection with the financing of receivables and which is designated by the Board of Directors (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 2, 1998, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

  "Related Taxes" means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than taxes measured by income and withholding imposed on payments made by GCL required to be paid by GCL by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company or any of its Subsidiaries), or being a holding company parent of the Company of receiving dividends from or other distributions in respect of the Capital Stock of the Company, or having guaranteed any obligations of the Company of any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company is permitted to make payments to GCL pursuant to the covenant described above under "--Certain Covenants--Restricted Payments."

  "Restricted Investment" means any Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary and, with respect to the PC-1 Companies, upon designation thereof by the Board of Directors as "Restricted Subsidiaries," whether or not the PC-1 Companies meet the 50% test specified in the definition of "Subsidiary."

  "Senior Debt" means (i) all Indebtedness represented by the Senior Notes,
(ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Senior Notes Indenture.

  "Senior Notes" means the Company's 9 5/8% Senior Notes due 2008.

  "Senior Notes Indenture" means the indenture pursuant to which the Senior Notes were issued.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in securitization of receivables transactions.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries, except for the PC-1 Companies, and the AC Subsidiaries may not be designated as Unrestricted Subsidiaries unless and until the PC-1 Companies are designated as Restricted Subsidiaries.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry, Delivery and Form

  All Notes, if and when issued, will be represented by permanent Global Notes in fully registered from without coupons (the "Global Notes"), which will be deposited with the Trustee as custodian for DTC and registered in the name of DTC or of a nominee of DTC.

  DTC has advised the Company that it is (i) a limited purpose company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry charges to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

  The Company expects that pursuant to procedures established by DTC (i) upon issuance of a Global Note, DTC will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts of persons who have accounts with such depository and (ii) ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership will be effected only though, records maintained by DTC (with respect to interest of Participants) and the records of Participants and Indirect Participants (with respect to interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities is definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

  Payments with respect to the principal of, and premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received for value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or

Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  DTC management is aware that some Systems that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and the Industry that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:
(i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

  If (i) the Company notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the trustee is required to register such certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

  Neither the Company nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

Exchange Offer; Registration Rights

  The Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed, for the benefit of the holders of the Old Preferred Stock or the Old Exchange Notes, as applicable, that the Company will, at its cost:

  . to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission under the Securities Act of 1933, to exchange the Old Preferred Stock for the Exchange Preferred Stock by March 2, 1999,

  . to use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act by May 28, 1999, and

  . to keep the Exchange Offer open for the minimum period required by applicable federal law and state securities laws, provided, however that it shall remain open for no less than 20 Business Days.

  For each share of Preferred Stock or each Exchange Note surrendered to the Company and accepted for exchange pursuant to the Exchange Offer, the holder of such security will receive a registered security having a liquidation preference or principal amount equal to that of the surrendered restricted security.

  If (i) the Exchange Offer is not permitted by applicable law or Securities and Exchange Commission policy or (ii) if any Holder shall notify the Company within 20 Business Days following the consummation of the Exchange Offer that
(A) such holder was prohibited by law or Securities and Exchange Commission policy from participating in the Exchange Offer or (B) such holder may not resell the securities acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holders or (C) such holder is a broker-dealer and holds Securities acquired directly from the Company or any of its affiliates, then the Company will, at its cost, (a) use its reasonable best efforts to cause to be filed a shelf registration statement (the "Shelf Registration Statement") covering resales of the restricted securities, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act of 1933 and (c) use its reasonable best efforts to keep the Shelf Registration Statement effective until two years after its effective date or such shorter period ending when all resales of the securities covered by such Shelf Registration Statement have been made. A holder selling such securities pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, or (c) the Company fails to consummate the Exchange Offer within 210 days of the Closing Date with respect to the exchange offer registration statement, or (d) any registration statement required by the Registration Rights Agreement is declared effective but thereafter ceases to be effective or usable in connection with its intended purpose (each such event referred to in clause (a) through (d) above a "Registration Default"), then the Company will pay to each holder of the securities affected thereby special interest which will accumulate or accrue and be payable semi-annually thereon (in addition to the stated dividends or stated interest) from and including the date such Registration Default occurs to, but excluding the date on which the applicable registration statement is filed or is declared effective, the Exchange Offer is consummated, or the applicable registration statement is again declared effective or made usable. During the time that special dividends or special interest is accumulating or accruing continuously, the rate of such special dividends or special interest shall be 0.50% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum in the aggregate regardless of the number of Registration Defaults. If, after the cure of all Registration Defaults then in effect, there is a subsequent Registration Default, the rate of special dividends or special interest for such subsequent Registration Default shall initially be 0.50% regardless of the special dividends or special interest rate in effect with respect to any prior Registration Default at the time of the cure of such Registration Default.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is an exhibit to the registration statement of which this prospectus is a part.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

9 5/8% Senior Notes

  On May 18, 1998, we consummated the Senior Notes Offering pursuant to which we issued an aggregate of $800 million in principal amount of 9 5/8% Senior Notes. The Senior Notes are guaranteed by GCL and certain of our subsidiaries. The Senior Notes mature on May 15, 2008. Interest on the Senior Notes is payable in U.S. dollars on May 15 and November 15 of each year. The Senior Notes were issued under an indenture with the United States Trust Company of New York, dated as of May 18, 1998. This indenture restricts our ability and the ability of certain of our subsidiaries to: borrow money, pay dividends on stock or purchase stock, make investments, use assets as security in other transactions and sell certain assets or merge with or into other companies. See "Summary--Financing Plan."

AC-1 Credit Facility

  ACL is the borrower under the $482.0 million senior secured AC-1 Credit Facility, comprised of a $472.0 million term loan facility and a $10.0 million working capital facility, with certain commercial lending institutions and CIBC and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., as lead agents for the lenders. The AC-1 Credit Facility is secured by pledges of the stock of ACL and its subsidiaries (and other entities holding landing licenses or AC-1 assets) and security interests in the assets and revenues of ACL and its subsidiaries and is being used to provide financing for a portion of AC-1. A portion of the AC-1 Credit Facility is available only to pay interest on the loans prior to the AC-1 RFS date, and a portion is available to issue letters of credit to the contractor of AC-1. The loans under the AC-1 Credit Facility will amortize in eight semi-annual installments, commencing on the first initial principal payment date (which shall be May 31 or November 30) to occur more than two months after the commercial operation date (anticipated to occur in February 1999), with 15% of the principal amount to be amortized in the first year, 25% in the second year, 30% in the third year and 30% in the fourth year. Borrowings bear interest at an adjustable rate based on the adjusted base rate or LIBOR plus an applicable margin. The facility also requires mandatory prepayments to be made from, among other things, 50% of excess cash flow, 50% of net cash proceeds of any equity offering of ACL and 100% of net cash proceeds of any permitted debt offerings of ACL or its immediate parent, permitted asset sales or insurance proceeds. As of September 30, 1998, a total of $365.1 million in indebtedness (to which the Securities would be effectively subordinated) was outstanding under the AC-1 Credit Facility.

  The AC-1 Credit Facility contains covenants that, among other things, restrict ACL's use of the term loan proceeds to the financing of AC-1 and the payment of fees and expenses directly thereto and the use of the working capital facility proceeds to AC-1 costs and for working capital purposes and limit ACL's ability to make certain dividends, distributions or investments and mergers. The facility generally only permits dividends or distributions with respect to a portion of ACL's excess cash flow, but severely restricts the payment of other dividends or distributions to GCL. The AC-1 Credit Facility contains certain financial covenants relating to minimum sales of capacity on AC-1 and ratio of EBITDA to interest expense, the failure to comply with which would cause all excess cash flow to be applied to the lenders under the AC-1 Credit Facility for such period. The AC-1 Credit Facility contains certain events of default including, among other things, failure to pay amounts when due, failure to comply with covenants and insolvency. An event of default shall also occur upon the occurrence of certain failures in connection with AC-1. Upon the occurrence of an event of default, the AC-1 Credit Facility permits the lenders to declare all outstanding borrowings to be immediately due and payable and to proceed against the collateral. In addition, the AC-1 Credit Facility prescribes the order by which proceeds from the sale of AC-1 capacity shall be applied, both prior to and after the commencement of commercial operations, and requires ACL to maintain certain reserve accounts. As a result of the foregoing, the ability of ACL to use and distribute revenue is severely restricted so long as the AC-1 Credit Facility remains in existence.

PC-1 Credit Facility

  PCL is the borrower under the $850.0 million senior secured PC-1 Credit Facility, comprised of a $840.0 million term loan and a $10.0 million working capital facility, with certain commercial lending institutions and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities, CIBC Inc. and Goldman, Sachs Credit Partners L.P., as Lead Agents for the lenders. The PC-1 Credit Facility is secured by pledges of the stock of PCL and its subsidiaries and security interests in certain of the assets and revenues of PCL and its subsidiaries and is being used to provide financing for a portion of PC-1. The subsidiaries of PCL also guaranteed PCL's obligations under the PC-1 Credit Facility. A portion of the PC-1 Credit Facility is available only to pay interest on the loans prior to the PC-1 RFS date. The term loans under the PC-1 Credit Facility will amortize over ten semi-annual installments, scheduled to commence approximately 165 days after the commercial operation date. Borrowings bear interest at an adjustable rate based on the adjusted base rate or LIBOR plus an applicable margin. The facility also requires mandatory prepayments to be made from, among other things, 50% of excess cash flow, 50% of the net cash proceeds of any equity offering of PCL and 100% of net cash proceeds of any permitted debt offering of PCL, permitted asset sale and insurance proceeds. As of September 30, 1998, a total of $200 million was outstanding.

  The PC-1 Credit Facility contains covenants that, among other things, restrict PCL's ability to incur indebtedness, make investments, guarantees or acquisitions and make dividends or distributions. The facility generally only permits dividends or distributions by PCL out of a portion of excess cash flow, and securely restricts the payment of other dividends or distributions. The PC-1 Credit Facility contains certain financial covenants relating to minimum sales of capacity on PC-1 and the ratio of system revenues to interest expense, the failure to comply with which would cause all excess cash flow to be applied to the lenders under the PC-1 Credit Facility. The PC-1 Credit Facility contains events of default including, among other things, failure to pay amounts when due, failure to comply with certain covenants and insolvency. An event of default shall also occur upon the occurrence of certain failures in connection with PC-1. Upon the occurrence of an event of default, the PC-1 Credit Facility permits the lenders to (1) declare the loans then outstanding to be immediately due and payable, (2) demand that any equity commitments not theretofore funded to be immediately funded, and (3) proceed against the collateral. In addition, the PC-1 Credit Facility prescribes the order by which proceeds from the sale of PC-1 capacity shall be applied, both prior to and after the commencement of commercial operation, and requires PCL to maintain certain reserve warrants. As a result of the foregoing, the ability of PCL to use and distribute revenue is severely restricted so long as the PC-1 Credit Facility remains in existence.

MAC Credit Facility

  MACL is the borrower under the $260.0 million senior secured MAC Credit Facility, comprised of a $220.0 million term loan to fund the construction of MAC, a $30.0 million term loan to fund future upgrades of MAC and a $10.0 million working capital facility, with certain commercial lending institutions and CIBC Inc. and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., as lead agents for the lenders. The MAC Credit Facility is secured by pledges of the stock of MACL and its subsidiaries and security interests in certain of the assets and revenues of MACL and its subsidiaries and is being used to provide financing for a portion of MAC. A portion of the MAC Credit Facility is available only to pay interest on the loans prior to the MAC RFS date. The term loans under the MAC Credit Facility will amortize over ten semi-annual installments, scheduled to commence approximately in August 2000. Borrowings bear interest at an adjustable rate based on the adjusted base rate or LIBOR plus an applicable margin. The facility also requires mandatory prepayments to be made from, among other things, 50% of excess cash flow, 50% of net cash proceeds of any equity offering of MACL and 100% of net cash proceeds of any permitted debt offerings of MACL, permitted asset sale or insurance proceeds.

  The MAC Credit Facility contains covenants that, among other things, restrict MACL's ability, and any subsidiary's ability, to incur indebtedness, make investments, loans, advances, guarantees and acquisitions, and make dividends and distributions. The facility generally only permits dividends or distributions with respect to a portion of MACL's excess cash flow, and securely restricts the payments of other dividends and payments.

  The MAC Credit Facility contains certain financial covenants relating to minimum sales of capacity on MAC, minimum interest coverage ratio and minimum remaining asset value to debt, the failure to comply with which would cause all excess cash flow to be applied to the lenders under the MAC Credit Facility. The MAC Credit Facility contains events of default including, among other things, failure to pay amounts when due, failure to comply with covenants and insolvency. An event of default shall also occur upon the occurrence of certain failures in connection with MAC. Upon the occurrence of an event of default, the MAC Credit Facility permits the lenders to (1) declare the loans then outstanding to be immediately due and payable and (2) to proceed against the collateral. In addition, the MAC Credit Facility prescribes the order by which proceeds from the sale of MAC capacity shall be applied, both prior to and after the commencement of commercial operations, and requires MACL to maintain certain reserve accounts. As a result of the foregoing, the ability of MACL to use and distribute revenue is severely restricted so long as the MAC Credit Facility remains in existence.

                               TAX CONSIDERATIONS

Taxation of the Company

  The Company believes that a significant portion of the income derived from its subsea systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which the Issuer or its affiliates conduct activities or in which customers of the Company are located, including the United States. However, this belief is based upon the anticipated nature and conduct of the business of the Company, which may change, and upon the Company's understanding of its position under the tax laws of the various countries in which the Company has assets or conducts activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain taxing jurisdictions may require the Company to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, the operations of and payments due to the Company may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to the Company or other taxes assessed at the source, in excess of the taxation anticipated by the Company based on business contacts and practices of the Company and the current tax regimes. There can be no assurance that these factors will not have a material adverse effect on the Company.

 United States Federal Income Tax Considerations

  The Issuer and its non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates (and to United States branch profits tax) on their income that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. The Company intends to conduct its operations so as to reduce the amount of its effectively connected income. However, no assurance can be given that the Internal Revenue Service ("IRS") will agree with the positions taken by the Company in this regard. Moreover, the United States subsidiaries of the Issuer will be subject to United States federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such United States subsidiaries to the Issuer or its foreign subsidiaries generally will be subject to United States withholding tax.

 Bermuda Tax Considerations

  Under current Bermuda law, the Company is not subject to tax on income or capital gains. Furthermore, the Company has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to the Company or to any of its operations, or the Preferred Stock or Exchange Notes of the Company, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda.

Taxation of Holders of Preferred Stock and Exchange Notes

 Bermuda Tax Considerations

  Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the Preferred Stock or the Exchange Notes or on any payments thereunder. See "--Taxation of the Company--Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by the Company from the Minister of Finance of Bermuda.

 United States Federal Income Tax Considerations

  The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of Preferred Stock and Exchange Notes by initial holders who acquired the Preferred Stock pursuant to the offering of the Old Preferred Stock. Except where noted, this summary assumes that investors will hold their Preferred Stock and Exchange Notes as capital assets and does not discuss special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Preferred Stock and Exchange Notes as a part of a hedging, short-sale, "integrated" or conversion transaction or a straddle or holders of Preferred Stock or Exchange Notes whose "functional currency" is not the United States dollar all of whom may be subject to rules that differ significantly from those summarized below. In addition, the summary generally does not address the tax consequences to United States Holders (as defined below) that own (or are deemed for United States federal income tax purposes to own, pursuant to complex attribution and constructive ownership rules) 10% or more of the voting stock of the Issuer or any of its non-United States subsidiaries ("10% Shareholders"). 10% Shareholders are advised to consult their own tax advisors regarding the federal, state, local and foreign income and other tax considerations incident to an investment in the Preferred Stock and Exchange Notes.

  The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

  As used herein, a "United States Holder" of Preferred Stock or Exchange Notes means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code. A Non-United States Holder means a holder other than a United States Holder.

  Persons considering the purchase, ownership or disposition of Preferred Stock or Exchange Notes should consult their own tax advisors concerning the United States federal, state and local income and other tax consequences in light of their particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

  The exchange of Old Preferred Stock for Exchange Preferred Stock in the Exchange Offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of the Exchange Preferred Stock. The holding period of the Exchange Preferred Stock will include the holding period of the Old Preferred Stock and the basis of the Exchange Preferred Stock will be the same as the basis of the Old Preferred Stock immediately before the exchange.

  In any event, persons considering the exchange of Old Preferred Stock for Exchange Preferred Stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

Classification of Preferred Stock and Exchange Notes

  Although the characterization of an instrument as debt or equity is a factual determination that cannot be predicted with certainty, the Issuer intends to treat the Preferred Stock as stock and the Exchange Notes as debt for United States federal income tax purposes. The remainder of this discussion assumes that such treatment will be respected, but no opinion is either expressed or implied on this issue. Any change in these assumptions would alter the tax consequences described below.

Preferred Stock

 Dividends

  Subject to the PFIC rules described below, distributions on the Preferred Stock will constitute dividend income for United States federal income tax purposes, subject to tax as ordinary income, to the extent paid from current or accumulated earnings and profits of the Issuer (as determined under United States federal income tax principles) ("earnings and profits"). Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. Dividends "paid in kind" through the issuance of additional Preferred Stock will be treated as distributions in an amount equal to the fair market value of such additional Preferred Stock as of the date of distribution. Such amount will also be the initial issue price and tax basis of the newly distributed Preferred Stock for United States federal income tax purposes. The holding period for such newly distributed Preferred Stock will commence with its distribution, and will not include the United States Holder's holding period for outstanding shares of Preferred Stock with respect to which such newly distributed Preferred Stock was distributed.

  The Issuer believes that it currently has no current or accumulated earnings and profits. The existence of current and accumulated earnings and profits in subsequent years will depend on future levels of profits and losses which the Issuer cannot accurately predict at this time. To the extent that the amount of any distribution on the Preferred Stock, exceeds the Issuer's current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Preferred Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the United States Holder on a subsequent disposition of the Preferred Stock), and the balance in excess of the adjusted basis will be subject to tax as capital gain.

  For so long as the Issuer is a "United States-owned foreign corporation," distributions with respect to the Preferred Stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (i) foreign source "passive income" (or, in the case of certain United States Holders, foreign source "financial services income") and (ii) United States source income, in proportion to the earnings and profits of the Issuer in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, the Issuer will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of the Issuer is owned, directly or indirectly, by United States Holders. The Issuer believes that it currently is characterized as a United States-owned foreign corporation for United States federal income tax purposes.

 Redemption Premium

  Under Section 305(c) of the Code and the applicable regulations thereunder, if in certain circumstances the redemption price of the Preferred Stock exceeds its issue price by more than a de minimis amount, the difference ("redemption premium") will be taxable as a constructive distribution of additional Preferred Stock to the United States Holder under a constant interest rate method similar to that described below for accruing original issue discount ("OID") (see "--Exchange Notes--Original Issue Discount"). Because the Preferred Stock provides for optional rights of redemption by the Issuer at prices in excess of the issue price, stockholders could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (i) the Issuer and the United States Holder are not related within the meaning of the regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the Issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption), and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. The Issuer intends to take the position that the existence of the Issuer's optional redemption rights does not result in a constructive distribution to United States Holders.

  Any additional shares of Preferred Stock distributed by the Issuer in lieu of cash dividend payments on the Preferred Stock will bear redemption premium if the issue price of such shares (i.e., the fair market value of such shares on the date of issuance) is less than their redemption price. This may give rise to constructive distributions as described above. If such shares bear redemption premium, such shares generally will have different tax characteristics than other shares of Preferred Stock. This difference in tax characteristics could adversely affect the liquidity of the shares.

 Disposition of Preferred Stock

  A United States Holder's adjusted tax basis in the Preferred Stock will, in general, be the United States Holder's initial tax basis of such Preferred Stock increased by any redemption premium previously included in income by the United States Holder, and reduced by any previous distributions that are not characterized as dividends. Subject to the PFIC rules described below, upon the sale or other disposition of Preferred Stock (other than by redemption, discussed below) a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and the adjusted tax basis of the Preferred Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition the Preferred Stock has been held for more than one year. Net capital gain of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain recognized by a United States Holder generally will be treated as United States source income. It is presently unclear whether any loss realized by a United States Holder will be treated as United States or foreign source.

  A redemption of the Preferred Stock by the Issuer would be treated, under
Section 302 of the Code, either as a sale or exchange giving rise to capital gain or loss or as described below as a dividend. In the case of a redemption of Preferred Stock for Exchange Notes, the amount realized on the exchange would be equal to the "issue price" of the Exchange Note plus any cash received on the exchange. The issue price of an Exchange Note would be equal to (i) its fair market value as of the exchange date if the Exchange Notes are traded on an established securities market on or at any time during a specified period or
(ii) the fair market value at the exchange date of the Preferred Stock if such Preferred Stock is traded on an established securities market during a specified period but the Exchange Notes are not. If neither the Preferred Stock nor the Exchange Notes are so traded, the issue price of the Exchange Notes would be determined under Section 1274 of the Code, in which case the issue price would be the stated principal amount of the Exchange Notes provided that the yield on the Exchange Notes is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Notes are issued. If the yield on the Exchange Notes is less than such applicable federal rate, its issue price under section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the Exchange Notes discounted at the applicable federal rate. It cannot be determined at the present time whether the Preferred Stock or the Exchange Notes will be, at the relevant time, traded on an established securities market or whether the yield on the Exchange Notes will equal or exceed the applicable federal rate, as discussed above.

  If a redemption of shares of the Preferred Stock for cash or an exchange of the Preferred Stock for Exchange Notes is treated as a dividend with respect to a particular exchanging United States Holder under Section 302 of the Code, such United States Holder (i) will not recognize any loss on the exchange, (ii) will recognize dividend income (rather than capital gain) in an amount equal to the issue price of the Exchange Notes received, without regard to the United States Holder's basis in the shares of Preferred Stock surrendered in the exchange, to the extent of its proportionate share of the Issuer's current or accumulated earnings and profits and (iii) the holding period for the Exchange Notes will begin on the day after the day on which the Exchange Notes are acquired by the exchanging United States Holder. Pursuant to Section 302 of the Code, the redemption or exchange will not be treated as a dividend provided that, after giving effect to the constructive ownership rules of Section 318 of the Code, the redemption or exchange (i) represents a "complete termination" of the exchanging United States Holder's stock interest in the Issuer, (ii) is "substantially disproportionate" with respect to the exchanging United States Holder or (iii) is "not essentially equivalent to a dividend" with respect to the exchanging United States Holder, all within the meaning of Section 302(b) of the Code. An exchange will be "not essentially equivalent to a dividend" as to a particular United States Holder if it results in a "meaningful reduction" in such United States Holder's interest in the Issuer (after application of the constructive ownership rules of Section 318 of the Code). In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. Each United States Holder should consult its own tax advisor as to its ability in light of its own particular circumstances to satisfy any of the foregoing tests.

  Depending upon a United States Holder's particular circumstances, the tax consequences of holding Exchange Notes may be less advantageous than the tax consequences of holding Preferred Stock, for example, as discussed at "-- Exchange Notes--Original Issue Discount," Exchange Notes may be issued with OID.

 Passive Foreign Investment Company

  The Issuer believes that it is not a PFIC and does not expect to become a PFIC in the future for United States federal income tax purposes, although there can be no assurance in this regard. This conclusion is a factual determination made annually and thus is subject to change. In addition, it is based, in part, on interpretations of existing law that the Issuer believes are reasonable, but which have not been approved by any taxing authority.

  In general, the Issuer will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder held Preferred Stock, either (i) at least 75% of the gross income of the Issuer for the taxable year is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of the Issuer's assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If the Issuer owns (directly or indirectly) at least 25% by value of the stock of another corporation, the Issuer will be treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income. If the Issuer is classified as a PFIC in any year with respect to which a United States person is a shareholder, the Issuer generally will continue to be treated as a PFIC with respect to such shareholder in all succeeding years, regardless of whether it continues to meet the income or asset test described above, subject to certain possible shareholder elections that may apply in certain circumstances.

  If the Issuer is treated as a PFIC, unless a United States Holder makes a "QEF election" or a "mark to market election," each as described below:

  1. Distributions made by the Issuer during a taxable year to a United States Holder with respect to Preferred Stock that are "excess distributions" (defined generally as the excess of the amount received with respect to the Preferred Stock in any taxable year over 125% of the average received in the shorter of either the three previous years or the United States Holder's holding period before the taxable year) must be allocated ratably to each day of the United States Holder's holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which the Issuer was classified as a PFIC are included as ordinary income in the United States Holder's gross income for that current year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest rate in effect for the United States Holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes.

  2. The entire amount of any gain realized upon the sale or other disposition (including for these purposes a pledge) of Preferred Stock will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the interest charge described above. In addition, United States Holders who acquire their Preferred Stock from decedents generally will not receive a "stepped-up" basis in such Preferred Stock. Instead, such United States Holder will have a tax basis equal to the lower of the fair market value of such Preferred Stock or the decedent's basis.

  The special PFIC tax rules described above will not apply to a United States Holder if the United States Holder elects to have the Issuer treated as a "qualified electing fund" (a "QEF election") and the Issuer provides certain information to United States Holders. If the Issuer is treated as a PFIC, it intends to notify United States Holders and to provide to United States Holders such information as may be required to make such QEF election effective.

  A United States Holder that makes a QEF election will be taxable currently on its pro rata share of the Issuer's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year of the Issuer during which it is treated as a PFIC, regardless of whether or not distributions were received. The United States Holder's basis in the Preferred Stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Preferred Stock and will not be taxed again as a distribution to the United States Holder.

  Alternatively, a United States Holder of stock in a PFIC that is treated as "marketable stock" may make a mark to market election. A United States Holder that makes such an election will not be subject to the PFIC rules described above. Instead, in general, an electing United States Holder will include in income each year as ordinary income the excess, if any, of the fair market value of such stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark to market election). The electing United States Holder's basis in the stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the Preferred Stock will be ordinary income or loss (except that such loss will be ordinary loss only to the extent of the previously included net mark to market gain.) The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges designated by the United States Treasury. The Company does not expect that the Preferred Stock will meet such requirements.

  A United States Holder who owns Preferred Stock during any year that the Issuer is a PFIC must file IRS Form 8621. United States Holders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding Preferred Stock of the Issuer if it is considered a PFIC, including the advisability and availability of making any of the foregoing elections.

 Foreign Personal Holding Company

  If the Issuer or one of its non-United States subsidiaries were classified as an FPHC, all United States Holders (including certain indirect holders), regardless of their percentage ownership, would be required to include in income, as a dividend, their pro rata share of the Issuer's (or its relevant non-United States subsidiary's) undistributed FPHC income (generally, taxable income with certain adjustments) if they were holders on the last day of the Issuer's taxable year (or if earlier, the last day on which the Issuer satisfied the shareholder test). In addition, if the Issuer were classified as an FPHC, United States Holders who acquire their Preferred Stock from decedents would not receive a "stepped-up" basis in such Preferred Stock. Instead, such United States Holders would have a tax basis equal to the lower of the fair market value of such Preferred Stock or the decedent's basis.

  A foreign corporation will be classified as an FPHC if (i) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock (by either voting power or value) (the "shareholder test") and (ii) the corporation receives at least 60% of its gross income (50% after the initial year of qualification), as adjusted, for the taxable year from certain passive sources (the "income test"). It is possible that the Issuer and its subsidiaries could meet the shareholder test in a given taxable year. It is also possible that the Issuer or one of its non-United States subsidiaries would meet the income test in a given year and would be treated as an FPHC. The Company intends to manage its affairs so as to attempt to avoid or minimize having income imputed to its United States Holders under these rules, to the extent such management of its affairs is consistent with its business goals, although there can be no assurance in this regard.

 Personal Holding Company

  A corporation classified as a PHC is subject to a 39.6% tax on its undistributed PHC income. Foreign corporations (such as the Issuer) determine their liability for PHC tax by considering only (i) gross income derived from United States sources and (ii) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a PHC if
(i) at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock (by value) directly or indirectly and (ii) the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources. However, if a corporation is an FPHC or a PFIC, it cannot be a PHC. It is possible that the Issuer and its subsidiaries could meet the PHC shareholder test in a given taxable year. It is also possible that the Issuer or one of its subsidiaries would meet the income test in a given year and would be treated as a PHC. The Company intends to manage its affairs so as to attempt to avoid or minimize the imposition of the PHC tax, to the extent such management of its affairs is consistent with its business goals, although there can be no assurance in this regard.

 Controlled Foreign Corporations

  If 10% Shareholders (as defined above) own, in the aggregate, more than 50% (measured by voting power or value) of the shares of the Issuer or any of its non-United States subsidiaries (directly, indirectly, or by attribution), the Issuer or any such non-United States subsidiary would be a CFC. If characterized as CFCs, then a portion of the undistributed income of the Issuer and its non-United States subsidiaries may be includible in the taxable income of 10% Shareholders of those entities, and a portion of the gain recognized by such 10% Shareholders on the disposition of their shares in the Issuer (which could otherwise qualify for capital gains treatment) may be converted into ordinary dividend income. It is possible that the Issuer and its non-United States corporate subsidiaries may be CFCs or may become CFCs in the future. However, as discussed above, CFC status generally only has potentially adverse consequences to 10% Shareholders.

Exchange Notes

 Interest and OID on the Exchange Notes

  The tax treatment of the Exchange Notes will depend upon whether they are issued with OID. Exchange Notes issued on or before June 1, 2002 will be issued with OID. Exchange Notes issued after June 1, 2002 may be issued with OID, but only if their principal amount exceeds their issue price, as defined above. The interest (including OID) generally will be treated as foreign source passive income (or, in the case of certain United States Holders, foreign source financial services income) for foreign tax credit purposes. Exchange Notes issued with OID will be referred to as "OID Notes."

 Stated Interest

  Payments of interest on Exchange Notes issued after June 1, 2002 generally will be includible in a United States Holder's income as ordinary income under the United States Holder's method of accounting for United States federal income tax purposes. However, because the Issuer has the option through June 1, 2002 to pay interest on the Exchange Notes by issuing additional Exchange Notes, Exchange Notes issued prior to that date will be treated as issued with OID, and stated interest on such Exchange Notes would not be treated as interest for United States federal income tax purposes, but instead will be subject to the OID rules described below.

 Original Issue Discount

  An Exchange Note will be issued with OID to the extent that its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount (i.e., .25% of the stated redemption price at maturity multiplied by the number of complete years to maturity.) United States Holders of OID Notes will be subject to special tax accounting rules, as described in greater detail below. United States Holders of OID Notes should be aware that they generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method. As a result, such United States Holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States Holders of OID Notes generally will not be required to include separately in income cash payments received on such OID Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The Issuer will report to United States Holders of any Exchange Notes with OID on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.

  The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the company), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of the intervals between payments. If the Exchange Notes are issued at a time when the Issuer has the option to pay interest on the Exchange Notes by issuing additional Exchange Notes, none of the stated interest on such Exchange Notes will be treated as qualified stated interest so that all of such payments will be included in the "stated redemption price at maturity" and the Exchange Notes will be issued with OID. If Exchange Notes are issued when the Issuer does not have such an option, then the stated interest on the Exchange Notes will be qualified stated interest, includible in income in accordance with the United States Holder's method of accounting, but Exchange Notes may still be issued with OID to the extent that the issue price is less than the principal amount. The "issue price" of an Exchange Note will be determined as described under "--Preferred Stock-- Disposition of Preferred Stock."

  The amount of OID includible in income by the initial United States Holder of an OID Note is the sum of the "daily portions" of OID with respect to the OID Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such OID Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID Note may be of any length and may vary in length over the term of the OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the OID Note adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such OID Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

 Amortizable Bond Premium

  If at the time the Preferred Stock is exchanged for the Exchange Notes, the United States Holder's tax basis in any such Exchange Notes exceeds its stated redemption price at maturity, the Exchange Notes will be considered to have been issued at a premium. A United States Holder generally may elect to amortize the premium over the term of the Exchange Notes on a constant yield method as an offset to interest when includible in income under the United States Holder's regular accounting method. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

 Redemption, Sale or Exchange of Exchange Notes

  The adjusted tax basis of a United States Holder who receives Exchange Notes in exchange for Preferred Stock will, in general, be equal to the initial tax basis of such Exchange Notes, increased by any OID previously included in income by the United States Holder and reduced by any cash payments on the Exchange Notes other than qualified stated interest. Upon the redemption, sale, exchange or retirement of an Exchange Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any amount attributable to accrued qualified stated interest that has not previously been included in income, which will be taxable as such) and the adjusted tax basis of the Exchange Notes. Such gain or loss will be capital gain or loss. Net capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain recognized by a United States Holder generally will be treated as United States source income. It is presently unclear whether any loss realized by a United States Holder will be treated as United States or foreign source.

  Prospective investors are urged to consult their own tax advisors as to the consequences of owning Exchange Notes.

 Taxation of Non-United States Holders

  For United States federal income tax purposes, a non-United States Holder should not be subject to tax on distributions made with respect to, and gains realized from the disposition of, Preferred Stock or Exchange Notes unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-United States Holder in the United States.

 Information Reporting and Backup Withholding

  United States Holders. In general, information reporting requirements will apply to dividends in respect of the Preferred Stock, certain payments of principal, interest, OID and premium on the Exchange Notes, and the proceeds received on the sale, exchange, or redemption of the Preferred Stock and Exchange Notes paid within the United States (and in certain cases, outside of the United States) to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding may apply to such amounts if the United States Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its United States federal income tax returns. The amount of any backup withholding from a payment to a United States Holder will be allowable as a credit against the United States Holder's United States federal income tax liability.

  Non-United States Holders. Under current law, United States information reporting requirements and backup withholding generally will not apply to dividends paid on the Preferred Stock to a non-United States Holder at an address outside the United States (unless the payer has knowledge that the payee is a United States person). However, under recently finalized United States Treasury regulations (the "Final Regulations") effective for payments made after December 31, 1999, a non-US Holder will generally be subject to back-up withholding unless applicable certification requirements are met.

  With respect to payment of interest on the Exchange Notes, no information reporting or backup withholding will be required with respect to payments made to non-United States Holders if the beneficial owner of such Note, or financial institution holding the Note on behalf of such owner, provides, in accordance with specified procedures, a paying agent of the Issuer with a statement to the effect that the beneficial owner is not a United States Holder (or the holder otherwise establishes an exemption). Under current law, such requirement may be met if the beneficial owner certifies under penalty of perjury that it is a non-United States

Holder (which certification may be made on IRS Form W-8 (or successor form)) and the payor does not have actual knowledge that the beneficial owner is a United States person. Under the Final Regulations, the requirement may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

  As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale of Preferred Stock and Exchange Notes effected outside the United States by a foreign office of a non-United States Holder. However, payment of the proceeds of a sale of Preferred Stock and Exchange Notes within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the certification provided for above is provided or the holder otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a refund or a credit against such non-United States Holder's United States Federal income tax, provided that the required information or appropriate claim for refund is furnished to the IRS.

                              PLAN OF DISTRIBUTION

  Until March 16, 1999 (40 days after the date of this prospectus), all dealers effecting transactions in the Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor), whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  Each broker-dealer that receives shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) received in exchange for shares of Old Preferred Stock only where such shares of Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year from the date on which the Exchange Offer is consummated, or such shorter period as will terminate when all shares of Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of Exchange Preferred Stock and such shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) have been resold by such broker-dealers.

  The Company will not receive any proceeds from any sale of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) by broker-dealers. Shares of Exchange Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor). Any broker-dealer that resells shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

  For a period of one year from the date on which the Exchange Offer is consummated, or such shorter period as will terminate when all shares of Old Preferred Stock acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for shares of Exchange Preferred Stock and such shares of Exchange Preferred Stock (or any New Exchange Notes issued in exchange therefor) have been resold by such broker-dealers, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of Preferred Stock, except as expressly set forth in the Registration Rights Agreement, and will indemnify the holders of Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                             AVAILABLE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the Exchange Preferred Stock and the New Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provision in such exhibit to which reference is hereby made.

  Global Crossing Ltd., our parent, is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, it is required to file reports and other information with the Securities and Exchange Commission. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of this offering of these securities, we will become subject to the informational requirements of the Securities Act of 1934. Accordingly, we will file reports and such other information with the Securities and Exchange Commission unless and until we obtain an exemption from such requirement. The registration statement, such other reports and other information can be inspected and copied at the Public Reference Section of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington D.C. 20549 and at regional public reference facilities maintained by the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates. Such material may be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov).

  Furthermore, we agree that, even if we are not required to file periodic reports and information with the Securities and Exchange Commission, for so long as any Exchange Preferred Stock or New Exchange Notes remain outstanding we will furnish to you the information that would be required to be furnished by us under Section 13 of the Securities Exchange Act of 1934. We will be deemed to have satisfied such requirements if the Securities and Exchange Commission grants us an exemption from filing reports, documents and information separately with the Securities and Exchange Commission because Global Crossing Ltd. files such reports and information with them. However, we will be deemed to have satisfied such requirements only if Global Crossing Ltd. files and provides such reports, documents and information of the types otherwise so required by the Securities and Exchange Commission, in each case within the applicable time periods.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Exchange Preferred Stock have been passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda. Certain legal matters with respect to the legality of the New Exchange Notes have been passed upon for the Issuer by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely, as to matters of Bermuda law, on the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. Certain partners of Simpson Thacher & Bartlett purchased certain shares of GCL Common Stock in the GCL Stock Offerings in an aggregate amount equal to less than 1% of the total shares offered in the GCL Stock Offerings.

                                    EXPERTS

  The financial statements and schedules included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen & Co., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                                                                         Page
                                                                       --------
Report of Independent Public Accountants..............................      F-2
Consolidated Balance Sheets as of September 30, 1998 (unaudited) and
 December 31, 1997....................................................      F-3
Consolidated Statements of Operations for the three months ended
   September 30, 1998 (unaudited) and September 30, 1997 (unaudited), for the nine months ended September 30, 1998 (unaudited), for the period from March 19, 1997 (Date of Inception) to September 30,
   1997 (unaudited) and for the period from March 19, 1997 (Date of
   Inception) to December 31, 1997....................................      F-4
Consolidated Statements of Shareholder's Equity for the nine months ended September 30, 1998 (unaudited) and for the period from March
   19, 1997 (Date of Inception) to December 31, 1997..................      F-5
Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1998 (unaudited), for the period from March 19, 1997
   (Date of Inception) to September 30, 1997 (unaudited) and for the period from March 19, 1997 (Date of Inception) to December 31,
   1997............................................................... F-6, F-7
Notes to Consolidated Financial Statements............................      F-8

Note:
The consolidated financial statements of Global Crossing Holdings Ltd. ("GCH") and subsidiaries have been presented as if GCH was in existence on March 19, 1997 (Date of Inception).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Global Crossing Holdings Ltd.:

  We have audited the accompanying consolidated balance sheet of Global Crossing Holdings Ltd. (a Bermuda company in its development stage) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows for the period from March 19, 1997 (Date of Inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Crossing Holdings Ltd. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from March 19, 1997 (Date of Inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen & Co.

Hamilton, Bermuda
April 21, 1998

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
                          (Expressed in U.S. Dollars)

                                           September 30, 1998 December 31, 1997
                                           ------------------ -----------------
                                              (unaudited)
ASSETS:
 Current assets:
   Cash and cash equivalents.............    $  485,686,750     $  1,452,684
   Restricted cash and cash equivalents..       391,813,047       25,275,196
   Accounts receivable, net of allowance
    for doubtful accounts of $2,210,995..        29,110,516              --
   Other assets and prepaid costs........        34,160,267        1,015,958
                                             --------------     ------------
                                                940,770,580       27,743,838
 Long term accounts receivable...........        33,639,685              --
 Capacity available for sale.............       213,834,977       21,200,000
 Construction in progress................       657,141,879      497,318,509
 Deferred finance and organization
  costs, net of accumulated amortization
  of $8,853,393 ($2,246,857 as of
  December 31, 1997).....................        41,599,923       25,934,021
 Investment in Pacific Crossing Ltd. ....       162,109,023              --
                                             --------------     ------------
                                             $2,049,096,067     $572,196,368
                                             ==============     ============
LIABILITIES:
 Current liabilities:
   Accrued construction costs............    $   17,353,599     $ 52,003,875
   Accounts payable and accrued
    liabilities..........................         9,164,558        2,939,753
   Accrued interest......................        28,661,112        1,640,500
   Deferred revenue......................        38,253,242        5,325,000
   Current portion of long term debt.....        27,385,522              --
   Current portion of obligations under
    inland services agreement and capital
    leases...............................        33,344,398       30,188,645
                                             --------------     ------------
                                                154,162,431       92,097,773
 Long term debt..........................       337,754,772      162,325,000
 Senior notes............................       796,370,623      150,000,000
 Long term deferred revenue..............        12,406,592              --
 Obligations under inland services
  agreements and capital leases..........        17,723,485        3,009,000
 Deferred income taxes...................         9,318,500              --
                                             --------------     ------------
   Total liabilities.....................     1,327,736,403      407,431,773
                                             --------------     ------------
MANDATORILY REDEEMABLE PREFERENCE SHARES
 (109,830 shares as of December 31, 1997,
 $1,000 liquidation per share (net of
 unamortized discount and issuance costs
 of $12,223,993 and $6,962,407,
 respectively))..........................               --        90,643,919
                                             --------------     ------------
SHAREHOLDER'S EQUITY:
 Common stock, 1,200,000 shares
  authorized, par value $.01,
  1,200,000 issued and outstanding as of
  September 30, 1998 and
  December 31, 1997......................            12,000           12,000
 Other shareholder's equity..............       835,226,100       74,269,032
 Accumulated deficit.....................      (113,878,436)        (160,356)
                                             --------------     ------------
                                                721,359,664       74,120,676
                                             --------------     ------------
                                             $2,049,096,067     $572,196,368
                                             ==============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          (Expressed in U.S. Dollars)

                                                                                       Period From          Period From
                                                                                     March 19, 1997        March 19, 1997
                         Three Months Ended Three Months Ended Nine Months Ended   (Date of Inception)  (Date of Inception)
                         September 30, 1998 September 30, 1997 September 30, 1998 to September 30, 1997 to December 31, 1997
                         ------------------ ------------------ ------------------ --------------------- --------------------
                            (unaudited)        (unaudited)        (unaudited)          (unaudited)
SALES AND OPERATING
 REVENUES..............     $117,692,925       $       --        $ 218,948,792         $       --           $        --
                            ------------       -----------       -------------         -----------          ------------
EXPENSES:
 Cost of capacity
  sold.................       49,237,947               --           90,438,176                 --                    --
 Operations,
  administration and
  maintenance..........        8,182,206               --           10,652,206                 --                    --
 Sales and marketing...        6,342,016           101,915          13,655,010             142,150             1,366,724
 Network development...        2,912,062               --            7,233,645                 --                 78,000
 General and
  administrative.......        3,773,808           567,673          10,760,377             669,500             1,656,984
 Termination of
  Advisory Services
  Agreement............              --                --          139,669,340                 --                    --
 Stock related
  expense..............        1,654,932               --            8,248,795                 --                    --
 Provision for doubtful
  accounts.............        1,198,878               --            2,210,995                 --                    --
                            ------------       -----------       -------------         -----------          ------------
                              73,301,849           669,588         282,868,544             811,650             3,101,708
                            ------------       -----------       -------------         -----------          ------------
OPERATING INCOME
 (LOSS)................       44,391,076          (669,588)        (63,919,752)           (811,650)           (3,101,708)
 EQUITY IN LOSS OF
  PACIFIC CROSSING
  LTD..................       (1,036,536)              --           (1,036,536)                --                    --
INTEREST INCOME
 (EXPENSE):
 Interest income.......        8,265,769         1,154,273          12,939,207           2,501,785             2,941,352
 Interest expense......      (17,983,947)              --          (25,659,937)                --                    --
                            ------------       -----------       -------------         -----------          ------------
INCOME (LOSS) BEFORE
 INCOME TAXES AND
 EXTRAORDINARY ITEM....       33,636,362           484,685         (77,677,018)          1,690,135              (160,356)
 Provision for income
  taxes................       (7,331,590)              --          (16,331,590)                --                    --
                            ------------       -----------       -------------         -----------          ------------
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM....       26,304,772           484,685         (94,008,608)          1,690,135              (160,356)
 Extraordinary loss on
  retirement of senior
  notes................              --                --          (19,709,472)                --                    --
                            ------------       -----------       -------------         -----------          ------------
NET INCOME (LOSS)......       26,304,772           484,685        (113,718,080)          1,690,135              (160,356)
 Preference share
  dividends............              --         (4,177,095)         (8,306,433)         (8,413,203)          (12,689,923)
 Redemption of
  preference shares....              --                --          (34,140,067)                --                    --
                            ------------       -----------       -------------         -----------          ------------
NET INCOME (LOSS)
 APPLICABLE TO COMMON
 SHAREHOLDER...........     $ 26,304,772       $(3,692,410)      $(156,164,580)        $(6,723,068)         $(12,850,279)
                            ============       ===========       =============         ===========          ============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                          (Expressed in U.S. Dollars)

                                 GCL           Other Shareholder's
                            Common Stock             Equity
                          ----------------- --------------------------
                                             Additional                                    Total
                                              Paid-in       Unearned     Accumulated   Shareholder's
                           Shares   Amount    Capital     Compensation     Deficit        Equity
                          --------- ------- ------------  ------------  -------------  -------------
Issuance of common stock
 for cash...............  1,200,000 $12,000 $        --   $        --   $         --   $      12,000
Preference share
 dividends..............        --      --   (12,689,923)          --             --     (12,689,923)
Contribution of
 investment in
 subsidiary originally
 held by Global Crossing
 Ltd. ..................        --      --    86,958,955           --             --      86,958,955
Net loss for the
 period.................        --      --           --            --        (160,356)      (160,356)
                          --------- ------- ------------  ------------  -------------  -------------
Balance, December 31,
 1997...................  1,200,000  12,000   74,269,032           --        (160,356)    74,120,676
                          --------- ------- ------------  ------------  -------------  -------------
Assumption of debt of
 Global Crossing Ltd. ..        --      --   (15,055,170)          --             --     (15,055,170)
Contribution of related
 party receivable from
 Global Crossing Ltd. ..        --      --     2,795,170           --             --       2,795,170
Contribution of
 investment in
 subsidiary originally
 held by Global Crossing
 Ltd. ..................        --      --    11,493,210           --             --      11,493,210
Cash reimbursement to
 Global Crossing Ltd. ..        --      --    (7,047,044)          --             --      (7,047,044)
Global Crossing Ltd.
 common stock issued in
 exchange for
 termination of Advisory
 Services Agreement.....        --      --   135,000,000           --             --     135,000,000
Preference share
 dividends..............        --      --    (8,306,433)          --             --      (8,306,433)
Redemption of preference
 shares.................        --      --   (34,140,067)          --             --     (34,140,067)
Contribution of Initial
 Public Offering net
 proceeds...............        --      --   392,073,261           --             --     392,073,261
Cash contribution from
 Global Crossing Ltd. ..        --      --       597,339           --             --         597,339
Global Crossing Ltd.
 common stock and PCG
 Warrants issued in
 exchange for project
 rights.................        --      --   275,298,007           --             --     275,298,007
Unearned compensation...        --      --    22,938,700   (22,938,700)           --             --
Compensation expense....        --      --           --      8,248,795            --       8,248,795
Net loss for the nine
 months ended September
 30, 1998...............        --      --           --            --    (113,718,080)  (113,718,080)
                          --------- ------- ------------  ------------  -------------  -------------
Balance, September 30,
 1998 (unaudited).......  1,200,000 $12,000 $849,916,005  $(14,689,905) $(113,878,436) $ 721,359,664
                          ========= ======= ============  ============  =============  =============


  The accompanying notes are an integral part of these consolidated financial statements.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (Expressed in U.S. Dollars)

                                            Period From         Period From
                          Nine Months     March 19, 1997      March 19, 1997
                             Ended      (Date of Inception) (Date of Inception)
                         September 30,   to September 30,     to December 31,
                             1998              1997                1997
                         -------------  ------------------- -------------------
                          (unaudited)       (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss applicable to
  common shareholder...  $(156,164,580)    $  (6,723,068)      $ (12,850,279)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
 Equity in the loss of
  Pacific Crossing
  Ltd. ................      1,036,536               --                  --
 Depreciation and
  amortization.........        336,044           116,818              39,214
 Provision for doubtful
  accounts.............      2,210,995               --                  --
 Termination of
  Advisory Services
  Agreement ...........    137,795,170               --                  --
 Stock related
  compensation
  expenses.............      8,248,795               --                  --
 Preference share
  dividends............      8,306,433         8,413,203          12,689,923
 Redemption of
  preference shares....     34,140,067               --                  --
 Extraordinary loss on
  retirement of debt...     19,709,472               --                  --
 Increase in accounts
  receivable...........    (64,961,196)              --                  --
 Increase in other
  assets and prepaid
  costs................    (32,946,889)       (2,386,777)         (1,032,015)
 Increase in capacity
  available for sale...   (192,634,977)              --          (21,200,000)
 Capacity available for
  sale transferred from
  construction in
  progress.............    238,554,078               --                  --
 Increase in deferred
  revenue..............     45,334,834               --            5,325,000
 Increase in accounts
  payable and accrued
  liabilities..........      6,224,805         3,275,052           1,248,133
 Increase in
  obligations under
  inland service
  agreements...........     18,048,765               --           20,900,000
 Increase in deferred
  income taxes.........      9,318,500               --                  --
                         -------------     -------------       -------------
  Net cash provided by
   operating
   activities..........     82,556,852         2,695,228           5,119,976
                         -------------     -------------       -------------
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES:
 Finance and
  organization costs
  incurred.............    (32,231,908)      (24,432,478)        (28,180,878)
 Preference share
  issuance costs.......            --         (7,529,652)         (7,529,651)
 Costs related to
  issuance of common
  stock................            --         (1,264,045)         (1,264,045)
 Cash reimbursement to
  Global Crossing Ltd.
  .....................     (7,047,044)              --                  --
 Proceeds from issuance
  of common stock and
  contribution of
  capital from Global
  Crossing Ltd. .......    405,050,323        75,000,000          75,000,000
 Proceeds from issuance
  of preference
  shares...............            --        100,000,000         100,000,000
 Redemption of
  preference shares....   (134,371,773)              --                  --
 Proceeds from long
  term debt............    202,815,294         5,000,000         162,325,000
 Proceeds from issuance
  of senior notes......    796,232,000       150,000,000         150,000,000
 Retirement of senior
  notes................   (159,750,000)              --                  --
 Increase in restricted
  cash and cash
  equivalents..........   (366,537,851)              --          (25,275,196)
 Repayment of debt.....    (15,055,170)              --                  --
                         -------------     -------------       -------------
  Net cash provided by
   financing
   activities..........    689,103,871       296,773,825         425,075,230
                         -------------     -------------       -------------
CASH FLOWS USED IN
 INVESTING ACTIVITIES:
 Cash paid for
  construction in
  progress and capacity
  available for sale...   (287,420,657)     (262,501,023)       (428,742,522)
 Investment in Pacific
  Crossing Ltd.........         (6,000)              --                  --
                         -------------     -------------       -------------
  Net cash used in
   investing
   activities..........   (287,426,657)     (262,501,023)       (428,742,522)
                         -------------     -------------       -------------
NET INCREASE IN CASH...    484,234,066        36,968,030           1,452,684
CASH, beginning of
 period................      1,452,684               --                  --
                         -------------     -------------       -------------
CASH, end of period....  $ 485,686,750     $  36,968,030       $   1,452,684
                         =============     =============       =============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                          (Expressed in U.S. Dollars)

                                           For the Period      For the Period
                           Nine Months     March 19, 1997      March 19, 1997
                              Ended      (Date of Inception) (Date of Inception)
                          September 30,   to September 30,     to December 31,
                              1998              1997                1997
                          -------------  ------------------- -------------------
                           (unaudited)       (unaudited)
SUPPLEMENTAL INFORMATION
 ON NON-CASH INVESTING
 ACTIVITIES:
 Costs incurred for
  construction in
  progress and capacity
  available for sale....  $ 398,377,448     $305,904,883        $497,318,509
 Decrease (increase) in
  accrued construction
  costs.................     34,650,276      (42,079,489)        (52,003,875)
 Increase in accrued
  interest on senior
  notes.................    (27,020,612)             --           (2,050,767)
 Amortization of
  deferred finance and
  organization costs....     (6,606,536)      (1,324,371)         (2,223,700)
 Increase in obligations
  under capital leases..        178,527              --          (12,297,645)
 PCG Warrants...........   (112,158,446)             --                  --
                          -------------     ------------        ------------
 Cash paid for
  construction in
  progress and capacity
  available for sale....  $ 287,420,657     $262,501,023        $428,742,522
                          =============     ============        ============
SUPPLEMENTAL INFORMATION
 ON NON-CASH FINANCING
 ACTIVITIES:
 Common stock
  distributed to holders
  of preference shares..  $         --      $ 13,235,000        $ 13,235,000
                          =============     ============        ============
SUPPLEMENTAL INFORMATION
 ON NON-CASH INVESTING
 ACTIVITIES:
 Investment in Pacific
  Crossing Ltd. ........  $(163,145,559)    $        --         $        --
 PCG Warrants...........    163,139,559              --                  --
                          -------------     ------------        ------------
                          $      (6,000)    $        --         $        --
                          =============     ============        ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Interest paid and
  capitalized...........  $  28,632,021     $  4,563,000        $  8,136,267
                          =============     ============        ============
 Interest paid (net of
  capitalized
  interest).............  $      23,234     $        --         $        --
                          =============     ============        ============
 Cash paid for taxes....  $   4,903,521     $        --         $        --
                          =============     ============        ============


  The accompanying notes are an integral part of these consolidated financial statements.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
1. BACKGROUND

  On April 30, 1998, Global Crossings Holdings Ltd. ("GCH" and together with its subsidiaries, the "Company"), a Bermuda company, was formed as a wholly-owned subsidiary of Global Crossing Ltd. (together with its subsidiaries, "GCL"), a Bermuda company which was a wholly-owned subsidiary of Global Crossing Ltd., LDC ("OLD GCL"). Because Old GCL, GCL and GCH are entities under common control, GCH's financial statements are presented as if it was in existence on March 19, 1997 (Date of Inception) of OLD GCL similar to a pooling of interest. (See Note 11 for a summary of GCL's consolidated financial information.)

  On March 19, 1997, Old GCL, (formerly GT Parent Holdings LDC), was incorporated as an exempted limited duration company in the Cayman Islands. When GCL was formed on March 18, 1998, Old GCL contributed its investment in Global Telesystems Holdings Ltd. ("GTH") to GCL which contributed it to GCH upon its formation. GCL is an independent developer, owner and operator of undersea and terrestrial digital fiber optic cable systems. Atlantic Crossing Ltd. ("ACL"), formerly Global Telesystems Ltd., a Bermuda company which is an indirect wholly-owned subsidiary of GCL, was incorporated to construct and operate an undersea fiber optic cable ring with landing stations in the United States, the United Kingdom, Germany and the Netherlands. ACL has incorporated wholly-owned subsidiaries in each of these countries in order to own the portion of the cable system located in each country and the related territorial waters.

  Prior to GCL's Initial Public Offering, which took place on August 13, 1998, GCL declared a stock dividend to Old GCL resulting in Old GCL holding 1.5 shares of common stock of GCL for each share of common stock of Old GCL outstanding. Pursuant to the terms of the Article of Association of Old GCL and prior to the Initial Public Offering, each holder of Class D shares converted such shares into a fraction of a Class E share based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation. In addition, each holder of Class E shares of Old GCL had such Class E shares converted into Class B shares of Old GCL. Accordingly, each holder of Class D and Class E shares ultimately received Class B shares, with the warrants to purchase Class E shares received by former Class D shareholders then cancelled in exchange for warrants ("GCL Warrants") to purchase shares of GCL Common Stock at an exercise price equal to the price to Public Per Share payable in the Initial Public Offering.

  After the above transaction and prior to the Initial Public Offering, each shareholder of Old GCL (other than CIBC) agreed with GCL to exchange their interests in Old GCL for shares of GCL Common Stock held by Old GCL at a rate of 1.5 shares of GCL Common Stock per share of common stock of Old GCL ("Old GCL Exchange"). CIBC did not participate in the above transaction and continues to maintain its beneficial ownership position in GCL through Old GCL. Subsequent to this exchange, each previous shareholder of Old GCL holds an equal proportionate interest in GCL, with Old GCL becoming wholly-owned by CIBC.

  Because Old GCL, GCL and GCH are entities under common control, the transfers by Old GCL to GCL and GCL to GCH and the Old GCL Exchange were accounted for similar to a pooling of interests. The financial statements presented have been restated to reflect these transactions as if they had occurred as of March 19, 1997 (date of inception) (see Note 11.)

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  GCL entered into a joint venture, Pacific Crossing Ltd., ("PCL") for purposes of constructing and operating PC-1, an undersea fiber optic cable ring system connecting California, Washington and two landing sites in Japan (see Note 3).

  Mid-Atlantic Crossing Ltd., a wholly-owned subsidiary of GCH, entered into a contract with Alcatel Submarine Networks on June 2, 1998 for the construction of MAC, an undersea fiber optic cable ring connecting New York, the Caribbean and Florida at a total cost of $350 million. Mid-Atlantic Crossing Ltd. is in the process of incorporating companies in each country in which the cable will land in order to own the portion of the cable system located in each country and the related territorial waters. In November 1998, the Company obtained $220 million in non-recourse project financing from certain lenders to finance the initial construction costs of MAC.

  During July, 1998, the Company through its wholly-owned subsidiary Pan American Crossing Ltd., entered into a contract with Tyco Submarine Systems Ltd. ("TSSL"), for the construction of PAC, an undersea fiber optic cable system connecting California, Mexico, and Panama at a total cost of approximately $475 million. To finance, in part, the construction of PAC, Pan American Crossing Ltd. signed a commitment letter to obtain $300 million of non-recourse indebtedness on July 21, 1998.

  During October 1998, the Company announced the development of Pan European Crossing (PEC), a 8,200 kilometer terrestrial system connecting 18 European cities to each other and to the undersea systems. The construction costs of PEC are approximately $700 million. The Company signed an agreement, during November 1998, valued at approximately $100 million with Cable & Wireless PLC for the sale of dark fiber on its PEC network. Together, AC-1, MAC, PAC, PC-1 and PEC are defined as Systems.

  To finance construction of ACL's undersea fiber optic cable ring, GCL issued $75 million of GCL Common Stock and GTH, an indirect wholly-owned subsidiary of GCL, and the parent of ACL, issued $100 million of preference shares and sold $150 million of senior notes, as described in Note 6. These proceeds, together with a $482 million Credit Facility, as described in Note 5, are being used to pay for construction costs, financing fees and other related costs.

  ACL has entered into a fixed price contract (the "Contract") with TSSL for the development, design, construction and installation of a four fiber pair, fiber optic cable system connecting (i) the United States to the United Kingdom, (ii) the United Kingdom to the Netherlands and Germany, (iii) The Netherlands to Germany and (iv) Germany to the United States (collectively, "AC-1" and "System"). AT&T Corp. has provided ACL with a guarantee in respect of TSSL's obligations under the Contract. Assuming that construction of AC-1 progresses according to the Contract schedule, AC-1 will be accepted by ACL and made available for commercial service on February 22, 1999 (the "System RFS date"). Certain segments of AC-1 are expected to be completed in advance of the System RFS date. The United States to the United Kingdom segment was ready for service on May 26, 1998 and the Germany to the United States segment is expected to be ready for service on November 30, 1998. Once ACL formally accepts each segment of AC-1, the segment becomes ready for service and the ownership of the segment assets transfers to ACL and its subsidiaries. The only exception to this transfer of ownership is in respect of certain of the segment assets located in United States territory to which TSSL retains title until such time as GT Landing Corp., a United States wholly-owned subsidiary of ACL, exercises its $10,000 bargain purchase option to purchase title. Pursuant to the Contract, TSSL granted

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
GT Landing Corp. an indefeasible right of use ("IRU"), for the estimated life of AC-1 of 25 years from the System RFS date. GT Landing Corp. has accounted for the IRU as a capital lease, since the IRU transfers the risks and rewards of ownership to GT Landing Corp. The United States assets governed by this IRU includes all landing stations assets (with the exception of the building and land, to which GT Landing Corp. has title), fiber optic cable located in the United States and the landing license.

  Customers of the Company enter into Capacity Purchase Agreements ("CPA") to obtain an IRU in units of transatlantic and European capacity ("AC-1 Capacity"). The purchase price for AC-1 Capacity is non-refundable once the segment of AC-1 specified in the CPA is ready for service and the IRU entitles the customer to all rights and obligations of ownership of the AC-1 capacity for a period ending 25 years after the System RFS date. The Company's CPAs provide that AC-1 will have self-healing ring capability, whether or not a CPA relates only to a segment of AC-1. Self-healing capability enables capacity on the segment of AC-1 to be instantaneously restored either on AC-1 other segments or within the same segment in the event of interruption so that the same point-to-point connectivity is maintained.

  Customers who purchase AC-1 capacity prior to the System RFS date will be granted 80% of the capacity that remains unsold, if any, 12 1/2 years after the System RFS date. However, based on sales projections provided by a third party consultant, it is highly unlikely that there will be a material amount of unsold capacity on AC-1 at the end of 12 1/2 years after the System RFS date. The Company has no constraints on the pricing or structure of sales of residual capacity and the Company would expect that if such capacity had any remaining value, it would enter into one or more transactions to dispose of such capacity prior to such date to realize such remaining value. As a result, the right to residual capacity is not a substantive right.

  ACL subsidiaries have entered into contracts, called Inland Services Agreements, to obtain IRUs of capacity on terrestrial telecommunications systems for terms of 25 years from the System RFS date. Under the IRU, the Company is required to pay an up-front non-recurring charge plus, in certain cases, monthly recurring charges over a 25 year period and in exchange obtains all rights and obligations of ownership. The Company has accounted for the IRUs as capital leases since these IRUs represent leases as defined under Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13"). The Company sells this terrestrial capacity under separate CPAs ("Terrestrial CPA") to certain customers that have purchased capacity on AC-1 for the purpose of extending capacity from AC-1 landing stations to major telecommunication centers in the United States and the United Kingdom. The purchase price for terrestrial capacity is non-refundable and grants the customer an IRU which entitles the customer to all rights and obligations of ownership of the terrestrial capacity for a period ending 25 years after the System RFS date.

  ACL has entered into an Operations, Administration and Maintenance ("OA&M") agreement with TSSL whereby TSSL is obligated to provide operating, administration and maintenance functions to AC-1. The administration functions include but are not limited to the provision of billing information and annual expense budgets. The operations and maintenance functions include but are not limited to the management and maintenance of a Network Operating Center, assumption of ship costs and any related ship repair costs, obtaining and renewing all operating permits, providing repair equipment, providing cable protection and ordering and restocking spares. The OA&M Agreement is for an initial term of eight years with two renewal periods of eight and one half years each. Quarterly payments under the OA&M Agreement to TSSL will commence as ACL accepts ownership to the various segments.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  Pursuant to the terms of CPAs, ACL is obliged to use commercially reasonable efforts to cause AC-1 to be maintained in efficient working order and in accordance with industry standards. In exchange for the operating, administration and maintenance services provided by ACL through the OA&M agreement with TSSL, customers are obligated for the term of the IRU to pay for their allocable share of the costs for operating and maintaining the AC-1. In accordance with the CPA, customers appoint members to a System Advisory Committee which is charged with the responsibility of directing the operations and maintenance of the System. Customers pay for 110% of ACL's cost to operate and maintain the system based on their pro-rata share of total capacity subject to annual maximum amounts per circuit purchased of $250,000 per transatlantic circuit and $50,000 per European circuit. Their pro-rata share is effectively calculated by taking the weighted average of purchased capacity over total capacity multiplied by 110% of actual costs incurred. These OA&M costs are billed to customers quarterly in advance based on the prior year's actual costs, are non-refundable, and should a customer fail to make an OA&M payment, ACL may suspend all rights to capacity granted under the IRU.

  ACL originally entered into a Sales Agency Agreement with TSSL whereby TSSL was responsible for the marketing and sale of capacity of the System and received commissions on sales proceeds received at rates that varied as certain cumulative revenue levels were reached. Effective March 5, 1998, the Company entered into a commissions sharing agreement with TSSL whereby GCH assumed primary responsibility for the marketing and sale of capacity of the System and will share a percentage of commissions payable to TSSL under the Sales Agency Agreement as consideration for assuming primary responsibility for the sales effort and marketing of the Company's projects. The Sales Agency Agreement with TSSL will terminate on March 25, 2002 with an option to extend it until March 25, 2005.

  On January 21, 1998, Old GCL effected a 100-for-1 stock split of each of the Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share to $.000001 per share. All share information presented in the consolidated financial statements, including these notes, gives effect to the stock split.

2. SIGNIFICANT ACCOUNTING POLICIES

  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies are summarized as follows:

 a) Principles of Consolidation

  The consolidated financial statements include the accounts of GCH and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated. Investment in PCL, in which GCH does not exercise control, has been accounted for using the equity method.

 b) Development Stage Company

  The Company was in its development stage until May 26, 1998 when the United States to United Kingdom segment of the AC-1 system was placed into service and the Company began generating significant

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
revenues. All segments of AC-1 are scheduled to be ready for commercial service by February 1999. Currently, construction of the Company's other undersea and terrestrial fiber optic cable systems are underway.

  Successful future operations are subject to several risks, including the ability of the Company to ensure the successful, timely and cost-effective completion of AC-1 and other cable systems as well as to successfully market and generate significant revenue from the sale of capacity of the system. GCH may encounter problems, delays and expenses, many of which may be beyond its control. There can be no assurance that the cable systems will be completed within the time frame and that capacity sales will meet expectations, or that substantial delays would not adversely affect GCH's achievement of profitable operations.

 c) Cash and Cash Equivalents

  The Company considers short-term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in banks and short-term money market deposits with a maturity of one month.

 d) Sales, Cost of Sales and Deferred Revenue

  The Company enters into CPAs to sell capacity on its undersea and terrestrial fiber optic systems. These CPAs grant the customer an IRU of capacity for the life of the cable which is 25 years from the ready for service date. Sales of capacity under CPAs are accounted for as sales type leases as they represent leases of property and meet the criteria for sales-type lease accounting under SFAS 13.

  Revenues from the sale of capacity are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (1) the purchaser obtains the right to use the capacity, which can only be suspended if the purchaser fails to pay the full purchase price or fulfill its contractual obligations, (2) the purchaser is obligated to pay OA&M costs and
(3) the segment of the system related to the capacity purchased is available for service. Customers who have entered into CPAs for AC-1 capacity have paid deposits toward the purchase price and such amounts have been included as deferred revenue in the accompanying consolidated balance sheet. Certain CPAs require a refund of these deposits should the System RFS date occur after June 30, 1999. The Company's CPAs provide that the AC-1 system will have self-healing ring capability, whether or not a customer purchases capacity on a single segment of the system. Substantially all of the Company's customers to date for AC-1 have assumed the risk of full ring completion. In some CPAs, customers who have purchased capacity on the United States to United Kingdom segment prior to the date the full AC-1 ring is operational have contractually required full self-healing ring capability as a legal condition which, if not satisfied, would enable them to terminate the CPA and require the Company to refund capacity payments. Payments received relating to these CPAs are included in deferred revenue on the consolidated balance sheet until the full self-healing ring is operative.

  Costs incurred on each segment of the System, currently reflected as construction in progress in the accompanying consolidated balance sheet, is recorded as capacity available for sale at the date each segment of the system becomes operational. AC-1 capacity available for sale is recorded at the lower of cost or fair value less costs to sell and will be charged to costs of sales in the period the related revenues are recognized. Fair value of AC-1 capacity will be derived from a third party consultant's market study of expected sales of capacity.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  Cost of sales in any period relating to capacity is calculated based on the ratio of capacity revenues recognized in the period to total expected capacity revenues over the life of the system multiplied by the total costs incurred to construct the system. This calculation of the cost of sales amount matches costs with the value of each sale relative to total expected revenues. Until the entire System is completed, for purposes of calculating cost of sales, the total System costs incurred will include an estimate of remaining costs to be incurred to complete the entire System. When needed, terrestrial capacity is purchased from third party capacity providers, to fulfill the Company's commitments under Terrestrial CPA agreements. The cost of acquiring third party capacity will be charged to cost of sales in the period that the related revenue is recognized.

  The calculation of cost of underseas sales is based on a total system cost and revenue forecast that includes both the initial system cost and the cost of system upgrades that management has the intent and ability to complete, provided the need for such upgrades is supported by a consultant's independent revenue forecast.

  The AC-1 System is designed to enable the Company to upgrade the System in future years so as to increase the initial design capacity of 256 circuits available for sale. The business plan for the investment in AC-1 indicated a minimum capacity sales level of 512 circuits and management currently has both the intent and ability to upgrade the system to that level. This is demonstrated by the fact that (i) the Board of Directors has authorized the purchase of the upgrade, (ii) the Company has the financial ability to purchase the upgrade and (iii) there are no regulatory or technology issues preventing the completion of the upgrade. In the period the Company purchases any further upgrades, the total expected System capacity revenues and cost of the System used in the cost of sales calculation will change to take into account the further increase in System cost and in System capacity. The total expected System capacity revenues used by the Company in its cost of sales calculation will always be limited by total sales forecasted by a third party consultant which will be updated on an annual basis. Based on the current third party consultant's sales forecast, the Company expects to sell all 512 circuits available for sale, which includes the initial upgrade.

  In addition to capacity upgrades, management's estimate of future expected capacity revenues may change due to a number of factors including possible variances in actual sales prices and volume from management's estimates. Management will continually evaluate these factors in conjunction with the updated third party consultant's sales forecast and, as necessary, revise its estimate of the total expected revenues to be derived over the life of AC-1. Changes in management's estimate of the total expected revenues to be derived from sales of capacity will result in adjustments to the calculations of cost of sales. These adjustments will be recorded on a prospective basis over future periods commencing with the period management revises its estimate.

  Under their respective CPAs, certain customers have been provided options to purchase additional capacity at specified prices for specified future periods as well as the option to purchase additional capacity should the Company upgrade the AC-1 capacity in the future. In many cases, prices under the options to purchase capacity during these specified periods are lower than the current price for capacity charged to the customer. Management's estimate of future revenues for purposes of calculating cost of sales takes into consideration prices under these options.

  Undersea and terrestrial OA&M revenues are recognized in the period the services are provided. On an annual basis the actual OA&M costs incurred by the Company will be accumulated and an adjustment will be made to true up actual OA&M revenues so that they equal 110% of actual costs incurred, provided specified

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
contractual limits have not been reached. This adjustment will be recorded in the period in which the adjustment is made.

 e) Commissions and Advisory Services Fees

  The Company's policy is to record the commission and advisory fee expense and related payable upon the recognition of revenue so as to appropriately match these costs with the related revenue. Under the Advisory Services Agreement ("ASA"), the Company pays PCG Telecom Services LLC ("PCG Telecom") and its affiliates 2% of revenues for advisory services performed and under the Sales Agency Agreement pays TSSL a commission based on a percentage of capacity revenues. See Note 12 for discussion of the termination of the ASA.

 f) Capacity Available For Sale

  The cost of acquiring terrestrial capacity under Inland Service Agreements has been capitalized to capacity available for sale. Under these agreements the Company is required to pay an up-front non-recurring charge plus, in certain cases, recurring charges over the period the capacity is provided. The Company has capitalized the present value of total future payments (excluding OA&M costs) in capacity available for sale and has recorded an equal amount as an obligation under Inland Services Agreements in the accompanying consolidated balance sheets (see Note 5). The related OA&M costs will be expensed in the period the services are provided.

 g) Construction in Progress

  Construction in progress includes direct expenditures for construction of AC-1 and is stated at cost. Capitalized costs include costs incurred under the Contract; advisory, consulting and legal fees; interest; and amortized finance costs incurred during the construction phase. Once it is probable that a cable system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date development of the cable system becomes probable are expensed as incurred.

  Additionally, the Company has included in construction in progress the minimum lease payments related to the IRU held by GT Landing Corp. on AC-1 assets in the United States and minimum lease payments related to leases of buildings and conduits in Germany and The Netherlands described further in Note 5.

  Interest incurred which includes the amortization of deferred finance fees and the issuance discount, ("interest cost") are capitalized to construction in progress in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs" ("SFAS 34"). Total interest cost incurred and interest capitalized to construction in progress during the periods were:

                                                                       Period from        Period from
                          Three Months  Three Months   Nine Months    March 19, 1997    March 19, 1997
                              Ended         Ended         Ended          (Date of          (Date of
                          September 30, September 30, September 30,   Inception) to      Inception) to
                              1998          1997          1998      September 30, 1997 December 31, 1997
                          ------------- ------------- ------------- ------------------ -----------------
                           (unaudited)   (unaudited)   (unaudited)     (unaudited)
Interest cost incurred..   $30,666,588    $349,656     $62,494,736      $4,586,338        $9,776,767
                           ===========    ========     ===========      ==========        ==========
Interest cost
 capitalized to
 construction in
 progress...............   $12,682,641    $349,656     $36,834,799      $4,586,338        $9,776,767
                           ===========    ========     ===========      ==========        ==========

                GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                   19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

 h) Deferred Finance and Organization Costs

  Costs incurred to obtain financing through the issuance of senior notes and long term debt have been reflected as an asset in the accompanying consolidated balance sheets. Costs incurred to obtain financing through the issuance of GCL Common Stock and preference shares, respectively, have been reflected as a reduction in the carrying value of the issued common and preference shares. The financing costs relating to the debt are amortized over the term of the related debt agreements. Offering costs of $7,529,651 related to the issuance of preference shares were being amortized on a straight line basis through the mandatory redemption date of April 1, 2007. The issuance discount, as explained in Note 7, was also being amortized through the mandatory redemption date. On June 17, 1998 the preference shares were redeemed at which time the remaining balance of unamortized discount and offering costs was charged against additional paid-in-capital. During the construction period, the amortized portion of deferred financing costs relating to the senior notes and the long term debt are included in construction in progress as a component of interest capitalized or recorded as interest expense in accordance with SFAS 34. The amortized portion of the deferred financing costs relating to the preference shares is included as a component of preference share dividends.

 i) Translation of Foreign Currencies

  Transactions in foreign currencies are translated into United States dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year end are translated into United States dollars at the rate of exchange at that date. Resulting gains or losses on exchange are recorded as other income or loss in the statement of operations.

 j) Stock Option Plan

  Employees of GCH and its subsidiaries participate in the stock option plan of GCL and GCH is therefore allocated its applicable share of stock related compensation expense.

 k) Interest Rate Derivatives

  The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The counterparty to these instruments is CIBC. The Company is exposed to credit loss in the event of nonperformance by this counterparty.

  As discussed in Note 5, effective December 31, 1997, the Company entered into an interest rate swap agreement to hedge its exposure to interest rates on its long term debt. The net cash amounts paid or received on the agreement are accrued and recognized as an adjustment to interest expense on the related debt.

  For interest rate derivatives to qualify for hedge accounting, the debt instrument being hedged must expose the Company to interest rate risk and, at the inception of the derivative instrument and throughout the period the derivative is held, there must be a high correlation of changes in the market value of the derivative and interest expense of the hedged item. Gains and losses on interest rate derivatives and other derivative instruments which do not meet this criteria would be recorded in the statement of operations.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  Interest rate derivative instruments terminated or replaced by another instrument and no longer qualifying as a hedge instrument are marked to market and carried on the balance sheet at fair value.

 l) Interim Financial Information

  The unaudited financial statements as of September 30, 1998, and for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997 and for the period from March 19, 1997 (Date of Inception) to September 30, 1997 include, in the opinion of management, all adjustments considered necessary for the fair presentation of such financial statements.

 m) Net Income (Loss) Per Share

  GCL's basic net income (loss) per share is computed using the weighted average number of shares of GCL Common Stock outstanding. GCL's diluted net income (loss) per share is computed using the weighted average number of shares of GCL Common Stock outstanding and GCL Common Stock equivalents including shares issuable under options and warrants that are dilutive using the treasury stock method.

  Since the Company is a wholly-owned subsidiary of GCL, per share information is not presented.

 n) Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. A deferred tax liability or asset is recorded using the enacted tax rates expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. Future tax benefits attributable to these differences, if any, are recognized to the extent that realization of such benefits is more likely than not.

 o) Pending and New Accounting Standards

  The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. There was no impact to the financial statements due to the adoption of SFAS 130 in the first nine months of 1998. Management does not expect the impact of the adoption of SFAS 131 on the Company's financial position or results of operations to be material.

  The Financial Accounting Standards Board has also recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") which is effective for periods beginning after June 15, 1999. Management does not expect the impact of the adoption of SFAS 133 on the Company's financial position or results of operations to be material.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities" ("SOP 98-5"). The Company is required to adopt SOP 98-5 on January 1, 1999. The management estimates that this change in accounting will result in a cumulative charge to 1999 net income of approximately $15 million. This charge represents startup and organization costs incurred during System development and capitalized in prior years. The $15 million charge represents less than 1% of the projected total costs of the Systems currently under development by the Company.

 p) Reclassifications

  Certain reclassifications have been made to the December 31, 1997 consolidated financial statements to conform with the presentation as of September 30, 1998.

3. INVESTMENT IN PACIFIC CROSSING LTD.

  On April 9, 1998, a wholly-owned subsidiary of GCH entered into a joint venture to construct a cable system, PC-1. PC-1 is owned and operated by PCL. The Company has an economic interest in PCL represented by a 50% direct voting interest and, through one of the joint venture partners, owns a further 8% economic non-voting interest. PCL entered into a contract on April 21, 1998 with TSSL to construct PC-1 for a total price of approximately $1.2 billion, which will be financed through a $400 million equity contribution by the joint venture partners and an $850 million credit facility. On July 30, 1998, an $850 million aggregate senior secured non-recourse loan facility ("the PCL Credit Facility") was executed, for the construction and financing costs of PC-1. The PCL Credit Facility is comprised of an $840 million multiple drawdown term loan facility and a $10 million working capital facility. On July 30, 1998, an initial drawdown was made on the term loan facility to repay the $104 million promissory note used for initial construction costs on PC-1 as well as fees incurred to secure the credit facility. The Company also placed $231 million into a restricted cash collateral account on July 30, 1998 to satisfy its equity funding commitment for its 58% joint venture economic interest in PCL. This amount was accounted for as an equity investment in the joint venture.

  The investment in Pacific Crossing Ltd. consists of the following items:

      Equity investment in PCL................................... $      6,000
      PC-1 development costs.....................................  163,139,559
      Equity in loss of PCL......................................   (1,036,536)
                                                                  ------------
      Investment in Pacific Crossing Ltd. ....................... $162,109,023
                                                                  ============

  The PC-1 development costs represents the estimated value of the PCG Warrants as of September 30, 1998 which were granted to PCG in exchange for the PC-1 system and related rights. In connection with the formation of PCL, the Company agreed to make available to PCL the consideration received by the Company in connection with the grant of the PCG Warrants, in addition to the $231 million cash investment made by the Company. See Note 11.

4. RESTRICTED CASH AND CASH EQUIVALENTS

  At September 30, 1998, restricted cash and cash equivalents includes $231 million ($nil as of December 31, 1997) for the cash investment made by the Company in connection with the PC-1 construction, $75 million as of September 30, 1998 ($20 million as of December 31, 1997) reserved for purposes of funding future

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
interest payable on senior notes, $74 million as of September 30, 1998 ($5 million as of December 31, 1997) in funds received pursuant to CPAs that may be used only in accordance with the terms of the long term debt agreement and $12 million as of September 30, 1998 ($nil as of December 31, 1997) restricted for purchases of terrestrial capacity.

5. LONG TERM DEBT AND OBLIGATIONS UNDER INLAND SERVICES AGREEMENTS AND CAPITAL LEASES

  On June 27, 1997, ACL entered into a $410 million aggregate senior secured non-recourse loan facility (the "Credit Facility") with a group of banks led by CIBC and Deutsche Bank AG, for the construction and financing costs of AC-1. On December 15, 1997, the Credit Facility was amended to increase it to $482 million comprised of a $472 million multiple draw down term loan facility (the "Term Facility") and a $10 million working capital facility (the "Working Capital Facility") for the purpose of extending AC-1 to include, among other things, a Netherlands landing site. The Credit Facility is secured by pledges of the stock of ACL and its subsidiaries and security interests in its assets and revenues. As of September 30, 1998, ACL had outstanding $365,140,294 ($162,325,000 as of December 31, 1997) under the Credit Facility. As of September 30, 1998, $59,260,959 of the Credit Facility had been repaid to the lenders ($nil as of December 31, 1997). Any amounts repaid to the lenders cannot be re-borrowed, and are effectively permanent reductions in the Credit Facility.

  Under the Credit Facility, ACL may select loan arrangements as either a Eurodollar loan or an Alternative Base Rate ("ABR") Loan. The Eurodollar interest rate is LIBOR plus 2.5% and the ABR interest rate is the greatest of
(a) the Prime Rate (b) the Base CD Rate plus 1% and (c) the Federal Funds Effective Rate plus 0.5%, plus 1.5%. ACL pays a commitment fee of 0.5% per annum on the unused portion of the Credit Facility. The Credit Facility contains various covenants that, (i) limit further indebtedness by ACL and its subsidiaries, (ii) limit the ability of ACL to pay dividends, (iii) require ACL to meet certain minimum capacity sales levels and (iv) require ACL to meet a minimum interest coverage ratio for the years 1999 through to maturity of the Credit Facility. The Credit Facility will be repaid in eight semi-annual installments ("Mandatory Repayments"), commencing on the first May 31 or November 30 occurring two months after the AC-1 RFS date, with $72.3 million of the principal amount due in the initial year and $120.5 million, $144.6 million, and $144.6 million due in the second, third and fourth years, respectively. If at any semi-annual installment date the outstanding loan balance is lower than the installment amounts noted in the previous sentence, then the outstanding loan balance amount will be repaid. In addition, on each semi-annual installment date, ACL will apply an amount equal to 50% of Excess Cash Flow to the mandatory prepayment of the remaining outstanding balance under the Credit Facility. Excess Cash Flow is defined under the terms of the Credit Facility as all cash received from revenues during the period reduced by the payment of OA&M expenses, commissions under the Sales Agency Agreement, and transfers to certain reserve accounts. The Credit Facility also requires mandatory prepayments to be made from 50% of net cash proceeds of any equity offering of ACL and 100% of net cash proceeds from permitted debt offerings by ACL or GTH. Optional prepayments may be made at any time without premium or penalty. All revenues received prior to the RFS date are used to fund certain reserve accounts, as defined by the Credit Facility, and thereafter applied against the borrowings under the Credit Facility. However, any amounts repaid to the lenders prior to the System RFS date can be used to reduce the Mandatory Repayments.

                GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                   19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  On September 30, 1997, pursuant to the Contract with TSSL and the Credit Facility agreement, ACL put in place a $50 million letter of credit in favor of TSSL which will expire at such time as ACL has paid all costs under the contract. ACL pays a commitment fee of 2.5% per annum on the full amount of the letter of credit. As of September 30, 1998, the letter of credit had been reduced to $45.2 million.

  As of September 30, 1998, approximately $5 million was borrowed under the working capital facility ($500,000 as of December 31, 1997), and approximately $360 million was borrowed under the Term Facility ($162 million as of December 31, 1997). Effective December 31, 1997, ACL entered into an interest rate swap transaction based on one month LIBOR to minimize its exposure to increases in interest rates on its borrowings. The swap transaction was amended on February 2, 1998 and currently fixes ACL's floating interest rate at 5.7825% on a notional amount of borrowings ranging between $200 million and $310 million until January 31, 1999.

  As described in Note 1, the Company has capitalized the minimum lease payments of the IRU held by GT Landing Corp. on AC-1 assets held in the United States. The Company has been granted a bargain purchase option to purchase for $10,000 all rights and title to these assets at any time during the term of this contract which is 25 years from the System RFS date. As of September 30, 1998, the present value of the payments under the IRU recorded as an obligation under capital leases is $4,107,615 ($12,297,645 as of December 31, 1997).

  The Company has capitalized building and conduit leases in The Netherlands and Germany. The leases are for a period of 25 years which represents more than 75 percent of the economic life of the asset being purchased. The Company has the option to extend the Netherlands lease for an additional 5 year term. As of September 30, 1998, the present value of the obligation has been recorded as an obligation under capital leases in the accompanying consolidated balance sheet in the amount of $8,011,503 ($ nil as of December 31, 1997.)

  Contracts to purchase terrestrial capacity have a duration of 25 years from System RFS which represents more than 75 percent of the economic life of the asset being purchased. Certain of these contracts require payments over the 25 year period. As of September 30, 1998, the present value of the payments under these contracts (excluding amounts attributable to operations and maintenance) has been recorded as obligations under Inland Services Agreements in the accompanying consolidated balance sheets in the amount of $38,948,765 ($20,900,000 as of December 31, 1997).

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  At September 30, 1998 future minimum payments, in the aggregate for the three months ending December 31, 1998 and for the four succeeding years, under these Inland Services Agreements and capital leases are as follows:

   For the three months ending December 31, 1998.................. $ 20,053,331
   1999...........................................................   29,147,983
   2000...........................................................    5,294,206
   2001...........................................................    5,433,701
   2002...........................................................    5,586,261
   Thereafter until 2024..........................................  169,537,132
                                                                   ------------
   Total minimum lease payments...................................  235,052,614
   Less: Amount representing maintenance payments.................  147,109,091
                                                                   ------------
                                                                     87,943,523
   Less: Amount representing interest.............................   36,875,640
                                                                   ------------
   Present value of net minimum lease payments.................... $ 51,067,883
                                                                   ============

6. SENIOR NOTES

 New Senior Notes

  The 9 5/8% senior notes due May 15, 2008 with a face value of $800 million ("New Senior Notes") are general unsecured obligations of GCH and will rank senior to any future subordinated indebtedness of GCH and pari passu in right of payment with any future unsecured senior indebtedness of GCH. GCH has set aside $74 million to fund the first two interest payments and is included in the restricted cash balance. Interest is payable semi-annually in arrears on each May 15 and November 15 commencing on November 15, 1998. The New Senior Notes are redeemable at the option of GCH on May 15, 2003 at 104.813%, May 15, 2004 at 103.208%, on May 15, 2005 at 101.604% and on May 15, 2006 and on May 15
thereafter at par. The New Senior Notes are redeemable at the option of the Holder only upon the occurrence of a change in control in GCL. The New Senior Notes agreement imposes certain limitations on the ability of GCH and its subsidiaries to, among other things, (i) incur additional indebtedness including senior indebtedness and (ii) pay certain dividends and make certain other restricted payments and investments.

 Old Senior Notes

  The 12% senior notes due March 31, 2004 with a face value of $150 million ("Old Senior Notes") are general unsecured obligations of GTH and will rank senior to any future subordinated indebtedness of GTH and pari passu in right of payment with any future unsecured senior indebtedness of GTH. The Old Senior Notes bear an initial interest rate of 12% per annum. Interest is payable semi-annually in arrears on each June 1 and December 1. If the Old Senior Notes are not repaid by April 1, 2000, the interest rate will increase by 0.5% on April 1, 2000 and by an additional 0.5% on each subsequent April 1, until repaid. If the interest rate exceeds 15% per annum (the interest rate payable increases by 2% upon any event of default) GTH may, at its option, cause such interest in excess of 15% to be paid in additional senior notes.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

  As described in Note 5, revenues received prior to the System RFS date are used to fund certain reserve accounts which are then applied against borrowings under the Credit Facility and the Old Senior Notes as determined by the Credit Facility agreement. Additionally, GTH will on each June 1 and December 1, commencing on the first such date to occur more than 90 days after the System RFS date, apply an amount equal to 50% of ACL's Excess Cash Flow (as defined in Note 5), to redeem the Old Senior Notes at face value, plus accrued interest to the date of repurchase. The Old Senior Notes are redeemable at the option of GTH, at redemption prices starting at 106% of the face value beginning April 1, 2000, declining to 103% in 2001, and 100% in 2002 and 2003, plus accrued interest.

  On May 18, 1998, a portion of the proceeds from the issuance of the New Senior Notes was used to repurchase the Old Senior Notes. The Company recognized an extraordinary loss of $19.7 million on repurchase comprising a premium of $9.8 million and a write-off of $9.9 million of unamortized deferred financing costs.

7. MANDATORILY REDEEMABLE PREFERENCE SHARES

  The authorized preference shares consist of 500,000 shares at a liquidation preference of $1,000 per share. Effective March 25, 1997, 100,000 shares were issued for $100 million in cash and as of September 30, 1998, nil shares (109,830 shares as of December 31, 1997) were issued and outstanding.

  The holders of preference shares are entitled to receive cumulative, compounding dividends at an initial annual rate of 14% of the $1,000 liquidation preference per share. If the preference shares are not redeemed on or prior to April 1, 2001, the annual dividend rate will increase by 0.5% per annum (the dividend rate payable increases by 2% upon any event of default) thereafter, subject to a maximum annual dividend rate of 20%. At the option of GTH, accrued dividends may be paid in cash or paid by issuing additional preference shares (i.e. pay-in-kind) until April 1, 2002, at which time they must be paid in cash. However, if the dividend rate exceeds 15% per annum, GTH may cause dividends in excess of 15% to be paid in additional preference shares. Dividends paid in additional preference shares are payable on a quarterly basis and cash dividends are payable on a semi-annual basis. All dividends declared to date have been paid in additional preference shares. The preference shares rank senior to all common stock with respect to dividend rights, rights of redemption or rights on liquidation and senior to any future preferred stock. The preference shares are non-voting unless GTH fails to pay a dividend, fails to make a mandatory redemption or upon a change in control, fails to make an offer to purchase the preference shares at 101%, at which time the holders of a majority of the preference shares will be entitled to elect one to two directors. In the event that any preference shares are still outstanding on April 1, 2001, the holders thereof will receive warrants to purchase shares of Class A common stock of Old GCL at an exercise price of $.01 per share, up to a maximum of 46,440 shares of Old GCL common stock.

  The preference shares have a mandatory redemption on April 1, 2007 at their liquidation preference. In addition, the preference shares will be redeemed out of ACL's Excess Cash Flows (as described in Note 5) after repayment of the Credit Facility and Senior Notes at redemption prices starting at 114% for both 1997 and 1998, declining to 112% in 1999 and 2000, 107% in 2001 and 100%
thereafter. The preference shares can be redeemed, in whole or in part, at the option of GTH at redemption prices starting at 114% of the liquidation preference through 2001, declining to 111% in 2002, 108% in 2003, 105% in 2004, 102% in 2005 and 100% thereafter. The outstanding preference shares are exchangeable, in whole, at the option of GTH for Senior

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
Subordinated Exchange Notes ("Exchange Notes") issued by ACL at a rate of $1,000 principal amount of Exchange Notes for each $1,000 of liquidation preference of preference shares. These Exchange Notes will bear an interest rate equal to the dividend rate of the preference shares and will have repayment terms similar to the preference shares described above.

  In connection with the issuance of the preference shares, the holders of preference shares purchased an aggregate of 11,250,000 shares of Old GCL's Class A common stock for total proceeds of $7.5 million. Additionally, in connection with the issuance of the preference shares, the initial purchaser of the preference shares received 19,852,950 shares of Old GCL's Class A common stock for no additional consideration representing 15% of the aggregate number of Old GCL's Class A, B and C shares outstanding, after giving effect to the issuance. The initial purchaser had the right to distribute these Class A shares to purchasers of the preference shares. The Company has reflected the $13,235,000 estimated fair value of the Old GCL's Class A common stock as a discount in the carrying value of the preference shares.

  The fair value of the 19,852,950 shares of Old GCL's Class A common stock distributed to preference shareholders was based on the $.67 per share paid by the holders of preference shares for the 11,250,000 Old GCL's Class A shares purchased for cash.

  On June 17, 1998, proceeds from the issuance of the New Senior Notes were used to redeem the preference shares. The redemption of the preference shares resulted in a charge against additional paid-in-capital comprised of a $15.9 million redemption premium and $18.2 million of unamortized discount and issuance cost on the preference shares on the date of the redemption. The redemption premium and write-off of unamortized discount and issuance costs on the preference shares were treated as a deduction to arrive at the net loss applicable to common shareholders in the consolidated statement of operations. Furthermore, upon the redemption of the preference shares, the warrants attached to the preference shares expired.

  Preference share dividends included the following:

                                                                     For the       For the
                                                                     Period        Period
                                           Three                      from          from
                              Three       Months        Nine        March 19,     March 19,
                             Months        Ended       Months     1997 (Date of 1997 (Date of
                              Ended      September      Ended     Inception to  Inception) to
                          September 30,     30,     September 30, September 30, December 31,
                              1998         1997         1998          1997          1997
                          ------------- ----------- ------------- ------------- -------------
                           (unaudited)  (unaudited)  (unaudited)   (unaudited)
Preference share
 dividends..............    $    --     $3,659,827   $7,337,031    $7,354,272    $11,111,672
Amortization of discount
 on preference shares...         --        330,876      617,634       680,133      1,011,007
Amortization of
 preference share
 issuance costs.........         --        186,392      351,768       378,798        567,244
                            --------    ----------   ----------    ----------    -----------
                            $    --     $4,177,095   $8,306,433    $8,413,203    $12,689,923
                            ========    ==========   ==========    ==========    ===========

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

8. FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and fair values of the Company's financial instruments:

                             September 30, 1998             December 31, 1997
                         ----------------------------  ----------------------------
                           Carrying         Fair         Carrying         Fair
                            Amount          Value         Amount          Value
                         -------------  -------------  -------------  -------------
                          (unaudited)    (unaudited)
Cash, restricted cash
 and cash equivalents... $ 877,499,797  $ 877,499,797  $  26,727,880  $  26,727,880
Current portion of long
 term debt, obligations
 under Inland Services
 Agreements and capital
 leases.................   (60,729,920)   (60,729,920)   (30,188,645)   (30,188,645)
Long term debt, obliga-
 tions under Inland
 Services Agreements
 and capital leases.....  (355,478,257)  (355,478,257)  (165,334,000)  (165,334,000)
Preference shares.......           --             --     (90,643,919)   (90,643,919)
Senior notes............  (796,370,623)  (796,370,623)  (150,000,000)  (150,000,000)
Interest rate swap
 transaction............           --        (372,688)           --        (115,115)

Cash, restricted cash and cash   The carrying amount of restricted cash and
 equivalents...................  cash equivalents is a reasonable estimate of fair value as the balances include amounts held in banks and money market deposits with a short-term maturity.

Long term debt, obligations
 under Inland Services
 Agreements and capital          The Credit Facility is a special financing
 leases........................  for the construction of the System, and the interest rates provided under the existing
                                 Credit Facility are the best estimate of current market rates available to ACL for financing with similar terms. Obligations under Inland Services Agreements and capital leases are recorded at their present value using a weighted average interest rate of the Credit Facility, preference shares, and
                                 Senior Notes.

Preference shares..............  Since the preference shares are a special financing for the construction of the System, the dividend rates provided under the existing preference share agreement are the best estimate of current market rates available for financing with similar terms and redemption provisions.

Senior notes...................  Since the senior notes are a special financing for the construction of the
                                 Systems, the interest rates provided under the existing senior notes arrangement are the best estimate of current market rates available for financing with similar terms.

Interest rate swap               The interest rate swap transaction is "zero
 transaction...................  cost" meaning that the cost of acquiring the transaction is embedded in the fixed interest rate paid. As the transaction is accounted for as a hedge against interest rate fluctuations on the long term debt there is no carrying value. The fair value is a mid-market valuation provided by CIBC.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

9. TAXES

  The Company accounts for income taxes in accordance with SFAS 109. The components of income tax expense are as follows:

                                           Three Months Ended Nine Months Ended
                                           September 30, 1998 September 30, 1998
                                           ------------------ ------------------
                                                        (unaudited)
   U.S. ..................................     $6,831,590        $14,831,590
   Other foreign..........................        500,000          1,500,000
                                               ----------        -----------
   Total income tax expense...............     $7,331,590        $16,331,590
                                               ==========        ===========

  Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned where subsidiaries of the Company have a presence in taxable jurisdictions. There are no significant temporary differences between accounting and taxable income.

  Since the Company has not recognized any income in periods prior to April 1, 1998, no tax provision has been reflected in those periods. Operating losses incurred in those periods relate almost entirely to non-taxable jurisdictions and therefore these operating losses cannot be applied to future taxable earnings of the Company. Therefore the Company has not recorded any deferred tax asset as a result of such losses in accordance with SFAS 109.

10. COMMITMENTS

  As of September 30, 1998, ACL was committed under its contract with TSSL for future construction costs totaling approximately $44 million ($195 million as of December 31, 1997) and is committed under the OA&M contract with TSSL to quarterly payments, over the next eight years, totaling approximately $254 million ($263 million as of December 31, 1997).

  ACL is committed to paying TSSL commissions ranging from 4% to 7% on revenues received until 2002, subject to certain reductions. As of September 30, 1998, Mid Atlantic Crossing Ltd. was committed under its contract with Alcatel Submarine Networks for future construction costs totaling approximately $221 million and as of September 30, 1998 Pan American Crossing Ltd. was committed under its contract with TSSL for future construction costs totaling approximately $262 million.

  GCH and its subsidiaries have commitments under various operating leases primarily relating to its office facility in Bermuda. Estimated future minimum lease payments on all operating leases are approximately as follows:

       For the three months ended December 31, 1998................. $  219,000
       1999.........................................................    953,000
       2000.........................................................    963,000
       2001.........................................................    971,000
       2002.........................................................    652,000
       Thereafter...................................................  1,910,000

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

11. FINANCIAL INFORMATION OF GCL CONSOLIDATED, GCH, GUARANTORS AND NON-
GUARANTORS

  Old GCL, GCL and certain subsidiaries each provide a guarantee of the New Senior Notes described in Note 6. Additionally, Global Crossing International, Inc. ("GCI"), a wholly-owned subsidiary of GCH that provides marketing and development services to GCL, along with its wholly-owned subsidiaries, also provide guarantees of the New Senior Notes. All guarantees are full, unconditional, joint and several. To the extent companies providing a guarantee have excess cash, dividends or loans of this cash can be made to GCH without restriction. One of the Non-Guarantors is restricted under its long term debt agreement from making any dividends or loans to GCH effectively for the duration of such long term debt agreement. Separate financial statements of each subsidiary guarantor have not been provided because they would not be meaningful to investors.

  We have presented the Balance Sheets, Statements of Operations and Statements of Cash Flows for GCL consolidated, GCH, Guarantors and Non-Guarantors as of and for the nine months ended September 30, 1998 and as of and for the period from March 19, 1997 (Date of Inception) to December 31, 1997. We have also included the GCL Consolidated Statements of Changes in Shareholders' Equity for the periods from March 19, 1997 (Date of Inception) to December 31, 1997 and for the nine months ended September 30, 1998. In addition, the reconciliation of the numerator and denominator for the basic and diluted net income (loss) per share has been presented along with notes to the GCL consolidated financial statements, which are not applicable to GCH.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
         Financial Information of GCL Consolidated, GCH, Guarantors and
                           Non-Guarantors (continued)
                              ($ amounts in '000s)
                                  (unaudited)

                                                                            Consolidation
                                                                                 and
                                                                             Elimination      GCL
                              GCL        GCH      Guarantors Non-guarantors    Entries    Consolidated
As of September 30, 1998   ---------  ----------  ---------- -------------- ------------- ------------
 Cash and cash
  equivalents............  $   5,408  $  465,787   $ 16,416    $    3,483    $       --    $  491,094
 Other current assets....        409      80,997      2,786       377,301         (6,000)     455,493
 Senior notes............        --      150,000        --            --        (150,000)         --
 Long term accounts
  receivable.............        --          --         --         33,640            --        33,640
 Capacity available for
  sale...................        --          287      3,671       209,877            --       213,835
 Construction in
  progress...............        --        4,630     11,742       641,598           (828)     657,142
 Deferred finance costs,
  net....................        --       30,714      9,386        10,886         (9,386)      41,600
 Investments in
  subsidiaries...........    721,360     816,720    370,759       474,197     (2,383,036)         --
 Investments in Pacific
  Crossing Ltd. .........        --          --         --        162,109            --       162,109
                           ---------  ----------   --------    ----------    -----------   ----------
 Total assets............  $ 727,177  $1,549,135   $414,760    $1,913,091    $(2,549,250)  $2,054,913
                           =========  ==========   ========    ==========    ===========   ==========
 Current liabilities.....  $  10,523  $   31,405   $ 10,359    $  116,875    $    (4,478)  $  164,684
 Long term debt..........        --          --     150,000       337,755       (150,000)     337,755
 Senior notes............        --      796,370        --            --             --       796,370
 Long term deferred
  revenue................        --          --         --         12,407            --        12,407
 Obligations under inland
  services agreements and
  capital leases.........        --          --         --         17,724            --        17,724
 Deferred income taxes...        --          --         --          9,319            --         9,319
 GCL Common Stock........      2,050          12         24            96           (132)       2,050
 Treasury stock..........   (209,415)        --         --            --             --      (209,415)
 Other Shareholders'
  equity.................  1,068,106     835,226    235,622     1,385,722     (2,456,570)   1,068,106
 Accumulated deficit.....   (144,087)   (113,878)    18,755        33,193         61,930     (144,087)
                           ---------  ----------   --------    ----------    -----------   ----------
 Total liabilities and
  shareholders' equity...  $ 727,177  $1,549,135   $414,760    $1,913,091    $(2,549,250)  $2,054,913
                           =========  ==========   ========    ==========    ===========   ==========
------------------------------------------------------------------------------------------------------
For the Nine Months Ended
 September 30, 1998
 Sales and operating
  revenues...............  $     --   $      --    $  8,909    $  218,676    $    (8,636)  $  218,949
                           ---------  ----------   --------    ----------    -----------   ----------
 Cost of capacity sold...        --          128      1,632        88,678            --        90,438
 Operations,
  administration and
  maintenance............        --          --         --         10,652            --        10,652
 Termination of Advisory
  Services Agreement.....                 82,194        --         57,475            --       139,669
 Stock related
  compensation expense...     24,809       8,249        --            --             --        33,058
 Selling, general and
  administrative
  expenses...............      6,721       3,215     14,745        15,467            433       40,581
                           ---------  ----------   --------    ----------    -----------   ----------
 Operating income
  (loss).................    (31,530)    (93,786)    (7,468)       46,404         (9,069)     (95,449)
 Other income (expense),
  net....................      1,321     (11,483)    (5,284)        3,264           (255)     (12,437)
 Provision for income
  taxes..................        --          --        (332)      (16,000)           --       (16,332)
 Extraordinary loss......        --       (9,750)       --            --          (9,959)     (19,709)
                           ---------  ----------   --------    ----------    -----------   ----------
 Net income (loss) before
  equity income..........    (30,209)   (115,019)   (13,084)       33,668        (19,283)    (143,927)
 Equity in income (loss)
  of subsidiaries........   (113,718)      1,301     31,957           --          80,460          --
                           ---------  ----------   --------    ----------    -----------   ----------
 Net income (loss).......  $(143,927) $ (113,718)  $ 18,873    $   33,668    $    61,177   $ (143,927)
                           =========  ==========   ========    ==========    ===========   ==========

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
         Financial Information of GCL Consolidated, GCH, Guarantors and
                           Non-Guarantors (continued)
                              ($ amounts in '000s)
                                  (unaudited)

                                                                Non-     Elimination     GCL
For the Nine Months Ended     GCL        GCH     Guarantors  Guarantors    Entries   Consolidated
September 30, 1998         ---------  ---------  ----------  ----------  ----------- ------------
Cash flows provided by
 (used in) operating
 activities.............   $   2,804  $ (48,551) $  (7,563)  $ 138,671    $    --      $ 85,361
                           ---------  ---------  ---------   ---------    --------     --------
Cash flows from
 financing activities:
 Finance and
  organization costs
  incurred..............         --     (32,232)       --          --          --       (32,232)
 Investment in and
  advances from (to)
  affiliates............    (382,948)       (31)   144,382     253,520     (14,923)         --
 Proceeds from issuance
  of common stock.......     397,196         12         24          96        (132)     397,196
 Costs related to
  issuance of common
  stock.................      (4,597)       --         --          --          --        (4,597)
 Cash reimbursement to
  certain shareholders..      (7,047)       --         --          --          --        (7,047)
 Redemption of
  preference shares.....         --         --    (134,372)        --          --      (134,372)
 Proceeds from long term
  debt .................         --         --         --      202,815         --       202,815
 Proceeds from issuance
  of senior notes.......         --     796,232        --          --          --       796,232
 Repurchase of senior
  notes.................         --    (159,750)       --          --          --      (159,750)
 Repayment of debt......         --     (15,055)       --          --       15,055          --
 (Increase) decrease in
  restricted cash and
  cash equivalents......         --     (74,838)    19,851    (311,551)        --      (366,538)
                           ---------  ---------  ---------   ---------    --------     --------
 Net cash provided by
  financing activities..       2,604    514,338     29,885     144,880         --       691,707
                           =========  =========  =========   =========    ========     ========
Cash flows from
 investing activities:
 Cash paid for
  construction in
  progress and capacity
  available for sale....         --         --      (7,205)   (280,216)        --      (287,421)
 Investment in Pacific
  Crossing Ltd..........         --         --         --           (6)        --            (6)
                           ---------  ---------  ---------   ---------    --------     --------
 Net cash provided by
  (used in) investing
  activities............         --         --      (7,205)   (280,222)        --      (287,427)
                           ---------  ---------  ---------   ---------    --------     --------
Net increase in cash and
 cash equivalents.......       5,408    465,787     15,117       3,329         --       489,641
Cash and cash
 equivalents, beginning
 of period..............         --         --       1,299         154         --         1,453
                           ---------  ---------  ---------   ---------    --------     --------
Cash and cash
 equivalents, end of
 period.................   $   5,408  $ 465,787  $  16,416   $   3,483    $    --      $491,094
                           =========  =========  =========   =========    ========     ========

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
         Financial Information of GCL Consolidated, GCH, Guarantors and
                           Non-Guarantors (continued)
                              ($ amounts in '000s)

                                                                                  Consolidation
                                                                                       and
                            Old                                                    Elimination      GCL
                            GCL       GCL       GCH     Guarantors Non-guarantors    Entries    Consolidated
                          --------  --------  --------  ---------- -------------- ------------- ------------
As of December 31, 1997
Cash and cash
 equivalents............  $    --   $    --   $    --    $  1,299     $    154      $     --      $  1,453
Other current assets....        33        12        12     19,996        6,443           (205)      26,291
Capacity available for
 sale...................       --        --        --         --        21,200            --        21,200
Construction in
 progress...............       --        --        --       9,014      488,305            --       497,319
Investments in
 subsidiaries...........    73,952    73,952    73,940    276,897          --        (498,741)         --
Deferred finance costs,
 net....................       208       --        --      10,619       15,107            --        25,934
                          --------  --------  --------   --------     --------      ---------     --------
Total assets............  $ 74,193  $ 73,964  $ 73,952   $317,825     $531,209      $(498,946)    $572,197
                          ========  ========  ========   ========     ========      =========     ========
Current liabilities.....  $     72  $    --   $    --    $  3,253     $ 88,978      $    (205)    $ 92,098
Long term debt..........       --        --        --         --       162,325            --       162,325
Senior notes............       --        --        --     150,000          --             --       150,000
Obligations under inland
 service agreements and
 capital leases.........       --        --        --         --         3,009            --         3,009
Mandatorily redeemable
 preference shares......       --        --        --      90,644          --             --        90,644
Common Stock............       -- *    1,629        12         12           12            (36)       1,629
Other shareholders'
 equity.................    74,281    72,453    74,058     74,034      277,359       (499,533)      72,652
Accumulated deficit.....      (160)     (118)     (118)      (118)        (474)           828         (160)
                          --------  --------  --------   --------     --------      ---------     --------
Total liabilities and
 shareholders' equity...  $ 74,193  $ 73,964  $ 73,952   $317,825     $531,209      $(498,946)    $572,197
                          ========  ========  ========   ========     ========      =========     ========

------------------------------------------------------------------------------------------------------------

For the Period from
 March 19, 1997 (Date of
 Inception) to December
 31, 1997
Interest income.........  $    --   $    --   $    --    $    556     $  2,385      $     --      $  2,941
Selling, general and
 administrative
 expenses...............        42       --        --         200        2,859            --         3,101
                          --------  --------  --------   --------     --------      ---------     --------
Net income (loss).......       (42)      --        --         356         (474)           --          (160)
Equity in income (loss)
 of subsidiaries........   (12,808)  (12,808)  (12,808)      (474)         --          38,898          --
                          --------  --------  --------   --------     --------      ---------     --------
Net income (loss) ......  $(12,850) $(12,808) $(12,808)  $   (118)    $   (474)     $  38,898     $   (160)
                          ========  ========  ========   ========     ========      =========     ========

* Amount less than $1,000.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from
                                March 19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
            Summarized Financial Information of GCH, Guarantors and
                           Non-Guarantors (continued)
                              ($ amounts in '000s)

   For the Period from
     March 19, 1997
 (Date of Inception) to                                            Non-    Elimination     GCL
    December 31, 1997     Old GCL    GCL      GCH    Guarantors Guarantors   Entries   Consolidated
 ----------------------   -------  -------  -------  ---------- ---------- ----------- ------------
 Cash flows provided by
  operating activities..  $   --   $   --   $   --    $    528   $  4,592   $    --      $  5,120
                          -------  -------  -------   --------   --------   --------     --------
 Cash flows from
  financing activities:
  Finance and
   organization costs
   incurred.............      --       --       --     (16,456)   (11,725)       --       (28,181)
  Investment in and
   advances to
   affiliates...........  (75,000) (75,000) (75,000)  (272,468)       --     497,468          --
  Preference share
   issuance costs.......      --       --       --      (7,530)       --         --        (7,530)
  Costs related to
   issuance of common
   stock................      --       --       --      (1,264)       --         --        (1,264)
  Proceeds from issuance
   of common stock and
   additional paid-in
   capital..............   75,000   75,000   75,000     75,000    272,468   (497,468)      75,000
  Proceeds from issuance
   of preference
   shares...............      --       --       --     100,000        --         --       100,000
  Proceeds from long
   term debt............      --       --       --         --     162,325        --       162,325
  Proceeds from issuance
   of senior notes......      --       --       --     150,000        --         --       150,000
  Increase in restricted
   cash and cash
   equivalents..........      --       --       --     (19,851)    (5,424)       --       (25,275)
                          -------  -------  -------   --------   --------   --------     --------
   Net cash provided by
    financing
    activities..........      --       --       --       7,431    417,644        --       425,075
                          -------  -------  -------   --------   --------   --------     --------
 Cash flows from
  investing activities:
  Cash paid for
   construction in
   progress and capacity
   available for sale...      --       --       --      (6,660)  (422,082)       --      (428,742)
                          -------  -------  -------   --------   --------   --------     --------
   Net cash used in
    investing
    activities..........      --       --       --      (6,660)  (422,082)       --      (428,742)
                          -------  -------  -------   --------   --------   --------     --------
 Net increase in cash
  and cash equivalents..      --       --       --       1,299        154        --      $  1,453
 Cash and cash
  equivalents, beginning
  of period.............      --       --       --         --         --         --           --
                          -------  -------  -------   --------   --------   --------     --------
 Cash and cash
  equivalents, end of
  period................  $   --   $   --   $   --    $  1,299   $    154   $    --      $  1,453
                          -------  -------  -------   --------   --------   --------     --------

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

             Financial Information of GCL Consolidated (continued)

                                    Common stock                 Other shareholders' equity
                        --------------------------------------  -----------------------------
                                                                                                                  Total
                                                   Treasury     Additional Paid-   Unearned     Accumulated   Shareholders'
                          Shares       Amount        Stock         in Capital    Compensation     Deficit        Equity
                        -----------  ----------  -------------  ---------------- ------------  -------------  -------------
Issuance of Class A
 common stock for cash
 on March 25, 1997....   11,250,000  $        7  $         --    $    7,499,993  $        --   $         --   $   7,500,000
Class A common stock
 distributed for nil
 consideration to the
 initial purchaser of
 preference shares on
 March 25, 1997.......   19,852,950          13            --        13,234,987           --             --      13,235,000
Issuance of Class B
 common stock for cash
 on March 25, 1997....   50,625,000          34            --        31,249,966           --             --      31,250,000
Issuance of Class C
 common stock for cash
 on March 25, 1997....   50,625,000          34            --        33,749,966           --             --      33,750,000
Issuance of Class D
 common stock for cash
 to certain Class B
 shareholders on March
 25, 1997.............   33,088,200          22            --         2,499,978           --             --       2,500,000
Costs incurred related
 to the issuance of
 common stock.........          --          --             --        (1,264,045)          --             --      (1,264,045)
Preference share
 dividends............          --          --             --       (12,689,923)          --             --     (12,689,923)
Class D Conversion and
 Old GCL Exchange.....   (2,554,183)  1,628,760            --        (1,628,760)          --             --             --
Net loss for the
 period...............          --          --             --               --            --        (160,356)      (160,356)
                        -----------  ----------  -------------   --------------  ------------  -------------  -------------
Balance, December 31,
 1997.................  162,886,967  $1,628,870  $         --    $   72,652,162  $        --   $    (160,356) $  74,120,676
                        -----------  ----------  -------------   --------------  ------------  -------------  -------------
Issuance of common
 stock for cash on
 January 21 and April
 22, 1998.............      787,500       7,875            --         2,779,804           --             --       2,787,679
Cash reimbursement to
 certain
 shareholders.........          --          --             --        (7,047,044)          --             --      (7,047,044)
Unearned
 compensation.........          --          --             --        81,730,700   (81,730,700)           --             --
Compensation expense..          --          --             --               --     30,795,215            --      30,795,215
PCG Warrants..........   12,203,170     122,032            --       275,175,974           --             --     275,298,006
Common stock issued in
 exchange for
 termination of
 Advisory Services
 Agreement............    7,105,263      71,053            --       134,928,947           --             --     135,000,000
Preference share
 dividends............          --          --             --        (8,306,433)          --             --      (8,306,433)
Premium on redemption
 of preference
 shares...............          --          --             --       (34,140,067)          --             --     (34,140,067)
Repurchase of issued
 common stock from
 certain
 shareholders.........     (150,000)     (1,500)  (209,414,620)     209,416,120           --             --             --
Initial Public
 Offering.............   22,210,000     222,100            --       391,851,161           --             --     392,073,261
Net loss for period
 for nine months ended
 September 30, 1998...          --          --             --               --            --    (143,926,710)  (143,926,710)
                        -----------  ----------  -------------   --------------  ------------  -------------  -------------
Balance, September 30,
 1998 (unaudited).....  205,042,900  $2,050,430  $(209,414,620)  $1,119,041,324  $(50,935,485) $(144,087,066) $ 716,654,583
                        ===========  ==========  =============   ==============  ============  =============  =============

--------
The 1997 amounts presented above reflect the historical equity transactions of Old GCL that occurred on March 19, 1997 and the Old GCL Exchange as if it had occurred immediately after the historical equity transactions on March 19, 1997.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

             Financial Information of GCL Consolidated (continued)

                                                               For the Period
                                                               March 19, 1997
                                         Nine Months Ended  (Date of Inception)
                                         September 30, 1998 to December 31, 1997
                                         ------------------ --------------------
                                            (Unaudited)
NET LOSS PER COMMON SHARE
Net loss before extraordinary item
 Basic.................................           $(0.97)             $(0.08)
 Diluted...............................           $(0.97)             $(0.08)
Extraordinary item
 Basic.................................           $(0.12)                --
 Diluted...............................           $(0.12)                --
Net loss to common shareholders
 Basic.................................           $(1.09)             $(0.08)
 Diluted...............................           $(1.09)             $(0.08)
Shares for computing basic income
 (loss) per share......................      170,685,928         162,886,967
Shares for computing diluted income
 (loss) per share......................      170,685,928         162,886,967

  The following is a reconciliation of the numerator and the denominator of the basic and diluted net loss per share:

                                                               For the Period
                                                               March 19, 1997
                                         Nine Months Ended  (Date of Inception)
                                         September 30, 1998 to December 31, 1997
                                         ------------------ --------------------
                                            (Unaudited)
Basic and Diluted
 Net loss before extraordinary item....    $(124,217,240)       $   (160,356)
 Preference share dividends............       (8,306,433)        (12,689,923)
 Redemption of preference shares.......      (34,140,067)                --
                                           -------------        ------------
 Net loss applicable to common
  shareholders before extraordinary
  item.................................    $(166,663,740)       $(12,850,279)
                                           =============        ============
 Weighted average shares outstanding:
 Basic.................................      170,685,928         162,886,967
                                           =============        ============
 Diluted...............................      170,685,928         162,886,967
                                           =============        ============

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

         Financial Information of GCL Consolidated, GCH, Guarantors and
                           Non-Guarantors (continued)
  All footnotes in these GCH consolidated financial statements are applicable to both GCH and GCL. The footnotes below are applicable to GCL only:

(i) OLD GCL COMMON STOCK AND ADDITIONAL PAID-IN-CAPITAL

  As discussed in Note 1, on January 21, 1998, Old GCL effected a 100 for 1 stock split of each of the Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share to $.000001 per share. Shares of common stock of Old GCL outstanding have been restated to reflect the equivalent number of shares of GCL that were issued in the Old GCL Exchange as discussed in "Note 1". Class A shares, Class B shares and Class C shares all have voting rights. On March 25, 1997, Old GCL issued 11,250,000 Class A shares, 50,625,000 Class B shares, 50,625,000 Class C shares for $.67 per share, resulting in aggregate proceeds of $75 million. As discussed in Note 7, in addition to the 11,250,000 Class A shares issued to the preference shareholders for cash, in connection with the issuance of the preference shares, a total of 19,852,950 Class A shares were distributed to the initial preference shareholder representing 15% of the aggregate number of Class A, B and C shares outstanding. In addition, warrants to acquire a maximum of 46,440 shares of common stock of Old GCL were issued into escrow for the benefit of the holders of preference shares. All or a portion of the warrants may be exercised at a price of $.01 per share if the preference shares are outstanding on April 1, 2001. Effective January 21, 1998, Old GCL authorized 1,000,000,000 of new Class E non-voting shares.

  Certain of the Class B shareholders were issued a total of 33,088,200 Class D shares. Of the $33,750,000 of proceeds received from the issuance of Class B shares, $2,500,000 was allocated to the Class D shares representing the estimated fair value of the Class D shares based on an independent valuation. Class D shares are non-voting shares which carry special preference rights on the cash distributions made by Old GCL. Class D shareholders will receive 10% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeds 10%, and then increasing to 20% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeds 30%. Effective January 21, 1998, Class D share rights were amended such that Class D shareholders now have the option to convert each Class D share into one Class E share upon payment to Old GCL of $1.47 per share or are entitled to a fraction of a Class E share based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation. By granting to holders of the Class D shares an option to convert such shares into Class E shares, the GCL obtained effective assurance that it could effect a change to a corporate structure in the event of a major equity event, such as a merger or other business combination or in the event of an IPO by GCL of its common stock, since the holders of the Class D shares would need to exercise their options in order to participate directly in benefits of a merger or acquisition of the GCL or in order to obtain the benefits of any trading market for the common stock of the GCL; no trading market was expected to develop for the Class D shares. The grant of the options to Class D shareholders represents an equity transaction since the GCL granted these shareholders amended share rights in the form of options with new warrants. As an equity transaction, the fair value of the option would be recorded as an increase in additional paid-in-capital and a corresponding charge against retained earnings, but since the GCL has an accumulated deficit, the charge would be made against additional paid-in-capital which would have no impact on the consolidated financial statements. The GCL will account for the new warrants as an equity transaction on the date the warrants are issued, which is expected to be the IPO date. The accounting would increase additional paid-in-capital and a charge to retained earnings to the extent the GCL has retained earnings on that date, or against additional paid-in-capital if the GCL does not have retained earnings.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)

         Financial Information of GCL Consolidated, GCH, Guarantors and
                           Non-Guarantors (continued)

  During the nine months ended September 30, 1998, GCL issued, at a price of $.67 per share, 450,000 Class B shares and 337,500 Class E shares. Since the estimated fair value of shares exceeded the issue price, GCL increased stock related expense and shareholders' equity by $nil and $2,262,679 in the three and nine months ended September 30, 1998, respectively.

(ii) STOCK OPTION PLAN AND STOCK RELATED EXPENSE

  GCL accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options. Disclosures will be made in the consolidated financial statements of future periods in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

  On January 21, 1998, GCL adopted the 1998 Stock Incentive Plan ("the Plan") which grants non-qualified stock options to key officers and employees of the GCL at the discretion of the Board of Directors. As of September 30, 1998, the maximum number of options which may be issued under the Plan was 16,607,865 for the rights to purchase an equivalent number of shares of common stock. Generally, options vest equally over a period of three years and expire ten years from the date of grant.

  The following table summarizes the transaction of GCL's stock option plans for the nine months ended September 30, 1998.

                                                    Weighted
                                        Number of   average  Number exercisable
                                         options    exercise       as of
                                       outstanding   price   September 30, 1998
                                       -----------  -------- ------------------
   Options outstanding as of December
    31, 1997.........................         --        --             --
   Options granted on January 21,
    1998.............................   4,231,500    $ 1.67        895,250
   Options granted on April 3, 1998..   5,557,500      1.67      1,467,500
   Options granted on June 12, 1998..   3,352,950      6.67        831,250
   Options granted on August 9,
    1998.............................     507,750     19.00            --
   Options granted on September 18,
    1998.............................      99,500     20.50            --
   Options forfeited.................  (1,608,500)     1.67            --
                                       ----------    ------      ---------
   Options outstanding as of
    September 30, 1998...............  12,140,700    $ 4.41      3,194,000
                                       ==========    ======      =========

  The weighted average remaining life of the options outstanding as of September 30, 1998 is 9.5 years. During the three month and nine month periods ended September 30, 1998, no options had expired or were exercised.

  During the nine months ended September 30, 1998 the Company entered into an employment arrangement with a key executive, hired during the third quarter, and granted him the economic rights to purchase 800,000 shares of common stock at $4.00 per share. The right to purchase one third of these shares vested immediately and the balance will vest over two years. The Company recorded the excess of the fair market value of these rights over the purchase price as unearned stock compensation in the amount of $14.6 million during the nine months ended September 30, 1998. The unearned compensation is being recognized as an expense over the vesting period of the rights.

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
         Financial Information of GCL Consolidated, GCH, Guarantors and
                           Non-Guarantors (continued)

  As of September 30, 1998, GCL recorded $81.7 million of unearned compensation, relating to the stock option plan plus the economic rights to purchase common stock granted to a key executive. The unearned compensation is being recognized as an expense over the vesting period of these options and economic rights to purchase common stock. GCL recognized $9.7 million of compensation expense during the three months ended September 30, 1998. During the nine months ended September 30, 1998, the Company also recorded stock-related expense of $2.3 million relating to shares issued during this period.

  For the nine months ended September 30, 1998, GCL recognized $25.9 million of stock related compensation relating to its Stock Incentive Plan and $4.9 million for the vested economic rights to purchase common stock. The remaining $50.9 million of unearned compensation will be recognized as follows: $6.0 million in the fourth quarter of 1998, $24.1 million in 1999, $17.1 million in 2000 and $3.7 million in 2001.

  No compensation expense was recognized for the options granted on January 21, 1998, August 9, 1998 and September 18, 1998 since the estimated fair value of the stock, on that date did not exceed the exercise price.

  As permitted by SFAS 123, the GCL has chosen to account for employee stock options under APB 25 and is recognizing compensation expense over the vesting period to the extent that the estimated fair value of the stock on the date the options were granted exceeded the exercise price on the dates of grant. Had compensation cost for the GCL's stock-based compensation plans been determined consistent with the SFAS 123 fair value approach, the impact on the GCL's loss applicable to common shareholders and loss per share would be as follows:

                                           For the Three       For the Nine
                                            Months Ended       Months Ended
                                         September 30, 1998 September 30, 1998
                                         ------------------ ------------------
                                            (unaudited)        (unaudited)
   Net income (loss) applicable to com-
    mon shareholders:
     As reported.......................       $15,289           $(186,373)
     Pro forma.........................       $14,665           $(188,892)
   Basic and diluted net (loss) per
    share:
     As reported.......................       $  0.08           $   (1.09)
     Pro forma.........................       $  0.08           $   (1.11)

  The fair value of options for purposes of the SFAS 123 disclosure is estimated on the date of grant using the Black-Scholes method with the following average assumptions: no dividend yield, risk-free interest rates of 5.45%, an average expected life of 4 years and a 32% volatility factor. The estimated fair value of the options granted on January 21, April 3, June 12, 1998, August 9, 1998 and September 18, 1998 were $0.49, $11.40, $15.90, $6.38 and $6.88, respectively.

12. RELATED PARTY TRANSACTIONS

 Advisory Services Agreement ("ASA")

  GCL has entered into the ASA with PCG Telecom, an affiliate of Pacific Capital Group, Inc. ("PCG") which is a shareholder of GCL. Under the ASA, PCG Telecom provides ACL with advice in respect of the development and maintenance of AC-1, development and implementation of marketing and pricing strategies and the preparation of business plans and budgets. As compensation for its advisory services, PCG Telecom

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
receives a 2% fee on the gross revenues of the Company, subject to certain restrictions, with the first such payment occurring at the System RFS date. Advances on fees payable under the ASA are being paid to PCG Telecom at a rate of 1% on signed CPAs and Backhaul CPAs until the System RFS date and are secured by amounts payable under the ASA. Fees paid under the ASA to PCG Telecom are shared amongst ULLICO, Inc., PCG, CIBC, and Messrs. Winnick, Cook, Brown, Lee and Porter, all of whom are shareholders of GCL. The Advisory Service Agreements ("ASA") which were terminated effective on June 30, 1998 had terms of 25 years subject to termination, however, the ASA did not contain provisions regarding cancellation fees or liquidated damages in the event of termination or breach. GCL acquired the rights under the ASA on behalf of the Company and contributed such rights to the Company. This transaction was recorded in the consolidated financial statements as an increase in additional paid-in-capital and a charge against the statement of operations in the amount of $137.7 million. The $137.7 million is comprised of a $135 million settlement of the fees that would have been payable and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement. The $135 million amount was calculated by applying the 2% advisory services fee to projected future revenues and discounting the amount relating to AC-1 revenues by 12% and the amount relating to all other system's revenues by 15%. The result of this calculation was $155.5 million, which amount was subsequently reduced to $135 million. Both the discount rates and the ultimate valuation were determined as a result of a negotiation process including a disinterested director of the Company and the various persons entitled to fees under the ASA. The Company has obtained a fairness opinion from an independent financial advisor in connection with this transaction.

 PCG Warrants

  Prior to January 21, 1998, PCG and its affiliates had commenced development of systems other than AC-1, namely PC-1, MAC and PAC. Through January 21, 1998, such development included assembling a management team, negotiating with potential suppliers, partners, financing sources, obtaining preliminary market and feasibility studies and developing technical requirements. On January 21, 1998, the Board determined that it was in the Company's best interests to pursue these new systems, obtain the results of the work and the employees then within the scope of activity of PCG and broaden the goals, objectives and business plan of the Company. In consideration of PCG transferring the results of its activities and becoming limited in its future activities in fiber optic telecommunications other than through GCL, the Board approved and the shareholders subsequently approved the transaction whereby PCG received approximately $7 million representing PCG's costs related thereto and Old GCL entered into a warrant agreement ("PCG Warrants") under which PCG was issued three separate warrants permitting PCG to purchase (i) 9,226,592 of Old GCL's Class B shares for an aggregate price of $50,000,000; (ii) an additional 4,613,297 of Old GCL's Class B shares for an aggregate price of $31,250,000; and (iii) an additional 4,613,297 of Old GCL's Class B shares for an aggregate price of $37,500,000. The PCG Warrants were granted in exchange for the rights to commence the development of the new projects that previously had been under development by an affiliate of PCG.

  These warrants are intended to entitle PCG to acquire, in addition to their existing ownership, 10% of the capital stock of GCL, as of the date these warrants were issued. Exercise of these warrants is contingent upon (i) an IPO of shares of Old GCL (or any successor thereto), underwritten by an investment banking firm of national reputation (as determined by a majority of the Board of Directors of Old GCL) from which Old GCL shall have received at least $50,000,000 in net proceeds, (ii) the investment by Old GCL in the aggregate of at

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
least $500,000,000 of Net Attributable Capital (as defined below) in cable systems other than AC-1 and (iii) the generation in the aggregate by cable systems other than AC-1 of at least $100,000,000 in Net Attributable Revenues (as defined below). For purposes of the PCG Warrant Agreement, with respect to any cable system, "Net Attributable Capital" means the aggregate debt and equity capitalization of such system multiplied by the percentage ownership of Old GCL (directly or indirectly) in such system, and "Net Attributable Revenues" means the net revenues of such system multiplied by the percentage ownership interest of Old GCL (directly or indirectly) in such system. No accounting was made for the PCG Warrants at the time of issuance on the basis that it was indeterminable when the conditions described above would be met.

  In June, 1998, the Board of Directors amended the terms of the PCG Warrants so that the PCG Warrants will become exercisable upon the successful completion of the IPO and eliminated conditions (ii) and (iii) above. Further to this amendment, the Board of Directors also amended the terms of the PCG Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B share based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion multiplied by the 18,453,185 shares available under the PCG Warrants, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B share at an exercise price equal to the current per share valuation. Prior to the IPO, it is expected that the holders of the PCG Warrants will exercise their warrants to acquire Class B shares by way of the cashless conversion and the New PCG Warrants will be issued with an exercise price based on the per share valuation at the conversion date.

  The Company had accounted for the PCG Warrants by assuming the cashless conversion took place as of June 30, 1998 using the current estimated per share valuation at the expected conversion date, multiplied by the number of Class B shares estimated to be converted in exchange for the PCG Warrants. The value attributed to the PCG Warrants as described below was contributed to the Company by the Company's parent GCL. The resulting value under this calculation is approximately $213.3 million which has been allocated to the new systems acquired in exchange for the PCG Warrants. In connection with the formation of PCL, the Company agreed to make available to PCL the consideration received by the Company in connection with the grant of the PCG Warrants, in addition to the $231 million cash investment made by the Company. See Note 3. Therefore, the Company recorded an increase in its investment in PCL in the amount of approximately $126.5 million and an increase in construction in progress for PAC and MAC in the amounts of approximately $49.9 million and $36.9 million, respectively, with a corresponding increase of $213.3 million in additional paid in capital. The $213.3 million was allocated on a pro rata basis to the three projects according to the estimated cost of each system. The Company's accounting for the PCG Warrants is pursuant to Emerging Issues Task Force 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123" ("EITF 96-18"). Under EITF 96-18, the fair value of equity instruments issued for consideration other than employee services should be measured using the stock price or other measurement assumptions as of the date at which a firm commitment for performance level has been reached. The Company has recorded the estimated value of the PCG Warrants as of June 30, 1998, since the IPO was probable at that date. The $213.3 million value attributed to the PCG Warrants as of June 30, 1998 was adjusted to the actual value of $275.3 million on the date of the IPO based upon the $19 price per share.

  The Company gave accounting recognition for the New PCG Warrants on the date these warrants were issued, which was the date of the IPO. The Company valued of each of the New PCG Warrants at $6.95 based

                 GLOBAL CROSSING HOLDINGS LTD. AND SUBSIDIARIES

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997
  (Information for the three months and nine months ended September 30, 1998, for the three months ended September 30, 1997, and for the period from March
                                    19, 1997
            (date of inception) to September 30, 1997 is unaudited)
                          (Expressed in U.S. Dollars)
on an independent valuation based on the IPO price of $19 per share. The New PCG Warrants had a total value of approximately $43 million. The Company recorded the actual value of the New PCG Warrants in a manner similar to that described above whereby the total value was allocated to the investment in PCL, MAC and PAC based on their relative total contract costs.

 Other transactions

  $7,250,000 in fees were paid to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder for services provided in respect of obtaining the Credit Facility, Senior Notes and preference share financing. Of the fees paid, $5,523,775 was allocated to the Credit Facility and Senior Notes and recorded as deferred finance costs, $986,725 was allocated to the preference shares and recorded as a reduction in the carrying value of the preference shares and $739,500 was recorded as common stock issuance costs and is included in the approximately $1.3 million which is reflected as a reduction in additional paid-in-capital.

  GCL has paid CIBC approximately $25 million in fees related to the financing obtained under the Old Senior Notes, Credit Facility, and the issuance of preference shares. Of the fees incurred, approximately $6.2 million related to underwriting and commitment fees pertaining to the issuance of the preference shares and were recorded as a reduction in the carrying value of the preference shares, approximately $9.2 million related to underwriting, commitment and advisory fees in connection with the issuance of the Senior Notes and approximately $9.6 million related to fees associated with obtaining the Credit Facility which were recorded as deferred finance costs. CIBC is a member of the syndicate funding the Credit Facility under which the Company has borrowings of $365,140,294 ($162,325,000 as of December 31, 1997), as of September 30, 1998
and has been paid interest and other related fees in the amount of approximately $21 million as of September 30, 1998 ($4.2 million as of December 31, 1997). CIBC is also one of the initial purchasers of the New Senior Notes and received a $5,817,425 commitment and structuring fee as well as portion of the $24,750,000 underwriting fee paid to the initial purchasers. CIBC was also one of the underwriters of the Company's IPO and received a portion of the approximate $25 million underwriting fee paid to the underwriters.

  On April 7, 1998, the Company signed a CPA with Worldport Communications, Inc. ("Worldport"), to acquire capacity on AC-1. This transaction occurred in the ordinary course of business of the Company and on terms and conditions no less favorable to the Company than in its other CPAs. Certain officers and directors of the Company, have direct or indirect equity ownership positions in Worldport, aggregating approximately 10% of the current common stock of Worldport.

  GCL purchased all common shares owned by Telecommunications Development Corporation ("TDC") in the Company in exchange for 150,000 fewer shares of newly issued common shares based upon the per share value at the repurchase date. The transaction benefited GCL since 150,000 fewer shares were outstanding after the repurchase without any cost to GCL. The transaction was accounted for as the acquisition of treasury stock and will be recorded at the fair value of the consideration given.

                       GLOSSARY OF CERTAIN DEFINED TERMS

  Unless the context otherwise requires, any reference in this prospectus to any agreement shall mean such agreement and all schedules, exhibits and attachments thereto, as amended, supplemented or otherwise modified as of the date of this prospectus. All terms defined herein used or the singular shall have the same meanings when used in the plural and vice versa.

 Amplifier:                         A device used to boost the strength of an
                                     electronic or optical signal, which is
                                     weakened (attenuated) as it passes through
                                     the transport network. Amplifiers add gain
                                     to the signal by an amount equal to the
                                     loss in the previous section of the
                                     network since last amplification.
 Band:                              A range of frequencies between two defined
                                     limits.
 Bandwidth:                         A measure of capacity of information-
                                     carrying capacity on a communications
                                     channel. 1) The difference between the
                                     high and low frequencies of a transmission
                                     band, expressed in cycles per second
                                     (Hertz) or in wavelengths (nanometers). It
                                     is a measure of raw capacity without
                                     compression or coding of the information
                                     signal. A voice transmission requires
                                     about 3 KHz and a TV channel about 6 MHz.
                                     2) Transmission capacity is expressed in
                                     bits per second. For example megabits per
                                     second (Mbps) is a bit rate expressed in
                                     millions of bits per second while gigabits
                                     per second (Gbps) is a bit rate expressed
                                     in billions.
                                    .  Narrowband: Less than or equal to 64-
                                       kbps
                                    .  Wideband: Digital rates between 64-kbps
                                       and 1.544-Mbps (DS1) or 2.048-Mbps
                                       (E1)--LANs, bulk files transfer, video
                                       conferencing, and multimedia.
                                    .  Broadband: Greater than 44.736-Mbps (D3)
                                       or 34.368-Mbps (E3)
 Bit:                               A binary unit of information that can have
                                     either of two values, 0 or 1. Contraction
                                     of binary digit:
                                     . kilobit = 1,000 bits
                                     . megabit = 1 million bits
                                     . gigabit = 1 billion bits
                                     . terabit = 1 trillion bits
 Broadband:                         A transmission channel usually carrying a
                                     tremendous amount of information at
                                     transmission speeds of 45 Mbps (45,000,000
                                     bits per second) or greater. Some
                                     facilities have transmission speeds in the
                                     billion of bits (gigabits per second or
                                     Gbps).
                                    1. A communications channel with bandwidth
                                     sufficiently large to carry voice, data
                                     and video on a single channel.
                                    2. Any voice communications channel having
                                     a bandwidth greater than a voice grade
                                     channel.
                                    . A bandwidth of 45 Mbps can carry 672
                                         voice connections.
                                    . In theory up to 64 telephone grade
                                       communication channels can be carried on
                                       one 6 MHz broadband channel.

 Capacity:                          The information-carrying ability of a
                                      telecommunications system, as defined by
                                      its design (number of fibers, system
                                      length, and opto/electronic equipment)
                                      and its deployed equipment (amount of
                                      opto/electronics in the station) and
                                      measured in bits per second. Capacity is
                                      sold in discrete units, usually system
                                      interface levels such as DS-3's and STM-
                                      1's, that in the aggregate are the
                                      equivalent of total system capacity.
 Carrier:                           1. A third party provider of communications
                                      services by wire, fiber or radio.
                                    . Common Carrier: A private company
                                       offering facilities or services to the
                                       general public on a non-discriminatory
                                       basis and regulated as to market entry,
                                       practices, and rates by various Federal
                                       and State authorities.
                                    . Private Carrier: Services provided for
                                       internal use and free of most common
                                       carrier regulations to allow
                                       discrimination in service provision or
                                       pricing.
                                    2. A signal that is modulated in order to
                                     transmit information.
 Common Carrier:                    A business authorized by the FCC to provide
                                     communications services by wire or radio
                                     from place to place without influence of
                                     content. Services are provided to the
                                     public on a non-discriminatory basis, and
                                     are regulated by Title II of the
                                     Communications Act of 1934. Regulatory
                                     agencies are the FCC and state public
                                     utility commissions.
                                    .  Non-dominant carrier is one which has
                                       insufficient market power to practice
                                       anti-competitive pricing.
                                    .  Private carriers are not regulated by
                                       government agencies and may charge
                                       whatever the market will bear.
 Compression:                       Algorithm that minimizes the redundancy in
                                     the signal to be transmitted.
 Dark Fiber:                        Installed fiber optic cable not carrying a
                                     signal. It is "dark" because it is sold
                                     without light communications transmission.
                                     The customer is expected to put his own
                                     electronics and signals on the fiber and
                                     make it light.
 Digital:                           Describes a method of storing, processing
                                     and transmitting information through the
                                     use of distinct electronic or optic pulses
                                     representing the binary digits 0 and 1. In
                                     communications they will modify a carrier
                                     at a selected frequency. The precise
                                     signal transitions preclude any distortion
                                     such as graininess or snow in the case of
                                     video transmission, or static or other
                                     background distortion in the case of audio
                                     transmission.
 Digital Transmission:              Method of storing, processing and
                                     transmitting information through the use
                                     of distinct electronic or optical pulses
                                     that represent the binary digits 0 and 1.
                                     Digital transmission and switching
                                     technologies employ a sequence of these
                                     pulses to represent information as opposed
                                     to a continuously variable analog signal.
                                     The precise digital numbers preclude any
                                     distortion such as graininess or snow in
                                     the case of video transmission, or static
                                     or other background distortion in the case
                                     of audio transmission.
 Doped Fibers:                      Various impurities may be added to silica-
                                     based fiber-optic strands as they are
                                     constructed to achieve specifically
                                     desired transmission or physical
                                     properties.

                                     .  Erbium-Doped Optical Fiber Amplifier
                                        (EDFA) optical amplifiers use a section
                                        of optical fiber doped with the rare
                                        earth erbium and optically pumped with
                                        a laser diode. It can amplify a range
                                        of wavelengths at the same time
                                        surrounding a base wavelength of 1550
                                        nm.
                                     .  Praseodymium-doped fibers produce a
                                        signal gain of 30 dB in 1310 nm fibers.
 DS1:                                A digital transmission hierarchy
                                      supporting 1.544 million bits per second
                                      that may be used for "near full-motion"
                                      or compressed video, data or voice
                                      circuits (24, 48 or 96).
 DWDM (Dense Wavelength Division
  Multiplexing):                     A technique which employs more than one
                                      light source and detector operating at
                                      different wavelengths and simultaneously
                                      transmits optical signals through the
                                      same fiber while message integrity of
                                      each signal is preserved.
 EDFA (Erbium Doped Fiber            A purely optical (as opposed to
  Amplifier):                         electronic) device used to boost an
                                      optical signal. It contains several
                                      meters of glass fiber doped with erbium
                                      ions. When the erbium ions are excited to
                                      a higher energy state, the doped fiber
                                      changes from a passive medium to an
                                      active amplifying medium.
 Fiber Kilometers:                   The number of route kilometers installed
                                      multiplied by the number of fiber strands
                                      along the path.
 Gbps (Gigabit per second):          A data rate of 1 Gbps corresponds to 1,000
                                      million bits per second.
 Internet:                           A fabric of interconnected computer
                                      networks, originally known as the DARPA
                                      network (Defense Advanced Research
                                      Projects Agency) connecting government
                                      and academic sites. It currently links
                                      about 50 million people world-wide who
                                      use it for everything from scientific
                                      research to simple E-Mail.
 Indefeasible Right of Use (IRU):    A measure of currency in the undersea
                                       cable business. The owner of an IRU has
                                       the right to use the capacity for the
                                       time and bandwidth to which the IRU
                                       applies.
 ISP:                                Independent service provider.
 ITU (International
  Telecommunications
  Union):                            The ITU is an intergovernmental agency of
                                      the United Nations within which the
                                      public and private sectors cooperate for
                                      the development of telecommunications.
                                      The ITU adopts international regulations
                                      governing the use of the radio spectrum
                                      and develops standards to facilitate the
                                      interconnection of telecommunications
                                      systems on a worldwide basis. It is
                                      headquartered in Geneva, Switzerland. In
                                      1996, the ITU comprised 185 Member States
                                      and 363 members (scientific and
                                      industrial companies, public and private
                                      operators, broadcasters, regional and
                                      international organizations active in
                                      three sectors: Radio communications,
                                      Standardization and Development).
 Mbps (Megabit per second):          One Mbps corresponds to a data rate of
                                      1,000,000 bite per second.

 Multimedia:                         The electronic conversation between two or
                                      more people or groups of people in
                                      different places using two or more types
                                      of digitally integrated communication for
                                      voice, sound, text, data, graphics,
                                      video, image or presence at the same
                                      time. Applications include conferencing,
                                      presentations, training, referencing,
                                      games, etc.
 Multiplexing:                       An electronic or optical process that
                                      combines two or more lower bandwidth
                                      transmissions into one higher bandwidth
                                      signal by splitting the total available
                                      bandwidth into narrower bands (frequency
                                      division) or by allotting a common
                                      channel to several transmitting sources
                                      one at a time in sequence (time
                                      division).
 Multipoint:                         Pertaining or referring to a
                                      communications line to which three or
                                      more stations are connected. It implies
                                      that the line physically extends from one
                                      station to another until all are
                                      connected.
 Optical Fibers:                     Thin filaments of glass through which
                                      light beams are transmitted. Enormous
                                      capacity, low-cost, low-power
                                      consumption, small space, lite-weight,
                                      insensitivity to electromagnetic
                                      interference characterize this transport
                                      media.
 PTTs (Post, Telephone and
  Telegraph
  companies):                        International telecommunications carriers
                                      which are generally under the control of
                                      the government in a country that has not
                                      yet privatized its telecommunications
                                      markets.
 Repeater:                           1. Equipment that receives a low-power
                                       signal, possibly converting it from
                                       light to electrical form, amplifying it
                                       or retiming and reconstructing it for
                                       transmission. It may need to be
                                       reconverted to light for retransmission.
                                     2. An optoelectrical device used at each
                                       end and occasionally at intermediate
                                       points of exceptionally long fiber-optic
                                       span. Optical input is converted to
                                       electrical form to restore a clean
                                       signal, which drives lasers that fully
                                       restores the optical signal at the
                                       original signal strength.
 Route Kilometers:                   The number of route kilometers installed.
 RFS (Ready for Service):            The data of provisional acceptance or
                                      commercial service of a cable system.
 STM (Synchronous Transfer Mode):    New term for traditional TDM switching to
                                      distinguish it from ATM.
 STM-1:                              The largest standard circuit unit of
                                      capacity, which consists of 155,500 Kbps
                                      (equal to 155 Mbps). Thus, each Gbps
                                      contains enough capacity for 6.4 STM-1
                                      circuits. While capacity is sold to the
                                      largest telecommunications companies in
                                      minimum investment units equal to one
                                      STM-1 unit, most telecommunications
                                      companies buy smaller units at a price
                                      higher than the equivalent STM-1 price.

 Wavelength:                        The distance between two crests of a signal
                                     or a carrier and is measured in terms of
                                     meters, millimeters, nanometers, etc. In
                                     lightwave applications, because of the
                                     extremely high frequencies, wavelength is
                                     measured in nanometers.
 xDSL:                              A term referring to a variety of new
                                     Digital Subscriber Line technologies. Some
                                     of these varieties are asymmetric with
                                     different data rates in the downstream and
                                     upstream directions. Others are symmetric.
                                     Downstream speeds range from 384 Kbps (or
                                     "SDSL") to 1.5-8 Mbps (or "ADSL").

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 Exchange Offer

                     [LOGO] GLOBAL CROSSING HOLDINGS LTD.

               10 1/2% Senior Exchangeable Preferred Stock due 2008

                                   --------

                                   PROSPECTUS

                             Dated February 4, 1999

                                   --------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------